As filed with the Securities and Exchange Commission on August 23, 2021.

Registration No. 333-258350

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alight, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	86-1849232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Overlook Point

Lincolnshire, IL 60069

(224) 737-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paulette R. Dodson

General Counsel and Corporate Secretary

Alight, Inc.

4 Overlook Point

Lincolnshire, IL 60069

Telephone: (224) 737-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, P.C.

Michael Kim, P.C.

Aslam A. Rawoof

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Class A common stock, par value $0.0001 per share(2)	44,500,000	$11.50(3)	$511,750,000.00(3)	$55,831.93
Secondary Offering:
Class A common stock, par value $0.0001 per share(4)	466,378,526	$9.185(5)	$4,283,686,761.31(5)	$467,350.23
Warrants to purchase Class A common stock	10,000,000(6)	$—	$—	$— (7)
Total			$4,795,436,761.31	$523,182.16(8)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A Common Stock (as defined below) that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Consists of: (i) 34,500,000 shares of Class A Common Stock that may be issued upon exercise of the Public Warrants (as defined below) based on the number of public warrants outstanding as of July 2, 2021; and (ii) 10,000,000 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants (as defined below). The aggregate number of shares of Class A Common Stock shall be adjusted to include any additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed conversion or exercise price per share of the Class A Common Stock issuable upon exercise of the Warrants (as defined below).

(4)

Consists of (i) 346,318,485 shares of Class A Common Stock, (ii) 10,000,000 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, (iii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-1 Common Stock (including 259,683 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (iv) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-2 Common Stock (including 259,683 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock), (v) 4,776,488 shares of Class A Common Stock issuable upon conversion of shares of Class Z-A Common Stock, (vi) 80,989,438 shares of Class A Common Stock issuable upon the conversion of Class A Units (including (x) 2,375,949, 2,375,949 and 2,626,580 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 142,799 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 142,799 Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) and the surrender and cancellation of a corresponding number of shares of Class V Common Stock and (vii) 15,133,333 shares of Class A Common Stock issuable upon the conversion of Class C Units (each as defined below).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A Common Stock on July 30, 2021, as reported on the New York Stock Exchange, under the symbol “ALIT.”

(6)	Consists of Forward Purchase Warrants.
(7)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to the Warrants.
(8)	Amount previously paid.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and the Registration Statement on Form S-4 as amended (File No. 333-254801), which was initially filed on March 29, 2021, was amended on April 29, 2021, May 27, 2021, and June 2, 2021 and became effective on June 3, 2021 (the “Prior Registration Statement”), which registered, among other securities, the primary issuance of 44,500,000 shares of Class A Common Stock upon the exercise of warrants to purchase Class A Common Stock. This Registration Statement also constitutes a Post-Effective Amendment to the Prior Registration Statement. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act. Pursuant to Rule 457(b) and Rule 429, no separate registration fee is payable with respect to the primary issuance of such 44,500,000 shares of Class A Common Stock because those shares were previously registered on the Prior Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus which also relates to the Registration Statement on Form S-4 (File No. 333-254801), which was declared effective on June 3, 2021, as supplemented (the “Prior Registration Statement”), relating, among other securities, to the issuance by the registrant of 44,500,000 shares of Class A Common Stock, par value $0.0001, of the registrant upon the exercise of warrants to purchase shares of Class A Common Stock, par value $0.0001 per share, of the registrant. Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement also constitutes a post-effective amendment to the Prior Registration Statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 23, 2021

PRELIMINARY PROSPECTUS

Alight, Inc.

466,378,526 Shares of Class A Common Stock

10,000,000 Warrants to Purchase Class A Common Stock

This prospectus relates to: (1) the issuance by us of up to 44,500,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued upon exercise of its warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the Public Warrants and the Forward Purchase Warrants (each as defined below); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 466,378,526 shares of Class A Common Stock and (ii) up to 10,000,000 Forward Purchase Warrants

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Holders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “ALIT” and “ALIT.WS,” respectively. On August 20, 2021, the last reported sales price of our Class A common stock was $10.00 per share and the last reported sales price of our public warrants was $2.19 per warrant. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

See “Risk Factors” beginning on page 16 to read about factors you should consider before investing in shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus which also relates to the Registration Statement on Form S-4 (File No. 333-254801), which was declared effective on June 3, 2021, as supplemented (the “Prior Registration Statement”), relating, among other securities, to the issuance by the registrant of 44,500,000 shares of Class A Common Stock, par value $0.0001, of the registrant upon the exercise of warrants to purchase shares of Class A Common Stock, par value $0.0001 per share, of the registrant. Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement also constitutes a post-effective amendment to the Prior Registration Statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

Prospectus dated                     , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information.”

On July 2, 2021 (the “Closing Date”), FTAC completed its previously announced business combination transaction (the “Business Combination”) contemplated by the Amended and Restated Business Combination Agreement (the “Business Combination Agreement”), dated as of April 29, 2021, by and among FTAC, Tempo Holding Company, LLC, a Delaware limited liability company n/k/a Alight Holding Company, LLC (“Tempo”), Alight, Inc., a Delaware corporation (“Alight”), Acrobat SPAC Merger Sub, Inc., a Delaware corporation (“FTAC Merger Sub”), Acrobat Merger Sub, LLC, a Delaware limited liability company (“Tempo Merger Sub”), Acrobat Blocker 1 Corp., Acrobat Blocker 2 Corp., Acrobat Blocker 3 Corp. and Acrobat Blocker 4 Corp., each of which is a Delaware corporation (the “Blocker Merger Subs”), Tempo Blocker I, LLC, a Delaware limited liability company (“Tempo Blocker 1”), Tempo Blocker II, LLC, a Delaware limited liability company (“Tempo Blocker 2”), Blackstone Tempo Feeder Fund VII, L.P., a Delaware limited partnership (“Tempo Blocker 3”), New Mountain Partners IV Special (AIV-E2), L.P., a Delaware limited partnership (“Tempo Blocker 4” and, together with Tempo Blocker 1, Tempo Blocker 2, Tempo Blocker 3 and Tempo Blocker 4, the “Tempo Blockers”) and New Mountain Partners IV Special (AIV-E), L.P., a Delaware limited partnership.

On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) FTAC Merger Sub merged with and into FTAC, with FTAC being the surviving corporation in the merger and becoming a subsidiary of Alight (the “FTAC Merger”) and being renamed Alight Group, Inc. (in such capacity, the “FTAC Surviving Corporation”), (ii) Tempo Merger Sub merged with and into Tempo, with Tempo being the surviving company in the merger (the “Tempo Merger”), becoming a subsidiary of Alight and being renamed Alight Holding Company, LLC (in such capacity, “Alight Holdings”) and (iii) each of the Blocker Merger Subs merged with and into the correspondingly numbered Tempo Blocker, with the applicable Tempo Blocker being the surviving entity in such mergers (in such capacity, the “Alight Blockers”). As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Alight Holdings (the “Alight Holdings Operating Agreement”) that went into effect upon the completion of the Business Combination (as described below).

Unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” refer to (i) FTAC prior to the consummation of the Business Combination and to (ii) Alight following the consummation of the Business Combination.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that Alight has derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and Alight’s internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Although Alight believes that these third-party sources are reliable, Alight does not guarantee the accuracy or completeness of this information, and Alight has not independently verified this information. Some market data and statistical information are also based on Alight’s good faith estimates, which are derived from Alight management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and Alight’s size or position and the positions of Alight’s competitors within these markets, including Alight’s services relative to its competitors, are based on estimates of Alight management. These estimates have been derived from Alight management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, Alight’s customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Alight operates and have not been verified by independent sources. Unless otherwise noted, all of Alight’s market share and market position information presented in this prospectus is an approximation. Alight’s market share and market position in each of its lines of business, unless otherwise noted, is based on Alight’s sales relative to the estimated sales in the markets it served. References herein to Alight being a leader in a market or product category refer to Alight’s belief that it has a leading market share position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on Alight’s internal analysis of its sales as compared to Alight’s estimates of sales of its competitors. In addition, the discussion herein regarding Alight’s various end markets is based on how Alight defines the end markets for its products, which products may be either part of larger overall end markets or end markets that include other types of products and services.

Alight’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Alight operates and Alight management’s understanding of industry conditions. Although Alight believes that such information is reliable, Alight has not had this information verified by any independent sources. The estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors—Risks Related to Our Business and Industry” and elsewhere in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Adjournment Proposal” means the proposal to adjourn the FTAC special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the FTAC special meeting to approve one or more proposals at the FTAC special meeting.

“Alight” means Tempo Holdings and its subsidiaries.

“Alight Holdings” means Tempo Holdings, following the Tempo Merger, at which time Tempo Holdings, as the surviving entity in the Tempo Merger, is expected to be renamed Alight Holding Company, LLC and the Company will be the managing member and hold a controlling interest.

“Alight Holdings Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Alight Holdings, which will become effective at the effective time of the Tempo Merger. The form of the Alight Holdings Operating Agreement is attached to this prospectus as Annex E.

“Alight Holdings Units” means the Class A Units, the Class B Units and the Class C Units.

“Allocation Schedule” means the schedule to be delivered by Tempo Holdings under the Business Combination Agreement setting forth the allocation of the Closing Cash Consideration, the Closing Seller Equity Consideration, the Tempo Earnout Consideration and the Forfeiture Reallocation Shares at the Closing among the Tempo Investor, the Continuing Member Contributors, the Continuing Tempo Unitholders, the Participating Management Holders and the Tempo Blocker Owners.

“Available Cash Amount” means, as of immediately prior to the Closing, the aggregate amount of all available Cash and Cash Equivalents of FTAC and its subsidiaries (including the Company), including (i) the Available Trust Proceeds, (ii) the aggregate amount funded and paid to the Company by the PIPE Investors pursuant to their Subscription Agreements, (iii) the Permitted Equity Financing Proceeds, and (iv) the aggregate amount of cash proceeds from the FTAC Financing.

“Available Trust Proceeds” means, as of immediately prior to the Closing, an amount equal to (i) the proceeds available from the Trust Account (after reduction for the aggregate amount of any payments required to be made in connection with redemptions pursuant to the FTAC Stockholder Redemption) plus (ii) the Permitted Equity Financing Proceeds.

“Bilcar” means Bilcar FT, LP.

“Blackstone” means The Blackstone Group Inc.

“Blackstone Blocker” means Blackstone Tempo Feeder Fund VII L.P.

“Blackstone Investors” means certain funds affiliated with Blackstone and their affiliated transferees.

“Blocker effective time” means the effective time of the applicable Blocker Mergers.

“Blocker Merger Subs” means, collectively, Acrobat Blocker 1 Corp., Acrobat Blocker 2 Corp., Acrobat Blocker 3 Corp. and Acrobat Blocker 4 Corp.

“Blocker Mergers” means, immediately following the Tempo Merger, the merger of each of the Blocker Merger Subs with and into the applicable Tempo Blocker, with the Tempo Blockers being the surviving entities in their respective mergers.

“Blocker Pre-Closing Reorganization” means certain internal restructuring transactions to be undertaken by (i) the Blackstone Blocker, its equityholders and certain of their respective affiliates and (ii) the New Mountain Blocker, its equityholders and certain of their respective affiliates prior to the Closing with respect to their indirect ownership of Tempo, which will include (x) the distribution of Tempo Units that are currently held indirectly by the Blackstone Blocker and New Mountain Blocker to the Blackstone Blocker and New Mountain Blocker, respectively, such that they hold Tempo Units directly and (y) subject to the formation of Tempo Blocker 4 as a new parent company of the New Mountain Blocker, the contribution of Tempo Units to Tempo Blocker 4.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Amended and Restated Business Combination Agreement, dated as of April 29, 2021, by and among the Company, FTAC, the Blocker Merger Subs, FTAC Merger Sub, Tempo Merger Sub, Tempo Holdings and the Tempo Blockers, as it may be amended, supplemented or otherwise modified from time to time. A copy of the Business Combination Agreement is attached to this prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the FTAC special meeting to adopt the Business Combination Agreement and approve the transactions contemplated thereby.

“Cannae” means Cannae Holdings and Cannae LLC.

“Cannae Holdings” means Cannae Holdings, Inc.

“Cannae LLC” means Cannae Holdings LLC, a wholly-owned subsidiary of Cannae Holdings.

“Cash and Cash Equivalents” means, for purposes of the Business Combination Agreement, all cash and cash equivalents (including marketable securities, checks and bank deposits) of any person, calculated in accordance with GAAP. With respect to Tempo Holdings and its subsidiaries, cash and cash equivalents does not include certain segregated account funds.

“Change of Control” means the occurrence of any transaction or series of related transactions in which: (a) any person or any group of persons (other than the Company or any of its subsidiaries, including the FTAC Surviving Corporation or any Blocker) that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becomes the beneficial owner, directly or indirectly, of securities of the Company, the FTAC Surviving Corporation or Alight Holdings representing more than 50% of the combined voting power of the Company’s, the FTAC Surviving Corporation’s or Alight Holdings’, as applicable, then outstanding voting securities (excluding a transaction or series of related transactions described in the following clause (b) that would not constitute a Change of Control), (b) there is consummated a merger or consolidation of the Company, the FTAC Surviving Corporation or Alight Holdings with any other person, and, immediately after the consummation of such merger or consolidation, the outstanding voting securities of the Company, the FTAC Surviving Corporation or Alight Holdings, as applicable, immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation or, if the Company, the FTAC Surviving Corporation or Alight Holdings, as applicable (or its successor) is a subsidiary of such person, the ultimate parent thereof, or (c) there is consummated an agreement or series of related agreements resulting in the sale or transfer, directly or indirectly, by the Company of all or substantially all of the Company’s and its subsidiaries’ assets (including equity interests in the FTAC Surviving Corporation or Alight Holdings). However, a “Change of Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Company immediately following such transaction or series of related transactions.

v

“Class A Units” means the Class A limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are exchangeable for cash or shares of Company Class A common stock as set forth in the Alight Holdings Operating Agreement.

“Class B Units” means, collectively, the Class B-1 Units, the Class B-2 Units and the Class B-3 Units.

“Class B Vesting Event” means any Class B-1 Vesting Event, Class B-2 Vesting Event or Class B-3 Vesting Event.

“Class B-1 Units” means the Class B-1 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are restricted subject to vesting and will vest and automatically convert into an equivalent number of Class A Units upon the occurrence of a Class B-1 Vesting Event, in accordance with the terms and conditions set forth in the Alight Holdings Operating Agreement.

“Class B-1 Vesting Event” means, with respect to each Class B-1 Unit and each share of Class B-1 common stock, during the period beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, (1) the first day on which the VWAP of the Class A common stock equals or exceeds $12.50 per share (subject to adjustment and to be decreased for the aggregate per share amount of any dividends actually paid in respect of a share of Class A common stock following the Closing Date) for any 20 trading days within a period of 30 consecutive trading days or (2) the occurrence of a Change of Control or a Dissolution Event in which the valuation of a Class A Unit or a share of Company Class A common stock is equal to or in excess of $12.50 per share (subject to adjustment).

“Class B-2 Units” means the Class B-2 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are restricted subject to vesting and will vest and automatically convert into an equivalent number of Class A Units upon the occurrence of a Class B-1 Vesting Event, in accordance with the terms and conditions set forth in the Alight Holdings Operating Agreement.

“Class B-2 Vesting Event” means, with respect to each Class B-2 Unit and each share of Class B-2 common stock, during the period beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, (1) the first day on which the VWAP of the Class A common stock equals or exceeds $15.00 per share (subject to adjustment and to be decreased for the aggregate per share amount of any dividends actually paid in respect of a share of Class A common stock following the Closing Date) for any 20 trading days within a period of 30 consecutive trading days or (2) the occurrence of a Change of Control or a Dissolution Event in which the valuation of a Class A Unit or a share of Company Class A common stock is equal to or in excess of $15.00 per share (subject to adjustment).

“Class B-3 Units” means the Class B-3 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are restricted subject to vesting and will vest and automatically convert into an equivalent number of Class A Units upon the occurrence of a Class B-3 Vesting Event, in accordance with the terms and conditions set forth in the Alight Holdings Operating Agreement.

“Class B-3 Vesting Event” means, with respect to each Class B-3 Unit and each share of Class B-3 common stock, during the period beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, (1) the first day on which the VWAP of the Class A common stock equals or exceeds $13.75 per share (subject to adjustment and to be decreased for the aggregate per share amount of any dividends actually paid in respect of a share of Class A common stock following the Closing Date) for any 20 trading days within a period of 30 consecutive trading days or (2) the occurrence of a Change of Control or a Dissolution Event in which the valuation of a Class A Unit or a share of Company Class A common stock is equal to or in excess of $13.75 per share (subject to adjustment).

“Class C Units” means the Class C units representing limited liability company interests of Alight Holdings following the Business Combination that are held by the Founders as a result of the Founder FTAC Warrant Recapitalization and Founder LLC Contribution.

“Class Z-A Tranche” means the aggregate number of shares of Company Class Z-A common stock and Class Z-A Units to be issued to certain direct or indirect equity holders of Tempo Holdings in connection with the Business Combination, which number will be equal to the aggregate number of unvested shares of Company Class A common stock that are issued in accordance with the Allocation Schedule.

“Class Z-A Units” means the Class Z-A limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement.

“Class Z-B-1 Tranche” means the aggregate number of shares of Company Class Z-B-1 common stock and Class Z-B-1 Units to be issued to certain direct or indirect equity holders of Tempo Holdings in connection with the Business Combination, which number will be equal to the aggregate number of unvested shares of Company Class B-1 common stock that are issued in accordance with the Allocation Schedule.

“Class Z-B-1 Units” means the Class Z-B-1 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement.

“Class Z-B-2 Tranche” means the aggregate number of shares of Company Class Z-B-2 common stock and Class Z-B-2 Units to be issued to certain direct or indirect equity holders of Tempo Holdings in connection with the Business Combination, which number will be equal to the aggregate number of unvested shares of Company Class B-2 common stock that are issued in accordance with the Allocation Schedule.

“Class Z-B-2 Units” means the Class Z-B-2 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Closing Cash Consideration” means an amount equal to the sum of (i) $1,000,000,000 minus (ii) the Net Debt Adjustment Amount, minus (iii) the Redemption Offset Amount (if any).

“Closing Date” means the date on which the transactions contemplated by the Business Combination Agreement are completed.

“Closing Seller Equity Consideration” means a number of shares of Company Class A common stock and Class A Units (together with one share of Company Class B common stock to be issued in respect of each Class A Unit), to be allocated as set forth on the Allocation Schedule, equal to (i) 226,663,750, plus (ii) the quotient obtained by dividing the Redemption Offset Amount by $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Alight, Inc., a Delaware corporation f/k/a Acrobat Holdings, Inc.

“Company Board” means the board of directors of the Company subsequent to the completion of the Business Combination.

“Company Bylaws” mean the bylaws of the Company to be in effect upon completion of the Business Combination, a form of which is attached to this prospectus as Annex D.

“Company Charter” means the certificate of incorporation of the Company to be in effect upon completion of the Business Combination, a form of which is attached to this prospectus as Annex C.

“Company Class A common stock” means the Class A common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class B common stock” means, collectively, the Class B-1 common stock, the Class B-2 common stock and Class B-3 common stock to be authorized pursuant to the Company Charter.

“Company Class B-1 common stock” means the Class B-1 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class B-2 common stock” means the Class B-2 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class B-3 common stock” means the Class B-3 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class V common stock” means the Class V common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class Z common stock” means, collectively, the Class B-1 common stock, the Class B-2 common stock and Class B-3 common stock to be authorized pursuant to the Company Charter.

“Company Class Z-A common stock” means the Class B-1 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class Z-B-1 common stock” means the Class B-2 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class Z-B-2 common stock” means the Class B-3 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company common stock” means the Company Class A common stock, the Company Class B common stock, the Company Class V common stock and the Company Class Z common stock.

“Company Net Debt Amount” means as of immediately prior to the Closing, an amount (without taking into account any of the transactions consummated on the Closing Date) equal to (i) the aggregate indebtedness for borrowed money of Tempo Holdings, the Tempo Blockers and their respective subsidiaries and indebtedness issued by Tempo Holdings, the Tempo Blockers or their respective subsidiaries in substitution or exchange for borrowed money, excluding certain items set forth on the disclosure schedules to the Business Combination Agreement minus (ii) the aggregate amount of payments made by Tempo Holdings, the Tempo Blockers or any of their respective subsidiaries prior to the close of business on the business day prior to the Closing in respect of amounts that would have constituted transaction expenses under the Business Combination Agreement (excluding certain transaction expenses), minus (iii) the Cash and Cash Equivalents of Tempo, the Tempo Blockers and their respective subsidiaries.

“Company Warrants” means the FTAC Warrants that following the Business Combination will entitle the holder thereof to purchase one share of Company Class A common stock for a purchase price of $11.50 per share in lieu of one share of FTAC Class A common stock (subject to adjustment in accordance with the warrant agreement).

“Continuing Member Contribution” means, immediately following the Blocker Mergers, in accordance with the Contribution and Exchange Agreements, the contribution (i) by Blackstone Capital Partners VII NQ LP,

Blackstone Capital Partners VII.2 NQ LP, BCP VII SBS Holdings L.L.C., Blackstone Family Investment Partnership VII—ESC NQ L.P. and BTAS NQ Holdings L.L.C., collectively, of a total of 100,000 Class A Units to the Company in exchange for an equal number of shares of Company Class A common stock and (ii) by New Mountain IV (AIV-E), LP of a total of 100,000 Class A Units to the Company in exchange for an equal number of shares of Company Class A common stock.

“Continuing Member Contributors” means Blackstone Capital Partners VII NQ LP, Blackstone Capital Partners VII.2 NQ LP, BCP VII SBS Holdings L.L.C., Blackstone Family Investment Partnership VII—ESC NQ L.P. and BTAS NQ Holdings L.L.C. (each of which is a “Blackstone Investor” and which are referred to, collectively, as the “Blackstone Continuing Member Contributors”) and New Mountain IV Partners (AIV-E), LP (the “New Mountain Continuing Member Contributor”), in each case to the extent it has delivered an executed Contribution and Exchange Agreement prior to the Closing.

“Continuing Tempo Unitholders” means the holders of Tempo Units outstanding as of immediately prior to the Closing (other than the Tempo Blockers, the Tempo Investor, the Continuing Member Contributors (to the extent such Continuing Member Contributor does not hold any Alight Holdings Units after the Continuing Member Contribution) and the Participating Management Holders that deliver contribution and exchange agreements).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“Default Founder Merger Consideration” means 23,287,500 shares of Company Class A common stock.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissolution Event” means any of the following events (a) the entry of a decree of judicial dissolution of Alight Holdings under Section 18-802 of the DLLCA upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of Alight Holdings in conformity with the Alight Holdings Operating Agreement, (b) any event which makes it unlawful for the business of Alight Holdings to be carried on by its members, (c) the written consent of all members of Alight Holdings, (d) there are no members of Alight Holdings, unless Alight Holdings is continued in accordance with the DLLCA or (e) the Company (or any successor, as the managing member of Alight Holdings) determines to dissolve Alight Holdings, which will require the consent of the representative of the Continuing Tempo Unitholders under the Alight Holdings Operating Agreement for so long as the Continuing Tempo Unitholders hold Alight Holdings Units and is subject to certain other requirements as set forth in the Alight Holdings Operating Agreement.

“DLLCA” means the Delaware Limited Liability Company Act.

“DTC” means the Depository Trust Company.

“Employee Stock Purchase Plan” means the Alight, Inc. 2021 Employee Stock Purchase Plan, which will become effective on the Closing Date if approved by FTAC stockholders. A copy of the Employee Stock Purchase Plan is attached to this accompanying proxy statement/prospectus/consent solicitation statement as Annex L.

“Employee Stock Purchase Plan Proposal” means the proposal to approve the adoption of the Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Investor Lock-Up Period” means the period commencing on the date of the Closing and ending on the date that is 180 days following the date of the Closing, or, if earlier, on the 60th day following the date on which the VWAP of the Company Class A common stock equals or exceeds $12.00 per share for 20 Trading Days out of a period of 30 consecutive Trading Days.

“Existing Investors” means the Blackstone Investors, the PF Investors, the GIC Investors and the New Mountain Investors.

“FNF Subscribers” means, collectively, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company and Fidelity National Title Insurance Company.

“Forfeiture Reallocation Shares” means the Class Z-A Tranche, the Class Z-B-1 Tranche and the Class Z-B-2 Tranche.

“Forward Purchase Agreements” or “FPAs” means (i) the forward purchase agreement, dated as of May 8, 2020, between FTAC and Cannae Holdings, as assigned to Cannae LLC, and (ii) the forward purchase agreement, dated as of May 8, 2020, between FTAC and THL.

“Forward Purchase Warrants” means the warrants to purchase shares of FTAC Class A common stock sold pursuant to the Forward Purchase Agreements.

“Founder FTAC Warrant Recapitalization” means the recapitalization of the Private Placement Warrants for shares of FTAC Class C common stock, which will be consummated prior to the FTAC Merger.

“Founder LLC Contribution” means the contribution by the Founders of the shares of Class C common stock of the FTAC Surviving Corporation received in the FTAC Merger to Alight Holdings in exchange for Class C Units.

“Founder Merger Consideration” means, the Default Founder Merger Consideration or, if the Available Trust Proceeds are less than $892,200,000, the Redemption Founder Merger Consideration.

“Founders” means Trasimene Capital and Bilcar.

“FTAC” means Foley Trasimene Acquisition Corp.

“FTAC Amended Charter” means the third amended and restated certificate of incorporation of FTAC to be in effect prior to the Business Combination if the FTAC Charter Amendment Proposals are approved.

“FTAC Board” means the board of directors of FTAC.

“FTAC Charter” means the second amended and restated certificate of incorporation of FTAC.

“FTAC Charter Amendment Proposals” means the proposal to approve the amendment and restatement of the FTAC Charter, a form of which is attached to this prospectus as Annex B, as well as separate proposals to approve the increase in the number of authorized shares of FTAC common stock and to create a separate class of FTAC Class C common stock in connection therewith.

“FTAC Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of FTAC.

“FTAC Class B common stock” means the Class B common stock, par value $0.0001 per share, of FTAC.

“FTAC Class C common stock” means the Class C common stock, par value $0.0001 per share, of FTAC, to be authorized pursuant to the FTAC Amended Charter.

“FTAC common stock” means the FTAC Class A common stock and FTAC Class B common stock.

“FTAC effective time” means the effective time of the FTAC Merger.

x

“FTAC Financing” means the equity financing to be provided pursuant to the Forward Purchase Agreements.

“FTAC Independent Directors” means Douglas K. Ammerman, Thomas M. Hagerty, Hugh R. Harris and Frank R. Martire, Jr., the independent members of the FTAC Board at the time of completion of the IPO and of FTAC’s initial entry into the Business Combination Agreement on January 25, 2021.

“FTAC Insiders” means each of the directors and executive officers of FTAC.

“FTAC Merger” means the merger of FTAC Merger Sub with and into FTAC, with FTAC being the surviving corporation in the merger and becoming a subsidiary of the Company.

“FTAC Merger Sub” means Acrobat SPAC Merger Sub, Inc., a Delaware corporation.

“FTAC Organizational Documents” means the FTAC Charter and FTAC’s bylaws.

“FTAC Public Shares” means shares of FTAC Class A common stock initially included in the FTAC Units sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“FTAC Public Stockholders” means the holders of FTAC Public Shares or FTAC Public Warrants that were sold in the IPO, including the Founders and the FTAC management team with respect to any shares of FTAC Class A common stock (but not FTAC Class B common stock) held by them.

“FTAC Public Warrants” means the redeemable warrants to purchase shares of FTAC Class A common stock initially included in the FTAC Units sold in the IPO.

“FTAC special meeting” means the special meeting of holders of FTAC common stock to be held virtually via live webcast at https://www.cstproxy.com/foleytrasimene/sm2021, on June 30, 2021 to consider and vote on the FTAC Stockholder Proposals, or on such other date or at such other time or place to which the meeting may be adjourned.

“FTAC Stockholder Proposals” refers to collectively, (1) the Business Combination Proposal, (2) the FTAC Charter Amendment Proposals, (3) the NYSE Proposal, (4) the non-binding Governance Proposals, (5) the Omnibus Incentive Plan Proposal, (6) the Employee Stock Purchase Plan Proposal and (7) the Adjournment Proposal.

“FTAC Stockholder Redemption” means the redemption (effective upon the completion of the Business Combination) of an FTAC Public Stockholder’s shares of FTAC Class A common stock for the aggregate Redemption Price in connection with an FTAC Public Stockholder’s exercise of its Redemption Right.

“FTAC stockholders” means holders of shares of FTAC common stock.

“FTAC Surviving Corporation” means the surviving corporation of the FTAC Merger.

“FTAC Units” means the units sold in the IPO (including pursuant to the exercise of the underwriters’ overallotment option), each consisting of one FTAC Public Share and one-third of a FTAC Public Warrant.

“FTAC Warrants” means the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants.

“GAAP” means U.S. generally accepted accounting principles.

“GIC Investors” means Jasmine Ventures Pte. Ltd., a private company limited by shares formed under the laws of Singapore, and its affiliated transferees.

“Governance Proposals” means the proposals to approve, a non-binding advisory basis, certain governance provisions in the Company Charter, presented separately in accordance with SEC guidance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means the Investor Rights Agreement to be entered into by Company, the Founders, Cannae LLC, THL and the Existing Investors upon the completion of the Business Combination. The form of the Investor Rights Agreement is attached to this prospectus as Annex H.

“IPO” means the initial public offering of FTAC Units, which was completed on May 29, 2020.

“Maximum Redemptions” means the maximum number of shares of FTAC Class A common stock that may be redeemed in connection with the proposed Business Combination, while still satisfying the Minimum Cash Condition, assuming that the full $300.0 million in aggregate proceeds are received from the closing of the purchases under the Forward Purchase Agreements, the full $1,550.0 million in aggregate proceeds are received from the PIPE Investment and that there is no Permitted Equity Financing.

“Merger Subs” means the FTAC Merger Sub, the Tempo Merger Sub and the Blocker Merger Subs.

“Minimum Cash Condition” means the condition to the Closing, as set forth in the Business Combination Agreement, that the Available Cash Amount is not less than $2,600,000,000.

“Morrow Sodali” means Morrow Sodali LLC, FTAC’s proxy solicitor.

“Net Debt Adjustment Amount” means an amount (which may be a positive or negative number), equal to (i) the Company Net Debt Amount, minus (ii) $3,692,000,000.

“New Mountain Blocker” means New Mountain Partners IV Special (AIV-E), LP.

“New Mountain Investors” means New Mountain Partners IV (AIV-E) L.P. and certain other affiliated entities and investment vehicles of New Mountain Partners that hold equity in the Company or Alight Holdings upon the Closing.

“No Redemptions” means no holder of shares of Class A common stock elects to have such shares redeemed in connection with the Business Combination.

“Non-Founder FTAC Warrants” means all FTAC Warrants other than the Private Placement Warrants.

“NYSE” means The New York Stock Exchange.

“NYSE Proposal” means the proposal to approve (i) all issuances of shares of Company common stock (and securities convertible into or exercisable for Company common stock) pursuant to or contemplated by the Business Combination Agreement, (ii) all issuances of shares of FTAC common stock (or securities convertible into or exercisable for FTAC common stock) pursuant to the Forward Purchase Agreements, (iii) the issuance of shares of FTAC Class C common stock to the Founders in exchange for their Private Placement Warrants, (iv) all issuances of shares of Company common stock in connection with the PIPE Investment and any Permitted Equity Financing and (v) all issuances of shares of Company common stock upon the conversion of any shares of any other class of Company common stock or the exchange of any alight Holdings Units, for purposes of complying with the applicable listing standards of the NYSE, including Section 312.03 of the Listed Company Manual.

“Omnibus Incentive Plan” means the Alight, Inc. 2021 Omnibus Incentive Plan, which will become effective on the Closing Date if approved by FTAC stockholders. A copy of the Omnibus Incentive Plan is attached to this prospectus as Annex K.

“Omnibus Incentive Plan Proposal” means the proposal to approve the adoption of the Omnibus Incentive Plan.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 29, 2020, by and among FTAC, the Sponsors and the other parties thereto.

“Participating Management Holders” means holders of unvested Class A-1 units or vested or unvested Class B units in Tempo Management, LLC who receive Class A-1 common units or Class B common units of Tempo Holdings in the Tempo Management Distribution.

“Permitted Equity Financing” means purchases of FTAC Class A common stock at or prior to the Closing by equity financing sources that enter into subscription agreements with FTAC as permitted under the Business Combination Agreement with respect to a number of shares of FTAC Class A common stock not to exceed the number of shares that are redeemed in connection with the FTAC Stockholder Redemption.

“Permitted Equity Financing Proceeds” means the aggregate amount funded and paid to FTAC pursuant to subscription agreements entered into in connection with any Permitted Equity Financing.

“PF Investors” means Platinum Falcon B 2018 RSC Limited, a restricted scope company incorporated in the Abu Dhabi Global Market and its affiliated transferees.

“PIPE Investment” means the private placement pursuant to which PIPE Investors have committed to purchase shares of FTAC Class A common stock in the aggregate amount of $1,550,000 on the terms and subject to the conditions set forth in the Subscription Agreements, including the subscriptions by Cannae LLC and the FNF Subscribers.

“PIPE Investors” means the investors that have signed Subscription Agreements, including Cannae LLC.

“Private Placement Warrants” means warrants to purchase shares of FTAC Class A common stock sold to the Founders simultaneously with the closing of the IPO in a private placement at a price of $1.50 per warrant.

“proxy statement/prospectus/consent solicitation statement” means the proxy statement/prospectus/consent solicitation statement forming a part of this registration statement on Form S-4.

“Record Date” means May 25, 2021.

“Redemption Founder Merger Consideration” means (1) a number of shares of Class B-3 common stock (capped at 5,175,000 shares) equal to the 25,875,000 shares of FTAC Class B common stock outstanding prior to the Business Combination multiplied by the proportionate amount by which the Available Trust Proceeds are less than the trust proceeds (without giving effect to any Redemptions) and (2) a number of shares of Class A common stock equal to 23,287,500 less the number of shares of Class B-3 common stock issued.

“Redemption Offset Amount” means the amount (up to $85,000,000) by which the Available Trust Proceeds are less than $835,000,000.

“Redemption Price” means an amount equal to a pro rata portion (based on the number of shares of FTAC Class A common stock to be redeemed relative to the total number of shares of Class A common stock offered in the IPO) of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination in accordance with the FTAC Charter.

“Redemption Right” means the right of each FTAC Public Stockholder to redeem all or a portion of such holder’s shares of FTAC Class A common stock, at the Redemption Price in connection with the FTAC special meeting in accordance with the FTAC Charter and as provided in the accompanying proxy statement/prospectus/consent solicitation statement.

“Required Stockholder Proposals” means the Business Combination Proposal, the FTAC Charter Amendment Proposals and the NYSE Proposal.

“Restricted Founder Shares” means any shares of Class B-3 common stock issued in connection with the Business Combination, which will automatically vest and convert into shares of Company Class A common stock in accordance with the Company Charter.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Agreement” means the amended and restated letter agreement, dated as of January 25, 2021, entered into by and among the Company, FTAC, the Founders, THL, Cannae and certain other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Investors” means the Founders, Cannae and THL and their affiliated transferees.

“Sponsor Parties” means the Founders, the FTAC Insiders, Cannae and THL.

“Sponsor Party Lock-Up Period” means the period commencing on the date of the Closing and ending on the date that is 270 days following the date of the Closing, or on the 150th day following the Closing Date if the VWAP of the Company Class A common stock equals or exceeds $12.00 per share for 20 trading days out of a period of 30 consecutive trading days.

“Subscription Agreements” means the subscription agreements entered into between the Company and each PIPE Investor in connection with the PIPE Investment, in each case, dated as of January 25, 2021 and in the form of the Subscription Agreement attached hereto as Annex G.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into at the Closing among the Company and certain existing direct or indirect equityholders of Tempo Holdings in the form attached to this prospectus as Annex J.

“Tempo Blocker Owners” means, collectively, the equityholders of each of the Tempo Blockers, which are: (i) Jasmine Ventures Pte. Ltd., a private company limited by shares formed under the laws of Singapore, in respect of Tempo Blocker 1 and Tempo Blocker 2, (ii) Platinum Falcon B 2018 RSC Limited, a restricted scope company incorporated in the Abu Dhabi Global Market, in respect of Tempo Blocker 1 and Tempo Blocker 2, (iii) Randolph Street Investment Partners, L.P.—2016 DIF, a Delaware limited partnership, in respect of Tempo Blocker 1 and Tempo Blocker 2, (iv) in respect of Tempo Blocker 3, Blackstone Management Associates VII L.L.C., a Delaware limited liability company, and each of the limited partners of Blackstone Capital Partners VII, NQ LP and Blackstone Capital Partners VII.2 NQ LP that elected to become a limited partner of Blackstone Tempo Feeder Fund VII, L.P., with Blackstone Management Associates VII NQ L.L.C., as its general partner, or, following the completion of Blackstone’s Blocker Pre-Closing Reorganization, a new feeder entity in which such persons will hold their equity interests, (v) in respect of Tempo Blocker 4, upon completion of New Mountain’s Blocker Pre-Closing Reorganization, a new feeder entity in which the persons who are Tempo Blocker Owners under clause (vi) will hold their equity interests and (vi) in respect of Tempo Blocker 5, prior to the completion of New Mountain’s Blocker Pre-Closing Reorganization, New Mountain Investments IV (AIV-E), L.L.C., a Delaware limited liability company (as its general partner) and each of the limited partners of New Mountain Partners IV, L.P. that elected to become a limited partner of New Mountain Partners IV Special (AIV-E), L.P.).

“Tempo Blockers” means Tempo Blocker 1, Tempo Blocker 2, Tempo Blocker 4, the Blackstone Blocker and the New Mountain Blocker.

“Tempo Blocker 1” means Tempo Blocker I, LLC, a Delaware limited liability company.

“Tempo Blocker 2” means Tempo Blocker II, LLC, a Delaware limited liability company.

“Tempo Blocker 4” means upon its formation and joinder to the Business Combination Agreement, an affiliate and new parent company of New Mountain Partners IV Special (AIV-E), LP.

“Tempo Blocker 5” means the New Mountain Blocker.

“Tempo Earnout Consideration” means (1) 7,500,000 shares of Class B-1 common stock and Class B-1 Units, collectively, and (2) 7,500,000 shares of Class B-2 common stock and Class B-2 Units, collectively, to be allocated as set forth on the Allocation Schedule.

“Tempo effective time” means the effective time of the Tempo Merger.

“Tempo Holdings” means Tempo Holding Company, LLC, a Delaware limited liability company.

“Tempo Investor Contribution” means, following the Blocker Mergers, the contribution by the Tempo Investor all of the Alight Holdings Units held by the Tempo Investor as a result of the Tempo Merger in exchange for the issuance to the Tempo Investor of the investor’s applicable portion of the Closing Seller Equity Consideration and the Tempo Earnout Consideration in accordance with the Business Combination Agreement.

“Tempo Investor” means Blackstone Management Associates VII NQ LLC.

“Tempo Merger” means, immediately following the FTAC Merger, the merger of Tempo Merger Sub with and into Tempo Holdings, with Tempo Holdings being the surviving entity in the merger and being known as “Alight Holdings.”

“Tempo Merger Sub” means Acrobat Merger Sub, LLC, a Delaware limited liability company.

“Tempo Sellers” means, collectively, the Continuing Tempo Unitholders, the Participating Management Unitholders, the Tempo Blocker Owners, the Continuing Member Contributors and the Tempo Investor.

“Tempo Units” means the Class A common units, Class A-1 common units and Class B common units of Tempo Holdings prior to the Business Combination.

“THL” means THL FTAC LLC.

“Trading Day” means a day on which the New York Stock Exchange, or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Agreements” means certain other agreements to be entered into in connection with the Business Combination Agreement as further described in this prospectus, including the Investor Rights Agreement, the Tax Receivable Agreement, the Registration Rights Agreement and the Alight Holdings Operating Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trasimene Capital” means Trasimene Capital FT, LP.

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” means the trust account of FTAC, which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“VWAP” means the dollar volume-weighted average price for the applicable security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Refinitiv Workspace (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company Board.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements that relate to expectations regarding future financial performance, business strategies or expectations for our business, and the timing and ability of FTAC and Tempo Holdings to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial and operational performance of, and anticipated financial impact on, the Company following the Business Combination; and

•	expansion plans and opportunities.

Forward-looking statements can often be identified by the use of words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” or similar expressions or the negative thereof.

These forward-looking statements are based on information available as of the date of this prospectus and Alight management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Alight and its directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Alight’s views as of any subsequent date. The Company does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the outcome of any known or unknown litigation or regulatory proceedings, including legal proceedings that may be instituted against Alight or FTAC following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the risk that the Business Combination disrupts the plans and operations of FTAC, Alight or the Company as a result of the announcement and consummation of the transactions described herein;

•

the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably and retain its key employees;

•	changes in applicable laws or regulations;

•	costs related to the Business Combination;

•	the inability of the Company to develop and maintain effective internal controls;

•	the COVID-19 pandemic and future outbreak of any other highly infectious or contagious disease, including the global economic uncertainty and measures taken in response;

•	the possibility that the Company may be adversely affected by other economic, business or competitive factors;

•	risks associated with the Company’s international operations;

•	risks associated with competition with the Company’s competitors;

•	risks associated with changes in regulations that could have an adverse effect on the Company’s business;

•	the inability to adequately protect key intellectual property rights or proprietary technology;

•	the diversion of management’s attention and consumption of resources as a result of the proposed Business Combination or any potential acquisitions of other companies;

•

risks associated with past and prospective acquisitions, including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions;

•	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•

cyber attacks and security vulnerabilities and other significant disruptions in the Company’s information technology systems and networks that could expose the Company to legal liability, impair its reputation or negative effect on the Company’s results of operations;

•

the potential for conflicts of interest arising out of any members of the Company Board allocating their time to other businesses and not exclusively to the Company, and that the Company Charter will contain a corporate opportunities waiver so directors will not be required to present potential business opportunities to the Company;

•	the possibility of a decline in economic activity that could impact the Company’s results of operations;

•	failure to compete successfully with the Company’s competitors;

•	risks associated with the Company’s failure to apply and develop new technologies as quick as the Company’s competitors;

•	the possibility of a decline in continued interest in outsourced services; and

•	other risks and uncertainties indicated in this proxy statement prospectus, including those set forth under the section entitled “Risk Factors.”

Non-GAAP Financial Measures

The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by us and our investors and lenders to provide useful supplemental information that enables a better comparison of our performance across periods. Adjusted EBITDA provides visibility to the underlying operating performance by excluding the impact of certain items, including interest expense, income taxes, depreciation of fixed assets, amortization of intangible assets, share-based compensation, expenses related to restructuring and integration plan, separation expenses, expenses related to transformation initiatives, and other adjustments, because management does not believe these expenses are representative of our core earnings. Additionally, Adjusted EBITDA less Capital Expenditures is a non-GAAP measure that is used by us, our investors and our lenders to evaluate our core operating performance.

Adjusted EBITDA has limitations as an analytical tool, and this measure should not be considered either in isolation or as a substitute for net income or other methods of analyzing our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Adjusted EBITDA does not reflect our interest expense or the cash requirements to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•	Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

A reconciliation of Adjusted EBITDA to Net (Loss) Income is as follows:

	Six Months Ended June 30,		Year Ended December 31,
(in millions)	2021	2020	2020	2019	2018
Net (Loss) Income	$(25)	$(46)	$(103)	$22	$(21)
Interest expense	123	111	234	224	208
Income tax (benefit) expense	(5)	(5)	9	16	17
Depreciation	49	42	91	68	49
Intangible amortization	100	100	200	185	180

EBITDA	242	202	431	515	433
Share-based compensation	5	4	5	9	14
Separation from Aon expenses(1)	—	—	—	—	49
Non-recurring professional expenses(2)	18	—	—	14	1
Transformation initiatives(3)	—	11	8	22	52
Restructuring	9	47	77	14	—
Other(4)	4	20	43	22	27

Adjusted EBITDA	$278	$284	$564	$596	$576

(1)

Separation from Aon expenses relate to costs incurred establishing Alight as a stand-alone company following the separation from Aon. These costs primarily include external advisor costs, costs related to certain properties, costs to implement stand-alone tax processes and branding costs.

(2)

Non-recurring professional expenses primarily includes external advisor costs related to the Company’s definitive business combination agreement executed in the first quarter of 2021 and costs incurred during 2019 and 2018 in respect of our postponed initial public offering.

(3)

Transformation initiatives in fiscal years 2020 and 2019 primarily include expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019. Transformation initiatives in fiscal year 2018 includes expenses incurred, primarily subsequent to the Separation, related cost savings activities, the strategic transaction with Wipro, enhancing our data center, severance, restructuring of certain property leases and outsourcing certain IT and print fulfillment functions.

(4)	Other primarily includes long-term incentive expenses and expenses related to acquisitions.

A reconciliation of Adjusted EBITDA less Capital Expenditures to Cash provided by operating activities is as follows:

	Six Months Ended June 30,		Year Ended December 31,
(in millions)	2021	2020	2020	2019	2018
Cash provided by (used for) operating activities	$58	$20	$233	$268	$196
Interest expense	123	111	234	224	208
Income tax (benefit) expense	(5)	(5)	9	16	17
Capital expenditures	(55)	(47)	(90)	(77)	(77)
Financing fee amortization and other non-cash items	(10)	(11)	(31)	(23)	(32)
Noncash lease expense	(10)	(16)	(30)	(12)	—
Separation from Aon expenses	—	—	—	—	49
Non-recurring professional expenses	18	—	—	14	1
Transformation initiatives	—	11	8	22	52
Restructuring	9	47	77	14	—
Other	4	20	43	22	27
Change in operating assets and liabilities	91	107	21	51	58

Adjusted EBITDA less Capital Expenditures	$223	$237	$474	$519	$499

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FTAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alight” and “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and our condensed consolidated interim financial statements and related notes included elsewhere in this prospectus. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”

Overview

Alight is a leading cloud-based provider of integrated digital human capital and business solutions, according to reports by Everest Group and NelsonHall. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. Leveraging artificial intelligence (“AI”) and data analytics, we provide an integrated, personalized experience for employees using technology-driven solutions that unlock value for employers. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. We have 15,000 dedicated colleagues serving more than 30 million employees and family members.

There are many factors today impacting how organizations can succeed and thrive in the future. Employees are facing increasing complexity around healthcare and retirement, and the burden of additional financial responsibility from healthcare costs being shifted from employers to employees. These trends have driven the need for integrated, personalized tools to help them make informed decisions. Employers are facing ever-changing workforce regulations and evolving dynamics across the employer/employee relationship, driving the need for flexibility, engagement and effective solutions for compliance. Alight is uniquely positioned between the employer and employee to address these factors to ultimately drive better outcomes for both.

We aim to be the pre-eminent employee engagement partner by providing personalized experiences that help employees make the best decisions for themselves and their families about their health, wealth and wellbeing every day. At the same time, we help employers tackle their biggest people and business challenges by helping them understand prevalence, trends and risks to generate better outcomes for the future and get a return on their people investment. Using data, analytics and AI, we derive actionable insights to deliver the business and people outcomes organizations need. We provide solutions to manage health and retirement benefits, tools for payroll and HR management, as well as solutions to manage the workforce from the cloud. Our solutions include:

•

Employer Solutions: includes our core benefits and payroll solutions. We are the largest provider of health technology and administration solutions that enable employees to enroll in and manage their medical, dental and voluntary benefits. In 2020, we had the largest market share by revenue in the health & welfare administration services space according to a report by NelsonHall. We have a full-scale offering to help people understand and use all of the health benefits their employers offer, including healthcare spending accounts and healthcare navigation services for employees. We are also the #1 independent 401(k) record keeper and a leading provider of pension administration and financial well-being solutions, with over $480 billion in defined contribution assets under administration. According to research by Pensions & Investments, we are currently the largest non-financial institution 401(k) record keeper by total assets. We are also one of the largest pension administration providers by total number of participants according to research by Plansponsor. As part of our integrated employer solutions, we also provide solutions to process payroll and manage HR systems.

•

Professional Services: includes our Cloud Deployment Solutions and Cloud Application Services. We help our clients with Software as a Services (“SaaS”) deployment and integration, data conversion and testing. We are a leading provider of cloud advisory, deployment and application management services for cloud human capital management (“HCM”) and financial platforms, and have strong partnerships with Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. Our solutions are supported through a highly secure and scalable cloud infrastructure, together with our core benefits processing platforms and consumer engagement tools, and integrated with over 350 external platforms and partners. Our data and access across the breadth of human capital solutions provides us with comprehensive employee records to enable AI-driven, omnichannel engagement and a personalized, integrated experience for our clients’ employees. Through the use of predictive analytics and omnichannel engagement, Alight is able to tailor an employee experience that is unique to each individual’s needs and circumstance. On an annual basis, our engagement platform logs over 140 million inbound connections, over 33 million customer service interactions, and hosts approximately 200 million customer interactions.

Our technology transformation is focused on automation and standardization of services, personalization, and creating actionable AI to support more product-led offerings, which is embodied in the launch of our Business Process as a Services (“BPaaS”) business model. Our BPaaS offerings bring together our SaaS capabilities, our integrated employee engagement platform, and our automated service delivery model that aims to deliver value-based outcomes for our clients. We have seen significant commercial traction with our BPaaS offerings and expect significant margin expansion over time from the scalability of our solutions. We have a robust product roadmap to enhance capabilities that drive our BPaaS offerings and expect BPaaS to be around 50% of total revenue in the long term. BPaaS was 3.7% of our total revenue in 2018, 6.2% in 2019 and 12.2% in 2020.

We believe that our comprehensive suite of technology solutions, deep domain expertise, and data-led insights have enabled us to establish long-term, deeply embedded client relationships with high levels of retention. We serve a broad range of clients across 100 countries, including around 70% of Fortune 100 and more than half of the Fortune 500. We are industry-agnostic, and our revenues are diversified across a broad range of industry verticals, including financial services, consumer goods & retail, technology & communications, manufacturing, healthcare & pharmaceuticals and natural resources. Our top 25 clients, ranked by revenue, have been with us for an average of 15 years as of December 31, 2020, and we have achieved an overall client revenue retention of 96% or greater in each of the last seven years.

Our go to market strategy is focused on retention, growth, and our goal of being the pre-eminent employee engagement partner. We have a global sales force of over 300 people that is segmented based on specialization by industry and domain centers of excellence. We have a dedicated Strategic Accounts team of more than 50 direct sales executives who develop and retain relationships with key strategic accounts, and focus on selling a broader range of solutions to our top 250 clients. Our value-based approach to sales and cost saving guarantees has been instrumental in demonstrating the value of Alight’s solutions. We have continued to invest in our commercial team to support our growth and plan to add over 100 sales and sales support staff by the middle of 2021.

We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our outsourcing contracts typically have three to five-year terms for ongoing services. Substantially all of the Company’s revenue is recognized over time when control of the promised services is transferred and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice.

We use annual revenue retention rates as some of the measures to manage our business. We calculate annual revenue retention by identifying the clients from whom we generate revenue in the prior year and determining what percentage of that revenue is generated from those same clients for the same solutions in the subsequent year.

For the six months ended June 30, 2021, we generated total revenues of $1,361 million, of which approximately 83% was recurring in nature, and Adjusted EBITDA of $278 million.

For the year ended December 31, 2020 we generated total revenues of $2.7 billion, of which approximately 82% was recurring in nature, and Adjusted EBITDA of $564 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Alight,” included elsewhere in this prospectus statement for more information.

Industry Overview

We believe the employee / employer relationship is evolving, with many factors potentially impacting how organizations succeed and thrive. Legacy solutions are based on highly customized, services-centric models that are complex, difficult to navigate, and costly to both employers and employees. These solutions have failed to keep up with the rapid pace of change across the market and lack the specialized functionality and flexible infrastructure to address the need for personalization and data and analytics within a robust compliance framework. Further, employers are spending millions on programs that employees are not using. They need to generate a greater return on their people investments.

According to IDC, the global market for HR Management Services was approximately $173 billion in 2020 and will reach approximately $198 billion by 2022. We believe that the trends driving our market opportunity are as follows:

•

Health & Personalization: We believe that the financial responsibility of healthcare is shifting to the employee who is simultaneously facing increased decision complexity. Current health and wellness systems are so complicated that 25% of users simply give up. As the general state of employee health continues to deteriorate and healthcare costs continue to rise, personalized guidance and targeted messaging has never been more important.

•

Total Wellbeing: We believe that employees are increasingly looking to balance their health and financial wellness choices during a time that is particularly challenging globally. Millennials and new graduates continue to bear a heavy burden of college debt while 61% of workers believe they are unable to retire at the age they want. We believe that this trend will drive a critical need for a comprehensive set of solutions across health and financial wellness.

•

Gig Economy: The world continues to change and the traditional employment model of one full time job and one employer has evolved. We believe that employers are increasingly looking for specific talent on an episodic basis, leading to a global increase in the contingent workforce with part-time employees and on-demand talent representing approximately one in three U.S. workers. We believe that the additional workload and complexity created for employers and employees to manage gig work has created a significant opportunity in the market to further help employers and employees efficiently and effectively manage these arrangements.

•

Globalization: As companies continue to grow over time, they face significant obstacles in their desire to be agile with their global workforce. Over 80% of companies are planning to expand globally, 50% of which are expanding with the use of an external provider. We believe this creates opportunity to provide an end-to-end solution that works for every single employee, across geographies.

•

Regulations: The regulatory environment continues to challenge employers. New and updated legislation has resulted in a considerable amount of additional regulations and agency guidance that employers must understand and abide by. For example, there have been over 70 updates to the Affordable Care Act since it was first enacted in 2010. Maintaining compliance has become a top priority for employers and there is common desire to better manage this burden over time.

•

COVID-19: The pandemic has accelerated the need for greater automation, flexible work arrangements, and a robust framework to deal with changing workforce needs. We believe the longer term structural impact of the pandemic will require human capital solutions that are dynamic and flexible to support provision of information and ongoing employee engagement.

1.	Alight is the Leading Provider of End-to-End Human Capital Solutions

We are the largest provider of health technology and administration solutions, a top provider of defined benefit and defined contribution plan administration and financial well-being solutions, and a leading provider of global payroll services. In Employer Solutions, we have a full-scale offering which spans the entire spectrum of health, retirement and employee wellbeing to help people make decisions, understand and use all the health benefits that their employers offer. We have more than $480 billion in defined contribution assets under administration and in late 2020 signed a significant benefits administration deal to provide recordkeeping for the Federal Thrift Savings Plan with approximately 6.1 million participants, serving Federal employees and uniformed service members. Additionally, we support our clients in the implementation and migration to cloud-based solutions for HCM and financial platforms. Our capabilities are integrated seamlessly to drive meaningful value for employers and employees.

2.	Pre-eminent Employee Engagement Partner with Unparalleled Data and Analytics Capabilities

Our vision is to be the pre-eminent employee engagement partner for our employer clients by bringing cloud-based technology products and deep analytical capabilities to each and every employer. Through our capabilities, we maintain a comprehensive view of employee data that positions Alight at the center of employee engagement. Our data sources include payroll, health and benefits information, savings & investments as well as a host of provider data sources that deepens our analytical capabilities. We host approximately 200 million customer interactions annually across our platforms. Our UPoint engagement platform logs 140 million inbound connections each year and we have had more than 10 million chatbot interactions since its inception in 2017. Our unique data sets enable us to drive increased employee engagement and utilization of our platform.

3.	Next Gen Cloud-Based Platform Focused on Product-Led Offerings and Evolution

To continue our technological transformation, we understand the need to leverage cloud-based platforms that ultimately lower our cost to serve and drive faster revenue recognition. Our next generation health, wealth and payroll cloud platforms are being designed to provide a seamless experience across web, desktop, and mobile for any use case and workflow. Powered by a data and AI engine, these platforms will be truly unique and highly differentiated across a number of different dimensions. These characteristics include an open architecture, integrated set of solutions across all platforms, personalized employee experiences, global relevance, as well as highly configurable and quick to deploy capabilities.

4.	Deep Domain Expertise and Innovative Value-Based Go-To-Market Strategy

We combine deep domain knowledge with our people-first technology to help our clients through their transformations. We have dedicated employees that apply domain, product, industry and/or solution area expertise and have a deep understanding of client priorities that drive our value proposition and increase our ability to win and retain business. Our disciplined sales approach is supported by domain centers of excellence that aim to maximize value for clients. We have also created an opportunity to transition our efforts to the C-Suite level and focus on value-based selling and guaranteed return on investment (“ROI”) for our clients that drive the most value for clients through integration and data-driven insights. Our depth and operational expertise is unmatched and has been cultivated by our 25 year operating history.

5.	Scale and Global Delivery Platform Driving Brand Leadership

As we continue to grow, we remain committed to both organic and inorganic investment that deepens our global capabilities and expands our total addressable market. We currently deliver services for clients in over 100 countries and run more than 50 global delivery centers. Our continued investment in core BPaaS offerings is underpinned by the next generation Alight engagement platform. We also have a proven track record of disciplined M&A that expanded our geographic reach, particularly in Asia-Pacific (“APAC”) and Europe, the Middle East and Africa (“EMEA”). Our recent addition of global payroll capabilities is just one example of this commitment and the opportunity that exists outside of the North American markets. Our efforts to deepen our global footprint allow us to serve some of the largest and most well-known brands in the world. We believe that the global opportunity remains vast and we will continue making the required investment to capitalize on this.

6.	Highly Embedded, Long-Term Customers Across Broad Industry Base

We have transitioned the conversation from divisional heads to Chief Human Resource Officers and Chief Financial Officers at many of the world’s largest and most successful organizations across a diverse range of industry verticals. We believe every business is a people business, and we strive to deliver excellent client service to enable employers and their employees to thrive every day. Our business model is highly recurring and underpinned by long-term, deeply embedded client relationships. Our client relationships are typically structured on a contracted fee basis, charged per employee per period (e.g., monthly or annually, as applicable), that is highly stable and predictable. We provide solutions to more than 4,300 clients, from the largest, most complex organizations, including 70% of the Fortune 100 and more than half of the Fortune 500, to mid-market businesses. As of December 31, 2020, our top 25 clients, ranked by revenue, had been with us for an average of 15 years. Our client base has consistently high retention rates, achieving revenue retention of 96% or greater in each of the last seven years.

Our Growth Strategies

BPaaS Transformation: We are in the midst of a product-led transformation that will bring together our best-in-class capabilities in a BPaaS model. Our BPaaS model combines our SaaS capabilities and an automated service delivery model with data & AI to deliver superior outcomes for clients. We are also building new, scalable, software and AI-focused products, including our new health, wealth and payroll clouds that we expect to launch in 2021. With our broader engagement platform already underway, these more SaaS-enabled, modular, cloud-based platforms will result in a lower cost to serve and faster time to revenue. Due to the product-based nature of our BPaaS solutions, as they grow, we expect that we will expand our gross margins. We are orienting the company around this transformation and by 2023, we anticipate double digit BPaaS revenue growth with over $700 million of revenue and approximately 23% of our total revenue in BPaaS solutions. In the long run, BPaaS is the transformation engine that we anticipate will become more than 50% of our business.

Go-to-Market Model: We plan to capitalize on our market leadership position by leveraging our enhanced go-to-market model to acquire new clients across a variety of sizes and geographies. In particular, we believe that there is considerable opportunity to expand our mid-market customer base and international presence, particularly in the United Kingdom, and we are making the necessary investment to take advantage of this. We have continued to invest in our commercial team and plan to add over 100 sales and sales support staff by the middle of 2021. We have created a dedicated new logo team and have trained our sales teams on value-based selling and building specialization by industry for BPaaS and standalone solution sales. In addition, we have a demonstrated track record of selling additional solutions to existing clients and thereby expanding the scope and depth of our relationships with them. For example, since 2017, approximately 59% of our top 100 Employer Solutions clients increased the number of solutions purchased from us. We believe we have a long cross-sell penetration runway, particularly with our integrated wealth solutions.

Continue to Pursue Acquisitions and Strategic Partnerships: We plan to continue pursuing acquisitions opportunistically across the markets that we serve and forging new strategic partnerships to accelerate growth. We view acquisitions as an opportunity to enhance our capabilities and solutions portfolio and believe that we are well-positioned to capitalize on the fragmented industry landscape to make strategic, value-enhancing additions to our business that leverage scale, client relationships and deep domain expertise. We have a successful acquisition track record, and have added $20 billion in new Total Addressable Market and 2.5 million participants from our previous seven acquisitions.

Our Solutions

We provide mission-critical services to employers that help them get the most out of their people investments while providing technology and services to their employees that enable them to make the best decisions for themselves and their families regarding their health, wealth and wellbeing. Consumers experience Alight through our front-end engagement platform, UPoint, which serves as the critical integration point across all of our solutions, enabling a seamless consumer experience.

Employer Solutions

Employer Solutions are driven by our digital, software and AI-led capabilities and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the consumer experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated portal and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

Our Employer Solutions include:

•

Health Administration: Enrollment, eligibility, and recordkeeping for medical, dental, life and other elective benefits through a comprehensive service model that involves a balance of both high-tech and high-touch approaches.

•

Healthcare Navigation: Enhanced advocacy solution, providing individuals with personalized healthcare recommendations based on data and analytics, enabling employees to compare treatment options and pricing, analyze healthcare bills and receive high-touch care and outreach from trained professionals.

•	Reimbursement Solutions: Enrollment and management of consumer-directed benefits, including tax-advantaged accounts such as health savings, flexible spending, commuter, and dependent care.

•	Consumer Engagement: Digital employee engagement solutions (e.g., UPoint) and communications consulting services that help clients interact effectively with their employees and retirees.

•

Defined Contribution Administration: 401(k) and savings plan administration for employers, including qualified and nonqualified plan strategy and design, delivered through an open architecture platform.

•	Defined Benefit Administration: Pension plan administration for employers, including qualified and nonqualified plan strategy and design.

•	Participant Advisory & Wellbeing: Wealth navigation tools and financial advisory services for participants.

•	Payroll & HR Management: Solutions that deliver payroll, data quality management, tax filing, garnishments, performance management, learning and compensation services.

Professional Services

Professional Services includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

Hosted Business

Our Hosted Business includes application hosting and management of on-premise human capital management software. In 2014, we stopped actively pursuing new clients in our Hosted business and instead chose to focus our strategic efforts and resources on enhancing our suite of payroll & cloud solutions to help clients realize the benefits of cloud-based technologies. While we have successfully migrated a significant number of our Hosted clients to cloud-based solutions, we continue to support a small number of Hosted clients under agreements that are scheduled to expire by 2023. Accordingly, while we will continue to perform our existing Hosted Business agreements, we do not intend to renew such agreements or enter into any new Hosted Business agreements. Revenue related to the Hosted Business represented 9%, 7%, and 3% of our total revenues for the years ended December 31, 2018, 2019 and 2020, respectively.

Our Technology

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. With this in mind, there are four components to our technology strategy, all reinforced with a critical security framework:

•	Omnichannel customer experience layer that drives a personalized approach for customers;

•	AI and analytics layer that uses data from our transaction systems, combined with client and third-party data to drive insights for clients;

•	Core transaction layer that powers our health, wealth and payroll systems;

•	Infrastructure layer to provide security, stability and performance across our application landscape.

We use cloud-based, scalable software across the entire breadth of human capital solutions, and leverage comprehensive employee data to enable AI-driven, omnichannel engagement and a personalized, integrated experience for our clients’ employees. Our technology investments are based on our strategy to drive product-led solutions.

Our technologies include:

•

Cloud-based Platforms: Our cloud-based technology platforms power a complex set of health, wealth, and payroll solutions at scale. We have a service-oriented technology architecture that supports transaction processing at scale, shared productivity, data and analytics and an easily accessible, consumer-facing web portal. Our benefits platforms provide both integrated and standalone health and wealth solutions. Our platforms are flexible and scalable and can handle the most complex benefit plan designs and payroll processing for the largest employers, as well as less complex or smaller-scale programs, and we believe we have one of the leading, multi-service benefits platforms. These platforms allow us to centrally manage critical capabilities such as transaction execution, business rule configuration and data management.

•

UPoint: Consumers experience Alight through our front-end engagement platform, UPoint, which serves as the critical integration point across all of our solutions, enabling a seamless consumer experience. UPoint uses intelligence to create a tailored, consumer-centric HR experience for each individual user and allows for continuous personalization to provide actionable insights.

•

Artificial Intelligence: Alight’s intelligent virtual assistant, Eloise, analyzes historic pay data to detect, classify and correct anomalies, and through machine learning, she can continuously glean information from past anomalies that will inform future predictions. Eloise delivers payroll with quality and consistency across the entire population eliminating stress, time, duplicative effort and incomplete payroll validations. “Lisa,” our online intelligent virtual assistant, uses natural language processing and machine learning to allow users to access complex benefits information in a self-service manner. Lisa engages with users consistently and conversationally 24/7. Since inception in April 2017, Lisa has had more than 10 million customer interactions.

Our technology is enabled by custom assets, industry frameworks and standard tools. We continuously review our stack for opportunities to optimize, partner and innovate. Our strategic partnerships include:

•

Cloud HCM Partners: We partner with leading cloud HCM platform providers to deploy and operate comprehensive HR management solutions. Our largest cloud HCM partner is Workday, and we have 1,350 certified colleagues that hold more than 3,300 certifications across Workday Human Capital Management, Payroll and Financial Management. As of December 31, 2020, we have deployed Workday for over 650 clients globally. We also partner with other cloud HCM providers, including Cornerstone OnDemand, Oracle and SAP SuccessFactors.

•

The Alight Partner Network: Through an ecosystem of leading, next-generation technology and solution providers, we integrate partner solutions into our UPoint portal or otherwise connect our clients with our partners. The Alight Partner Network, which today includes Mobile Health, meQuilibrium, Kashable, Equifax, DailyPay, Ovia Health, Vida Health, SoFi/LEAF, PTO Exchange, Cariloop, Quizzify and BrightPlan provides enhanced capabilities to our clients and their employees to empower more informed decisions. We will continue to explore adding new partners to the network that provide value-added solutions around workplace flexibility, debt management, disease management, career development and learning.

Our Clients

We provide solutions to nearly 4,300 clients, from the largest, most complex organizations, to mid-market businesses, including 70 of the Fortune 100 and 250 of the Fortune 500, and serve more than 30 million of their current and former employees and their family members. We achieved revenue retention of 96% or greater in each of the last seven years.

Furthermore, we seek to establish high-quality, strong, long-term relationships with our clients. We proactively solicit client feedback through ongoing surveys and client councils held throughout the year, and we use this critical feedback to enhance our client services and correct course when necessary. Through these surveys, we have learned that clients value the strength and depth of our relationships, scale and breadth of our solutions and our commitment to innovation and continuous improvement. As a result, our top 25 clients have an average tenure of 15 years as of December 31, 2020.

Recent Acquisitions

We have pioneered and continued to innovate around the development of solutions that help reduce complexity and expand offerings for employees and employers. We have strengthened our domain expertise, added approximately 2,500 new clients and over 2.5 million participants, added new capabilities from healthcare navigation and voluntary benefits administration, and extended our global market reach through multi-country payroll capabilities. This expansion has resulted in additional addressable market of over $20 billion. Key acquisitions that have expanded our addressable market include:

•	Future Knowledge (2018): HR advisory company based in Australia and New Zealand that expands our cloud and Workday deployment capabilities in APAC.

•	Compass Professional Health Services (2018): Healthcare navigation platform that provides advocacy services and enhances our various healthcare navigation offerings.

•

Carlson Management Consulting (2018): Provides system implementation and optimization services to help clients transform financial processes and migrate operations to the cloud. Further expands our HCM capabilities to include Workday Adaptive Planning.

•	Appirio (2019): Provides system implementation, consulting and application management services that adds advisory capabilities in EMEA and APAC.

•	Hodges-Mace (2019): Provider of employee benefits technology, communications and customer enrollment services that enhances our health and voluntary benefit capabilities.

•	NGA Human Resources (2019): Provider of HR and payroll services for multinational enterprise clients and adds global payroll and SAP cloud capabilities.

•	Choice Health (2020): A fully integrated consumer acquisition platform specializing in the high-growth, Medicare Advantage marketplace that enhances our healthcare capabilities.

Recent Developments

The Business Combination

On the Closing Date, FTAC completed its previously announced business combination transaction contemplated by the Business Combination Agreement. On the Closing Date, pursuant to the Business

Combination Agreement, among other things, (i) FTAC Merger Sub merged with and into FTAC, with FTAC being the surviving corporation in the merger and becoming a subsidiary of Alight and being renamed Alight Group, Inc., (ii) Tempo Merger Sub merged with and into Tempo, with Tempo being the surviving company in the merger, becoming a subsidiary of Alight and being renamed Alight Holding Company, LLC and (iii) each of the Blocker Merger Subs merged with and into the correspondingly numbered Tempo Blocker, with the applicable Tempo Blocker being the surviving entity in such mergers. As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Alight Holdings Operating Agreement that went into effect upon the completion of the Business Combination.

Corporate Information

Alight, Inc. is a Delaware corporation. Our principal executive offices are located at 4 Overlook Point, Lincolnshire, IL 60069, and our telephone number is (224) 737-7000. Our principal website address is https://alight.com/. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	presenting only two years of audited financial statements and only two years of selected financial data;

•	an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding nonbinding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced reporting burdens.

THE OFFERING

We are registering the issuance by us of up to 44,500,000 shares of our Class A Common Stock that may be issued upon exercise of the Warrants to purchase Class A Common Stock, including the Public Warrants and the Forward Purchase Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 466,378,526 shares of Class A Common Stock and (ii) up to 10,000,000 Forward Purchase Warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.

Issuance of Class A Common Stock

The following information is as of July 2, 2021 and does not give effect to issuances of our Class A Common Stock, warrants or options to purchase shares of our Class A Common Stock after such date, or the exercise of warrants or options after such date.

Shares of our Class A Common Stock to be issued upon exercise of all Public Warrants and Forward Purchase Warrants	44,500,000 shares.

Shares of our Class A Common Stock outstanding prior to (i) the exercise of all Public Warrants and Forward Purchase Warrants, (ii) the conversion of 5,264,832 shares of Class B-1 Common Stock (including 274,379 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), 5,264,832 shares of Class B-2 Common Stock (including 274,379 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock) and 5,046,819 shares of Class Z-A Common Stock into an aggregate of 15,576,483 shares of Class A Common Stock, (iii) the conversion of 547,921,203 Class A Units (including (x) 4,990,453, 4,990,453 and 5,046,819 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 274,379 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 274,379

Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) into an aggregate of 547,921,203 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock and (iv) the conversion of 15,133,333 Class C Units into an aggregate of 15,133,333 shares of Class A Common Stock

446,790,011 shares.

Use of proceeds	We will receive up to an aggregate of approximately $511.8 million from the exercise of all Public Warrants and Forward Purchase Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness.

Resale of Class A common stock and warrants

Shares of Class A Common Stock offered by the Selling Holders, consisting of (i) 346,318,485 shares of Class A Common Stock, (ii) 10,000,000 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, (iii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-1 Common Stock (including 259,683 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (iv) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-2 Common Stock (including 259,683 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock), (v) 4,776,488 shares of Class A Common Stock issuable upon conversion of shares of Class Z-A Common Stock, (vi) 80,989,438 shares of Class A Common Stock issuable upon the conversion of Class A Units

(including (x) 2,375,949, 2,375,949 and 2,626,580 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 142,799 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 142,799 Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) and the surrender and cancellation of a corresponding number of shares of Class V Common Stock and (vii) 15,133,333 shares of Class A Common Stock issuable upon the conversion of Class C Units

466,378,526 shares.

Warrants offered by the Selling Holders (consisting of Forward Purchase Warrants)	10,000,000.

Exercise price	$11.50 per share, subject to adjustment as described herein.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities—Company Warrants” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of the Class A Common Stock and Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships And Related Party Transactions—Alight Related Person Transactions” for further discussion.

NYSE Ticker Symbols	Class A Common Stock: “ALIT”

Warrants: “ALIT.WS”

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

•

the outcome of any known or unknown litigation or regulatory proceedings, including legal proceedings that may be instituted against Alight or FTAC following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the risk that the Business Combination disrupts the plans and operations of FTAC, Alight or the Company as a result of the announcement and consummation of the transactions described herein;

•

the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably and retain its key employees;

•	changes in applicable laws or regulations;

•	costs related to the Business Combination;

•	the inability of the Company to develop and maintain effective internal controls;

•	the COVID-19 pandemic and future outbreak of any other highly infectious or contagious disease, including the global economic uncertainty and measures taken in response;

•	the possibility that the Company may be adversely affected by other economic, business or competitive factors;

•	risks associated with the Company’s international operations;

•	risks associated with competition with the Company’s competitors;

•	risks associated with changes in regulations that could have an adverse effect on the Company’s business;

•	the inability to adequately protect key intellectual property rights or proprietary technology;

•	the diversion of management’s attention and consumption of resources as a result of the proposed Business Combination or any potential acquisitions of other companies;

•

risks associated with past and prospective acquisitions, including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions;

•	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•

cyber attacks and security vulnerabilities and other significant disruptions in the Company’s information technology systems and networks that could expose the Company to legal liability, impair its reputation or negative effect on the Company’s results of operations;

•

the potential for conflicts of interest arising out of any members of the Company Board allocating their time to other businesses and not exclusively to the Company, and that the Company Charter will contain a corporate opportunities waiver so directors will not be required to present potential business opportunities to the Company;

•	the possibility of a decline in economic activity that could impact the Company’s results of operations;

•	failure to compete successfully with the Company’s competitors;

•	risks associated with the Company’s failure to apply and develop new technologies as quick as the Company’s competitors;

•	the possibility of a decline in continued interest in outsourced services; and

•	other risks and uncertainties indicated in this proxy statement prospectus, including those set forth under the section entitled “Risk Factors.”

RISK FACTORS

Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FTAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alight” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

An overall decline in economic activity could adversely affect the financial condition and results of operations of our business.

The results of our business are generally affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets these clients serve. The level of economic activity may be affected by unforeseen events, such as adverse weather conditions, natural disasters, catastrophic events, war, terrorism or public health conditions (including the COVID-19 pandemic). Additionally, substantial changes to trade, monetary and fiscal policies, political conditions, and constriction and volatility in the credit markets, may occur and would affect our business. Economic downturns in some markets may cause reductions in technology and discretionary spending by our clients, which may result in reductions in the growth of new business as well as reductions in existing business. If our clients become financially less stable, enter bankruptcy, liquidate their operations or consolidate, our revenues and/or collectability of receivables could be adversely affected. Our contracts also depend upon the number of our clients’ employees or the number of participants in our clients’ employee benefit plans. If our clients become financially less stable, change their staffing models, enter bankruptcy, liquidate their operations or consolidate, that could result in layoffs or other reductions in the number of participants in our clients’ employee benefit plans. We may also experience decreased demand for our services as a result of postponed or terminated outsourcing of human resource (“HR”) functions. Reduced demand for our services could increase price competition and have an adverse effect on our financial condition or results of operations.

Our operations have been adversely affected and could in the future be materially adversely impacted by the COVID-19 pandemic. Further, the spread of the COVID-19 outbreak has caused severe disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration. Any future outbreak of any other highly infectious or contagious disease could have a similar impact.

The global spread of COVID-19 has created significant volatility and uncertainty and economic disruption. The extent to which the coronavirus pandemic impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services and solutions; our ability to sell and provide our services and solutions, including as a result of travel restrictions and people working from home; the ability of our clients to pay for our services and solutions; and any closures of our and our clients’ offices and facilities. For example, we have large concentrations of employees and third-party vendors performing critical operations in regions significantly impacted by COVID-19. While we have successfully transitioned many of our employees to a work-from-home model, the closure of those facilities, or restrictions inhibiting our employees’ ability to access those facilities, has disrupted, and could in the future disrupt our ability to provide our services and solutions and result in, among other things, terminations of client contracts and losses of revenue. Clients may also slow down decision making, delay planned work or seek to terminate existing agreements. Additionally, the COVID-19 pandemic has caused, and may continue to cause, companies to lay off or furlough employees and as a result our revenue may be adversely impacted if our clients have fewer employees. While it is not possible at this time to estimate the full impact that COVID-19 could have on our business, the continued spread of COVID-19 and the measures taken by the governments of countries affected could materially adversely impact our business, financial condition or results of operations. To the extent the COVID-19 pandemic adversely affects our business, financial conditions and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

We face significant competition and our failure to compete successfully could have a material adverse effect on the financial condition and results of operations of our business.

Our competitors may have greater resources, larger customer bases, greater name recognition, stronger presence in certain geographies and more established relationships with their customers and suppliers than we have. In addition, new competitors, alliances among competitors or mergers of competitors could gain significant market share and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Large and well-capitalized competitors may be able to respond to the need for technological changes and innovate faster, or price their services more aggressively. They may also compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share more effectively than we do. If we are unable to compete successfully, we could lose market share and clients to competitors, which could materially adversely affect our results of operations. To respond to increased competition and pricing pressure, we may have to lower the cost of our solutions or decrease the level of service provided to clients, which could have an adverse effect on our financial condition or results of operations.

We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could expose us to legal liability, impair our reputation or have a negative impact on our operations, sales and operating results and could expose us to litigation and negatively impact our relationships with customers.

We rely on the efficient, uninterrupted and secure operation of complex information technology systems, and networks and data centers, some of which are within our business and some of which are outsourced to third party providers, including cloud infrastructure service providers such as Amazon Web Services (AWS) and Microsoft Azure Cloud. We do not have control over the operations of such third parties. We also may decide to employ additional offsite data centers in the future to accommodate growth. Problems faced by our data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their clients, including us, could adversely affect the availability and processing of our solutions and related services and the experience of our clients. If our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business and cause us to incur additional expense. In addition, any financial difficulties faced by our third-party data center’s operator or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our services and solutions. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities. Any errors, defects, disruptions or other performance problems with our information technology systems including any changes in service levels at our third-party data center could adversely affect our reputation and may damage our clients’ stored files or result in lengthy interruptions in our services. Interruptions in our services might reduce our revenues, subject us to potential liability or other expenses or adversely affect our renewal rates.

In relation to our third-party data centers, while we own, control and have access to our servers and all of the components of our network that are located in these centers, we do not control the operation of these facilities. The operators of our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if the data center operators are acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur costs and experience service interruption in doing so.

Improper access to, misappropriation, destruction or disclosure of confidential, personal or proprietary data as a result of employee or vendor malfeasance or cyber-attacks could result in financial loss, regulatory scrutiny, legal liability or harm to our reputation.

One of our significant responsibilities is to maintain the security and privacy of our employees’ and clients’ confidential and proprietary information and the confidential information about clients’ employees’ compensation, health and benefits information and other personally identifiable information. However, all information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including but not limited to cyber-attacks, computer viruses, malware, hacking, fraudulent use attempts, phishing attacks and security breaches. Our systems are also subject to compromise from internal threats such as improper action by employees, vendors and other third parties with otherwise legitimate access to our systems. Despite our efforts, from time to time, we experience attacks and other cyber-threats to our systems and networks and have from time to time experienced cyber security incidents such as computer viruses, unauthorized parties gaining access to our information technology systems and similar matters, which to date have not had a material impact on our business. These attacks can seek to exploit, among other things, known or unknown vulnerabilities in technology included in our information systems or those of third-party providers. Because the techniques used to obtain unauthorized access are constantly changing and becoming increasingly more sophisticated and often are not recognized until launched against a target, we or our third-party providers may be unable to anticipate these techniques or implement sufficient preventative measures. If we are unable to efficiently manage the vulnerability of our systems and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access. In the future, these types of incidents could result in intellectual property or other confidential information being lost or stolen, including client, employee or business data. In addition, we may not be able to detect breaches in our information technology systems or assess the severity or impact of a breach in a timely manner.

We have implemented various measures to manage our risks related to system and network security and disruptions, but an actual or perceived security breach, a failure to make adequate disclosures to the public or law enforcement agencies following any such event or a significant and extended disruption in the functioning of our information technology systems could damage our reputation and cause us to lose clients, adversely impact our operations, sales and operating results and require us to incur significant expense to address and remediate or otherwise resolve such issues.

We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information. These include, for example, the appropriate encryption of information, the use of anti-virus, anti-malware and other protections. Nonetheless, we cannot eliminate the risk of human error or inadequate safeguards against employee or vendor malfeasance or cyber-attacks that could result in improper access to, misappropriation, destruction or disclosure of confidential, personal or proprietary information and we may not become aware in a timely manner of any such security breach. Such unauthorized access, misappropriation, destruction or disclosure could result in the loss of revenue, reputational damage, indemnity obligations, damages for contract breach, civil and criminal penalties for violation of applicable laws, regulations or contractual obligations, and significant costs, fees and other monetary payments for remediation. Furthermore, our clients may not be receptive to services delivered through our information technology systems and networks following an actual or perceived security breach due to concerns regarding transaction security, user privacy, the reliability and quality of internet service and other reasons. The release of confidential information as a result of a security breach could also lead to litigation or other proceedings against us by affected individuals or business partners, or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a significant negative impact on our business. Additionally, in order to maintain the level of security, service and reliability that our clients require, we may be required to make significant additional investments in our methods of delivering services.

In many jurisdictions, including North America and the European Union, we are subject to laws and regulations relating to the collection, use, retention, security and transfer of this information including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and the HIPAA regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable protected health information, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and the European Union General Data Protection Regulation (“GDPR”). California also enacted legislation, the California Consumer Privacy Act of 2018 (“CCPA”) and the related California Privacy Rights Act (“CPRA”), that afford California residents expanded privacy protections and a private right of action for security breaches affecting their personal information. These and other similar laws and regulations are frequently changing and are becoming increasingly complex and sometimes conflict among the various jurisdictions and countries in which we provide services both in terms of substance and in terms of enforceability. This makes compliance challenging and expensive. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to our reputation in the marketplace. Further, regulatory initiatives in the area of data protection are more frequently including provisions allowing authorities to impose substantial fines and penalties, and therefore, failure to comply could also have a significant financial impact.

Changes in regulation, including changes in regulations related to health and welfare plans, fiduciary rules, pension reform, payroll and data privacy and data usage, their application and interpretation could have an adverse effect on our business.

In addition to the complexity of the laws and regulations themselves, the development of new laws and regulations, changes in application or interpretation of laws and regulations and our continued operational changes and development into new jurisdictions and new service offerings also increases our legal and regulatory compliance complexity as well as the type of governmental oversight to which we may be subject. These changes in laws and regulations could mandate significant and costly changes to the way we implement our services and solutions or could impose additional licensure requirements or costs to our operations and services. Furthermore, as we enter new jurisdictions or lines of businesses and other developments in our services, we may become subject to additional types of laws and policies and governmental oversight and supervision. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. In addition, new regulatory or industry developments could create an increase in competition that could adversely affect us. These potential developments include:

•

changes in regulations relating to health and welfare plans including potential challenges or changes to the Patient Protection and Affordable Care Act, expansion of government-sponsored coverage through Medicare or the creation of a single payer system;

•	changes in regulations relating to fiduciary rules;

•	changes in regulations relating to defined contribution and defined benefit plans, including pension reform that could decrease the attractiveness of certain of our retirement products and services to retirement plan sponsors and administrators or have an unfavorable effect on our ability to earn revenues from these products and services;

•	changes in regulations relating to payroll processing and payments or withholding taxes or other required deductions;

•

additional requirements respecting data privacy and data usage in jurisdictions in which we operate that may increase our costs of compliance and potentially reduce the manner in which data can be used by us to develop or further our product offerings;

•

changes to regulations of producers, brokers, agents or third-party administrators that may alter operational costs, the manner in which we market or are compensated for certain services or other aspects of our business;

•

changes to regulations or additional regulations resulting from COVID-19 such as the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 or equivalent state or local initiatives; and

•	additional regulations or revisions to existing regulations promulgated by other regulatory bodies in jurisdictions in which we operate.

For example, there have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at addressing the availability of healthcare and containing or lowering the cost of healthcare. Although we cannot predict the ultimate content or timing of any healthcare reform legislation, potential changes resulting from any amendment, repeal or replacement of these programs, including any reduction in the future availability of healthcare insurance benefits, could adversely affect our business and future results of operations. Further, the federal government from time to time considers pension reform legislation, which could negatively impact our sales of defined benefit or defined contribution plan products and services and cause sponsors to discontinue existing plans for which we provide administrative or other services. Certain tax-favored savings initiatives that have been proposed could hinder sales and persistency of our products and services that support employment-based retirement plans.

Our services are also the subject of ever-evolving government regulation, either because the services provided to or business conducted by our clients are regulated directly or because third parties upon whom we rely to provide services to our clients are regulated, thereby indirectly impacting the manner in which we provide services to those clients. Changes in laws, government regulations or the way those regulations are interpreted in the jurisdictions in which we operate could affect the viability, value, use or delivery of benefits and HR programs, including changes in regulations relating to health and welfare plans (such as medical), defined contribution plans (such as 401(k)), defined benefit plans (such as pension) or payroll delivery, may adversely affect the demand for, or profitability of, our services.

Our business performance and growth plans could be negatively affected if we are not able to effectively apply technology in driving value for our clients or gaining internal efficiencies. Conversely, investments in innovative product offerings may fail to yield sufficient return to cover their costs.

Our success depends, in part, on our ability to develop and implement new or revised solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies requires us to incur significant expenses.

If we cannot offer new technologies as quickly as our competitors or if our competitors develop more cost-effective technologies, it could have a material adverse effect on our ability to obtain and complete client engagements. Innovations in software, cloud computing or other technologies that alter how our services are delivered could significantly undermine our investments in our business if we are slow or unable to take advantage of these developments.

We are continually developing and investing in innovative and novel service offerings, including a recent transition to a business process as a service (“BPaaS”) offering, which we believe will address needs that we identify in the markets. In some cases, our BPaaS offerings may require new or unique pricing structures, which may include performance guarantees or fees at risk that differ significantly from our historical practices. These initiatives carry the risks associated with any new solution development effort, including cost overruns, delays in delivery and implementation and performance issues. There can be no assurance that we will be successful in developing, marketing and selling new solutions or enhancements that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, implementation, introduction and marketing of these solutions or enhancements, or that our new solutions and enhancements will adequately meet the demands for the marketplace and achieve market acceptance. Any of these developments could have an adverse impact on our future revenue and/or business prospects. Nevertheless, for those efforts to produce meaningful value, we are reliant on a number of other factors, some of which are outside of our control, to deem them suitable, and whether those parties will find them suitable will be subject to their own particular circumstances.

We are subject to professional liability claims against us as well as other contingencies and legal proceedings relating to our delivery of services, some of which, if determined unfavorably to us, could have an adverse effect on our financial condition or results of operations.

We assist our clients with outsourcing various HR functions. Third parties may allege that we are liable for damages arising from these services in professional liability claims against us. Such claims could include, for example, the failure of our employees or sub-agents, whether negligently or intentionally, to correctly execute transactions. It is not always possible to prevent and detect errors and omissions, and the precautions we take may not be effective in all cases. In addition, we are subject to other types of claims, litigation and proceedings in the ordinary course of business, which along with professional liability claims, may seek damages, including punitive damages, in amounts that could, if awarded, have a material adverse impact on our financial position, earnings and cash flows. In addition to potential liability for monetary damages, such claims or outcomes could harm our reputation or divert management resources away from operating our business. While we maintain insurance to cover various aspects of such professional liability and other claims, such coverage may not be adequate or applicable for certain claims or in the event of an adverse outcome related to such claims. In such circumstances, we would be responsible for payment of amounts that are not covered by insurance and that could have a material adverse impact on our business. In some cases, due to other business considerations, we may elect to pay or settle professional liability or other claims even where we may not be contractually or legally obligated to do so.

Accruals for exposures, and related insurance receivables, when applicable to us, have been provided to the extent that losses are deemed probable and are reasonably estimable. These accruals and receivables are adjusted from time to time as developments warrant and may also be adversely affected by disputes we may have with our insurers over coverage. Amounts related to our settlement provisions are recorded in other general expenses in our statements of income.

The ultimate outcome of these claims, lawsuits and proceedings cannot be ascertained, and liabilities in indeterminate amounts may be imposed on us. It is possible that our future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

We may become involved in claims, litigation or other proceedings that could harm the value of our business.

We are subject to, and may become a party to, various claims, lawsuits or other proceedings that arise in the ordinary course of our business. Our business is subject to the risk of litigation or other proceedings involving current and former employees, clients, partners, suppliers, shareholders or others. For example, participants in our clients’ benefit plans could claim that we did not adequately protect their data or secure access to their accounts. Regardless of the merits of the claims, the cost to defend litigation may be significant, and such matters can be time-consuming and divert management’s attention and resources. The outcomes of such matters in the ordinary course of our business are inherently uncertain, and adverse judgments or settlements could have a material adverse impact on our financial position or results of operations. In addition, we may become subject to future lawsuits, claims, audits and investigations, or suits, any of which could result in substantial costs and divert our attention and resources. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Our failure to protect our intellectual property rights, or allegations that we have infringed on the intellectual property rights of others, could harm our reputation, ability to compete effectively and financial condition.

To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, employees, clients, strategic partners and others. However, the protective steps that we take may be inadequate to deter misappropriation of our proprietary information and technology. In addition, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Further, effective trademark, copyright, patent and trade secret protection may not be available in every country in which we offer our services or competitors may develop products similar to our products that do not conflict with our related intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively.

In addition, to protect or enforce our intellectual property rights, we may initiate litigation against third parties, such as infringement suits or interference proceedings. Third parties may assert intellectual property rights claims against us, which may be costly to defend, could require the payment of damages and could limit our ability to use or offer certain technologies, products or other intellectual property. Any intellectual property claims, with or without merit, could be expensive, take significant time and divert management’s attention from other business concerns. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, or require us to purchase licenses from third parties (which may not be available on terms acceptable to us, or at all), any of which could adversely affect our business, financial condition and operating results.

We might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses.

We expect to continue pursuing strategic and targeted acquisitions, investments and joint ventures to enhance or add to our skills and capabilities or offerings of services and solutions, or to enable us to expand in certain geographic and other markets. For example, we previously acquired Hodges-Mace Holdings, LLC, a provider of employee benefits technology, communications and custom enrollment services and Northgate Information Solutions Limited, a leading provider of global HR and payroll services. More recently, in 2020 we acquired Choice Health Insurance LLC, which supports enrollment into Medicare Advantage plan coverage by eligible retirees. We may not successfully identify suitable investment opportunities. We also might not succeed in completing targeted transactions or achieve desired results of operations.

Furthermore, we face risks in successfully integrating any businesses we might acquire or create through a joint venture. Ongoing business may be disrupted, and our management’s attention may be diverted by acquisition, investment, transition or integration activities. In addition, we might need to dedicate additional management and other resources, and our organizational structure could make it difficult for us to efficiently integrate acquired businesses into our ongoing operations and assimilate and retain employees of those businesses into our culture and operations. The potential loss of key executives, employees, customers, suppliers and other business partners of businesses we acquire may adversely impact the value of the assets, operations or businesses. Furthermore, acquisitions or joint ventures may result in significant costs and expenses, including those related to retention payments, equity compensation, severance pay, early retirement costs, intangible asset amortization and asset impairment charges, assumed litigation and other liabilities, and legal, accounting and financial advisory fees, which could negatively affect our profitability. We may have difficulties as a result of entering into new markets where we have limited or no direct prior experience or where competitors may have stronger market positions.

We might fail to realize the expected benefits or strategic objectives of any acquisition, investment or joint venture we undertake. We might not achieve our expected return on investment or may lose money. We may be adversely impacted by liabilities that we assume from a company we acquire or in which we invest, including from that company’s known and unknown obligations, intellectual property or other assets, terminated employees, current or former clients or other third parties. In addition, we may fail to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring, investing in or partnering with a company, including potential exposure to regulatory sanctions or liabilities resulting from an acquisition target’s previous activities, internal controls and security environment. If any of these circumstances occurs, they could result in unexpected legal or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes or other adverse effects on our business. Litigation, indemnification claims and other unforeseen claims and liabilities may arise from the acquisition or operation of acquired businesses. If we are unable to complete the number and kind of investments for which we plan, or if we are inefficient or unsuccessful at integrating any acquired businesses into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services.

We periodically evaluate, and have engaged in, the disposition of assets and businesses. Divestitures could involve difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention, the disruption of our business and the potential loss of key employees. After reaching an agreement with a buyer for the disposition of a business, the transaction may be subject to the satisfaction of pre-closing conditions, including obtaining necessary regulatory and government approvals, which, if not satisfied or obtained, may prevent us from completing the transaction. Divestitures may also involve continued financial involvement in or liability with respect to the divested assets and businesses, such as indemnities or other financial obligations, in which the performance of the divested assets or businesses could impact our results of operations. Any divestiture we undertake could adversely affect our results of operations.

Our growth depends in part on the success of our strategic partnerships with third parties.

We enter into strategic partnerships with third parties to enhance and extend the capabilities of our solutions in the ordinary course of our business. In order to continue to grow our business and enhance and extend our capabilities, we anticipate that we will continue to depend on the continuation and expansion of our strategic partnerships with third parties. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources.

If we are unsuccessful in establishing or maintaining our relationships with third parties, if we fail to comply with material terms (such as maintaining any required certifications) or if our strategic partners fail to perform as expected, our ability to compete in the marketplace or to grow our revenues could be impaired, which could adversely affect our business, financial condition, and results of operations. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our solutions or increased revenues.

Our business is dependent on continued interest in outsourcing.

Our business and growth depend in large part on continued interest in outsourced services. Outsourcing means that an entity contracts with a third party, such as us, to provide services rather than perform such services in-house. There can be no assurance that this interest will continue, as organizations may elect to perform such services themselves and/or the business process outsourcing industry could move to an as-a-service model, thereby eliminating traditional outsourcing tasks. A significant change in this interest in outsourcing could materially adversely affect our results of operations and financial condition.

Our success depends on our ability to retain and attract experienced and qualified personnel, including our senior management team and other professional personnel.

We depend upon the members of our senior management team who possess extensive knowledge and a deep understanding of our business and our strategy. The unexpected loss of any of our senior management team could have a disruptive effect adversely impacting our ability to manage our business effectively and execute our business strategy. Competition for experienced professional personnel is intense, particularly for technology professionals in the areas in which we operate, and we are constantly working to retain and attract these professionals. If we cannot successfully do so, our business, operating results and financial condition could be adversely affected. We must develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of personnel retention. While we have plans for key management succession and long-term compensation plans designed to retain the senior employees, if our succession plans do not operate effectively, our business could be adversely affected.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Our operations are dependent upon our ability to protect our personnel, offices and technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. Should we or a key vendor or other third party experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, such as the recent COVID-19 pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, office facilities and the proper functioning of existing, new or upgraded computer systems, telecommunications and other related systems and operations. In events like these, while our operational size, the multiple locations from which we operate and our existing back-up systems provide us with some degree of flexibility, we still can experience near-term operational challenges with regard to particular areas of our operations. We could potentially lose access to key executives and personnel, client data or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario.

We regularly assess and take steps to improve upon our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.

If our clients are not satisfied with our services, we may face additional cost, loss of profit opportunities and damage to our reputation or legal liability.

We depend, to a large extent, on our relationships with our clients and our reputation to understand our clients’ needs and deliver solutions and services that are tailored to satisfy those needs. If a client is not satisfied with our services, it may be damaging to our business and could cause us to incur additional costs and impair profitability. Many of our clients are businesses that band together in industry groups and/or trade associations and actively share information among themselves about the quality of service they receive from their vendors. Accordingly, poor service to one client may negatively impact our relationships with multiple other clients. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

Damage to our reputation could have a material adverse effect on our business.

Our reputation is a key asset of our business. Our ability to attract and retain clients is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these matters could erode trust and confidence and damage our reputation among existing and potential clients, which could make it difficult for us to attract new clients and maintain existing ones as mentioned above. Negative public opinion could also result from actual or alleged conduct by us or those currently or formerly associated with us in any number of activities or circumstances, including operations, regulatory compliance, and the use and protection of data and systems, satisfaction of client expectations, and from actions taken by regulators or others in response to such conduct. This damage to our reputation could further affect the confidence of our clients, rating agencies, regulators, stockholders and the other parties in a wide range of transactions that are important to our business having a material adverse effect on our business, financial condition and operating results.

We depend on licenses of third-party software to provide our services. The inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

Our applications incorporate certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and development tools from third parties in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of the software used in our applications with new third-party software may require significant work and require substantial investment of our time and resources. To the extent that our applications depend upon the successful operation of third-party software in conjunction with our software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of our own applications, delay new application introductions, result in a failure of our applications and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties.

We rely on third parties to perform key functions of our business operations and to provide services to our clients. These third parties may act in ways that could harm our business.

As we continue to focus on reducing the expense necessary to support our operations, we have increasingly used outsourcing strategies for a significant portion of our information technology and business functions. We rely on third parties, and in some cases subcontractors, to provide services, data and information such as technology, information security, funds transfers, data processing, and administration and support functions that are critical to the operations of our business. We expect to continue to assess and potentially expand such relationships in the future. As we do not fully control the actions of these third parties, we are subject to the risk that their decisions may adversely impact us and replacing these service providers could create significant delay and expense. A failure by the third parties to comply with service level agreements or regulatory or legal requirements, in a high quality and timely manner, particularly during periods of our peak demand for their services, could result in economic and reputational harm to us. In addition, these third parties face their own technology, operating, business and economic risks, and any significant failures by them, including the improper use or disclosure of our confidential client, employee, or business information, could cause harm to our reputation. An interruption in or the cessation of service by any service provider as a result of systems failures, capacity constraints, financial difficulties or for any other reason could disrupt our operations, impact our ability to offer certain products and services, and result in contractual or regulatory penalties, liability claims from clients and/or employees, damage to our reputation and harm to our business.

Our business is exposed to risks associated with the handling of client funds.

Our business handles payroll processing, retirement and health plan administration and related services for certain clients. Consequently, at any given time, we may be holding or directing funds of our clients and their employees, while payroll or benefit plan payments are processed. This function creates a risk of loss arising from, among other things, fraud by employees or third parties, execution of unauthorized transactions or errors relating to transaction processing. We are also potentially at risk in the event the financial institution in which these funds are held suffers any kind of insolvency or liquidity event or fails, for any reason, to deliver their services in a timely manner. The occurrence of any of these types of events in connection with this function could cause us financial loss and reputational harm.

We are subject to extensive governmental regulation, which could reduce our profitability, limit our growth, or increase competition.

Our business is subject to extensive legal and regulatory oversight throughout the world including a variety of laws, rules, and regulations addressing, among other things, licensing, data privacy and protection, wage and hour standards, employment and labor relations, occupational health and safety, environmental matters, anti-competition, anti-corruption, economic sanctions, currency, reserves and government contracting. This legal and regulatory oversight could reduce our profitability or limit our growth by increasing the costs of legal and regulatory compliance; by limiting or restricting the products or services we sell, the markets we enter, the methods by which we sell our services, the prices we can charge for our services, and the form of compensation we can accept from our clients and third parties; or by subjecting our business to the possibility of legal and regulatory actions or proceedings.

The global nature of our operations increases the complexity and cost of compliance with laws and regulations, including training and employee expenses, adding to our cost of doing business. In addition, many of these laws and regulations may have differing or conflicting legal standards across jurisdictions, increasing further the complexity and cost of compliance. In emerging markets and other jurisdictions with less developed legal systems, local laws and regulations may not be established with sufficiently clear and reliable guidance to provide us adequate assurance that we are operating our business in a compliant manner with all required licenses or that our rights are otherwise protected. In addition, certain laws and regulations, such as the Foreign Corrupt Practices Act in the United States and similar laws in other jurisdictions in which we operate, could impact our operations outside of the legislating country by imposing requirements for the conduct of overseas operations, and in a number of cases, requiring compliance by foreign subsidiaries. We are also subject to economic and trade sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, which prohibit or restrict transactions or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially designated, including narcotics traffickers and terrorists or terrorist organizations, among others.

We have implemented policies and procedures to monitor and address compliance with applicable anti-corruption, economic and trade sanctions and anti-money laundering laws and regulations, and we are continuously in the process of reviewing, upgrading and enhancing certain of our policies and procedures. However, our employees, consultants or agents may still take actions in violation of our policies for which we may be ultimately responsible, or our policies and procedures may be inadequate or may be determined to be inadequate by regulators. Any violations of applicable anti-corruption, economic and trade sanctions or anti-money laundering laws or regulations could limit certain of our business activities until they are satisfactorily remediated and could result in civil and criminal penalties, including fines that could damage our reputation and have a materially adverse effect on our results of operation or financial condition.

Our global operations and growth strategy expose us to various international risks that could adversely affect our business.

Our operations are conducted globally. Additionally, one aspect of our growth strategy is to expand in key markets around the world. Accordingly, we are subject to legal, economic and market risks associated with operating in, and sourcing from, foreign countries, including:

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difficulties in staffing and managing our foreign offices, such as unexpected wage inflation or job turnover, increased travel and infrastructure costs, as well as legal and compliance costs associated with multiple international locations;

•	fluctuations or unexpected volatility in foreign currency exchange rates;

•	imposition or increase of investment and other restrictions by foreign governments;

•	longer payment cycles;

•	greater difficulties in accounts receivable collection;

•	insufficient demand for our services in foreign jurisdictions;

•	our ability to execute effective and efficient cross-border sourcing of services on behalf of our clients;

•	restrictions on the import and export of technologies; and

•	trade barriers, tariffs or sanctions laws.

If we are unable to manage the risks of our global operations and geographic expansion strategy, our results of operations and ability to grow could be materially adversely affected.

Our global delivery capability is concentrated in certain key operational centers, which may expose us to operational risks.

Our business model is dependent on our global delivery capability, which includes employees and third-party personnel based at various delivery centers around the world. While these delivery centers are located throughout the world, we have based large portions of our delivery capability in Spain, India and the Philippines. Concentrating our global delivery capability in these locations presents operational risks, many of which are beyond our control. For example, natural disasters and public health threats, particularly the COVID-19 pandemic, could impair the ability of our people to safely travel to and work in our facilities and disrupt our ability to perform work through those delivery centers. As a result of the COVID-19 pandemic, many of our employees have transitioned to “work-from-home” arrangements. The significant increase in remote working and potential reduction in real estate footprint as a result could exacerbate certain risks to our business, including after the COVID-19 pandemic recedes in the future. Additionally, other countries may experience political instability, worker strikes, civil unrest and hostilities with neighboring countries. If any of these circumstances occurs, we have a greater risk that interruptions in communications with our clients and other locations and personnel, and any down-time in important processes we operate for clients, could result in a material adverse effect on our results of operations and our reputation in the marketplace.

The profitability of our engagements with clients may not meet our expectations due to unexpected costs, cost overruns, early contract terminations, unrealized assumptions used in our contract bidding process or the inability to maintain our prices.

Our profitability is highly dependent upon our ability to control our costs and improve our efficiency. As we adapt to change in our business, adapt to the regulatory environment, enter into new engagements, acquire additional businesses and take on new employees in new locations, we may not be able to manage our large, diverse and changing workforce, control our costs or improve our efficiency. In addition, certain client contracts may include unique or heavily customized requirements that limit our ability to fully recognize economies of scale across our business units.

Most new outsourcing arrangements undergo an implementation process whereby our systems and processes are customized to match a client’s plans and programs. The cost of this process is estimated by us and often only partially funded (if at all) by our clients. If the actual implementation expense exceeds our estimate or if the ongoing service cost is greater than anticipated, the client contract may be less profitable than expected. Even though outsourcing clients typically sign long-term contracts, many of these contracts may be terminated at any time, with or without cause, by the client upon written notice, typically between 90 to 360 days before expiration.

In such cases, our clients are generally required to pay a termination fee; however, this amount may not be sufficient to offset the costs we incurred in connection with the implementation and system set-up or fully compensate us for the profit we would have received if the contract had not been cancelled. A client may choose to delay or terminate a current or anticipated project as a result of factors unrelated to our work product or progress, such as the business or financial condition of the client or general economic conditions. When any of our engagements are terminated, we may not be able to eliminate associated ongoing costs or redeploy the affected employees in a timely manner to minimize the impact on profitability. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, including the effects of the COVID-19 pandemic, could have an adverse effect on our profit margin.

Our profit margin, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the staffing costs for our personnel. Accordingly, if we are not able to maintain the rates we charge for our services or appropriately manage the staffing costs of our personnel, we may not be able to sustain our profit margin and our profitability will suffer. The prices we are able to charge for our services are affected by a number of factors, including competitive factors, cost of living adjustment provisions, the extent of ongoing clients’ perception of our ability to add value through our services and general economic conditions. Our profitability is largely based on our ability to drive cost efficiencies during the term of our contracts for our services provided to customers. If we cannot drive suitable cost efficiencies, our profit margins will suffer.

We might not be able to achieve the cost savings required to sustain and increase our profit margins.

We provide our outsourcing services over long-term periods for variable or fixed fees that generally are less than our clients’ historical costs to provide for themselves the services we contract to deliver. Clients’ demand for cost reductions may increase over the term of the agreement. As a result, we bear the risk of increases in the cost of delivering services to our clients, and our margins associated with particular contracts will depend on our ability to control our costs of performance under those contracts and meet our service commitments cost-effectively. Over time, some of our operating expenses will increase as we invest in additional infrastructure and implement new technologies to maintain our competitive position and meet our client service commitments. We must anticipate and respond to the dynamics of our industry and business by using quality systems, process management, improved asset utilization and effective supplier management tools. We must do this while continuing to grow our business so that our fixed costs are spread over an increasing revenue base. If we are not able to achieve this, our ability to sustain and increase profitability may be reduced.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

Our financial statements were prepared in conformity with GAAP which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to recoverability of assets including customer receivables, contingencies, income taxes and estimates and assumptions used for our long-term contracts. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates, or changes in assumptions, estimates or policies or the developments in the business or the application of accounting principles related to long-term contracts may change our initial estimates of future contract results, which could materially affect our business and results of operations.

We may be required to record goodwill or other long-lived asset impairment charges, which could result in a significant charge to earnings.

Under GAAP, we review our long-lived assets, such as goodwill, intangible assets and fixed assets, for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is assessed for impairment at least annually. Factors that may be considered in assessing whether goodwill or other long-lived assets may not be recoverable include reduced estimates of future cash flows and slower growth rates in our industry. We may experience unforeseen circumstances that adversely affect the value of our goodwill or other long-lived assets and trigger an evaluation of the recoverability of the recorded goodwill and other long-lived assets. Future goodwill or other long-lived asset impairment charges could materially impact our financial statements.

Our work with government clients exposes us to additional risks inherent in the government contracting environment.

A portion of our revenues is derived from contracts with or on behalf of national, state and local governments and their agencies. In some cases, our services to public sector clients are provided though or dependent upon relationships with third parties. Government contracts are subject to heightened contractual risks compared to contracts with non-governmental commercial clients. For example, government contracts often contain high or unlimited liability for breaches. Additionally, government contracts are generally subject to audits and investigations by government agencies. If the government discovers improper or illegal activities or contractual non-compliance (including improper billing), we may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Also, the qui tam provisions of the federal and various state civil False Claims Acts authorize a private person to file civil actions under these statutes on behalf of the federal and state governments. Further, the negative publicity that could arise from any such penalties, sanctions or findings could have an adverse effect on our reputation and reduce our ability to compete for new contracts with both government and commercial clients. Moreover, government entities typically finance projects through appropriated funds. While these projects are often planned and executed as multi-year projects, government entities usually reserve the right to change the scope of or terminate these projects for lack of approved funding or at their convenience. Changes in government or political developments, including budget deficits, shortfalls or uncertainties, government spending reductions or other debt or funding constraints, could result in lower governmental sales and our projects being reduced in price or scope or terminated altogether, which also could limit our recovery of incurred costs, reimbursable expenses and profits on work completed prior to the termination. Any of the occurrences and conditions described above could have a material adverse effect on our business, financial condition and operating results.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect our investors, the companies in which our funds invest, or us. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, subject carried interests to more onerous taxation or effect other changes that could have a material adverse effect on our business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our funds and diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.

A third party attempting to acquire us or a substantial position in our Class A common stock may be limited by the operation of FINRA Rule 1017.

One of our wholly owned subsidiaries, Alight Financial Solutions, LLC (“AFS”), is a member in good standing with the Financial Industry Regulatory Authority (“FINRA”), and is subject to change in ownership or control regulations as a result. FINRA’s Rule 1017 requires that any member of FINRA file an application for approval of any change in ownership that would result in one person or entity directly or indirectly owning or controlling 25% or more of member firm’s equity capital. A “substantially complete” application must be filed at least 30 days prior to effecting a change. The approval process under Rule 1017 can take six months or more to complete. The required FINRA process under Rule 1017, including the required 30-day notice period before effecting a change in ownership, could hinder or delay a third party in any effort to acquire us or a substantial position in the Company Class A common stock following the business combination, where such acquisition would result in the applicable person or persons, directly or indirectly, owning or controlling 25% or more of AFS. It is a condition to the completion of the Business Combination that we obtain FINRA’s approval of AFS’ Continuing Membership Application, or “CMA”, relating to the change in the indirect equity ownership of AFS resulting from the Business Combination under Rule 1017. We have filed a Continuing Membership Application in connection with the Business Combination, which FINRA has deemed substantially complete as of February 23, 2021. There can be no assurance that FINRA will ultimately approve the CMA. A denial of the CMA could prevent or delay the completion of the Business Combination or result in an unwinding of the Business Combination or AFS withdrawing its broker-dealer registration, either of which could have a material adverse effect on our business, results of operations or future prospects. A denial of any other application AFS has made under Rule 1017 could also have a material adverse effect on us.

Risks Related to Ownership of our Securities

The Sponsor Investors and Existing Investors have significant influence over the Company and their interests may conflict with the Company’s or its stockholders in the future.

The Existing Investors (comprised of the Blackstone Investors, the New Mountain Investors, the GIC Investors and the PF Investors) beneficially own approximately a 39.5% voting interest in the Company based on their ownership of Company Class A common stock and Company Class V common stock (in respect of Existing Investors who hold Class A Units). In addition, the Sponsor Investors (by virtue of the ownership of the Founders, Cannae and THL) beneficially own approximately 16.6% of the Company’s Class A common stock. As a result, for so long as they retain a significant ownership interest in the Company and/or Alight Holdings, the Sponsor Investors and Existing Investors will have significant influence on the approval of actions requiring stockholder approval through the exercise of their voting power.

Moreover, under the Company Charter and the Investor Rights Agreement that the Company will enter into with the Sponsor Investors and the Existing Investors upon completion of the Business Combination, the Company has agreed to nominate to the Company Board certain individuals designated by the Sponsor Investors and the Blackstone Investors, respectively, for so long as such investors retain a certain ownership interest in the Company and/or Alight Holdings. These designation rights may be disproportionate to the ownership interests of such investors in the Company. As a result, the Sponsor Investors and the Blackstone Investors will have significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of the Company’s officers. In particular, for so long as such investors continue to own a significant percentage of the Company Class A common stock, such investors may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your Company Class A common stock as part of a sale of our company and ultimately might affect the market price of our Company Class A common stock.

The Company’s directors may allocate some of their time to other businesses, which may cause conflicts of interest in their determination as to how much time to devote to the Company’s affairs and materially adversely affect the Company’s results of operations.

The Company’s directors may engage in other business activities, including serving as directors or executive officers of other businesses. The Company’s directors will need to determine how to allocate their time to the Company in addition to any such other activities. This may result in a conflict of interest in the determination as to how our directors allocate their time between their oversight of the management and operations of the Company and the operations of (or their engagement in) such other businesses. Any such conflicts may not always be resolved in the Company’s favor and may materially adversely affect the Company’s results of operations.

The Company Charter provides that none of the Sponsor Investors or the Existing Investors or any director of the Company who is not employed by the Company or any of its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or lines of business in which the Company operates or from otherwise competing with the Company, and contains a waiver of any interest or expectancy in certain opportunities by the Company, which may prevent the Company from receiving the benefit of certain corporate opportunities that would otherwise have been available to it.

The Sponsor Investors, the Existing Investors, the Company’s non-employee directors and/or their respective affiliates are, and/or in the future may be, engaged in (or affiliated with entities that are engaged in) similar activities or related lines of business to the Company or activities that may otherwise overlap or compete with the Company’s business. Under the Company Charter, the Sponsor Investors, the Existing Investors, the non-employee directors and their respective affiliates are permitted to engage in the same or similar business activities or lines of business to the Company or its affiliates and to otherwise compete with the Company. In addition, the Sponsor Investors, the Existing Investors, the non-employee directors and their respective affiliates are not required to disclose or offer to the Company any corporate opportunities that such persons learn of which may be a corporate opportunity for both themselves and the Company and the Company will renounce any interest or expectancy in (or right to be offered or to participate in) any such opportunities so long as the opportunity is not presented to a person in their capacity as a director or officer of the Company. The Sponsor Investors, the Existing Investors, the non-employee directors and their respective affiliates will not (to the fullest extent permitted by applicable law) have any liability to the Company for any breach of fiduciary duty for engaging in any such activities or from not disclosing any corporate opportunities to the Company or from pursuing or acquiring such opportunities themselves or offering or directing such opportunities to any other person. As a result of these provisions, the Company may be not be offered certain corporate opportunities which could be beneficial to the Company and its stockholders, or the Existing Investors, the Sponsor Investors, the non-employee directors or their respective affiliates may direct such opportunities to certain other businesses in which they are engaged (or such other businesses may otherwise pursue such opportunities) causing them to compete with us, which may cause such opportunities not to be available to the Company or to become more expensive or difficult for the Company to pursue, which could adversely impact the Company’s business or prospects.

The NYSE may not continue to list the Company’s securities on its exchange, which could limit the ability of investors to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

The Company was required to meet the NYSE’s initial listing requirements in order for its securities to be listed on its exchange. Among the conditions requested by the NYSE are requirements of an expected at least $4.00 per share trading price and a minimum “public float” (based on all outstanding shares of Company Class A common stock except shares held by directors, executive officers and stockholders owning 10% or more of the outstanding shares) of at least $100.0 million. If the Company fails to continue to meet the listing requirements of the NYSE, the Company Class A common stock and the Company Warrants may be delisted, and the Company could face significant material adverse consequences, including:

•	limited availability of market quotations for its securities;

•	limited amount of news and analyst coverage for the Company; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

The Company Charter, Bylaws and Delaware law, as well as the Investor Rights Agreement, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Company Class A common stock.

The Company Charter, Bylaws and Investor Rights Agreement contain provisions that may discourage, delay or prevent a merger, consolidation, acquisition, or other change in control transaction that stockholders may consider favorable, including transactions in which the Company’s stockholders might otherwise receive a premium for their Company Class A common stock. These provisions may also prevent or frustrate attempts by stockholders to replace or remove Company management. The Company’s corporate governance documents include provisions:

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authorizing blank check preferred stock, which could be issued without stockholder approval and with voting, liquidation, dividend and other rights superior to our Company Class A common stock, as determined by the Company Board;

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providing that any action required or permitted to be taken by the Company’s stockholders must be taken at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing (unless the proposed action is unanimously authorized or approved by the Company Board);

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requiring advance notice of, and compliance with procedural requirements for, stockholder proposals for business to be conducted at any stockholder meeting and for stockholder nominations of candidates for election to the Company Board (other than directors nominated by the Blackstone Investors or Sponsor Investors under the Investor Rights Agreement);

•	establishing a classified board of directors, so that not all members of the Company Board are elected at one time, with the election of directors requiring only a plurality of votes cast;

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prohibiting the Company from engaging in a business combination with a person who acquires at least 15% of the outstanding voting stock of the Company for a period of three years from the date such person acquired such shares, unless the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by such person, subject to certain exceptions. This provision shall not apply to the Sponsor Investors or Existing Investors or any of their respective direct or indirect transferees;

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giving the Company Board the right to fill any vacancies or newly created seats on the Company Board between stockholder meetings, subject to the rights granted to any one or more series of preferred stock then outstanding and the rights granted under the Investor Rights Agreement; and

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providing that directors may be removed by stockholders only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the total voting power of all outstanding shares of Company stock entitled to vote generally in the election of directors, subject to limitations on the ability to remove directors designated by the Blackstone Investors or Sponsor Investors under the Investor Rights Agreement.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for the Company’s shares. They could also deter potential acquirers of the Company, thereby reducing the likelihood that stockholders could receive a premium for their shares in an acquisition. See “Description of Securities” for a more detailed discussion of these provisions.

The Company Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for most legal actions between the Company and our stockholders, which could limit the ability of the Company’s stockholders to obtain a favorable judicial forum for disputes with the Company or our directors, officers, employees or agents.

The Company Charter specifies that, unless the Company consents in writing to the selection of an alternative forum and subject to certain limited exceptions, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Company Charter (as it may be amended or restated) or the Company Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware. The Company Charter also specifies that the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any claims arising under federal securities laws, including the Securities Act. In addition, these choice of forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to these provisions of the Company Charter.

The Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against the Company directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or the Company directors, officers, employees or agents. The enforceability of similar choice of forum provisions in other companies’ bylaws or certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company Charter to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in the Company Charter to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the Company’s business, financial condition or results of operations.

The Company will incur increased costs and become subject to additional regulations and requirements as a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we will incur significant legal, accounting and other expenses that Alight has not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and the

NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Company Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Company Class A common stock, the price of our Company Class A common stock and trading volume could decline.

The trading market for our Company Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, or if analysts who cover us downgrade our Company Class A common stock or publish inaccurate or unfavorable research about our business, the price of our Company Class A common stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Company Class A common stock or trading volume to decline and our Company Class A common stock to be less liquid.

We may issue additional shares of Company Class A common stock or other securities without stockholder approval, which would dilute existing ownership interests and may depress the market price of the Company Class A common stock.

The Company may issue additional shares of Company Class A common stock or other equity securities of equal or senior rank in the future without stockholder approval, including in connection with, among other things, the repayment of outstanding indebtedness, grants under the Company’s equity incentive plan, or future strategic acquisitions or similar transactions.

The Company’s issuance of additional Company Class A common stock or other equity securities of equal or senior rank would have the following effects:

•	the proportionate ownership interest of our stockholders’ existing ownership interest in the Company may decrease;

•	the amount of cash available per share, including for payment of any dividends that may be declared by the Company Board in the future, may decrease;

•	the relative voting power of each previously outstanding share of Company Class A common stock may be diminished; and

•	the market price of our Company Class A common stock may decline.

Future sales of the shares of Company Class A common stock issued to the Existing Investors and other significant stockholders (including any Company Class A common stock issued upon exchange of such investors’ Class A Units) may cause the market price of our Company Class A common stock to drop significantly, even if our business is doing well.

Under the Business Combination Agreement, the Existing Investors received, among other things, a significant amount of Company Class A common stock and Class A Units (which are exchangeable for shares of Company Class A common stock). In addition, the Existing Investors received shares of our Company Class B common stock or Class B Units which will automatically convert into Company Class A common stock or Class A Units upon the occurrence of certain events (including events tied to the trading price of our Company Class A common stock).

Pursuant to the Investor Rights Agreement, the Existing Investors will be restricted from selling any of the Company’s securities that they receive in connection with the Business Combination during the Existing Investor Lock-Up Period, subject to certain exceptions. However, following the Existing Investor Lock-Up Period, the Existing Investors may sell their shares of Company Class A common stock pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because FTAC and the Company are currently shell companies, waiting until one year after the Company has filed Form 10 information with the SEC following the completion of the Business Combination.

Upon the expiration or waiver of the applicable lock-up periods, subject to limitations applicable to the Existing Investors under the federal securities laws (including as a result of the investors’ status as affiliates of the Company), the Existing Investors and certain other significant stockholders may sell large amounts of the Company Class A common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of the Company Class A common stock.

Because we have no current plans to pay cash dividends on our Company Class A common stock, you may not receive any return on your investment unless you sell your Company Class A common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Company Class A common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future. As a result, you may not receive any return on an investment in our Company Class A common stock unless you sell your Company Class A common stock for a price greater than that which you paid for such stock (or the shares of FTAC common stock or other securities that are exchanged).

The market price of our Company Class A common stock may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our Company Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Company Class A common stock regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to shareholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of our Company Class A common stock could decrease significantly. You may be unable to resell your Company Class A common stock at or above the initial public offering price.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

The Company will be a holding company and our only material asset after the completion of the Business Combination will be our direct and indirect interests in Alight Holdings, and we are accordingly dependent upon distributions from Alight Holdings to pay dividends, taxes and other expenses, including payments under the Tax Receivable Agreement.

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its direct and indirect ownership of equity interests in Alight Holdings, of which the Company will serve as the managing member. As a result, the Company will have no independent means of generating revenue or cash flow and the Company will be dependent on the financial results and cash flows of Alight Holdings and its subsidiaries and the distributions that we receive from Alight Holdings in order to pay takes, make payments under the Tax Receivable Agreement, pay dividends (including any dividends or amounts payable in connection with the conversion or exchange of Company class B common stock, Class B Units and Class C Units) and pay other costs and expenses of the Company. While we intend to cause Alight Holdings to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses, deterioration in the financial condition, earnings or cash flow of Alight Holdings for any reason could limit or impair Alight Holdings’ ability to pay such distributions. Additionally, to the extent that the Company needs funds and Alight Holdings is restricted from making such distributions under applicable laws or regulations or under the terms of any financing arrangements, or Alight Holdings is otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition. Such restrictions include Alight Holdings’ financing facilities to which Alight Holdings’ subsidiaries are borrowers or guarantors. Alight Holdings’ distributions, as a result of such financing facilities, are limited based on the achievement of certain financial ratios and fixed dollar baskets, availability under which will vary depending on the Company’s financial performance. We currently anticipate that Alight Holdings will have sufficient capacity to make the dividends and other distributions described above. Distributions may also be restricted pursuant to the Alight Holdings Operating Agreement and applicable Delaware law. Under the Alight Holdings Operating Agreement, the Company (as managing member) is prohibited from making distributions if they would violate Section 18-607 of the DLLCA or another applicable law. Under the DLLCA, limited liability companies are generally restricted from making distributions to their members to the extent that, after giving effect to any such distribution, the company’s liabilities (subject to certain limited exclusions) exceed the fair value of the company’s assets.

Under the terms of the Alight Holdings Operating Agreement, Alight Holdings is obligated to make tax distributions to holders of Alight Holdings Units (including us) at an assumed tax rate, subject to there being available cash. The amount of these tax distributions may in certain periods exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will determine from time to time how to use any cash that accumulates at the Company as a result, which may include, among other potential uses, repurchases of our Company class A common stock or the payment of dividends thereon. However, we will have no obligation to distribute such cash (or other available cash other than as a result of any declared dividend) to our stockholders. To the extent that the Company does not use any such accumulated cash, following the exchange or redemption of Class A Units for Company Class A common stock, Continuing Tempo Unitholders may benefit from value attributable to such cash balances as a result of their ownership of Company Class A common stock, notwithstanding that such Continuing Tempo Unitholders may previously have participated or received distributions as holders of Alight Holdings Units that resulted in the excess cash balances at the Company. See “Certain Relationships and Related Party Transactions—Post-Business Combination Arrangements.”

The Company will be required to pay the TRA Parties for most of the benefits relating to any additional tax depreciation or amortization deductions that we may claim as a result of the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, the Company’s increase in its allocable share of existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges of Alight Holdings Units after the Business Combination and our utilization of certain tax attributes of the Tempo Blockers.

In connection with the Business Combination, we will enter into a Tax Receivable Agreement with the TRA Parties that provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of the Business Combination and as a result of sales or exchanges of Alight Holdings Units for shares of Company class A common stock after the Business Combination and (iii) the Company’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers allocable share of existing tax basis), and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Company and not of Alight Holdings. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Alight Holdings Units for shares of Company common stock, the applicable tax rate, the price of shares of our Company Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Alight Holdings and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Alight Holdings Units or other TRA Parties continuing to hold ownership interests in us. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within ten business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ representative, for its review, within ninety calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year. See “Certain Relationships and Related Party Transactions—Post-Business Combination Arrangements.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Company’s payment obligations under the Tax Receivable Agreement will be accelerated in the event of certain changes of control or its election to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes then allocable to the Company in the case of an acceleration upon a change of control and to all relevant tax attributes allocable or that would be allocable to the Company (in the case of an election by the Company to terminate the Tax Receivable Agreement early, assuming all Alight Holdings Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that holders of Alight Holdings Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that the Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement and sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change of control. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and the Company’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). The Company’s ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement, payments under the Tax Receivable Agreement could be in excess of 85% of the Company’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by the Company may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Company by Alight Holdings are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value of our Company common stock.

In the case of a “Change of Control” under the Tax Receivable Agreement (which is defined to include, among other things, a 50% change in control of the Company, the approval of a complete plan of liquidation or dissolution of the Company, or the disposition of all or substantially all of the Company’s direct or indirect assets), payments under the Tax Receivable Agreement will be accelerated and may significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Company common stock in a change of control transaction.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $511.8 million, but will not receive any proceeds from the sale of the shares of Class A common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A common stock and public warrants are currently listed on the NYSE under the symbols “ALIT” and “ALIT.WS,” respectively. We do not currently intend to list the Class V common stock on any securities exchange. On August 20, 2021, the closing sale price of our Class A common stock was $10.00 per share and the closing price of the public warrants was $2.19 per warrant. As of July 2, 2021, there were 210 holders of record of our Class A common stock and one holder of record of the public warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Company Class A common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Alight, Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 (the “Unaudited Pro Forma Condensed Combined Balance Sheet”) combines the unaudited balance sheet of FTAC as of June 30, 2021 and the unaudited consolidated balance sheet of Tempo Holdings as of June 30, 2021 on a pro forma basis as if the Business Combination had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 (the “Unaudited Pro Forma Condensed Combined Statements of Operations”) combine the unaudited statement of operations of FTAC for the six months ended June 30, 2021, and the unaudited consolidated statement of operations of Tempo Holdings for the six months ended June 30, 2021 on a pro forma basis and the audited statement of operations of FTAC for the period from March 26, 2020 (inception) through December 31, 2020 and the audited consolidated statement of operations of Tempo Holdings for the year ended December 31, 2020, respectively, on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2021 and year ended December 31, 2020, together with the accompanying notes, are referenced herein as the “Unaudited Pro Forma Condensed Combined Financial Statements”.

The historical financial information of FTAC was derived from the unaudited financial statements of FTAC as of June 30, 2021 and for the six months ended June 30, 2021, as well as from the audited financial statements of FTAC for the period from March 26, 2020 (inception) to December 31, 2020, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement. The historical financial information of Tempo Holdings was derived from the Tempo Holdings unaudited Q2 2021 and audited 2020 consolidated financial statements, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement. This information should be read together with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, the unaudited quarterly and audited financial statements of FTAC and related notes, the Tempo Holdings Q2 2021 unaudited and 2020 audited condensed consolidated financial statements and related notes, the sections of this proxy statement/prospectus/consent solicitation statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FTAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alight” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Description of the Business Combination

On January 25, 2021, the Company entered into the Business Combination Agreement, which was amended and restated on April 29, 2021, with Tempo Holdings, FTAC, FTAC Merger Sub, Tempo Merger Sub, the Blocker Merger Subs and each of the Tempo Blockers, pursuant to which, on the terms and subject to the conditions set forth in the Business Combination Agreement, among other things, (a) FTAC Merger Sub will merge with and into FTAC, with FTAC surviving as a subsidiary of the Company, FTAC stockholders being entitled to receive Company common stock in exchange for their FTAC common stock and the Company becoming a publicly traded company on the NYSE and (b) the parties will complete a series of transactions, including the Tempo Merger and the Blocker Mergers, as a result of which, the Tempo Blockers will become subsidiaries of the Company and the Company will acquire a controlling interest in (and become the managing member of) Alight Holdings, with the Company having an organizational structure which is commonly referred to as an “Up-C” (or umbrella partnership corporation) structure. The Up-C structure will allow the Continuing

Tempo Unitholders an equity ownership in Tempo Holdings, which will now be represented by Alight Holdings Units, while also holding an equivalent number of voting interests in the Company in the form of shares of Company Class V common stock. For more information about the Business Combination, see the section of this proxy statement/prospectus/consent solicitation statement entitled “Proposal No. 1 – The Business Combination Proposal.”

Accounting for the Business Combination

The Business Combination will be accounted for using the acquisition method of accounting with the Company as the accounting acquirer. Under the acquisition method of accounting, the Company’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Tempo Holdings will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Tempo Holdings based upon management’s preliminary estimate of their fair values as of June 30, 2021. The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Tempo Holdings assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, apart from intangible assets, Tempo Holdings assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values.

For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Tempo Holdings meets the definition of a variable interest entity and the Company, which will be the managing member, has been determined to be the primary beneficiary.

Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using the assumptions below with respect to the actual redemptions by FTAC stockholders of FTAC Class A common stock for cash equal to their pro rata portion of the aggregate amount of funds deposited in the Trust Account:

•	FTAC stockholders redeemed 19,865,644 shares of FTAC Class A common stock at a price of $10.00 per share in cash;

•	FTAC’s sponsors acquisition of approximately 5.6 million shares of FTAC Class A common stock at a price of $10.00 that were previously submitted for redemption;

•	$300 million in aggregate proceeds are received from the close of the purchase under the Forward Purchase Agreements;

•	$1.55 billion in aggregate proceeds are received from the PIPE investment;

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Financial Statements are described in the accompanying notes. The Unaudited Pro Forma Condensed Combined Financial Statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future operating results or financial position of the Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these Unaudited Pro Forma Condensed Combined Financial Statements and are subject to change as additional information becomes available and analyses are performed.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of June 30, 2021

(in millions, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4	Pro Forma Combined
	(a)	(b)
	Foley Trasimene Acquisition Corp.	Tempo Holding Company, LLC
Assets
Current Assets
Cash and cash equivalents	$—	$460	$1,036	(c)	$246
			(36)	(d)
			(97)	(e)
			1,550	(f)
			300	(g)
			(1,807)	(h)
			(142)	(i)
			(1,017)	(s)
			(1)	(u)
Receivables, net	—	486	—		486
Deferred offering costs	—	—	—		—
Other current assets	—	165	—		165
Prepaid expenses	—	—	—		—

Total Current Assets Before Fiduciary Assets	—	1,111	(214)		897
Fiduciary assets	—	1,015	—		1,015

Total Current Assets	—	2,126	(214)		1,912
Goodwill	—	2,250	(2,146)	(l)	3,588
			615	(n)
			30	(o)
			(691)	(p)
			3,384	(s)
			146	(j)
Intangible assets, net	—	1,634	2,146	(k)	3,780
Fixed assets, net	—	338	—		338
Deferred tax assets	—	5	—		5
Other assets	—	445	—		445
Cash and marketable securities held in Trust Account	1,036	—	(1,036)	(c)	—

Total Assets	$1,036	$6,798	$2,234		$10,068

Liabilities and Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	9	336	—		345
Current portion of long term debt	—	37	—		37
Other current liabilities	—	304	—		304
Income taxes payable	—	—	—		—
Due to Sponsor	1	—	(1)	(u)	—

Total Current Liabilities Before Fiduciary Liabilities	10	677	(1)		686
Fiduciary liabilities	—	1,015	—		1,015

	Historical		Pro Forma Adjustments	Note 4	Pro Forma Combined
	(a)	(b)
	Foley Trasimene Acquisition Corp.	Tempo Holding Company, LLC
Total Current Liabilities	10	1,692	(1)		1,701
Deferred tax liabilities	—	—	146	(j)	146
Long term debt	—	4,035	(1,762)	(m)	2,273
Other liabilities	—	380	—		380
TRA liability	—	—	615	(n)	615
Warrant liability	106	—	(106)	(t)	—
FPA liability	15	—	(15)	(g)	—
Financial instruments	—	—	122	(g),(t)	122
Deferred underwriting fee payable	36	—	(36)	(d)	—

Total Liabilities	167	6,107	(1,037)		5,237
Commitments and Contingencies:
Class A common stock subject to possible redemption, 86,437,924 shares at $10.00 per share	864	—	(864)	(i)	—
Stockholders’ Equity
Members’ equity (123,700 A units issued and outstanding, 1,817 A-1 units issued and outstanding, and 2,088 B units issued and outstanding)	—	854	(854)	(p)	—
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 17,062,076 issued and outstanding (excluding 86,437,924 shares subject to possible redemption)	—	—	21	(s)	21
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 25,875,000 shares issued and outstanding	—	—	—		—
Additional paid-in capital	66	—	2,346	(s)	4,138
			1,550	(f)
			299	(g)
			30	(o)
			722	(i)
			(875)	(r)
Retained earnings (deficit)	(61)	(152)	10	(q)	(203)
Accumulated other comprehensive income	—	(11)	11	(p)	—
Noncontrolling interest	—	—	875	(r)	875

Total Stockholders’ Equity	5	691	4,135		4,831

Total Liabilities and Stockholders’ Equity	$1,036	$6,798	$2,234		$10,068

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2021

(in millions, except share and per share amounts)

	Historical
	(a)	(b)
	Foley Trasimene Acquisition Corp.	Tempo Holding Company, LLC	Pro Forma Adjustments	Note 5	Pro Forma Combined
Revenue	$—	$1,361	$—		$1,361
Cost of services, exclusive of depreciation and amortization	—	888	—		888
Depreciation and amortization	—	38	—		38

Gross Profit	—	435	—		435
Operating Expenses
Formation and general and administrative expenses	7	—	(7)	(e)	—
Selling, general and administrative	—	222	4	(e), (f)	226
Depreciation and intangible amortization	—	111	69	(g)	180

Total operating expenses	7	333	66		406

Operating Income	(7)	102	(66)		29
Gain on change in fair value of warrant liability	22	—	—		22
Gain on change in fair value of FPA liability	39	—	—		39
Interest earned on marketable securities held in Trust Account	0	—	0	(d)	—
Interest expense, net	—	123	(57)	(c)	66
Other expense (income), net	—	9	—		9

Income (Loss) Before Income Tax Expense	54	(30)	(9)		15
Income tax expense	—	(5)	8	(h)	3

Net Income (Loss)	54	(25)	(17)		12
Net loss attributable to noncontrolling interests	—	—	4	(i)	4

Net Income (Loss) Attributable to the Company	$54	$(25)	$(21)		$8

Weighted average shares outstanding of Class A redeemable common stock	103,500,000

Basic and diluted income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable common stock	25,875,000

Basic and diluted loss per share, Class B	$2.08

Basic weighted average shares outstanding of the Company				(j)	438,969,165

Basic net income (loss) per share, the Company				(j)	$0.02

Diluted weighted average share outstanding of the Company				(j)	438,969,165

Diluted net income (loss) per share, the Company				(j)	$0.02

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2020

(in millions, except share and per share amounts)

	Historical
	(a)	(b)
	Foley Trasimene Acquisition Corp. (Restated)	Tempo Holding Company, LLC	Pro Forma Adjustments	Note 6	Pro Forma Combined
Revenue	$—	$2,728	$—		$2,728
Cost of services, exclusive of depreciation and amortization	—	1,829	—		1,829
Depreciation and amortization	—	65	—		65

Gross Profit	—	834	—		834
Operating Expenses
Formation and general and administrative expenses	3	—	(3)	(e)	—
Selling, general and administrative	—	461	134	(e), (f), (h)	595
Depreciation and intangible amortization	—	226	138	(g)	364

Total operating expenses	3	687	269		959

Operating Income	(3)	147	(269)		(125)
Loss on change in fair value of warrant liability	(58)	—	—		(58)
Loss on change in fair value of FPA liability	(54)	—	—		(54)
Interest earned on marketable securities held in Trust Account	1	—	(1)	(d)	—
Interest expense, net	—	234	(84)	(c)	150
Other expense (income), net	—	7	—		7

Income (Loss) Before Income Tax Expense	(114)	(94)	(186)		(394)
Income tax expense	—	9	(98)	(i)	(89)

Net Income (Loss)	(114)	(103)	(88)		(305)
Net loss attributable to noncontrolling interests	—	—	(15)	(j)	(15)

Net Income (Loss) Attributable to the Company	$(114)	$(103)	$(73)		$(290)

Weighted average shares outstanding of Class A redeemable common stock	103,500,000

Basic and diluted income per share, Class A	$0.01

Weighted average shares outstanding of Class B non-redeemable common stock	25,875,000

Basic and diluted loss per share, Class B	$(4.44)

Basic weighted average shares outstanding of the Company				(k)	438,969,165

	Historical
	(a)	(b)
	Foley Trasimene Acquisition Corp. (Restated)	Tempo Holding Company, LLC	Pro Forma Adjustments	Note 6	Pro Forma Combined
Basic net income (loss) per share, the Company				(k)	$(0.66)

Diluted weighted average share outstanding of the Company				(k)	438,969,165

Diluted net income (loss) per share, the Company				(k)	$(0.66)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the SEC’s Final Rule Release No. 33-10786, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020. The amended Article 11 was effective January 1, 2021.

The unaudited pro forma condensed combined financial information presented herein gives effect to the following transactions:

•	the PIPE Investment;

•	the Forward Purchase Agreements; and

•	the estimated effects of the acquisition of Tempo Holdings, inclusive of the estimated effects of debt repaid (collectively, the “Transaction Accounting Adjustments”).

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the case of the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination will be accounted for as a forward merger using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of the Company as the accounting acquirer and Tempo Holdings as the accounting acquiree. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date by the Company, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurement for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments to the unaudited condensed combined financial information may be revised and alternative valuation methodologies are evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 – Accounting Policies

Upon consummation of the Business Combination, FTAC will adopt Tempo’s accounting policies. As a result of the adoption, there are no significant changes in accounting policies expected and no pro forma adjustments related to the alignment of the accounting policies of FTAC and Tempo.

Note 3 – Estimated Preliminary Purchase Price Allocation

The preliminary consideration and allocation of the purchase price to the fair value of Tempo’s assets acquired and liabilities assumed, as if the acquisition date was June 30, 2021, is presented below. FTAC has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of FTAC based on the information currently available and are subject to change once additional analyses are completed. Furthermore, the final purchase price of the Business Combination is subject to the determination of certain items that are subject to adjustment at Closing pursuant to the Business Combination Agreement, including Tempo Holdings’ net debt.

Calculation of purchase consideration	June 30, 2021
Cash consideration to existing Tempo Equityholders	$1,017
Repayment of Non-extended Term Loan and Sr. Secured Notes	1,807
Alight transaction costs reimbursed by acquirer	78

Total cash consideration	2,902

Continuing Tempo Unitholders rollover equity into the Company	1,414
Continuing Tempo Unitholders rollover equity into Alight Holdings	875
Contingent consideration – Tax Receivable Agreement	615
Contingent consideration – Earnout to existing Tempo Equityholders	30

Total consideration transferred	$5,836

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	460
Receivables, net	486
Fiduciary assets	1,015
Other current assets	165
Intangible assets	3,780
Fixed assets, net	338
Deferred tax assets	5
Other assets	445
Accounts payable and accrued liabilities	(336)
Fiduciary liabilities	(1,015)
Other current liabilities	(304)
Debt assumed	(2,265)
Deferred tax liabilities	(146)
Other liabilities	(380)
Goodwill	3,588

Net assets acquired	$5,836

Intangible Assets

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The trade name intangible asset represents the corporate Alight tradename, which was valued using the relief-from-royalty method. The technology related intangible assets represent software developed by the Company to differentiate its product/service offerings for its customers, valued using the relief-from-royalty method. The customer related and contract based intangible assets represent strong, long-term relationships with customers, valued using the multi-period excess earnings method.

Identifiable intangible assets	Fair Value (in millions)	Useful Life (in years)
Customer related and contract-based intangibles	$2,900	12.0
Technology related intangibles	330	5.5
Trade name	550	15.0

	$3,780

Goodwill

Approximately $3.6 billion has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable definite-lived intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill.

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 350, Goodwill and Other Intangible Assets (“ASC 350”), goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the Company determines that the value of goodwill has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

Note 4 – Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheets as of June 30, 2021

The unaudited pro forma condensed combined balance sheets as of June 30, 2021 reflect the following adjustments:

(a)	Represents the Foley Trasimene Acquisition Corp. historical unaudited balance sheet as of June 30, 2021.

(b)	Represents the Tempo Holding Company, LLC historical unaudited consolidated balance sheet as of June 30, 2021.

(c)

Represents the reclassification of the $1,036 million in investments held in FTAC’s Trust Account as of June 30, 2021 to cash and cash equivalents to liquidate these investments and make the funds available for FTAC’s acquisition of Tempo Holdings.

(d)	Represents a $36 million cash disbursement to settle FTAC’s deferred underwriting fees that were incurred in connection with its initial public offering.

(e)	Represents the payment of $97 million in transaction costs incurred by FTAC and Tempo as a result of the Business Combination and a corresponding offset to retained earnings (accumulated deficit).

(f)

Represents the $1,550 million cash investment by the Company in exchange for the issuance of 155 million newly issued shares of Company Class A common stock with a par value of $0.0001 per share and a corresponding offset to additional paid-in capital as a result of the executed Subscription Agreements entered into in connection with the PIPE Investment.

(g)

Represents the aggregate $300 million cash investment by Cannae LLC and THL pursuant to the Forward Purchase Agreements in exchange for 30 million newly issued shares of FTAC Class A common stock with a par value of $0.0001 per share and 10 million newly issued FTAC warrants, which will be exchanged for Company Class A common stock and warrants. Accordingly, represents a $15 million decrease to the FPA liability, a $3 thousand increase to Company Class A common stock, a $299 million increase to Additional paid-in capital and a $16 million increase to Financial instruments.

(h)

Represents the total repayment of $1,786 million of existing indebtedness, consisting of the $1,230 million of Senior Notes and $556 million of the Term Loan A, as well as the payment of $21 million related to the call price implication fee of the Senior Notes.

(i)

Represents a $142 million cash disbursement from the Trust Account to holders of FTAC Class A common stock that redeem their shares in connection with the Business Combination based on the redemption of approximately 14.2 million shares of FTAC Class A common at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of June 30, 2021. The remaining 72.2 million shares of FTAC Class A common stock that were redeemable were not redeemed and were thus converted into shares of Company Class A common stock with a par value of $0.0001 per share on a one-for-one basis and a corresponding offset to additional paid-in capital upon the closing of the Business Combination.

(j)

Following the Business Combination, the Company will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes. As a result, the pro forma balance sheet reflects an adjustment to our taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state, local and foreign jurisdiction.

We have recorded a deferred tax liability of $146 million. The deferred tax liability includes (i) $304 million related to the Company’s investment in Tempo Holdings, (ii) $(155) million related to tax loss carryforwards and credits from the Tempo Blockers, and (iii) $(3) million related to OCI and other taxable temporary differences.

(k)

Represents the adjustment to intangible assets, net, to reflect their estimated fair values based on the preliminary purchase price allocation (see Note 3 – Estimated Preliminary Purchase Price Allocation).

(l)

Represents the adjustment to goodwill to reflect the estimated fair value of intangible assets based on the preliminary purchase price allocation (see Note 3 – Estimated Preliminary Purchase Price Allocation).

(m)	Represents the net adjustment to total long-term debt associated with the Transaction (in millions):

Partial repayment of Term Loan A	$556
Repayment of Senior Unsecured Notes	1,230
Write-off of unamortized net debt issuance costs and premiums associated with partial extinguishment of outstanding debt	(24)

Net adjustment to long-term debt	$1,762

(n)

In connection with the Business Combination, we will enter into a Tax Receivable Agreement with certain parties (the “TRA Parties”) that provides for the payment by the Company to the TRA Parties of 85% of the cash tax benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of sales or exchanges of Alight Holdings Units for shares of Company Class A common stock after the Business Combination, (iii) the Company’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers’ respective allocable shares of existing tax basis), and (iv) the Company’s utilization of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The Company generally will retain the benefit of the remaining 15% of these cash tax benefits.

The $615 million adjustment related to the Tax Receivable Agreement assumes: (1) approximately $1.0 billion of cash paid to the TRA Parties in connection with the Business Combination, (2) a price per share of Company Class A common stock equal to $10, (3) a constant federal U.S. income tax rate of 21.0% and an assumed weighted-average state and local income tax rate of 7.3%, (4) no material changes in tax law, (5) the ability to utilize tax attributes based on current alternative anticipated tax forecasts, and (6) future payments under the Tax Receivable Agreement.

The amount of the expected future payments under the Tax Receivable Agreement has been discounted to its present value using a discount rate of 6% as a result of the application of purchase accounting following ASC 805.

The adjustments related to the Tax Receivable Agreement have been recorded as an adjustment to Goodwill. Refer to Note 3 – Estimated Preliminary Purchase Price Allocation for details of the consideration transferred and the purchase price allocation. The Company anticipates that it will account for the income tax effects resulting from future taxable exchanges of Alight Holdings Units by the TRA Parties for shares of Company Class A Common Stock or (at the Company’s election) the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, the Company will evaluate the likelihood that the Company will realize the benefit represented by the deferred tax asset, and, to the extent that the Company estimates that it is more likely than not that the Company will not realize the benefit, the Company will reduce the carrying amount of the deferred tax asset with a valuation allowance.

The amount of expected future payments under the Tax Receivable Agreement is dependent upon a number of factors, including the Company’s cash tax savings, the enacted tax rate in the years in which it utilizes tax attributes subject to the Tax Receivable Agreement, and current tax forecasts. These estimated rates and forecasts are subject to change based on actual results and realizations, which could have a material impact on the liability to be paid. If the Company exercises its right to terminate the Tax Receivable Agreement or in the case of a change in control of the Company or a material breach of the Company’s obligations under the Tax Receivable Agreement, all obligations under the Tax Receivable Agreement will be accelerated and the Company will be required to make a payment to the TRA Parties. Such payment would be in an amount equal to the present value of future payments under the Tax Receivable Agreement, as determined based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the tax deductions and other tax attributes subject to the Tax Receivable Agreement.

(o)

Represents the estimated fair value of the non-voting shares of class B-1 and B-2 common stock of the Company (and/or corresponding class B-1 and B-2 units of Alight Holdings) of $30 million, which will be automatically converted into and settled with shares of Company Class A common stock upon the occurrence of certain vesting events and is accounted for as a contingent consideration in accordance with ASC 805. The equity owners of Tempo Holdings (including the Tempo Blocker Owners) at the Closing will receive as part of the consideration under the Business Combination Agreement an earnout comprised of (a) in the aggregate 7,500,000 shares of Company Class B-1 common stock (or equivalent Class B-1 Units of Alight Holdings) and (b) in the aggregate 7,500,000 shares of Company Class B-2 common stock (or equivalent Class B-2 Units of Alight Holdings) which shares will automatically convert into and be exchanged for an equal number of shares of Company Class A common stock (or, Class A Units of Alight Holdings, as applicable) if, at any time during the seven years following the Closing, (i) in the case of the class B-1 earnout securities, the volume weighted average price (the “VWAP”) of the Company Class A common stock is greater than or equal to $12.50 per share for any 20 trading days within a consecutive period of 30 trading days (or if earlier, there is a change of control or a dissolution event in which the valuation implies a price per share equal to or greater than $12.50), and (ii) in the case of the class B-2 earnout securities the VWAP of the Company Class A common stock is greater than or equal to $15.00 per share for any 20 trading days within a consecutive period of 30 trading days (or if earlier, there is a change of control or a dissolution event in which the valuation implies a price per share equal to or greater than $15.00). As a result, the earnout adjustment is an adjustment of $30 million to goodwill and a corresponding increase of $30 million to additional paid-in capital. The adjustment amount was determined by using a Monte Carlo simulation to forecast the future daily price per share of the Company Class A Common Stock over a seven-year time period. Refer to Note 3 – Estimated Preliminary Purchase Price Allocation for details of the consideration transferred and the purchase price allocation.

(p)

Represents the elimination of $691 million of Tempo Holdings’ members’ equity. Tempo Holdings has been, and following the Business Combination (at which time it is referred to as Alight Holdings) will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Tempo Holdings’ profits and losses will flow through to its partners, including the Company, and are generally not subject to significant entity level taxes at the Tempo Holdings level. As provided for in the Business Combination Agreement, upon completion of the Business Combination, the Company will control Alight Holdings as the sole managing member and the Company will be a holding company with no assets or operations other than its direct and indirect equity interest in Alight Holdings.

(q)	The following table is a reconciliation of the adjustments impacting retained earnings (accumulated deficit) (in millions):

Transaction costs incurred by FTAC and Tempo Holdings as a result of the Business Combination	$(97)	(e)
Unamortized fees associated with repayment of debt	(24)	(m)
Call price implication fee associated with repayment of Senior Notes	(21)	(h)
Write-off of Tempo Holdings historical retained earnings (deficit)	152	(p)

Net retained earnings (accumulated deficit) pro forma adjustment	$10

(r)

The adjustment represents the fair market value of the noncontrolling interest of Class A Units of Alight Holdings received by the Continuing Tempo Unitholders and the equal number of shares of Company Class V common stock that provide the Continuing Tempo Unitholders with one-to-one voting rights in the Company for each Class A Unit of Alight Holdings that they own based on the Company’s organizational structure as a result of the Business Combination. See the table below for both the computation of the controlling and noncontrolling interest:

	Amount (in shares)	Percentage
Alight Holdings Class A Units held by Controlling Interest	438,969,165	85.0%
Alight Holdings Class A Units held by Noncontrolling Interest	77,459,691	15.0%

Total Alight Holdings Class A Units	516,428,856	100.0%

(s)

This adjustment reflects the issuance of an aggregate of 218,842,657 shares of Company Class A common stock with a par value of $0.0001 per share and Class A Units of Alight Holdings. Additional paid-in capital of $2.2 million related to the consideration transferred by FTAC and the Tempo Blockers, which together, along with the proceeds of the PIPE Investment discussed in note (f), comprise the controlling interest in Alight Holdings, as well as a cash payment of approximately $1.0 billion to the Tempo Sellers.

Refer to Note 3 – Estimated Preliminary Purchase Price Allocation for details of the consideration transferred and the purchase price allocation.

(t)

Represents the reclassification of the $106 million in Warrant liability as of June 30, 2021 to Financial instruments which will consist of $74 million of FTAC Public Warrants and $32 million of Class C Units.

(u)	Represents the repayment of a note payable which is due on the date of the Business Combination. Accordingly, a decrease to Due to Sponsor and Cash and cash equivalents decreased by $1 million.

Note 5 – Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statements of Operation for the Six Months Ended June 30, 2021

The unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2021 reflect the following adjustments:

(a)	Represents the Foley Trasimene Acquisition Corp. historical unaudited statement of operations for the six months ended June 30, 2021.

(b)	Represents the Tempo Holding Company, LLC historical unaudited consolidated statement of operation for the six months ended June 30, 2021.

(c)

Represents the adjustment of $57 million to interest expense to reflect the partial repayment of the Term Loan A and Senior Notes using $1,807 million of the proceeds received from the Business Combination.

(d)	Represents the elimination of interest earned on marketable securities held in FTAC’s Trust Account.

(e)	Represents the reclassification of FTAC’s formation costs and general and administrative expenses to Selling, general and administrative expenses.

(f)

Represents the adjustment to remove unit-based compensation expense of $3 million for the six months ended June 30, 2021, that was previously recognized for Tempo Holdings RSUs and time-based PRSUs, which will vest upon a change in control.

Additionally, $45 million of compensation expense consisting of a $34 million liquidity bonus and $11 million in accelerated vesting of Tempo Holdings time-based PRSUs will be incurred in connection with the Business Combination. These costs are solely contingent upon the completion of the Business Combination and do not have any future service requirements. As such, these costs are not reflected in the unaudited pro forma condensed combined financial statements.

(g)

Represents adjustments to incorporate additional intangible assets amortization for the step-up in basis from purchase price allocation at the closing of the Business Combination, which was assumed to have occurred on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to Depreciation and intangible amortization (in millions):

			Amortization Expense
Identifiable intangible assets	Fair Value (in millions)	Useful Life (in years)	Six Months Ended June 30, 2021
Customer related and contract-based intangibles	$2,900	12.0	$121
Technology related intangibles	330	5.5	30
Trade name	550	15.0	18

Subtotal	$3,780		169

Less: Amortization expenses included in Tempo Holdings’ historical consolidated financial statements			100

Pro forma adjustment			$69

(h)

Tempo Holdings has been, and following the Business Combination Alight Holdings will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Tempo Holdings’ profits and losses will flow through to its partners, including the Company following the Business Combination, and are generally not subject to tax at the Alight Holdings level. Following the consummation of the Business Combination, the Company will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes.

As a result, the pro forma adjustment for provision for income taxes represents tax expense on income that will be taxable in jurisdictions after our corporate reorganization that previously had not been taxable. The adjustment is calculated as pro forma income attributable to the Company before income taxes multiplied by the pro forma effective tax rate, which is representative of the blended statutory tax rate, of 26.7%, for the six months ended June 30, 2021.

The table below includes a reconciliation of the blended statutory tax rate applied to each of the pro forma adjustments in arriving at the pro forma effective tax rates discussed above:

U.S. Federal Income Tax Rate	21.0%
Blended State Rate net of Federal Benefit	5.7%
Blended Statutory Tax Rate	26.7%

(i)

As described in the section entitled “Proposal No. 1 – The Business Combination Proposal – Structure of the Business Combination,” upon completion of the Business Combination, the Company will control Alight Holdings as the sole managing member and the Company will be a holding company with no assets or operations other than its equity interest in Alight Holdings.

As a result of the Business Combination, the Company will (directly or indirectly through FTAC and the Tempo Blockers) initially own approximately 85% of the economic interest of Alight Holdings, but will have 100% of the voting power and will control the management of Alight Holdings. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by the noncontrolling interest will be approximately 15%.

(j)

Represents the net income per share calculated using the weighted average shares outstanding, and the issuance of additional Company shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. Pro forma net income attributable to the holders of Company Class A Common Stock was computed by calculating the Company’s share of the results for the partially owned, consolidated subsidiary, Tempo Holdings. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

Six Months Ended June 30, 2021
(in millions, except share and per share amounts)
Net Income Attributable to the Company	$8
Weighted average shares of Company Class A Common Stock outstanding – basic and diluted	438,969,165
Net Income per share, the Company – basic and diluted	$0.02

The following summarizes the number of shares of Company Class A common stock outstanding upon completion of the Business Combination:

	Shares	Ownership%
FTAC Public Shareholders	89,298,699	20.4%
FPA Investors	30,000,000	6.8%
Founders and certain FTAC Insiders	23,287,500	5.3%
PIPE Investors (incl. Cannae)	155,000,000	35.3%
Pre-transaction Tempo Equityholders	141,382,966	32.2%

	438,969,165	100%

Note 6 – Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statements of Operation for the Year Ended December 31, 2020

The unaudited pro forma condensed combined statements of operation for the year ended December 31, 2020 reflect the following adjustments:

(a)	Represents the Foley Trasimene Acquisition Corp. (Restated) historical audited statement of operations for the period from March 26, 2020 (inception) through December 31, 2020.

(b)	Represents the Tempo Holding Company, LLC historical audited consolidated statement of operation for the year ended December 31, 2020.

(c)

Represents the adjustment of $84 million to interest expense to reflect the partial repayment of the Term Loan A and Senior Notes using $1,807 million of the proceeds received from the Business Combination.

(d)	Represents the elimination of interest earned on marketable securities held in FTAC’s Trust Account.

(e)	Represents the reclassification of FTAC’s formation costs and general and administrative expenses to Selling, general and administrative expenses.

(f)

Represents the adjustment to remove unit-based compensation expense of $2 million for the year ended December 31, 2020, that was previously recognized for Tempo Holdings RSUs and time-based PRSUs, which will vest upon a change in control.

Additionally, $45 million of compensation expense consisting of a $34 million liquidity bonus and $11 million in accelerated vesting of Tempo Holdings time-based PRSUs will be incurred in connection with the Business Combination. These costs are solely contingent upon the completion of the Business Combination and do not have any future service requirements. As such, these costs are not reflected in the unaudited pro forma condensed combined financial statements.

(g)

Represents adjustments to incorporate additional intangible assets amortization for the step-up in basis from purchase price allocation at the closing of the Business Combination, which was assumed to have occurred on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to Depreciation and intangible amortization (in millions):

			Amortization Expense
Identifiable intangible assets	Fair Value (in millions)	Useful Life (in years)	Year Ended December 31, 2020
Customer related and contract-based intangibles	$2,900	12.0	$241
Technology related intangibles	330	5.5	60
Trade name	550	15.0	37

Subtotal	$3,780		338

Less: Amortization expenses included in Tempo Holdings’ historical consolidated financial statements			200

Pro forma adjustment			$138

(h)

Represents an adjustment to Selling, general and administrative expenses of $133 million related to one-time transaction costs expected to be incurred in connection with the closing of the Business Combination.

(i)

Tempo Holdings has been, and following the Business Combination Alight Holdings will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Tempo Holdings’ profits and losses will flow through to its partners, including the Company following the Business

Combination, and are generally not subject to tax at the Alight Holdings level. Following the consummation of the Business Combination, the Company will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes.

As a result, the pro forma adjustment for provision for income taxes represents tax expense on income that will be taxable in jurisdictions after our corporate reorganization that previously had not been taxable. The adjustment is calculated as pro forma income attributable to the Company before income taxes multiplied by the pro forma effective tax rate, which is representative of the blended statutory tax rate, of 26.7%, for the year ended December 31, 2020.

The table below includes a reconciliation of the blended statutory tax rate applied to each of the pro forma adjustments in arriving at the pro forma effective tax rates discussed above:

U.S. Federal Income Tax Rate	21.0%
Blended State Rate net of Federal Benefit	5.7%
Blended Statutory Tax Rate	26.7%

(j)

As described in the section entitled “Proposal No. 1 – The Business Combination Proposal – Structure of the Business Combination,” upon completion of the Business Combination, the Company will control Alight Holdings as the sole managing member and the Company will be a holding company with no assets or operations other than its equity interest in Alight Holdings.

As a result of the Business Combination, the Company will (directly or indirectly through FTAC and the Tempo Blockers) initially own approximately 85% of the economic interest of Alight Holdings, but will have 100% of the voting power and will control the management of Alight Holdings. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by the noncontrolling interest will be approximately 15%.

(k)

Represents the net loss per share calculated using the weighted average shares outstanding, and the issuance of additional Company shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. Pro forma net loss attributable to the holders of Company Class A Common Stock was computed by calculating the Company’s share of the results for the partially owned, consolidated subsidiary, Tempo Holdings. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

Year Ended December 31, 2020
(in millions, except share and per share amounts)
Net Loss Attributable to the Company	$(290)
Weighted average shares of Company Class A Common Stock outstanding – basic and diluted	438,969,165
Net Loss per share, the Company – basic and diluted	$(0.66)

The following summarizes the number of shares of Company Class A common stock outstanding upon completion of the Business Combination:

	Shares	Ownership%
FTAC Public Shareholders	89,298,699	20.3%
FPA Investors	30,000,000	6.8%
Founders and certain FTAC Insiders	23,287,500	5.3%
PIPE Investors (incl. Cannae)	155,000,000	35.3%
Pre-transaction Tempo Equityholders	141,382,966	32.2%

	438,969,165	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF FTAC

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to FTAC prior to the consummation of the Business Combination. The following discussion and analysis of FTAC’s financial condition and results of operations should be read in conjunction with FTAC’s consolidated financial statements and notes to those statements included in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

Overview

We were a blank check company incorporated on March 26, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. We completed our Initial Public Offering on May 29, 2020 and completed the Alight Business Combination on July 2, 2021.

If we issue debt securities or otherwise incur significant debt, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our Class A common stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions and fund other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements and execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Recent Developments

In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on our results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to be impacted for an extended period, our ability to complete our initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate our initial Business Combination in a timely manner.

On July 2, 2021, we completed the Alight Business Combination. See Note 1 to our condensed consolidated financial statements included in Item 1 of Part I of this Quarterly Report for further discussion.

Results of Operations

We have neither engaged in any operations nor generated any revenues through June 30, 2021. Our only activities from inception to June 30, 2021 have been organizational activities, those necessary to prepare for our Initial Public Offering, identifying a target company and completing our initial Business Combination. We do not expect to generate any operating revenues until after completion of our initial Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we prepare for closing of our Business Combination.

For the three months ended June 30, 2021, we had net loss of $24,255,480, which consists of consists of non-cash loss of $25,034,667 and gain of $4,970,490 related to changes in the fair value of the Warrants and FPAs, respectively, formation and operating costs of $4,175,988 and interest income on the investments held in the Trust Account of $24,979, offset by a provision for income taxes of $40,294.

For the six months ended June 30, 2021, we had net income of $53,826,180, which consists of consists of non-cash gains of $21,880,999 and $39,276,288 related to changes in the fair value of the Warrants and FPAs, respectively, formation and operating costs of $7,433,772 and interest income on the investments held in the Trust Account of $161,030, offset by a provision for income taxes of $58,365.

A majority of our formation and operating costs for the three and six months ended June 30, 2021 related to costs associated with completion of the Business Combination.

For the three months ended June 30, 2020, we had a net loss of $31,016,213, which consists of formation and operational costs of $109,445, interest earned on marketable securities held in Trust Account of $124,456, change in fair value of forward purchase liability of $18,909,921, change in fair value of warrant liability of $12,105,667, and provision for income taxes of $15,636.

For the period from March 26, 2020 (inception) through June 30, 2020, we had a net loss of $(31,017,171), which consists of formation and operating costs of $110,404, interest earned on marketable securities held in Trust Account of $124,456, change in fair value of forward purchase liability of $18,909,921, change in fair value of warrant liability of $(12,105,666), and provision for income taxes of $15,636.

Liquidity and Capital Resources

As of June 30, 2021, we had cash of $14,551 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to continue business due diligence on prospective target businesses, and structure, negotiate and complete our initial Business Combination. In order to fund working capital deficiencies or finance transaction costs in connection with our initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. As of June 30, 2021 the Sponsor had advanced $1,138,058 for working capital which was repaid upon closing of the Alight Business Combination.

In May 2020, the Company entered into forward purchase agreements (the “FPAs”) with each of Cannae Holdings, Inc. and THL FTAC LLC. Pursuant to each agreement, Cannae Holdings, Inc. and THL FTAC LLC have each agreed to purchase shares of the Company’s Class A common stock in an aggregate share amount equal to 15,000,000 shares of the Company’s Class A Common stock (or a total of 30,000,000 shares of the Company’s Class A common stock), plus an aggregate of 5,000,000 redeemable warrants (or a total of 10,000,000 redeemable warrants) to purchase one share of the Company’s Class A common stock at $11.50 per share, for an aggregate purchase price of $150,000,000 (or a total of $300,000,000), or $10.00 for one share of the Company’s Class A common stock and one-third of one warrant, in a private placement to occur concurrently with the closing of a Business Combination. The warrants to be sold as part of the FPAs will be identical to the warrants underlying the Units sold in the Initial Public Offering. The FPAs closed commensurate with the closing of the Alight Business Combination.

As of June 30, 2021, we had cash and marketable securities of $1,036,010,297 held in the Trust Account. We used all of the funds held in the Trust Account to fund a portion of the Alight Business Combination.

For the six months ended June 30, 2021, cash used in operating activities was $481,920. Net income of $53,826,180 was affected by the non-cash gain on the change in fair value of the Warrants of $21,880,999, non-cash gain on the change in fair value of the FPAs of $39,276,288, interest earned on marketable securities held in the Trust Account of $161,030 and changes in operating assets and liabilities, which provided $7,010,217 of cash from operating activities.

For the period from March 26, 2020 (inception) through June 30, 2020, cash used in operating activities was $334,857. Net loss of $(31,017,171) was affected by the non-cash loss on the change in fair value of the Warrants of $(12,105,666), non-cash loss on the change in fair value of the FPAs of $18,909,921, interest earned on marketable securities held in the Trust Account of $124,456 and changes in operating assets and liabilities, which used $208,817 of cash from operating activities.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements within the meaning of the applicable SEC rules as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of June 30, 2021, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $36,225,000 in the aggregate. The deferred fee became payable to the underwriters from the amounts held in the Trust Account in connection with the completion of the Alight Business Combination.

Critical Accounting Estimates

The preparation of unaudited condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting estimates:

Warrant and Forward Purchase Liabilities

The Company accounts for the Warrants and FPAs as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPAs and the applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified instruments such as warrants and forward purchases of equity that meet all of the criteria for equity classification, such instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, such instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified instruments are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The liabilities for the Warrants and FPAs are included in Warrant liability and Forward purchase liability, respectively, on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020. See Note 8 to our unaudited condensed consolidated financial statements included in Item 1 of Part I of this Quarterly Report for further discussion of the pertinent terms of the Warrants and Note 9 for further discussion of the methodology used to determine the fair value of the warrant and forward purchase liabilities.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our unaudited condensed consolidated balance sheet.

Net Income (Loss) per Common Share

We apply the two-class method in calculating income or loss per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account for the period, net of applicable taxes, by the weighted average number of shares of Class A redeemable common stock outstanding during the period. Net income (loss) per common share, basic and diluted for and Class B non-redeemable common stock is calculated by dividing net income less income attributable to Class A redeemable common stock for the period, by the weighted average number of shares of Class B non-redeemable common stock outstanding during the periods presented.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted. The Company has not adopted ASU 2020-06 and is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of June 30, 2021, we were not subject to any market or interest rate risk. Following the consummation of our Initial Public Offering, the net proceeds received into the Trust Account, were invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company securities is not intended to be, and does not purport to be, complete and is qualified in its entirety by the Company Charter and Company Bylaws, which are exhibits to the registration statement of which this prospectus is a part, respectively, as well as to the provisions of applicable law.

Authorized and Outstanding Capital Stock

The Company Charter authorizes the issuance of 1,217,900,000 shares of capital stock, consisting of:

•	1,000,000 shares of preferred stock, par value $0.0001 per share;

•	1,000,000,000 shares of Company Class A common stock, par value $0.0001 per share;

•

30,000,000 shares of Company Class B common stock, par value $0.0001 per share, divided into a series of 10,000,000 shares of Company Class B-1 common stock; a series of 10,000,000 shares of Company Class B-2 common stock and a series of 10,000,000 shares of Company Class B-3 common stock.

•	175,000,000 shares of Company Class V common stock, par value $0.0001 per share; and

•

12,900,000 shares of Company Class Z common stock, par value $0.0001 per share, divided into a series of 11,500,000 shares of Company Class Z-A common stock; a series of 700,000 shares of Company Class Z-B-1 common stock and a series of 700,000 shares of Company Class Z-B-2 common stock.

As of July 2, 2021, 547,130,608 shares of capital stock were issued and outstanding, consisting of:

•	no shares of preferred stock, par value $0.0001 per share;

•	446,790,011 shares of Company Class A common stock, par value $0.0001 per share;

•

9,980,906 shares of Company Class B common stock, par value $0.0001 per share, divided into a series of 4,990,453 shares of Company Class B-1 common stock; a series of 4,990,453 shares of Company Class B-2 common stock and no shares of Company Class B-3 common stock;

•	77,459,691 shares of Company Class V common stock, par value $0.0001 per share; and

•

12,900,000 shares of Company Class Z common stock, par value $0.0001 per share, divided into a series of 5,046,819 shares of Company Class Z-A common stock; a series of 274,379 shares of Company Class Z-B-1 common stock and a series of 274,379 shares of Company Class Z-B-2 common stock.

Class A Common Stock

Voting rights. Except as provided in the Company Charter or as required by applicable law, holders of Company Class A common stock will be entitled to one vote per share on all matters to be voted on by Company stockholders generally. At annual and special meetings of Company stockholders, the holders of Company Class A common stock and Company Class V common stock will vote together as a single class on any matters submitted to a vote of Company stockholders that have voting rights generally. Further, the holders of Company Class A common stock and Company Class V common stock will have the exclusive right to vote for the election of directors and on all other matters submitted to a stockholder vote generally.

Generally, unless a different voted standard applies under the Company Charter, the Company Bylaws or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).

Notwithstanding the foregoing, the Company Charter provides that holders of Company Class A common stock will not be entitled to vote on any amendment to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Company common stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL

Dividend rights. Subject to applicable law and the rights of any outstanding Preferred Stock, the holders of shares of Company Class A common stock and Company Class B common stock, taken together as a single class, will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Company Class A common stock (including any shares of Company Class A common stock issuable upon the conversion of any Company Class B common stock or Company Class Z common stock, including any Company Class Z-B-1 or Company Class Z-B-2 common stock that converts into Class B-1 or Class B-2 common stock so in connection with such liquidation event and, if such liquidation event also constitutes a Class B-1 Vesting Event or Class B-2 Vesting Event, automatically then converts into Company Class A common stock) will share ratably in all assets of the Company remaining after payment of the Company’s debts and other liabilities, subject to prior distribution and other preferential rights of any Preferred Stock then outstanding, if any, having a preference over the Company Class A common stock.

Class B Common Stock

Voting rights. Holders of Company Class B common stock are not entitled to any voting rights with respect to such shares, except as required by applicable law (which, under the DGCL and the Company Charter, will generally be limited to amendments to the Company’s certificate of incorporation that involve changes in the par value of the Company Class B common stock or that would adversely alter the powers, preferences or special rights of the Company Class B common stock (or any series thereof)).

Dividend rights. Holders of Company Class B common stock will participate ratably, as a single class, with the Company Class A common stock in any dividends that may be declared from time to time by the Company Board out of funds legally available therefor. However, no such dividends will actually be paid on any shares of Company Class B common stock until the shares are converted into Company Class A common stock, at which time all accrued dividends will be paid (other than in respect of any shares that remain unvested pursuant to the terms of an applicable award agreement, which will not be paid until the applicable award vests). If any shares of Company Class B common stock are forfeited, the holder will also forfeit and lose the right to any accrued dividends.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock are not entitled to receive any assets of the Company (except that, to the extent such liquidation, dissolution or winding up constitutes a Class B-1 Vesting Event, Class B-2 Vesting Event or Class B-3 Vesting Event (as applicable), such Company Class B common stock will automatically convert into Company Class A common stock in connection therewith and the holders of such resulting Company Class A common stock will be treated as a holder of Company Class A common stock in connection with such liquidation).

Automatic Conversion. The Company Class B-1 common stock will automatically convert into shares of Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-1 Vesting Event. The Company Class B-2 common stock will automatically convert into shares of Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-2 Vesting Event. The Company Class B-3 common stock will automatically convert into Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-3 Vesting Event.

Forfeiture and Cancellation. If there has not been a Class B-1 Vesting Event (with respect to the Company Class B-1 common stock), Class B-2 Vesting Event (with respect to the Company Class B-2 common stock) or Class B-3 Vesting Event (with respect to the Company Class B-3 common stock) on or before the seventh anniversary of the Closing Date, all of the outstanding shares of the applicable class of Class B common stock will automatically be forfeited and cancelled for no consideration.

Transfer Restrictions. The Company Class B common stock is not transferrable other than to certain permitted transferees.

Class V Common Stock

Voting rights. Except as provided in the Company Charter or as required by applicable law, holders of Company Class V common stock will be entitled to one vote per share on all matters to be voted on by Company stockholders generally or on which the Company Class V common stock is entitled to vote as a separate class. At annual and special meetings of Company stockholders, the holders of Company Class A common stock and Company Class V common stock will vote together as a single class on any matters submitted to a vote of Company stockholders that have voting rights generally. Further, the holders of Company Class A common stock and Company Class V common stock will have the exclusive right to vote for the election of directors and on all other matters submitted to a stockholder vote generally.

Notwithstanding the foregoing, the Company Charter provides that holders of Company Class V common stock will not be entitled to vote on any amendment to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Company common stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL

Dividend rights. The Company Class V common stock will have no economic rights. As a result, holders of Company Class V common stock will not be entitled to any dividends or other distributions on such shares.

Rights upon liquidation. The holders of Company Class V common stock are not entitled to receive any assets of the Company upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs.

Cancellation. In the event that an outstanding share of Company Class V common stock ceases to be held, directly or indirectly, by the applicable holder of a Class A Unit, the share will automatically be transferred to the Company and cancelled for no consideration.

Future Issuances. Under the Company Charter, the Company is not permitted to issue additional shares of Company Class V common stock after the adoption of the Company Charter, other than in connection with the valid issuance of Class A Units under the Alight Holdings Operating Agreement, the vesting and exchange of any Class B Units for Class A Units in connection with a Class B Vesting Event or the conversion of any Class Z-A Units into Class A Units in accordance with the Alight Holdings Operating Agreement.

Class Z Common Stock

Voting rights. Holders of Company Class Z common stock are not entitled to any voting rights with respect to such shares, except as required by applicable law (which, under the DGCL and the Company Charter, will generally be limited to amendments to the Company’s certificate of incorporation that involve changes in the par value of the Company Class Z common stock or that would adversely alter the powers, preferences or special rights of the Company Class Z common stock (or any series thereof)).

Dividend rights. Holders of Company Class V common stock will not be entitled to any dividends or other distributions on such shares.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Company Class Z common stock are not entitled to receive any assets of the Company, except to the extent that such shares of Company Class Z common stock vest and convert into Company Class A common stock or Company Class B common stock in connection with such liquidation event (in which case such shares will be treated as shares of Company Class A common stock or Company Class B common stock, as applicable, for purposes thereof).

Vesting and Forfeiture. The Company Class Z common stock will be unvested and will, with respect to each holder’s applicable portion thereof (as determined pursuant to the Company Charter), (i) vest and be converted into an equivalent portion of the Company Class A common stock or Company Class B common stock, as applicable, in the event the corollary unvested shares of Company Class A common stock or Company Class B common stock are forfeited pursuant to an applicable award agreement and (ii) be forfeited for no consideration in the event that the corollary unvested shares of Company Class A common stock or Company Class B common stock vest pursuant to the terms of an applicable award agreement.

Transfer Restrictions. The Company Class Z common stock is not transferrable other than to certain permitted transferees.

Preferred Stock

The Company Charter authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Company common stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Company common stock by restricting dividends on the Company Class A common stock, diluting the voting power of the Company Class A common stock and the Company Class V common stock or subordinating the liquidation rights of the Company Class A common stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Company Class A common stock. At present, we have no plans to issue any Preferred Stock.

Preemptive Rights; Sinking Fund Provisions

The holders of Company common stock have no preemptive rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company common stock.

Company Warrants

Upon completion of the Business Combination, the FTAC Public Warrants and Forward Purchase Warrants will automatically, in accordance with their terms, converted into and were exchanged for warrants to purchase an equal number of shares of Company Class A common stock.

Each whole warrant will entitle the registered holder to purchase one share of Company Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of (i) one year from the closing of the IPO (or May 29, 2021) and (ii) 30 days after the completion of the

Business Combination, provided in each case that (X) we have an effective registration statement under the Securities Act covering the shares of the Company Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and (y) such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Company Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of FTAC Units upon completion of the Business Combination. Accordingly, unless an FTAC stockholder had purchased a multiple of three FTAC Units, the number of FTAC Public Warrants issuable to it upon the separation of the FTAC Units (and, as a result, the number of Company Warrants exchanged in the FTAC Merger), will be rounded down to the nearest whole number of warrants. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Company Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Company Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration being available. No warrant will be exercisable and we will not be obligated to issue a share of Company Class A common stock upon exercise of a warrant unless the share of Company Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Company Class A common stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of Company Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if at the time of any exercise of a warrant the Company Class A common stock is not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our warrants that were FTAC Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of Company Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Company Class A common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” will mean the volume weighted average price of the shares of Company Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share of Company Class A common stock Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except for any warrants held by Cannae or THL, or their permitted transferees):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the shares of Company Class A common stock for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Company Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Company Class A common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of Company Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Company Class A common stock Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except for any warrants held by Cannae or THL, or their permitted transferees, if the Reference Value equals or exceeds $18.00 per share):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Company Class A common stock (as defined below);

•

if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share of Company Class A common stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) the warrants that were Forward Purchase Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding warrants in respect of any FTAC Public Warrants, as described above.

The numbers in the table below represent the number of shares of Company Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Company Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of Company Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below will be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

Redemption Date (period to expiration of warrants)	Fair Market Value of Company Class A Common stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Company Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Company Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 of a share of Company Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Company Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 of a share of Company Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 of a share of Company Class A common stock per warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Company Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Company Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of the shares of Company Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants When the Price per Share of Company Class A common stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of FTAC’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Company Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Company Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Company Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Company Class A common stock if and when such Company Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Company Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Company Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Company Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Company Class A common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Company Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of Company Class A common stock is increased by a stock capitalization or stock dividend payable in shares of Company Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Company Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Company Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Company Class A common stock equal to the product of (i) the number of shares of Company Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Company Class A common stock) and (ii) one minus the quotient of (x) the price per share of Company Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Company Class A common stock, in determining the price payable for Company Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Company Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Company Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Company Class A common stock on account of such Company Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Company Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Company Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of FTAC Class A common stock in connection with the Business Combination and (d) certain other dividends or distributions in connection with redemption rights of the holders of FTAC Class A common stock existing prior to the completion of the Business Combination.

If the number of outstanding shares of Company Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Company Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Company Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Company Class A common stock.

Whenever the number of shares of Company Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Company Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Company Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Company Class A common stock (other than those described above or that solely affects the par value of such Company Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Company Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Company Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Company Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Company Class A common stock in such a transaction is payable in the form of Company Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding warrants that were FTAC Public Warrants and Forward Purchase Warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement on Form S-4 of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Company Class A common stock. After the issuance of Company Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of Company Class A common stock to be issued to the warrant holder.

Dividends

We have not declared or paid any dividends in the past. The payment of dividends subsequent to the Business Combination will be within the discretion of the Company Board at such time. Upon completion of the Business Combination, we will be a holding company with no material assets other than our interest in Alight Holdings. The payment of cash dividends, if any, following the Business Combination will be dependent upon the revenue and earnings of Alight, if any, capital requirements and the general financial condition of the Alight business. We intend to cause Alight Holdings to make distributions to holders of Alight Holdings Units (including the Company) in amounts sufficient to cover applicable taxes and certain obligations under the Tax Receivable Agreement, as well as any dividends declared by us.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants will be Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Company Charter, Company Bylaws and Certain Provisions of Delaware Law

The Company Charter, the Company Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Company Class A common stock.

Action by Written Consent

The Company Charter will provide that any action required or permitted to be taken by the Company’s stockholders (other than certain actions to be taken by holders of Company Class V common stock, voting together as a single class, or in respect of any applicable series of Preferred Stock) must be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent, unless such action is recommended or approved by all members of the Company Board then in office. See also “Risk Factors—Risks Related to Ownership of Our Securities—The Company Charter, Bylaws and Delaware law, as well as the Investor Rights Agreement, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Company Class A common stock.”

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Company Class A common stock remains listed on NYSE, require stockholder approval of certain issuances of Company common stock (or securities convertible into or exercisable for Company common stock) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. As a result, the Company may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of the Company’s stockholders.

In addition, the Company Board will generally be authorized to issue shares of one or more series of preferred stock having such terms, powers, rights and preferences as the Company Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of the Company or the removal of Company management.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL. However, the Company Charter contains similar provisions providing that the Company will not engage in any “business combinations” (as defined in the Company Charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Company Charter, but expressly excluding any of the Sponsor Investors, Existing Investors, their direct or indirect transferees and affiliates) for a three-year period after the time that such person became an interested stockholder unless:

•	prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Certificate Charter, a “business combination” will be defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Company Charter will expressly exclude certain of the Company’s stockholders with whom the Company will enter into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Company Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Company Charter could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Election and Removal of Directors and Vacancies

The Company Charter provides that the Company Board will determine the number of directors who will serve on the board, subject to the rights set forth in the Investor Rights Agreement. Upon adoption of the

Company Charter, the Company Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.

Subject to the terms of the Investor Rights Agreement, directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

In addition, the Company Charter will provide that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock. For more information on the Investor Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Post-Business Combination Arrangements—Investor Rights Agreement.”

No Cumulative Voting

Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The Company Charter does not authorize cumulative voting.

Special Stockholder Meetings

The Company Charter provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Company Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board or pursuant to the Investor Rights Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Company Bylaws, the date of the preceding annual meeting will be deemed to be June 30th of the preceding calendar year). The Company Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Sponsor Investors or Existing Investors in respect of designations made under the Investor Rights Agreement for so long as the Investor Rights Agreement remains in effect.

The Company Bylaws allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting Requirements

The Company Charter provides that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Company Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Company Charter. Any amendment, alteration, rescission or repeal of Article I (Stockholders), Article II (Board of Directors) or Article IV (Indemnification and Advancement of Expenses) of the Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding shares of Company common stock entitled to vote generally in the election of directors, voting together as a single class. Bylaw amendments generally will require the affirmative vote of at least a majority in voting power of all of the then outstanding shares of the Company common stock entitled to vote generally in the election of directors, voting together as a single class, which is a higher vote standard than matters that generally come before the Company stockholders.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. However, the Company Charter will require the affirmative vote of the holders of at least 80% in total voting power of all of the then-outstanding shares of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, to approve any amendment, alteration, repeal or rescission of the provisions in Article X thereof, which generally relate to competition and corporate opportunities. In addition the affirmative vote of at least 66-2/3% in total voting power of all the then-outstanding shares of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, will be required under the Company Charter to approve any amendment, alteration, repeal or rescission to the following Articles:

•

Article V, which requires a 66-2/3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Company Bylaws, and a majority vote of the outstanding shares, in the case of any other provisions, for stockholders to amend the Company Bylaws;

•

Article VI, which contains provisions (i) providing for a classified board of directors (and the election and term of directors), (ii) regarding filling vacancies on the Company Board and newly created directorships; and (iii) regarding the resignation and removal of directors;

•	Article VII, with respect to the calling of special meetings of Company stockholders and stockholder action by written consent;

•	Article VIII, which contains provisions eliminating monetary damages for breaches of fiduciary duty by a director and indemnification and advancement of expenses;

•	Article IX, which contains the Company’s election not to be governed by Section 203 of the DGCL and provisions regarding business combinations with interested stockholders;

•	Article XII, containing an exclusive forum selection clause (see “—Exclusive Forum” below); and

•	Article XIII, the amendment provision requiring that the above provisions be amended only with an 66-2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Company Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Company Charter (as it may be amended or restated) or the Company Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).

The Company Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Company Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.

We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Company Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Company Charter will contain provisions by which the Company renounces (to the fullest extent permitted by law) any interest or expectancy that the Company has in, or any right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Company Charter will also provide that, to the fullest extent permitted by law, none of the non-employee directors of the Company or their affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates.

Such persons will also have no duty to communicate or offer any transaction or business opportunity that may be considered a corporate opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. However, the Company Charter does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company.

The following business opportunities (to the fullest extent permitted by law) will not be deemed to be a potential corporate opportunity for the Company (i) if the Company is neither financially or legally able, nor contractually permitted to undertake such opportunity, (ii) if, from its nature, such opportunity is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) such opportunity is one in which the Company has no interest or reasonable expectancy, or (iv) such opportunity is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company Charter will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company Bylaws provides that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Company Charter and the Company Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is currently no pending material litigation or proceeding involving any of the Company’s or FTAC’s or Tempo Holdings’ respective directors, officers or employees for which indemnification is sought.

Listing

The Company’s Class A common stock and the Company Warrants are listed on the NYSE under the symbols “ALIT” and “ALIT.WS,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of Alight’s common stock upon the completion of the Business Combination as of July 2, 2021 by:

•	each person known by Alight to be the beneficial owner of more than 5% of the shares of any class of Alight’s common stock;

•	each of Alight’s named executive officers and directors; and

•	all officers and directors of Alight as a group.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Alight’s common stock immediately following completion of the Business Combination is calculated based on the following: (i) an aggregate of 446,790,011 shares of Class A Common Stock issued and outstanding immediately following the completion of the Business Combination; (ii) an aggregate of 9,980,906 shares of Alight Class B common stock issued and outstanding immediately following the Business Combination, comprised of 4,990,453 shares of Alight Class B-1 common stock and 4,990,453 shares of Alight Class B-2 common stock; (iii) 77,459,691 shares of Class V Common Stock issued and outstanding immediately following the completion of the Business Combination; and (iv) 12,900,000 shares of Alight Class Z common stock issued and outstanding immediately following the completion of the Business Combination, comprised of 5,046,819 shares of Alight Class Z-A common stock, 274,379 shares of Alight Class Z-B-1 common stock and 274,379 shares of Alight Class Z-B-2 common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 4 Overlook Point, Lincolnshire, Illinois 60069.

Name and Address of Beneficial Owner	Shares of Class A Common Stock	Shares of Class V Common Stock	Percentage of Total Voting Power
Blackstone (1)	54,833,898	54,681,071	20.9%
Platinum Falcon B 2018 RSC Limited (2)	33,695,209	—	6.4%
Jasmine Ventures Pte. Ltd (3)	33,695,209	—	6.4%
New Mountain Partners (4)	11,682,932	18,644,291	5.8%
Cannae Holdings, Inc. (5)	49,203,737	—	9.5%
William P. Foley, II (6)	38,430,833	—	7.1%
Richard N. Massey (7)	148,999	—	*
Erika Meinhardt (8)	10,000	—	*
Regina M. Paolillo	—	—	—
Peter Wallace	—	—	—
David Kestnbaum	—	—	—
Daniel Henson	1,917,255	42,121	*
Stephan Scholl	3,903,895	—	*
Katie Rooney	1,865,725	69,620	*
Cathinka Wahlstrom	1,808,042	—	*
Cesar Jelvez	106,916	—	*
Gregory R. Goff	117,607	—	*
Dinesh V. Tulsiani	209,763	82,945	*
All directors and named executive officers of the Company as a group post-Business Combination (13 individuals)	48,519,035	194,686	9.0%

*	Less than 1%.

(1)

Reflects 54,733,898 shares of Class A common stock and 0 shares of Class V common stock directly held by Blackstone Capital Partners VII (IPO) NQ L.P.; 88,505 shares of Class A common stock and 48,395,456 shares of Class V common stock directly held by Blackstone Capital Partners VII NQ L.P.; 332 shares of Class A common stock and 181,572 shares of Class V common stock directly held by BCP VII SBS Holdings L.L.C.; 957 shares of Class A common stock and 523,291 shares of Class V common stock directly held by Blackstone Family Investment Partnership VII – ESC NQ L.P.; and 10,206 shares of Class A common stock and 5,580,752 shares of Class V common stock directly held by BTAS NQ Holdings L.L.C. (together, the “Blackstone Funds”).

The general partner of each of Blackstone Capital Partners VII (IPO) NQ L.P. and Blackstone Capital Partners VII NQ L.P. is Blackstone Management Associates VII NQ L.L.C., the sole member of which is BMA VII NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The sole member of BCP VII SBS Holdings L.L.C. is Blackstone Side-by-Side Umbrella Partnership L.P., the general partner of which is Blackstone Side-by-Side Umbrella GP L.L.C., the sole member of which is Blackstone Holdings III L.P., the general partner of which is Blackstone Holdings III GP L.P., the general partner of which is Blackstone Holdings III GP Management L.L.C.

The general partner of Blackstone Family Investment Partnership VII – ESC NQ L.P. is BCP VII Side-by-Side GP NQ L.L.C., the sole member of which is Blackstone Holdings II L.P.

The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates-NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The Blackstone Group Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II Preferred Stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities (other than the Blackstone Funds to the extent of their direct holdings). The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.

(2)

The securities are directly held by Platinum Falcon B 2018 RSC Limited (“Platinum Falcon”), a limited liability company incorporated in the Abu Dhabi Global Market and a wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”), a public institution established by the Government of the Emirate of Abu Dhabi. By reason of its ownership of Platinum Falcon and pursuant to the rules and regulations of the SEC, ADIA may also be deemed to share investment and voting power over and, therefore, beneficial ownership of, the shares held directly by Platinum Falcon. The address for ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates and the address for Platinum Falcon B 2018 RSC Limited is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(3)

Jasmine Ventures Pte. Ltd. shares the power to vote and the power to dispose of these securities with GIC Special Investments Pte. Ltd., or GIC SI, and GIC Private Limited both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC Private Limited and is the private equity investment arm of GIC Private Limited. GIC Private Limited is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these securities. The business address for Jasmine Ventures Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(4)

Consists of 100,000 shares of Class A common stock and 18,644,291 shares of Class V common stock directly held by New Mountain Partners IV (AIV-E), LP and 11,582,932 shares of Class A common stock directly held by New Mountain Partners IV (AIV-E2), LP.

(5)

Consists of 40,000,000 shares of Class A common stock and 5,000,000 warrants to purchase Class A common stock held by Cannae Holdings, LLC and 4,203,737 shares of Class A common stock held by Cannae Funding, LLC, each a wholly owned subsidiary of Cannae Holdings, Inc. The business address for Cannae Holdings, Inc. is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(6)

Consists of 100,000 shares of Class A common stock held by William P. Foley; 16,238,250 shares of Class A common stock and 10,593,333 Class C Units of Alight Holdings held directly by Trasimene Capital FT, LP and 6,959,250 shares of Class A common stock and 4,540,000 Class C Units of Alight Holdings held directly by Bilcar FT, LP. Trasimene Capital FT, LLC is the sole general partner of Trasimene Capital FT, LP. Trasimene Capital FT, LLC has sole voting and dispositive power over the shares of Class A common stock owned by Trasimene Capital FT, LP. Bilcar FT, LLC is the sole general partner of Bilcar FT, LP. Bilcar FT, LLC has sole voting and dispositive power over the shares of shares of Class A common stock owned by Bilcar FT, LP. William P. Foley, II is the sole member of Trasimene Capital FT, LLC and Bilcar FT, LLC and therefore may be deemed to beneficially own the shares of Class A common stock held by Trasimene Capital FT, LP and Bilcar FT, LP, respectively, and ultimately exercises voting and dispositive power over such shares. Mr. Foley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(7)	Consists of 110,000 shares of Class A common stock and 38,999 warrants to purchase Class A common stock.
(8)	Consists of shares held by a trust of which Erika Meinhardt is the trustee.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 466,378,526 shares of Class A Common Stock, including (i) 346,318,485 shares of Class A Common Stock, (ii) 10,000,000 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, (iii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-1 Common Stock (including 259,683 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (iv) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-2 Common Stock (including 259,683 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock), (v) 4,776,488 shares of Class A Common Stock issuable upon conversion of shares of Class Z-A Common Stock, (vi) 80,989,438 shares of Class A Common Stock issuable upon the conversion of Class A Units (including (x) 2,375,949, 2,375,949 and 2,626,580 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 142,799 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 142,799 Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) and the surrender and cancellation of a corresponding number of shares of Class V Common Stock and (vii) 15,133,333 shares of Class A Common Stock issuable upon the conversion of Class C Units. The Selling Holders may from time to time offer and sell any or all of the Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.

When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock or Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock or Warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A Common Stock and Warrants beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock and warrants that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Class A Common Stock and warrants beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the securities offered hereby. We have based percentage ownership following the offering on 446,790,011 shares of Class A Common Stock, 77,459,691 shares of Class V Common Stock, and 44,500,000 Warrants, in each case outstanding as of July 2, 2021, and have assumed that each Selling Holder will sell all shares of Common Stock and Warrants offered pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants (if any) and/or exchange of such Selling Holder’s Common Units (if any) and did not assume the exercise or exchange of any other Selling Holder’s Warrants or Common Units, respectively.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated, the business address of each beneficial owner listed in the table below is 4 Overlook Point, Lincolnshire, Illinois 60069.

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holder	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)%		Warrants(2)%
Blackstone(3)	120,930,501	—	120,930,501	—	—	—	—	—
Platinum Falcon B 2018 RSC Limited(4)	37,207,503	—	37,207,503	—	—	—	—	—
Jasmine Ventures Pte. Ltd(5)	37,207,503	—	37,207,503	—	—	—	—	—
New Mountain Partners(6)	33,488,449	—	33,488,449	—	—	—	—	—
Cannae Holdings, Inc.(7)	44,203,737	5,000,000	44,203,737	5,000,000	—	—	—	—
Trasimene Capital FT, LLC(8)	26,831,583	—	26,831,583	—	—	—	—	—
Bilcar FT, LLC(9)	11,599,250	—	11,599,250	—	—	—	—	—
Alyeska Master Fund, L.P.(10)	4,000,000	—	4,000,000	—	—	—	—	—
Atreides Foundation Master Fund LP(11)	800,000	—	800,000	—	—	—	—	—
Azora Master Fund LP(12)	1,355,444	—	1,355,444	—	—	—	—	—
Azora NextGen Fund LP(12)	26,973	—	26,973	—	—	—	—	—
Azteca Partners LLC(13)	5,284,000	—	5,284,000	—	—	—	—	—
BlackRock Capital Allocation Trust(14)	213,410		213,410
BlackRock Global Allocation Fund, Inc.(14)	781,279		781,279
BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.(14)	6,124		6,124
BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.(14)	261,410		261,410
BlackRock Global Long/Short Credit Fund of BlackRock Funds IV(14)	47,016		47,016
BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V(14)	1,072,988		1,072,988
BMO Nesbitt Burns Inc. ITF Polar Long/Short Master Fund(15)	868,853	—	868,853	—	—	—	—	—
BMO Nesbitt Burns Inc. ITF Polar Multi-Strategy Master Fund(15)	631,147	—	631,147	—	—	—	—	—
BMO Nesbitt Burns ITF MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio(16)	200,000	—	200,000	—	—	—	—	—
C. Malcolm Holland(17)	10,000	—	10,000	—	—	—	—	—
Cadian Master Fund L.P.(18)	3,750,000	—	3,750,000	—	—	—	—	—
Chicago Title Insurance Company(19)	10,000,000	—	10,000,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(20)	3,750,000	—	3,750,000	—	—	—	—	—
Commonwealth Land Title Insurance Company(21)	2,500,000	—	2,500,000	—	—	—	—	—
Crestline Summit Master, SPC-Peak SP(22)	436,821	—	436,821	—	—	—	—	—
CVI Investments, Inc.(23)	750,000	—	750,000	—	—	—	—	—
Deane F. Martire 2012 Inheritance Trust(24)	400,000	—	400,000	—	—	—	—	—

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holder	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)%		Warrants(2)%
DS Liquid Div RVA MON LLC(25)	241,100	—	241,100	—	—	—	—	—
DSAM Alpha + Master Fund(26)	198,750	—	198,750	—	—	—	—	—
DSAM+ Master Fund(26)	714,000	—	714,000	—	—	—	—	—
Empyrean Capital Overseas Master Fund Ltd.(27)	7,720,606	—	5,000,000	—	2,720,606	*	—	—
Erika Meinhardt Revocable Trust(28)	10,000	—	10,000	—	—	—	—	—
Fidelity National Title Insurance Company(29)	2,500,000	—	2,500,000	—	—	—	—	—
Ghisallo Master Fund LP(30)	1,000,000	—	1,000,000	—	—	—	—	—
Hedosophia Public Investments Limited(31)	8,000,000	—	8,000,000	—	—	—	—	—
Integrated Core Strategies (US) LLC(32)	2,375,000	—	2,375,000	—	—	—	—	—
Jane Street Global Trading, LLC(33)	1,350,000	—	1,350,000	—	—	—	—	—
MAP 221 Segregated Portfolio(34)	2,180,762	—	2,180,762	—	—	—	—	—
Mag & Co fbo Fidelity Select Portfolios: Select IT Services Portfolio(35)	2,500,000		2,500,000
Maplelane Capital, LLC(36)	3,750,000	—	3,750,000	—	—	—	—	—
Master Total Return Portfolio of Master Bond LLC(14)	617,773		617,773
MFN Partners, LP(37)	12,500,000	—	12,500,000	—	—	—	—	—
Millais Limited(38)	500,000	—	500,000	—	—	—	—	—
Nitorum Fund, L.P.(39)	1,750,000	—	1,750,000	—	—	—	—	—
Nitorum Master Fund, L.P.(39)	1,750,000	—	1,750,000	—	—	—	—	—
Palomino Master Ltd.(40)	2,716,000	—	2,716,000	—	—	—	—	—
Roytor & Co. for the account of Manulife Dividend Income Fund(41)	1,194,452	—	1,194,452	—	—	—	—	—
Roytor & Co. for the account of Manulife Dividend Income Private Pool Fund(41)	289,362	—	289,362	—	—	—	—	—
Roytor & Co. for the account of Manulife US Dividend Income Fund(41)	140,560	—	140,560	—	—	—	—	—
Roytor & Co. for the account of Manulife US Monthly High Income Fund(41)	350,002	—	350,002	—	—	—	—	—
Roytor & Co. for the account of MIM Dividend Income Segregated Fund(41)	25,255	—	25,255	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(42)	500,000	—	500,000	—	—	—	—	—
Senator Global Opportunity Master Fund L.P.(43)	1,500,000	—	1,500,000	—	—	—	—	—
Soroban Opportunities Master Fund LP(44)	8,000,000	—	8,000,000	—	—	—	—	—
Strategic Advisers SMID Select Fund ArrowMark Partners Sub-Portfolio(45)	750,000	—	750,000	—	—	—	—	—
Suvretta Master Fund, Ltd.(46)	7,941,000	—	7,941,000	—	—	—	—	—

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holder	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)%		Warrants(2)%
Tapestry & Co. for the account of Manulife US Dollar US Dividend Income Pooled Fund(41)	369	—	369	—	—	—	—	—
TCIM Opportunities I Ltd.(47)	1,219,491	—	1,219,491	—	—	—	—	—
Third Point Loan LLC(48)	17,000,000	—	17,000,000	—	—	—	—	—
TOMS Capital Investments LLC(49)	1,280,509	—	1,280,509	—	—	—	—	—
THL FTAC LLC(50)	15,000,000	5,000,000	15,000,000	5,000,000	—	—	—	—
Additional Selling Holders(51)	2,843,650	—	2,843,650	—	—	—	—	—

*	Represents less than 1%.
(1)

Represents shares of Class A Common Stock, including the shares of Class A Common Stock (a) that may be issued upon the exercise of Warrants; (b) that may be issued upon the conversion of shares of (i) Series B-1 Common Stock (including shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (ii) Class B-2 Common Stock (including shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock) and (iii) Class Z-A Common Stock; and (c) that may be issued upon the conversion of Class A Units (including Class A Units issuable upon conversion (x) of Class B-1 Units, Class B-2 Units and Class Z-A Units, (y) of Class B-1 Units converted from Class Z-B-1 Units and (z) of Class B-2 Units converted from Class Z-B-2 Units), together with the surrender and cancellation of an equal number of shares of Class V Common Stock.

(2)	Represents the Forward Purchase Warrants and does not include Public Warrants, which are not being offered by the Selling Holders in this offering.
(3)

Represents holdings of record of (a) BCP VII SBS Holdings L.L.C. of 332 shares of Class A Common Stock, 181,572 Class A Units, 5,878 Class B-1 Units, 5,878 Class B-2 Units, 6,498 Class Z-A Units, 353 Class Z-B-1 Units and 353 Class Z-B-2 Units; (b) Blackstone Capital Partners VII (IPO) NQ L.P. of 54,733,898 shares of Class A Common Stock, 1,768,709 shares of Class B-1 Common Stock, 1,768,709 shares of Class B-2 Common Stock, 1,955,285 shares of Class Z-A Common Stock, 106,303 shares of Class Z-B-1 Common Stock and 106,303 shares of Class Z-B-2 Common Stock; (d) Blackstone Capital Partners VII NQ LP of 88,505 shares of Class A Common Stock, 48,395,456 Class A Units, 1,566,744 Class B-1 Units, 1,566,744 Class B-2 Units, 1,732,015 Class Z-A Units, 94,164 Class Z-B-1 Units and 94,164 Class Z-B-2 Units; (d) Blackstone Family Investment Partnership VII—ESC NQ L.P. of 957 shares of Class A Common Stock, 523,291 Class A Units, 16,941 Class B-1 Units, 16,941 Class B-2 Units, 18,728 Class Z-A Units, 1,018 Class Z-B-1 Units and 1,018 Class Z-B-2 Units; and (e) BTAS NQ Holdings L.L.C of 10,206 shares of Class A Common Stock, 5,580,752 Class A Units, 180,670 Class B-1 Units, 180,670 Class B-2 Units, 199,728 Class Z-A Units, 10,859 Class Z-B-1 Units and 10,859 Class Z-B-2 Units. The principal business address of the Selling Holder is Blackstone—345 Park Avenue, 27th Floor, New York, NY 10154.

(4)

Represents 33,695,209 shares of Class A Common Stock, 1,088,850 shares of Class B-1 Common Stock, 1,088,850 shares of Class B-2 Common Stock, 1,203,710 shares of Class Z-A Common Stock, 65,442 shares of Class Z-B-1 Common Stock and 65,442 shares of Class Z-B-2 Common Stock. The principal business address of the Selling Holder is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(5)

Represents 33,695,209 shares of Class A Common Stock, 1,088,850 shares of Class B-1 Common Stock, 1,088,850 shares of Class B-2 Common Stock, 1,203,710 shares of Class Z-A Common Stock, 65,442 shares of Class Z-B-1 Common Stock and 65,442 shares of Class Z-B-2 Common Stock. The principal business address of the Selling Holder is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(6)

Represents holdings of record of (a) New Mountain Partners IV (AIV-E), L.P. of 100,000 shares of Class A Common Stock, 18,644,291 Class A Units, 605,716 Class B-1 Units, 605,716 Class B-2 Units, 669,611 Class Z-A Units, 36,405 Class Z-B-1 Units and 36,405 Class Z-B-2 Units; and (b) New Mountain Partners IV (AIV-E2) L.P. of 11,582,932 shares of Class A Common Stock, 374,299 shares of Class B-1 Common Stock, 374,299 shares of Class B-2 Common Stock, 413,783 shares of Class Z-A Common Stock, 22,496 shares of Class Z-B-1 Common Stock and 22,496 shares of Class Z-B-2 Common Stock. The principal business address of the Selling Holder is c/o New Mountain Capital, 1633 Broadway, 48th Floor, New York, NY 10019.

(7)

Represents 40,000,000 shares of Class A common stock (of which 25,000,000 was acquired in the PIPE Investment) and 5,000,000 warrants to purchase Class A common stock held by Cannae Holdings, LLC and 4,203,737 shares of Class A common stock held by Cannae Funding, LLC, each a wholly owned subsidiary of Cannae Holdings, Inc. The principal business address of the Selling Holder is 1701 Village Center Circle, Las Vegas, NV 89134.

(8)

Represents (a) 16,238,250 shares of Class A Common Stock and (b) 10,593,333 Class C Units. William P. Foley, II, the chairman of our board of directors, is the sole member of the Selling Holder, whose principal business address is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(9)

Represents shares of Class A Common Stock, including 100,000 shares held of record by William P. Foley, II, the chairman of our board of directors and the sole member of the Selling Holder, whose principal business address is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(10)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 77 W. Wacker, Suite 700, Chicago, IL 60601.
(11)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is One International Place, Suite 4410, Boston, MA 2110.
(12)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 900 Third Ave, Suite 201-10, , New York, NY 10022.
(13)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 51 JFK Parkway, Short Hills, NJ 7078.
(14)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 55 East 52nd Street New York, NY 10055.
(15)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 401 Bay Street St, Suite 1900, Toronto, ON M5H2Y4.
(16)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is Mourant Governance Service (Cayman), 94 Solaris Ave, Camana Bay, P.O. 1348, Grand Cayman, CJ KY1-1108.

(17)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 8214 Westchester Drive, #800, Dallas, TX 75225.
(18)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Cadian Capital Management, 535 Madison Avenue, 36th Floor, New York, NY 10022.

(19)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 601 Riverside Avenue, Jacksonville, FL 32204.
(20)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, CJ KY1-1104.

(21)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 601 Riverside Avenue, Jacksonville, FL 32204.
(22)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 900 Third Ave, Suite 201-10, New York, NY 10022.
(23)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Heights Capital Management, Inc., 401 E, City Ave., suite 220, , Bala Cynwyd, PA 19004.

(24)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 7 Oak Forest Lane, Mendham, NJ 7945.
(25)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 2116.

(26)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is P.O. Box 309, Ugland House, Grand Cayman, CJ KY1-1104.
(27)

Represents shares of Class A Common Stock (5,000,000 of which were acquired in the PIPE Investment). Empyrean Capital Partners, LP (“Empyrean”) serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), and has voting and investment control of the shares held by ECOMF. Empyrean Capital, LLC serves as the general partner to Empyrean. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares held by ECOMF. The address of each of ECOMF, Empyrean, Empyrean Capital, LLC, and Amos Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(28)	Represents shares of Class A Common Stock acquired in the PIPE Investment. Erika Meinhardt, a member of our board of directors, is the trustee of this Selling Holder.
(29)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 601 Riverside Avenue, Jacksonville, FL 32204.
(30)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 27 Hospital Road, Attn: Legal and Compliance, Grand Cayman, CJ KY19008.

(31)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is P.O. Box 225, Trafalgar Court, Les Banques, St. Peter Port, GK GY12QJ.

(32)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 666 Fifth Avenue, 8th Floor, New York, NY 10103.
(33)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 250 Vesey Street, Attn: Compliance Department, New York, NY 10281.
(34)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 900 Third Ave, Suite 201-10, New York, NY 10022.
(35)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005.

(36)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 51 Astor Place, 10th Floor, New York, NY 10003.
(37)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 222 Berkeley Street, 13th Floor, Boston, MA 2116.
(38)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Millais USA LLC, 767 5th Ave., 9th Fl., New York, NY 10153.

(39)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Nitorum GP, LLC, 450 Park Avenue, 7th Floor, New York, NY 10022.
(40)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 51 JFK Parkway, Short Hills, NJ 7078.
(41)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 200 Bloor Street East, Toronto, ON M4W1E5.
(42)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 460 Park Ave, Floor 19, New York, NY 10022.
(43)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 510 Madison Avenue, 28th Floor, New York, NY 10022.
(44)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 55 West 46th St, New York, NY 10065.
(45)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 100 Filmore Street, Suite 325, Denver, CO 80206.
(46)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(47)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 450 West 14th Street, New York, NY 10014.
(48)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 55 Hudson Yards, 51st Floor, New York, NY 10013.
(49)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 450 West 14th Street, New York, NY 10014.
(50)	The principal business address of the Selling Holder is 100 Federal Street, Boston, MA 02110.
(51)

The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A Common Stock. Represents an aggregate of 2,843,650 shares of Class A Common Stock, all of which were acquired in the PIPE Investment.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Alight Related Person Transactions

Support and Services Agreement

In connection with the closing of Alight’s separation from Aon, Tempo Holdings entered into a support and services agreement with Blackstone Management Partners L.L.C. (“BMP”), an affiliate of Blackstone. Under the support and services agreement, Alight engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. In addition, pursuant to the support and services agreement, Blackstone, without discrete compensation, actively monitors the operations of Alight and evaluates strategic transactions and other initiatives that Blackstone views as potentially beneficial for Alight. Alight pays or reimburses BMP and its affiliates for out-of-pocket costs and expenses incurred by BMP and its affiliates and is required to indemnify BMP and its affiliates and related parties, in each case, in connection with the provision of such services under the support and services agreement.

Pursuant to the support and services agreement, Alight has entered into an agreement with BMP pursuant to which Alight receives the services customarily provided by Blackstone’s Equity Healthcare group to Blackstone’s private equity portfolio companies. In consideration for such services, Alight has agreed to pay BMP a monthly per employee fee based on the number of employees that receive medical benefits and a quarterly fee to BMP consistent with the fee charged in this regard to Blackstone’s portfolio companies generally. The support and services agreement also contemplates that Blackstone’s group purchasing program is available to Alight and that in the event Alight hires a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, the parties will negotiate in good faith to agree upon appropriate services, compensation, indemnification and other terms upon which BMP or its affiliates would be hired for such services, provided that Alight is not obligated to hire BMP or its affiliates for such services.

Registration Rights Agreement

In connection with the closing of Alight’s separation from Aon, Tempo Holdings entered into a registration rights agreement with Blackstone and certain other co-investors, pursuant to which the issuer agreed to provide Blackstone “demand” registration rights and customary “piggyback” registration rights. The registration rights agreement also provides that the issuer will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Commercial Transactions with Blackstone Portfolio Companies

Blackstone and its affiliates have ownership interests in a broad range of companies. Alight has entered and may in the future enter into commercial transactions in the ordinary course of its business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements has been or is expected to be material to Alight.

Other Transactions

Blackstone Securities Partners L.P., an affiliate of the Blackstone Investors, served as an initial purchaser of $15.0 million, $8.1 million and $56.0 million principal amounts of the notes issued by Alight in May 2017, November 2017 and July 2019, respectively, and received compensation in connection therewith. Additionally,

Blackstone Securities Partners L.P., served as initial purchaser of $42.0 million and $37.8 million principal amount of notes issued by Alight in May 2020 and July 2020, respectively, and received compensation in connection therewith.

FTAC Related Person Transactions

Forward Purchase Agreements

In connection with the IPO, FTAC entered into Forward Purchase Agreements with each of Cannae Holdings (which Cannae Holdings has assigned to Cannae LLC) and THL, pursuant to which Cannae and THL have each agreed to purchase 15,000,000 shares of FTAC Class A common stock and 5,000,000 redeemable FTAC warrants, each to purchase one share of FTAC Class A common stock at a price of $11.50 per share, for an aggregate purchase price each of $150,000,000 each, in a private placement to occur concurrently with the closing of the Business Combination (resulting in aggregate proceeds to FTAC upon closing of the Forward Purchase Agreements of $300,000,000).

Amended and Restated Sponsor Agreement

In connection with the execution of the Business Combination Agreement, FTAC entered into the Sponsor Agreement pursuant to which FTAC amended and restated (a) that certain letter agreement, dated May 29, 2020, between FTAC and Trasimene Capital and Bilcar, and (b) that certain letter agreement, dated as of May 29, 2020, by and between FTAC and each of the directors and officers of FTAC, pursuant to which, among other things, the FTAC Sponsors and the FTAC Insiders agreed (i) to vote any FTAC securities in favor of the Business Combination and the other FTAC Stockholder Proposals, (ii) not to seek redemption of any FTAC securities and not to transfer any FTAC securities for a period of 270 days following the Closing Date (or, if the volume weighted average price of the Company Class A common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period following the Closing Date, 150 days thereafter), and (iii) to be bound to certain other obligations as described in the Sponsor Agreement. Additionally, the Founders and certain FTAC Insiders who hold shares of FTAC Class B common stock acknowledged and agreed that they would receive the consideration set forth in the Business Combination Agreement for such shares in lieu of the consideration they would otherwise have been entitled to under the FTAC Charter.

Pursuant to the terms of the Sponsor Agreement, among other things, the Sponsor Parties have agreed (i) to vote any FTAC securities in favor of the Business Combination and the other FTAC Stockholder Proposals, (ii) not to seek redemption of any FTAC securities and not transfer any FTAC securities for a period of 270 days following the Closing Date (or, if the volume weighted average price of the Company Class A common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period following the Closing Date, 150 days thereafter), (iii) not to take any action to solicit any offers relating to an alternative business combination, and (iv) to be bound to certain other obligations as described therein.

The Founders further agreed that in connection with the Closing (but prior to the FTAC Merger) they would exchange their Private Placement Warrants for a number of shares of FTAC Class C common stock equal to the number of shares of FTAC Class A common stock underlying such warrants. The Founders further agreed to contribute all of the shares of Class C common stock of the FTAC Surviving Corporation received in exchange for such FTAC Class C common stock in the FTAC Merger to Alight Holdings in exchange for an equivalent number of Class C Units, which will have the terms set forth in the Alight Holdings Operating Agreement.

Additionally, the Founders and certain FTAC Insiders who hold shares of FTAC Class B common stock acknowledged and agreed that they would receive the consideration set forth in the Business Combination Agreement for such shares in lieu of the consideration they would otherwise have been entitled to under the FTAC Charter. Under the Business Combination Agreement, all of the outstanding shares of FTAC Class B common stock will be converted into 23,287,500 shares of Company Class A common stock (reflecting the forfeiture of 10% of the 25,875,000 shares of FTAC Class B Common Stock), except that to the extent that the available proceeds in the Trust Account (after giving effect to valid stockholder redemptions, but increased to take into account the amount of any Permitted Equity Financing Proceeds) is less than $892,200,000, up to an additional 20% of the outstanding shares of FTAC Class B common stock will instead be converted into shares of Company Class B-3 common stock. The Founders and the applicable FTAC Insiders acknowledge and agree in the Sponsor Agreement that any shares of Company Class B-3 common stock they receive will be unvested and subject to transfer restrictions and, to the extent not converted into Company Class A common stock on or prior to the seventh anniversary of the Closing Date, forfeiture in accordance with the applicable terms of the Company Charter.

The parties to the Sponsor Agreement agree that if the lock-up provisions in the Investor Rights Agreement are waived or the transfer restrictions or forfeiture provisions with respect to the Company Class B common stock in the Investor Rights Agreement or Company Charter (or the equivalent provisions with respect to the Class B Units in the Alight Holdings Operating Agreement) are modified in a manner that is favorable to the Existing Investors then the lock-up provisions applicable to the Sponsor Investors will be shortened by the equivalent duration or the corresponding modifications will automatically apply to the transfer restrictions, vesting or forfeiture provisions in the Sponsor Agreement, as applicable.

Cannae and THL also agreed to certain matters in respect of the Forward Purchase Agreements, including (i) to waive their respective rights of first offer under the Forward Purchase Agreement in respect of certain issuances of FTAC securities with respect to issuances in connection with the Business Combination, (ii) to waive the cross conditionality to their respective obligations to fund the purchase price under the Forward Purchase Agreements that the other have funded its subscription and (iii) to the termination of the registration rights in the Forward Purchase Agreements effective upon (but subject to) the closing of the Business Combination (at which time Cannae and THL will become party to the Registration Rights Agreement).

Subscription Agreements

In connection with the execution of the Business Combination Agreement, FTAC and the Company entered into Subscription Agreements for the purchase of shares of Company Class A common stock (at a purchase price of $10.00 per share) in connection with the completion of the Business Combination with (a) each of the FNF Subscribers (for an aggregate purchase price of $150,000,000) and (b) Cannae LLC (in the amount of $250,000,000). Certain of the directors of FTAC, including Messrs. Harris and Martire, and FTAC’s former Chairman and current strategic advisor, Mr. Foley also serve as directors of Cannae Holdings and each of the officers of FTAC is also an officer of Cannae Holdings. In addition, Messrs. Foley and Ammerman as well as Mr. Hagerty, a former FTAC director, also serve on the board of directors of FNF and Mr. Gravelle is an officer of FNF. Each of the Subscription Agreements is in the same form as those entered into by the other PIPE Investors; however, in connection with the closing of their respective subscriptions, each of the FNF Subscribers and Cannae will receive a placement fee equal to 2.5% of the aggregate purchase price it will pay to the Company (equal to $3,750,000, in the aggregate, among the FNF Subscribers and $6,250,000 to Cannae). These fees match the placement fees (on a percentage basis) that would have otherwise been payable to the placement agents in connection with the PIPE Investment. The placement agents will not receive any placement fees in connection with the PIPE Investment by the FNF Subscribers and Cannae LLC.

FTAC and the Company also entered into Subscription Agreements with certain directors and officers (or their affiliates or related persons) of FTAC, FNF and Cannae. This includes Subscription Agreements with (a) Douglas Ammerman (in the amount of $300,000), (b) Richard N. Massey (in the amount of $1,000,000), (c) a trust of which Bryan Coy is the trustee (in the amount of $65,000) and (d) Michael L. Gravelle (in the amount of $300,000). In addition, a trust of which Erika Meinhardt (a director) is the trustee has entered into a Subscription Agreement in the amount of $100,000. Each of the Subscription Agreements is in the same form as those entered into by the other PIPE Investors.

Post-Business Combination Arrangements

In connection with the Business Combination, certain agreements were entered into pursuant to the Business Combination Agreement. The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the references below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this prospectus.

Second Amended and Restated Limited Liability Company Agreement

On the Closing Date, pursuant to the Business Combination Agreement and in connection with the Tempo Merger, the existing amended and restated limited liability company agreement of Tempo was amended and restated in its entirety to become the Second Amended and Restated Limited Liability Company Agreement of Alight Holding Company, LLC. Pursuant to the Alight Holdings Operating Agreement, the limited liability company interests of Alight Holdings (the “Alight Holdings Units”) were recapitalized to generally mirror the shares of capital stock of Alight as follows:

Rights of the Class A Units

The Class A Units of Alight Holdings are entitled to share in the profits and losses of Alight Holdings. Any distributions, as and if declared by Alight, will be made pro rata among the holders of Class A Units (other than any unvested Class A Units). The Class A Units have no voting rights and are exchangeable for shares of Alight Class A common stock as described below.

Rights of the Class B Units

The Class B Units of Alight Holdings are not entitled to share in any profits or losses of Alight Holdings and have no voting rights or rights to distributions. The Class B-1 Units and Class B-2 Units will vest and automatically convert into and be exchanged for Class A Units (together with the payment of a dividend catchup payment as described below) upon the satisfaction of vesting conditions tied to the stock price of the Alight Class A Common Stock (or in connection with a change of control or liquidation of Alight that implies such a stock price). If any of the Class B Units do not vest on or before the seventh anniversary of the Closing Date, such units will be automatically forfeited and cancelled for no consideration, and will not be entitled to receive any Dividend Catch-Up Payments.

Rights of the Class C Units

The Class C Units of Alight Holdings (the “Class C Units”) are not entitled to share in any profits or losses of Alight Holdings and have no voting rights or rights to distributions (other than tax distributions). The holders of Class C Units will have the right to cause Alight Holdings to exchange all or a portion of their Class C Units for cash or shares of Alight Class A common stock as described below.

Rights of the Class Z Units

The Class Z Units of Alight Holdings, which are separated into three subclasses of units (Class ZA Units, Class Z-B-1 Units and Class Z-B-2 Units) and function solely as tracking units with respect to a portion of the consideration paid in connection with the Business Combination to certain members of Alight management in respect of their unvested Tempo equity awards in order to allow the re-allocation of such consideration to certain other pre-Closing equityholders of Tempo and the Tempo Blockers to the extent the unvested management equity is forfeited, are initially unvested and are not entitled to share in any profits or losses of Alight Holdings and do not have any voting rights or rights to distributions. In the event that any Alight Class A common stock or Alight Class B-1 or Alight B-2 common stock is forfeited by management under the terms of the applicable award agreement, an equivalent portion of the unvested shares of Alight Class Z-A common stock and Class Z-A Units, in the aggregate, or Alight Class Z-B-1 or Alight Class Z-B-2 common stock and Class Z-B-1 or Class Z-B-2 Units, in the aggregate, will vest, with such vested portion being allocated among the holders of Alight Class Z common stock and Class Z Units based on the allocation principles under the Business Combination Agreement.

Proportionality of Interests

The Alight Holdings Operating Agreement contains provisions which require that a one-to-one ratio is maintained between each class of Alight Holdings Units held by Alight and its subsidiaries (including the FTAC Surviving Corporation and the Alight Blockers, but excluding subsidiaries of Alight Holdings) and the number of outstanding shares of the corresponding class of Alight common stock, subject to certain exceptions (including in respect of management equity in the form of options, rights or other securities which have not been converted into or exercised for Alight common stock). In addition, the Alight Holdings Operating Agreement permits Alight, in its capacity as the managing member of Alight Holdings, to take actions to maintain such ratio, including undertaking stock splits, combinations, recapitalizations and exercises of the exchange rights of holders of Alight Holdings Units.

Alight, as the managing member of Alight Holdings, has the authority to create new equity interests in Alight Holdings and establish the rights and privileges of such interests.

Management

Alight was appointed and admitted as the managing member of Alight Holdings upon the effective time of the Tempo Merger (the “Tempo Effective Time”). Alight, as the managing member of Alight Holdings, has the sole authority to manage Alight Holdings in accordance with the Alight Holdings Operating Agreement and applicable law. No other member of Alight Holdings has the right to participate in or have any control over the business of Alight Holdings, and except for certain limited consent rights set forth in the Alight Holdings Operating Agreement, no member other than Alight (in its capacity as the managing member) has any right to vote on any matter involving Alight Holdings. The managing member solely manages the business, property and affairs of Alight Holdings, and the managing member cannot be removed or replaced except by the incumbent managing member.

Distributions

The Alight Holdings Operating Agreement permits distributions at such time and on such terms as determined by Alight in its capacity as managing member. Any such distributions must be made on a pro rata basis only to holders of Class A Units (other than the any unvested Class A Units), except that holders of Class C Units may receive tax distributions (as described below) and holders of Class B Units are entitled to receive a “Distribution Catch-Up Payment” from Alight Holdings upon the conversion of such Class B Units into Class A Units (as described above), in an aggregate amount equal to the amount of any distributions (other than tax distributions) that have been paid to holders of Class A Units during the period from the Tempo Effective Time through the date prior to the date on which the Class B Units were converted into Class A Units.

Holders of Class Z Units will only be entitled to receive certain payments due upon a “Class Z-A Vesting Event,” a “Class Z-B-1 Vesting Event” or a “Class Z-B-2 Vesting Event” (each as defined in the Proxy Statement/Prospectus), when and if payable thereunder. The Alight Holdings Operating Agreement also provides for pro rata quarterly tax distributions with respect to Class A Units, based upon an agreed-upon formula that, in general, calculates the amount of pro rata tax distributions that would be necessary to enable the holder allocated the highest proportionate amount of taxable income of Alight Holdings to pay its income taxes in respect of such allocated income. The formula is subject to certain customary assumptions and adjustments, including, among other things, using an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual (or, if greater, a corporation) resident in New York, New York at the time of such distribution, disregarding certain unitholder-specific tax basis adjustments, and assuming that all available foreign tax credits and research and development credits will be utilized. Tax distributions may also be paid to holders of Class C Units, except that they shall be paid only once annually and shall generally be limited to the taxable income allocated to such holders multiplied by such assumed tax rate. Payments of tax distributions are subject to there being available cash, and will be treated as an advance against, and will reduce and offset, other distributions or payments made with respect to the applicable Units.

Liquidation

Upon the liquidation or winding up of Alight Holdings, all net proceeds thereof (after satisfying any debts and liabilities of Alight Holdings as well as any tax distribution payments or Dividend Catch-Up Payments or other payments due to certain holders of Alight Holdings Units pursuant to the Alight Holdings Operating Agreement) will be distributed 100% on a pro rata basis solely among the Class A Units (other than any unvested Class A Units). For purposes of any such liquidating distribution, the Class A Units will include any Class A Units issuable in respect of any Class B Units or Class Z Units which have automatically converted into Class A Units upon a Class B Vesting Event or Class Z-A Vesting Event, as applicable, and Class C Units.

Transfer Restrictions

The Alight Holdings Operating Agreement contains restrictions on transfers of Alight Holdings Units and will require the prior consent of the managing member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) transfers by a holder of Class C Units as permitted pursuant to the Warrant Agreement.

Exchange of Class A Units for Alight Class A Common Stock

Holders of Class A Units will each, up to once per calendar quarter (and in the case of the Blackstone Investors (as defined below)), twice per calendar quarter in the aggregate), be able to exchange all or any portion of their Class A Units, together with the cancellation of an equal number of shares of Alight Class V common stock, for a number of shares of Alight Class A common stock equal to the number of exchanged Class A Units by delivering a written notice to Alight Holdings and Alight. Notwithstanding the foregoing, Alight will be permitted, at its sole discretion, in lieu of delivering shares of Alight Class A common stock for any Class A Units surrendered for exchange, to pay an amount in cash per Class A Unit equal to the 5-day dollar volume weighted average price (“VWAP”) of Alight Class A common stock ending on the day such measurement is made.

For each Class A Unit exchanged, one share of Alight Class V common stock will be canceled and one share of Alight Class A common stock will be issued to the exchanging member. The exchange ratio will be adjusted for any subdivision (split, unit distribution, reclassification, reorganization, recapitalization or otherwise) of the Class A Units that is not accompanied by an identical subdivision or combination of Alight Class A common stock or by any such subdivision or combination of Alight Class A common stock that is not accompanied by an identical subdivision or combination of Alight Class A Units to the extent necessary to maintain the economic equivalency in the value surrendered for exchange and the value received. If the Alight Class A common stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging member will be entitled to receive such security, securities or other property.

Restrictions on Class A Exchanges

The Alight Board is permitted to limit the rights of holders of Class A Units to exchange their Class A Units under the Alight Holdings Operating Agreement if Alight determines in good faith that such restrictions are necessary so that Alight Holdings will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.

Exchange of Class C Units

Holders of Class C Units will, from and after the expiration of the lock-up period applicable to Trasimene Capital FT, LP and Bilcar FT, LP (the “Sponsors”) under the Amended and Restated Sponsor Agreement, dated as of July 25, 2021, by and among Alight, FTAC, Tempo, the Sponsors and certain other parties thereto (the “Sponsor Agreement”) until the expiration date applicable to the “Private Placement Warrants” under the Warrant Agreement, be entitled to exchange all or any portion of their Class C Units (except for any fraction of a

Class C Unit) for either an amount in cash or a number of shares of Alight Class A common stock, as determined by Alight in accordance with the Alight Holdings Operating Agreement. In the event Alight elects to settle all or a portion of a Class C Unit exchange in cash, the amount of cash to be paid in respect of a Class C Unit would be equal to (i) the Sponsors Fair Market Value (as defined in the Warrant Agreement), less (ii) the strike price applicable to the “Private Placement Warrants” under the Warrant Agreement (as may be adjusted pursuant to the Warrant Agreement), less (iii) the aggregate amount of tax distributions received in respect of a Class C Unit immediately prior to such exchange (such amount, the “Class C Cash Amount”). In the event Alight elects to settle the Class C Unit exchange in shares of Alight Class A common stock, the number of shares of Alight Class A common stock to be issued in respect of a Class C Unit would be equal to a number of shares of Alight Class A common stock (valued at the Sponsors Fair Market Value (as defined in the Warrant Agreement)) having a value equal to the Class C Cash Amount.

Expenses

Alight Holdings will reimburse all of Alight’s expenses in connection with its ownership and management of Alight Holdings and its business (other than certain expenses, such as income taxes and payment obligations under the Tax Receivable Agreement (as defined below)).

Tax Receivable Agreement

On the Closing Date, in connection with the completion of the Business Combination, Alight entered into a tax receivable agreement (the “Tax Receivable Agreement”), with FTAC, Tempo and certain of the former direct and indirect equityholders of Tempo, including the former equityholders of the Tempo Blockers (such equityholders, together, the “TRA Parties”) and Blackstone Capital Partners VII NQ L.P., as the representative of the TRA Parties (the “TRA Party Representative”).

The Tax Receivable Agreement provides for the payment by Alight to such TRA Parties of 85% of the benefits, if any, that Alight is deemed to realize (calculated using certain assumptions) as a result of (i) Alight’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in Alight’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of the Business Combination and as a result of sales or exchanges of Alight Holdings Units for shares of Alight Class A common stock after the Business Combination and (iii) Alight’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers allocable share of existing tax basis), and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that Alight would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by Alight may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of Alight and not of Alight Holdings. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Alight Holdings Units for shares of Alight Class A common stock, the applicable tax rate, the price of shares of Alight Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of Alight’s income, Alight expects that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Alight Holdings and Alight’s possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that Alight may make under the Tax Receivable Agreement may be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Alight Holdings Units or other TRA Parties continuing to hold ownership interests in Alight Holdings or Alight. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within 10 business days after the tax benefit schedule (which sets forth Alight’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. Alight is required to deliver such a tax benefit schedule to the TRA Parties’ representative, for its review, within 90 calendar days after the due date (including extensions) of Alight’s federal corporate income tax return for the relevant taxable year.

Investor Rights Agreement

In connection with the closing of the Business Combination, Alight entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with the Sponsors, Cannae Holdings, LLC (“Cannae”) and THL FTAC LLC (collectively with the Sponsors and Cannae, and together with their affiliated transferees, the “Sponsor Investors”), each of the funds and investment vehicles affiliated with The Blackstone Group Inc. that holds equity interests in Alight or Alight Holdings following the completion of the Business Combination (collectively and together with their affiliated transferees, the “Blackstone Investors”), New Mountain Partners IV (AIV-E) L.P. and New Mountain Partners IV (AIV-E2) L.P. (collectively, the “New Mountain Investors”), Jasmine Ventures Pte. Ltd. and Platinum Falcon B 2018 RSC Limited (collectively with the Blackstone Investors and the New Mountain Investors, and together with each of their respective affiliated transferees, the “Existing Investors”).

Designation Rights

Following the Closing Date, for so long as the Sponsor Investors beneficially own at least 50% of the aggregate outstanding number of shares of capital stock of Alight entitled to vote generally in the election of directors to the Alight Board (“Voting Securities”) held by the Sponsor Investors on the Closing Date, (i) the Sponsor Investors (through the applicable Sponsor designator under the Investor Rights Agreement) will have the right to designate three directors and Cannae (or, if Cannae is no longer party to the Investor Rights Agreement, the applicable designator for the Sponsor Investors at such time) will have the right, jointly with the Blackstone Investors, to designate one director. If the Sponsor Investors hold less than 50% of the Voting Securities held by the Sponsor Investors on the Closing Date, they will have the right to designate (1) if they collectively beneficially own at least 7.5% of the aggregate outstanding Voting Securities, three directors, (2) if they collectively beneficially own at least 6.25% (but less than 7.5%) of the aggregate outstanding Voting Securities, two directors; and (3) if the Sponsor Investors collectively beneficially own at least 2.5% (but less than 6.25%) of the aggregate outstanding Voting Securities, one director. In addition, Cannae (or, if Cannae is no longer party to the Investor Rights Agreement, the applicable designator for the Sponsor Investors at such time) will have the right, jointly with the Blackstone Investors, to designate one director, and to consent to any individual nominated for election to the Alight Board seat initially occupied by the chief executive officer of Alight, for so long as the Sponsor Investors collectively beneficially own at least 7.5% of the aggregate outstanding Voting Securities.

Additionally, following the Closing Date, for so long as the Blackstone Investors beneficially own at least 50% of the aggregate outstanding Voting Securities held by the Blackstone Investors on the Closing Date, the Blackstone Investors will have the right to designate three directors and the right to jointly with Cannae designate one director. If the Blackstone Investors collectively beneficially own less than 50% of the aggregate outstanding Voting Securities held by the Blackstone Investors on the Closing Date, the Blackstone Investors will have the right to designate (1) if the Blackstone Investors beneficially own at least 7.5% of the aggregate outstanding Voting Securities, three directors, (2) if the Blackstone Investors beneficially own at least 6.25% (but less than 7.5%) of the aggregate outstanding Voting Securities, then two directors and (3) if the Blackstone Investors beneficially own at least 2.5% (but less than 6.25%) of the aggregate outstanding Voting Securities, then the Blackstone Investors are entitled to appoint one director. In addition, for so long as the Blackstone Investors beneficially own at least 7.5% of the aggregate outstanding Voting Securities, then the Blackstone Investors will remain entitled, jointly with Cannae (or the replacement Sponsor Investor designator), to designate one director and to consent to any individual nominated for election to the Alight Board seat initially occupied by the chief executive officer of Alight.

Under the Investor Rights Agreement, any director that has been designated by the Blackstone Investors or the Sponsor Investors may only be removed with the consent of such investor, and the Blackstone Investors and Sponsor Investors (or, if applicable, the joint designator) will be entitled to appoint replacement designees in the event a vacancy is created with respect to one of their designees.

Alight has agreed to include the applicable designees in its slate of nominees for election at any stockholder meetings and to use reasonable best efforts to cause each designee to be elected. Each of the Sponsor Investors and the Existing Investors agreed with Alight that it would vote in favor of the Alight Board’s slate of nominees.

Lock-Up Period; Vesting and Transfer Restrictions

The Existing Investors have agreed not to transfer any securities of Alight or Alight Holdings (other than any securities purchased on the open market following the Closing Date) for a period of beginning on the Closing Date and ending on the earlier of (A) 180 days thereafter or (B) if the VWAP of the Company Class A common stock equals or exceeds $12.00 per share for any 20 trading days within a consecutive 30 trading day period, 60 days thereafter. During the lock-up period, the Existing Investors will be permitted to sell up to 30 million shares of Alight Class A common stock, in the aggregate, subject to certain coordination requirements among the Existing Investors.

The parties to the Investor Rights Agreement have also agreed to certain forfeiture and vesting terms in respect of their Alight common stock that are consistent with the vesting and forfeiture provisions in the Alight Charter and the Alight Holdings Operating Agreement.

In the event that the lock-up provisions in the Sponsor Agreement are waived in a manner that is favorable to the Sponsor Investors or the lock-up in the Investor Rights Agreement is waived with respect to any of the Existing Investors, the Investor Rights Agreement provides that the lock-up provisions applicable to the Existing Investors or Sponsor Investors, as applicable, will automatically be waived on a pro rata basis. In addition, if any of the forfeiture or vesting provisions with respect to the Alight Class B common stock in the Sponsor Agreement or the Alight Charter (or the equivalent provisions regarding forfeiture or vesting of the Class B Units of Alight Holdings in the Alight Holdings Operating Agreement) are modified in a manner that is favorable to the Sponsor Investors then the corresponding modifications will automatically apply to the transfer restrictions and vesting provisions in the Investor Rights Agreement.

Registration Rights Agreement

On the Closing Date, in connection with the closing of the Business Combination, Alight entered into the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 2, 2021, with the Sponsor Investors, the Blackstone Investors and the other Existing Investors (collectively, the “RRA Parties”).

Pursuant to the Registration Rights Agreement, Alight is required, as soon as practicable, but in any event within 30 days after the Closing Date, to file a registration statement to permit the public resale of all “Registrable Securities” (as defined in the Registration Rights Agreement) held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act. In addition, upon the demand of any such RRA Party, Alight will be required to facilitate a non-shelf registered offering of shares of Class A common stock requested by such RRA Party to be included in such offering. Any demanded non-shelf registered offering may, at Alight’s option, include shares of Class A common stock to be sold by Alight for its own account and will also include registrable shares to be sold by holders that exercise their related piggyback rights in accordance with the Registration Rights Agreement.

Within 90 days after receipt of a demand for such registration, Alight will be required to use its reasonable best efforts to file a registration statement relating to such demand. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering.

In addition, the Registration Rights Agreement will entitle the RRA Parties to demand and be included in a shelf registration when Alight is eligible to sell its shares of Class A common stock in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act.

Policy Regarding Transactions with Related Persons

The Company will adopt a formal written policy that will be effective upon the completion of the Business Combination setting forth policies and procedures for the review and approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC. Our related person policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will then promptly communicate that information to our board of directors or audit committee, as applicable. At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the proposed transaction and the benefits of the proposed transaction to the Company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by will be required to abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Indemnification of Directors and Officers

The Company Bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Company Charter will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no material pending litigation or proceeding naming any of FTAC’s or Alight’s respective directors or officers for which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

BUSINESS

Throughout this section, references to “we,” “us,” and “our” refer to Alight and its consolidated subsidiaries as the context so requires.

Alight is a leading cloud-based provider of integrated digital human capital and business solutions, according to reports by Everest Group and NelsonHall. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. Leveraging artificial intelligence (“AI”) and data analytics, we provide an integrated, personalized experience for employees using technology-driven solutions that unlock value for employers. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. We have 15,000 dedicated colleagues serving more than 30 million employees and family members.

There are many factors today impacting how organizations can succeed and thrive in the future. Employees are facing increasing complexity around healthcare and retirement, and the burden of additional financial responsibility from healthcare costs being shifted from employers to employees. These trends have driven the need for integrated, personalized tools to help them make informed decisions. Employers are facing ever-changing workforce regulations and evolving dynamics across the employer/employee relationship, driving the need for flexibility, engagement and effective solutions for compliance. Alight is uniquely positioned between the employer and employee to address these factors to ultimately drive better outcomes for both.

We aim to be the pre-eminent employee engagement partner by providing personalized experiences that help employees make the best decisions for themselves and their families about their health, wealth and wellbeing every day. At the same time, we help employers tackle their biggest people and business challenges by helping them understand prevalence, trends and risks to generate better outcomes for the future and get a return on their people investment. Using data, analytics and AI, we derive actionable insights to deliver the business and people outcomes organizations need. We provide solutions to manage health and retirement benefits, tools for payroll and HR management, as well as solutions to manage the workforce from the cloud. Our solutions include:

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Employer Solutions: includes our core benefits and payroll solutions. We are the largest provider of health technology and administration solutions that enable employees to enroll in and manage their medical, dental and voluntary benefits. In 2020, we had the largest market share by revenue in the health & welfare administration services space according to a report by NelsonHall. We have a full-scale offering to help people understand and use all of the health benefits their employers offer, including healthcare spending accounts and healthcare navigation services for employees. We are also the #1 independent 401(k) record keeper and a leading provider of pension administration and financial well-being solutions, with over $480 billion in defined contribution assets under administration. According to research by Pensions & Investments, we are currently the largest non-financial institution 401(k) record keeper by total assets. We are also one of the largest pension administration providers by total number of participants according to research by Plansponsor. As part of our integrated employer solutions, we also provide solutions to process payroll and manage HR systems.

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Professional Services: includes our Cloud Deployment Solutions and Cloud Application Services. We help our clients with Software as a Services (“SaaS”) deployment and integration, data conversion and testing. We are a leading provider of cloud advisory, deployment and application management services for cloud human capital management (“HCM”) and financial platforms, and have strong partnerships with Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. Our solutions are supported through a highly secure and scalable cloud infrastructure, together with our core benefits processing platforms and consumer engagement tools, and integrated with over 350 external platforms and partners. Our data and access across the breadth of human capital solutions provides us with comprehensive employee records to enable AI-driven, omnichannel engagement and a personalized, integrated experience for our clients’ employees. Through the use of predictive analytics and omnichannel engagement, Alight is able to tailor an employee experience that is unique to each individual’s needs and circumstance. On an annual basis, our engagement platform logs over 140 million inbound connections, over 33 million customer service interactions, and hosts approximately 200 million customer interactions.

Our technology transformation is focused on automation and standardization of services, personalization, and creating actionable AI to support more product-led offerings, which is embodied in the launch of our Business Process as a Services (“BPaaS”) business model. Our BPaaS offerings bring together our SaaS capabilities, our integrated employee engagement platform, and our automated service delivery model that aims to deliver value-based outcomes for our clients. We have seen significant commercial traction with our BPaaS offerings and expect significant margin expansion over time from the scalability of our solutions. We have a robust product roadmap to enhance capabilities that drive our BPaaS offerings and expect BPaaS to be around 50% of total revenue in the long term. BPaaS was 3.7% of our total revenue in 2018, 6.2% in 2019 and 12.2% in 2020.

We believe that our comprehensive suite of technology solutions, deep domain expertise, and data-led insights have enabled us to establish long-term, deeply embedded client relationships with high levels of retention. We serve a broad range of clients across 100 countries, including around 70% of Fortune 100 and more than half of the Fortune 500. We are industry-agnostic, and our revenues are diversified across a broad range of industry verticals, including financial services, consumer goods & retail, technology & communications, manufacturing, healthcare & pharmaceuticals and natural resources. Our top 25 clients, ranked by revenue, have been with us for an average of 15 years as of December 31, 2020, and we have achieved an overall client revenue retention of 96% or greater in each of the last seven years.

Our go to market strategy is focused on retention, growth, and our goal of being the pre-eminent employee engagement partner. We have a global sales force of over 300 people that is segmented based on specialization by industry and domain centers of excellence. We have a dedicated Strategic Accounts team of more than 50 direct sales executives who develop and retain relationships with key strategic accounts, and focus on selling a broader range of solutions to our top 250 clients. Our value-based approach to sales and cost saving guarantees has been instrumental in demonstrating the value of Alight’s solutions. We have continued to invest in our commercial team to support our growth and plan to add over 100 sales and sales support staff by the middle of 2021.

We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our outsourcing contracts typically have three to five-year terms for ongoing services. Substantially all of the Company’s revenue is recognized over time when control of the promised services is transferred and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice.

We use annual revenue retention rates as some of the measures to manage our business. We calculate annual revenue retention by identifying the clients from whom we generate revenue in the prior year and determining what percentage of that revenue is generated from those same clients for the same solutions in the subsequent year.

For the six months ended June 30, 2021, we generated total revenues of $1,361 million, of which approximately 83% was recurring in nature, and Adjusted EBITDA of $278 million.

For the year ended December 31, 2020 we generated total revenues of $2.7 billion, of which approximately 82% was recurring in nature, and Adjusted EBITDA of $564 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Alight,” included elsewhere in this prospectus statement for more information.

Industry Overview

We believe the employee / employer relationship is evolving, with many factors potentially impacting how organizations succeed and thrive. Legacy solutions are based on highly customized, services-centric models that are complex, difficult to navigate, and costly to both employers and employees. These solutions have failed to keep up with the rapid pace of change across the market and lack the specialized functionality and flexible infrastructure to address the need for personalization and data and analytics within a robust compliance framework. Further, employers are spending millions on programs that employees are not using. They need to generate a greater return on their people investments.

According to IDC, the global market for HR Management Services was approximately $173 billion in 2020 and will reach approximately $198 billion by 2022. We believe that the trends driving our market opportunity are as follows:

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Health & Personalization: We believe that the financial responsibility of healthcare is shifting to the employee who is simultaneously facing increased decision complexity. Current health and wellness systems are so complicated that 25% of users simply give up. As the general state of employee health continues to deteriorate and healthcare costs continue to rise, personalized guidance and targeted messaging has never been more important.

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Total Wellbeing: We believe that employees are increasingly looking to balance their health and financial wellness choices during a time that is particularly challenging globally. Millennials and new graduates continue to bear a heavy burden of college debt while 61% of workers believe they are unable to retire at the age they want. We believe that this trend will drive a critical need for a comprehensive set of solutions across health and financial wellness.

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Gig Economy: The world continues to change and the traditional employment model of one full time job and one employer has evolved. We believe that employers are increasingly looking for specific talent on an episodic basis, leading to a global increase in the contingent workforce with part-time employees and on-demand talent representing approximately one in three U.S. workers. We believe that the additional workload and complexity created for employers and employees to manage gig work has created a significant opportunity in the market to further help employers and employees efficiently and effectively manage these arrangements.

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Globalization: As companies continue to grow over time, they face significant obstacles in their desire to be agile with their global workforce. Over 80% of companies are planning to expand globally, 50% of which are expanding with the use of an external provider. We believe this creates opportunity to provide an end-to-end solution that works for every single employee, across geographies.

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Regulations: The regulatory environment continues to challenge employers. New and updated legislation has resulted in a considerable amount of additional regulations and agency guidance that employers must understand and abide by. For example, there have been over 70 updates to the Affordable Care Act since it was first enacted in 2010. Maintaining compliance has become a top priority for employers and there is common desire to better manage this burden over time.

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COVID-19: The pandemic has accelerated the need for greater automation, flexible work arrangements, and a robust framework to deal with changing workforce needs. We believe the longer term structural impact of the pandemic will require human capital solutions that are dynamic and flexible to support provision of information and ongoing employee engagement.

1.	Alight is the Leading Provider of End-to-End Human Capital Solutions

We are the largest provider of health technology and administration solutions, a top provider of defined benefit and defined contribution plan administration and financial well-being solutions, and a leading provider of global payroll services. In Employer Solutions, we have a full-scale offering which spans the entire spectrum of health, retirement and employee wellbeing to help people make decisions, understand and use all the health benefits that their employers offer. We have more than $480 billion in defined contribution assets under administration and in late 2020 signed a significant benefits administration deal to provide recordkeeping for the Federal Thrift Savings Plan with approximately 6.1 million participants, serving Federal employees and uniformed service members. Additionally, we support our clients in the implementation and migration to cloud-based solutions for HCM and financial platforms. Our capabilities are integrated seamlessly to drive meaningful value for employers and employees.

2.	Pre-eminent Employee Engagement Partner with Unparalleled Data and Analytics Capabilities

Our vision is to be the pre-eminent employee engagement partner for our employer clients by bringing cloud-based technology products and deep analytical capabilities to each and every employer. Through our capabilities, we maintain a comprehensive view of employee data that positions Alight at the center of employee engagement. Our data sources include payroll, health and benefits information, savings & investments as well as a host of provider data sources that deepens our analytical capabilities. We host approximately 200 million customer interactions annually across our platforms. Our UPoint engagement platform logs 140 million inbound connections each year and we have had more than 10 million chatbot interactions since its inception in 2017. Our unique data sets enable us to drive increased employee engagement and utilization of our platform.

3.	Next Gen Cloud-Based Platform Focused on Product-Led Offerings and Evolution

To continue our technological transformation, we understand the need to leverage cloud-based platforms that ultimately lower our cost to serve and drive faster revenue recognition. Our next generation health, wealth and payroll cloud platforms are being designed to provide a seamless experience across web, desktop, and mobile for any use case and workflow. Powered by a data and AI engine, these platforms will be truly unique and highly differentiated across a number of different dimensions. These characteristics include an open architecture, integrated set of solutions across all platforms, personalized employee experiences, global relevance, as well as highly configurable and quick to deploy capabilities.

4.	Deep Domain Expertise and Innovative Value-Based Go-To-Market Strategy

We combine deep domain knowledge with our people-first technology to help our clients through their transformations. We have dedicated employees that apply domain, product, industry and/or solution area expertise and have a deep understanding of client priorities that drive our value proposition and increase our ability to win and retain business. Our disciplined sales approach is supported by domain centers of excellence that aim to maximize value for clients. We have also created an opportunity to transition our efforts to the C-Suite level and focus on value-based selling and guaranteed return on investment (“ROI”) for our clients that drive the most value for clients through integration and data-driven insights. Our depth and operational expertise is unmatched and has been cultivated by our 25 year operating history.

5.	Scale and Global Delivery Platform Driving Brand Leadership

As we continue to grow, we remain committed to both organic and inorganic investment that deepens our global capabilities and expands our total addressable market. We currently deliver services for clients in over 100 countries and run more than 50 global delivery centers. Our continued investment in core BPaaS offerings is underpinned by the next generation Alight engagement platform. We also have a proven track record of disciplined M&A that expanded our geographic reach, particularly in Asia-Pacific (“APAC”) and Europe, the Middle East and Africa (“EMEA”). Our recent addition of global payroll capabilities is just one example of this commitment and the opportunity that exists outside of the North American markets. Our efforts to deepen our global footprint allow us to serve some of the largest and most well-known brands in the world. We believe that the global opportunity remains vast and we will continue making the required investment to capitalize on this.

6.	Highly Embedded, Long-Term Customers Across Broad Industry Base

We have transitioned the conversation from divisional heads to Chief Human Resource Officers and Chief Financial Officers at many of the world’s largest and most successful organizations across a diverse range of industry verticals. We believe every business is a people business, and we strive to deliver excellent client service to enable employers and their employees to thrive every day. Our business model is highly recurring and underpinned by long-term, deeply embedded client relationships. Our client relationships are typically structured on a contracted fee basis, charged per employee per period (e.g., monthly or annually, as applicable), that is highly stable and predictable. We provide solutions to more than 4,300 clients, from the largest, most complex organizations, including 70% of the Fortune 100 and more than half of the Fortune 500, to mid-market businesses. As of December 31, 2020, our top 25 clients, ranked by revenue, had been with us for an average of 15 years. Our client base has consistently high retention rates, achieving revenue retention of 96% or greater in each of the last seven years.

Our Growth Strategies

BPaaS Transformation: We are in the midst of a product-led transformation that will bring together our best-in-class capabilities in a BPaaS model. Our BPaaS model combines our SaaS capabilities and an automated service delivery model with data & AI to deliver superior outcomes for clients. We are also building new, scalable, software and AI-focused products, including our new health, wealth and payroll clouds that we expect to launch in 2021. With our broader engagement platform already underway, these more SaaS-enabled, modular, cloud-based platforms will result in a lower cost to serve and faster time to revenue. Due to the product-based nature of our BPaaS solutions, as they grow, we expect that we will expand our gross margins. We are orienting the company around this transformation and by 2023, we anticipate double digit BPaaS revenue growth with over $700 million of revenue and approximately 23% of our total revenue in BPaaS solutions. In the long run, BPaaS is the transformation engine that we anticipate will become more than 50% of our business.

Go-to-Market Model: We plan to capitalize on our market leadership position by leveraging our enhanced go-to-market model to acquire new clients across a variety of sizes and geographies. In particular, we believe that there is considerable opportunity to expand our mid-market customer base and international presence, particularly in the United Kingdom, and we are making the necessary investment to take advantage of this. We have continued to invest in our commercial team and plan to add over 100 sales and sales support staff by the middle of 2021. We have created a dedicated new logo team and have trained our sales teams on value-based selling and building specialization by industry for BPaaS and standalone solution sales. In addition, we have a demonstrated track record of selling additional solutions to existing clients and thereby expanding the scope and depth of our relationships with them. For example, since 2017, approximately 59% of our top 100 Employer Solutions clients increased the number of solutions purchased from us. We believe we have a long cross-sell penetration runway, particularly with our integrated wealth solutions.

Continue to Pursue Acquisitions and Strategic Partnerships: We plan to continue pursuing acquisitions opportunistically across the markets that we serve and forging new strategic partnerships to accelerate growth. We view acquisitions as an opportunity to enhance our capabilities and solutions portfolio and believe that we are well-positioned to capitalize on the fragmented industry landscape to make strategic, value-enhancing additions to our business that leverage scale, client relationships and deep domain expertise. We have a successful acquisition track record, and have added $20 billion in new Total Addressable Market and 2.5 million participants from our previous seven acquisitions.

Our Solutions

We provide mission-critical services to employers that help them get the most out of their people investments while providing technology and services to their employees that enable them to make the best decisions for themselves and their families regarding their health, wealth and wellbeing. Consumers experience Alight through our front-end engagement platform, UPoint, which serves as the critical integration point across all of our solutions, enabling a seamless consumer experience.

Employer Solutions

Employer Solutions are driven by our digital, software and AI-led capabilities and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the consumer experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated portal and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

Our Employer Solutions include:

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Health Administration: Enrollment, eligibility, and recordkeeping for medical, dental, life and other elective benefits through a comprehensive service model that involves a balance of both high-tech and high-touch approaches.

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Healthcare Navigation: Enhanced advocacy solution, providing individuals with personalized healthcare recommendations based on data and analytics, enabling employees to compare treatment options and pricing, analyze healthcare bills and receive high-touch care and outreach from trained professionals.

•	Reimbursement Solutions: Enrollment and management of consumer-directed benefits, including tax-advantaged accounts such as health savings, flexible spending, commuter, and dependent care.

•	Consumer Engagement: Digital employee engagement solutions (e.g., UPoint) and communications consulting services that help clients interact effectively with their employees and retirees.

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Defined Contribution Administration: 401(k) and savings plan administration for employers, including qualified and nonqualified plan strategy and design, delivered through an open architecture platform.

•	Defined Benefit Administration: Pension plan administration for employers, including qualified and nonqualified plan strategy and design.

•	Participant Advisory & Wellbeing: Wealth navigation tools and financial advisory services for participants.

•	Payroll & HR Management: Solutions that deliver payroll, data quality management, tax filing, garnishments, performance management, learning and compensation services.

Professional Services

Professional Services includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

Hosted Business

Our Hosted Business includes application hosting and management of on-premise human capital management software. In 2014, we stopped actively pursuing new clients in our Hosted business and instead chose to focus our strategic efforts and resources on enhancing our suite of payroll & cloud solutions to help clients realize the benefits of cloud-based technologies. While we have successfully migrated a significant number of our Hosted clients to cloud-based solutions, we continue to support a small number of Hosted clients under agreements that are scheduled to expire by 2023. Accordingly, while we will continue to perform our existing Hosted Business agreements, we do not intend to renew such agreements or enter into any new Hosted Business agreements. Revenue related to the Hosted Business represented 9%, 7%, and 3% of our total revenues for the years ended December 31, 2018, 2019 and 2020, respectively.

Our Technology

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. With this in mind, there are four components to our technology strategy, all reinforced with a critical security framework:

•	Omnichannel customer experience layer that drives a personalized approach for customers;

•	AI and analytics layer that uses data from our transaction systems, combined with client and third-party data to drive insights for clients;

•	Core transaction layer that powers our health, wealth and payroll systems;

•	Infrastructure layer to provide security, stability and performance across our application landscape.

We use cloud-based, scalable software across the entire breadth of human capital solutions, and leverage comprehensive employee data to enable AI-driven, omnichannel engagement and a personalized, integrated experience for our clients’ employees. Our technology investments are based on our strategy to drive product-led solutions.

Our technologies include:

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Cloud-based Platforms: Our cloud-based technology platforms power a complex set of health, wealth, and payroll solutions at scale. We have a service-oriented technology architecture that supports transaction processing at scale, shared productivity, data and analytics and an easily accessible, consumer-facing web portal. Our benefits platforms provide both integrated and standalone health and wealth solutions. Our platforms are flexible and scalable and can handle the most complex benefit plan designs and payroll processing for the largest employers, as well as less complex or smaller-scale programs, and we believe we have one of the leading, multi-service benefits platforms. These platforms allow us to centrally manage critical capabilities such as transaction execution, business rule configuration and data management.

•	UPoint: Consumers experience Alight through our front-end engagement platform, UPoint, which serves as the critical integration point across all of our solutions, enabling a seamless consumer experience. UPoint uses intelligence to create a tailored, consumer-centric HR experience for each individual user and allows for continuous personalization to provide actionable insights.

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Artificial Intelligence: Alight’s intelligent virtual assistant, Eloise, analyzes historic pay data to detect, classify and correct anomalies, and through machine learning, she can continuously glean information from past anomalies that will inform future predictions. Eloise delivers payroll with quality and consistency across the entire population eliminating stress, time, duplicative effort and incomplete payroll validations. “Lisa,” our online intelligent virtual assistant, uses natural language processing and machine learning to allow users to access complex benefits information in a self-service manner. Lisa engages with users consistently and conversationally 24/7. Since inception in April 2017, Lisa has had more than 10 million customer interactions.

Our technology is enabled by custom assets, industry frameworks and standard tools. We continuously review our stack for opportunities to optimize, partner and innovate. Our strategic partnerships include:

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Cloud HCM Partners: We partner with leading cloud HCM platform providers to deploy and operate comprehensive HR management solutions. Our largest cloud HCM partner is Workday, and we have 1,350 certified colleagues that hold more than 3,300 certifications across Workday Human Capital Management, Payroll and Financial Management. As of December 31, 2020, we have deployed Workday for over 650 clients globally. We also partner with other cloud HCM providers, including Cornerstone OnDemand, Oracle and SAP SuccessFactors.

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The Alight Partner Network: Through an ecosystem of leading, next-generation technology and solution providers, we integrate partner solutions into our UPoint portal or otherwise connect our clients with our partners. The Alight Partner Network, which today includes Mobile Health, meQuilibrium, Kashable, Equifax, DailyPay, Ovia Health, Vida Health, SoFi/LEAF, PTO Exchange, Cariloop, Quizzify and BrightPlan provides enhanced capabilities to our clients and their employees to empower more informed decisions. We will continue to explore adding new partners to the network that provide value-added solutions around workplace flexibility, debt management, disease management, career development and learning.

Our Clients

We provide solutions to nearly 4,300 clients, from the largest, most complex organizations, to mid-market businesses, including 70 of the Fortune 100 and 250 of the Fortune 500, and serve more than 30 million of their current and former employees and their family members. We achieved revenue retention of 96% or greater in each of the last seven years.

Furthermore, we seek to establish high-quality, strong, long-term relationships with our clients. We proactively solicit client feedback through ongoing surveys and client councils held throughout the year, and we use this critical feedback to enhance our client services and correct course when necessary. Through these surveys, we have learned that clients value the strength and depth of our relationships, scale and breadth of our solutions and our commitment to innovation and continuous improvement. As a result, our top 25 clients have an average tenure of 15 years as of December 31, 2020.

Recent Acquisitions

We have pioneered and continued to innovate around the development of solutions that help reduce complexity and expand offerings for employees and employers. We have strengthened our domain expertise, added approximately 2,500 new clients and over 2.5 million participants, added new capabilities from healthcare navigation and voluntary benefits administration, and extended our global market reach through multi-country payroll capabilities. This expansion has resulted in additional addressable market of over $20 billion. Key acquisitions that have expanded our addressable market include:

•	Future Knowledge (2018): HR advisory company based in Australia and New Zealand that expands our cloud and Workday deployment capabilities in APAC.

•	Compass Professional Health Services (2018): Healthcare navigation platform that provides advocacy services and enhances our various healthcare navigation offerings.

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Carlson Management Consulting (2018): Provides system implementation and optimization services to help clients transform financial processes and migrate operations to the cloud. Further expands our HCM capabilities to include Workday Adaptive Planning.

•	Appirio (2019): Provides system implementation, consulting and application management services that adds advisory capabilities in EMEA and APAC.

•	Hodges-Mace (2019): Provider of employee benefits technology, communications and customer enrollment services that enhances our health and voluntary benefit capabilities.

•	NGA Human Resources (2019): Provider of HR and payroll services for multinational enterprise clients and adds global payroll and SAP cloud capabilities.

•	Choice Health (2020): A fully integrated consumer acquisition platform specializing in the high-growth, Medicare Advantage marketplace that enhances our healthcare capabilities.

Competition

The markets for our solutions are competitive, rapidly evolving and fragmented. Our business faces competition from other global and national companies. The market for our solutions is subject to change as a result of economic, regulatory and legislative changes, technological developments, shifting client needs and increased competition from established and new competitors.

We do not believe there is any single competitor with the breadth of our solutions, and thus our competitors vary for each of our solutions. Our competitors include:

•	Health Benefits Administration: Benefitfocus, Bswift, Businessolver, eHealth, GoHealth, HealthEquity, Mercer, Willis Towers Watson

•	Healthcare Navigation: Accolade, American Well, Grand Rounds, Health Advocate, Quantum Health, Teladoc

•	Defined Contribution Administration: Empower, Fidelity, Vanguard, Voya

•	Defined Benefits Administration: Aon, Conduent, Fidelity, Willis Towers Watson

•	CDS and CAS: Accenture, Collaborative Solutions, Deloitte, IBM, Intecrowd, Mercer, OneSource, PWC, TCS, Workday

•	Payroll & BPO: Accenture, ADP, DXC Technology, IBM, OneSource, Paychex, SD Worx

We compete primarily on the basis of product and service quality, technology, breadth of offerings, ease of use and accessibility of technology, data protection, innovation, trust and reliability, price, and reputation.

Intellectual Property

Our intellectual property portfolio is comprised of various copyrights (including copyrights in software) and trademarks, as well as certain trade secrets or proprietary know-how of our business. Our success has resulted in part from our proprietary methodologies, process and other intellectual property, such as certain of our platforms, as well as UPoint. However, any of our proprietary rights could be challenged, invalidated or circumvented, or may not provide significant competitive advantages.

Our business relies on software provided by both internal development and external sourcing to deliver our services. With respect to internally developed software, we claim copyright on all such software, registering works where appropriate. We require all employees and contractors to assign to us the rights to works developed on our behalf. In addition, we rely on maintaining source code confidentiality to maintain our market competitiveness. With respect to externally sourced software, we rely on contracts to allow for continued access for our business usage.

In the United States, trademark registrations may have a perpetual life, subject to continuous use and renewal every ten years, and may be subject to cancellation or invalidation based on certain use requirements and third-party challenges, or on other grounds. We vigorously enforce and protect our trademarks.

Colleagues and Culture

As of December 31, 2020, we had approximately 15,000 colleagues globally. Approximately 2,500 of those colleagues are represented by labor organizations or works councils in the following countries: Austria, Brazil, Denmark, France, Germany, Italy, Luxembourg, The Netherlands, Poland, Spain, Sweden, and the United Kingdom. We consider the relationship with labor organizations and Works Councils to be good. Our people-first culture is underpinned by our core values at Alight which include People Matter, Be Real, Excellence Every Day, Think Forward and Act Now. People are our most important and valued asset and we are proud of our colleague engagement.

We continue to invest and grow our Inclusion and Diversity function through a variety of initiatives and multiple colleague-led communities, connecting colleagues across regions and diversity to inspire change across our organization. We champion civic and community engagement through paid time-off for our people and locally advertised volunteering opportunities.

Our approach to Reward supports our Pay for Performance philosophy. Our compensation package includes salary, performance-led incentive programs and long-term incentives that align colleague and shareholder interests as well as rewarding our people. We provide competitive benefit packages in the countries in which we operate, which may include a variety of benefits such as life and health insurance, paid time off, paid parental leave, financial planning, and a retirement savings plan.

Alight measures the effectiveness of its people-first culture through quarterly engagement surveys, pulse surveys, attrition data, diversity data and regularly soliciting feedback from across the organization. Our focus areas include colleague growth, recognition, connection, belonging and wellbeing. We continue to be recognized for our engagement efforts, including having received the Great Place to Work certification in three consecutive years.

Seasonality

Due to buying patterns and delivery of certain products in the markets we serve, particularly given the timing of annual benefits enrollment, our revenues tend to be higher in the third and fourth quarters of each year.

Licensing and Regulation

Our business activities are subject to licensing requirements and extensive regulation under the laws of countries in which we operate, including U.S. federal and state laws. See the discussion contained in the “Risk Factors” section, included elsewhere in prospectus for more information regarding how actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

ERISA Considerations

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) is a comprehensive federal statute that applies to U.S. employee benefit plans sponsored by private employers and labor unions. Plans subject to ERISA include pension and profit sharing plans and welfare plans, including health, life and disability plans. Among other things, ERISA imposes reporting and disclosure obligations, prescribes standards of conduct that apply to plan fiduciaries and prohibits transactions known as “prohibited transactions,” such as conflict-of-interest transactions, self-dealing and certain transactions between a benefit plan and a party in interest. ERISA also provides for a scheme of civil and criminal penalties and enforcement. Certain of our businesses provide services to clients subject to ERISA, including limited services under specific contracts where we may act as an ERISA fiduciary. We are also subject to ERISA’s prohibited transaction rules for transactions with ERISA plans, which may affect our ability to, or the terms upon which we may, enter into transactions with those plans, even in businesses unrelated to those giving rise to party in interest status. The applicable provisions of ERISA and the Code, are subject to enforcement by the Department of Labor, the Internal Revenue Service and the U.S. Pension Benefit Guaranty Corporation.

Investment Advisers and Broker Dealers

One of our wholly owned subsidiaries, Alight Financial Advisors, LLC (“AFA”), is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). AFA and its advisory affiliates, including directors, officers, employees and certain other persons associated with AFA are subject to the Advisers Act and other federal securities laws, including the rules and regulations promulgated by the SEC (collectively, “Adviser Regulations”). AFA and its advisory affiliates are subject to regulation and examination by the SEC. The SEC has the power to pursue administrative proceedings, enforcement actions and other actions against AFA and/or its advisory affiliates that can result in fines, cease-and-desist orders or suspension, termination or limitation of the activities of AFA and/or its advisory affiliates.

Registered investment advisers are subject to Adviser Regulations that cover many aspects of their investment advisory business, including, among other things, the disclosure of their business practices, their advisory business and programs, fees and compensation and actual and potential conflicts of interest. In addition, investment advisers are subject to a fiduciary duty and, as fiduciaries, are required to act in the best interest of their clients and not to place their own interests ahead of their clients.

AFA primarily offers advisory and related services to participants in employee-sponsored, defined contribution plans for their plan accounts and for retirement accounts outside the plans. In providing its advisory services, AFA engages registered investment advisory firms, which are unaffiliated with AFA or any of our affiliated companies, to provide sub-advisory services to AFA’s advisory services.

As required by the Advisers Act, the investment advisory agreements entered into by AFA provide that an “assignment” of the agreement may not be made without the client’s consent. Under the Advisers Act, a change of ownership of AFA may constitute such an “assignment” if it is a change of control. For example, under certain circumstances, an assignment may be deemed to occur if a controlling block of voting securities is transferred, if any party acquires control, or, in certain circumstances, if a controlling party gives up control. An assignment or a change of control could be deemed to occur in the future if we or AFA were to gain or lose a controlling person, or in other situations that may depend significantly on facts and circumstances. In any such case we would seek to obtain the consent of AFA’s advisory clients to the assignment. To the extent of any failure to obtain these consents, our results of operations, financial condition or business could be adversely affected.

Another of our wholly owned subsidiaries, Alight Financial Solutions, LLC (“AFS”), is a broker-dealer registered with the SEC under the Exchange Act, the fifty states, District of Columbia and Puerto Rico (collectively, the “States”), and a member in good standing with the Financial Industry Regulatory Authority (“FINRA”) (the SEC, the States and FINRA are collectively referred to as the “Securities Regulatory Agencies”). AFS and its associated persons, including directors, officers, employees and persons registered with AFS are subject to the laws, rules, bylaws and regulations of the Securities Regulatory Agencies and other federal and state securities laws (collectively, the “Regulations”). AFS and its associated persons are also subject to regulation and examination by the Securities Regulatory Agencies and such Securities Regulatory Agencies have the power to pursue administrative and disciplinary proceedings, enforcement actions and other actions against AFS and/or its associated persons that can result in censure, fines, cease-and-desist orders or suspension, or termination or limitation of the activities of AFS and/or its associated persons.

Broker-dealers are subject to regulations that cover many aspects of the securities business, including, among other things, sales practices, form and amount of compensation, the suitability of investments for individual customers, capital adequacy, recordkeeping, financial reporting and the conduct of its associated persons. In addition, broker-dealers are required to make certain monthly and annual filings of financial information primarily with FINRA and/or the SEC, including monthly Financial and Operational Combined Uniform Single (FOCUS) reports (which include, among other things, financial results and net capital calculations) and annual audited financial statements prepared in accordance with GAAP.

As a registered broker-dealer, AFS is subject to the SEC’s Uniform Net Capital Rule, which specifies the minimum level of net capital a broker-dealer is required to maintain and requires a minimum portion of its assets to be kept in relatively liquid form. These net capital requirements are designed to measure the financial soundness and liquidity of broker-dealers. The Uniform Net Capital Rule imposes certain requirements that may have the effect of preventing a broker-dealer from distributing or withdrawing capital and may require that prior notice to Securities Regulatory Agencies be provided prior to making capital distributions or withdrawals. Compliance with net capital requirements could limit the ability of AFS to pay dividends to us.

In addition, a third party attempting to acquire us or a substantial position in our Class A common stock may be delayed or ultimately prevented from doing so by change in ownership or control regulations to which AFS is subject. FINRA’s NASD Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a single person or entity owning, directly or indirectly, 25% or more of a member firm’s equity and would include a change in control of a parent company.

Other Laws and Regulations

We must comply with laws and regulations of the jurisdictions in which we do business. For example, regulatory authorities in the states in the U.S. in which Alight and certain operating subsidiaries conduct business may require individual or company licenses to act as producers, brokers or third-party administrators.

In addition, many of our businesses offer solutions that assist our clients in complying with certain U.S. and foreign laws and regulations that apply to them. Although these laws and regulations apply to our clients and not to us, changes in such laws or regulations may affect our operations, products and services. For example, certain offerings in our Health solutions help clients manage their compliance with certain requirements of the ACA in the United States.

As one of the world’s largest providers of human capital services, our systems contain a significant amount of sensitive data related to clients, employees of our clients, vendors and our employees. We are, therefore, subject to compliance obligations under federal, state and foreign privacy and data security-related laws, including federal, state and foreign security breach notification laws with respect to both our own employee data and client employee data. The changing nature of privacy laws in the United States, Europe and elsewhere, including the adoption by the European Union of the GDPR, have impacted our processing of personal information of our employees and on behalf of our clients. The GDPR is a comprehensive regime that significantly increases our responsibilities when handling personal data, including, without limitation, requiring us to conduct privacy impact assessments, restricting the transmission of data and requiring public disclosure of significant data breaches. In addition, in the United States, the CCPA and HIPAA apply to certain aspects of our business.

The foregoing description does not include an exhaustive list of the laws and regulations governing or impacting our business. See the discussion contained in the “Risk Factors” section of this prospectus statement for information regarding how actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

Properties

Our corporate headquarters is located in leased office space in Lincolnshire, Illinois. We currently use approximately 290,000 square feet of office space in our headquarters. The lease expires on December 31, 2024. We have offices in locations throughout the world, including Texas, Florida, North Carolina, Georgia, Puerto Rico, Canada, Spain and India. All of our offices are located in leased premises.

We currently host our applications and serve our clients and their employees from six primary and backup data centers operated in the United States and the EU as well as cloud-based infrastructure. One of these centers is the primary data center for the legacy Alight business and is located at an Alight facility in Illinois. The others are housed in co-located third-party facilities. We are in the process of transitioning to a more fully cloud-based infrastructure model.

We believe that the facilities we currently occupy are adequate for the purposes for which they are being used and are well maintained. In general, no difficulty is anticipated in negotiating renewals as leases expire or in finding other satisfactory space if the premises become unavailable. See the accompanying notes to our financial statements included elsewhere in this prospectus for more information with respect to our lease commitments as of December 31, 2020.

Legal Proceedings

We are subject to various legal proceedings and claims arising out of our business. Although the outcomes of these proceedings and claims cannot be predicted with certainty, in the opinion of management, the ultimate resolution of these matters would not be expected to have a material adverse effect on our financial position or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF ALIGHT

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements of Tempo Holdings for the fiscal years ended December 31, 2020, 2019 and 2018, including the notes thereto, which are included elsewhere in this prospectus and are referred to in this section as our “Consolidated Financial Statements.”

In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Any reference to “we,” “us,” “Alight,” the “Company,” “Holdco,” “management” and “our” as used in this section refer to Tempo Holdings and its consolidated subsidiaries prior to the consummation of the Business Combination.

BUSINESS

Overview

Tempo Holding Company, LLC was formed under the laws of the State of Delaware on March 7, 2017. Holdco is owned by Tempo Management, LLC and certain investment funds affiliated with The Blackstone Group L.P. (“Blackstone”) and other co-investors (collectively, the “Initial Investors”). Holdco is a holding company which conducts substantially all of its business operations through a 100% owned subsidiary, Tempo Acquisition, LLC.

Tempo Acquisition, LLC was formed under the laws of the State of Delaware on February 6, 2017. On February 9, 2017, Tempo Acquisition, LLC, entered into a purchase agreement (“the Purchase Agreement”) with Aon plc (“Aon”) whereby the Company agreed to purchase all of the outstanding equity interest in certain technology-enabled human resources solutions of Aon, plus certain related assets, for a purchase price of $4.3 billion in cash payable at closing, subject to customary adjustments set forth in the Purchase Agreement plus the assumption of certain liabilities (together the “Separation”). The Separation was completed on May 1, 2017.

On July 2, 2021 (the “Closing Date”), the Company completed its previously announced business combination transaction (as amended and restated as of April 29, 2021) (the “Business Combination Agreement”) with Foley Trasimene Acquisition Corp, its wholly owned subsidiary Alight, Inc. (“Alight”), and certain other parties thereto. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) Foley Trasimene became a subsidiary of Alight, (ii) the combined company is now organized in an “Up-C” structure. (see Note 17 – “Subsequent Events”)

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. Leveraging artificial intelligence (“AI”) and data analytics, we provide an integrated, personalized experience for employees using technology-driven solutions that unlock value for employers. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. We have 15,000 dedicated colleagues serving more than 30 million employees and family members.

Principal Services and Segments

During the third quarter of 2020, we realigned our Solutions segment into two separate segments: Employer Solutions and Professional Services. We currently report our results of operations in three segments: Employer

Solutions, Professional Services and Hosted Business. Employer Solutions, Professional Services and Hosted Business accounted for approximately 85%, 14% and 1% of consolidated revenue for both the three and six months ended June 30, 2021, respectively, and approximately 83%, 14% and 3% and 84%, 13% and 3% of consolidated revenue for the three and six months ended June 30, 2020, respectively.

Employer Solutions

Employer Solutions are driven by our digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the consumer experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated portal and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

Professional Services

Professional Services includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

Hosted Business

Our Hosted Business delivers core HR and payroll services on hosted human capital management platforms, including Oracle. These services include ongoing application hosting and management of on-premise human capital management software. Our Hosted client contracts typically have five to seven year terms that include a recurring revenue model primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable).

In 2014, we stopped actively pursuing new clients in our Hosted Business and instead chose to focus our strategic efforts and resources on enhancing our suite of payroll & cloud solutions to help clients realize the benefits of cloud-based solutions. While we have successfully migrated a significant number of our Hosted clients to cloud-based solutions, we continue to support a number of active Hosted clients under agreements that are scheduled to expire by 2023. Accordingly, while we will continue to perform our existing Hosted Business agreements, we do not intend to renew such agreements or enter into any new Hosted Business agreements.

Revenue and Compensation

Revenues are principally derived from fees paid by clients for services. Payment terms are consistent with current industry practice.

Technology

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. With this in mind, there are four layers to our technology strategy, all reinforced with a critical security framework:

•	Omnichannel customer experience layer that drives a personalized approach for customers.

•	AI and analytics layer that uses data from our transactional systems, combined with client and third-party data to drive insights for clients.

•	Core transaction layer that powers our health, wealth and payroll systems.

•	Infrastructure layer to provide security, stability and performance across our application landscape.

Seasonality

Due to buying patterns and delivery of certain products in the markets we serve, particularly given the timing of annual benefits enrollment, our revenues tend to be higher in the third and fourth quarters of each year.

Licensing and Regulation

Our business activities are subject to licensing requirements and extensive regulation under the laws of countries in which we operate, including United States (“U.S.”) federal and state laws. See the discussion contained in the “Risk Factors” section incorporated by reference in our Super 8-K for information regarding how actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

Clients

We serve a broad range of clients, including Fortune 500 companies and mid-market businesses, and seek to establish high-quality, strong, long-term relationships with our clients. We proactively solicit client feedback through ongoing surveys and client councils held throughout the year, and we use this critical feedback to enhance our client services and correct course when necessary. Through these surveys, we have learned that clients value the strength and depth of our relationships, scale and breadth of our solutions and our commitment to innovation and continuous improvement.

Competition

The markets for our solutions are competitive, rapidly evolving and fragmented. Our business faces competition from other global and national companies. The market for our solutions is subject to change as a result of economic, regulatory and legislative changes, technological developments, shifting client needs and increased competition from established and new competitors.

We do not believe there is any single competitor with the breadth of our solutions, and thus our competitors vary for each of our solutions. Our traditional competitors include: Accenture, Accolade, ADP, American Well, Aon, Benefitfocus, bswift, Businessolver, Collaborative Solutions, Conduent, Deloitte, DXC Technology, eHealth, Empower, Fidelity, GoHealth, Grand Rounds, Health Advocate, HealthEquity, IBM, Intecrowd, Mercer, OneSource, Paychex, PWC, Quantum Health, SD Worx, TCS, Teladoc, Vanguard, Voya, Willis Towers Watson, and Workday.

We compete primarily on the basis of product and service quality, technology, breadth of offerings, ease of use and accessibility of technology, data protection, innovation, trust and reliability, price, and reputation.

EXECUTIVE SUMMARY OF FINANCIAL RESULTS

The following tables set forth our historical results of operations for the periods indicated below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2021	2020	2021	2020
Revenue	$672	$647	$1,361	$1,340
Cost of services, exclusive of depreciation and amortization	436	444	888	906
Depreciation and amortization	19	16	38	29

Gross Profit	217	187	435	405
Operating Expenses
Selling, general and administrative	105	112	222	236
Depreciation and intangible amortization	56	57	111	113

Total operating expenses	161	169	333	349
Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	(6)	(30)	(30)	(51)
Income tax benefit	(2)	(5)	(5)	(5)

Net Loss	$(4)	$(25)	$(25)	$(46)

	Year Ended
	December 31,
(in millions)	2020	2019	2018
Revenue	$2,728	$2,552	$2,378
Cost of services, exclusive of depreciation and amortization	1,829	1,619	1,493
Depreciation and amortization	65	50	34

Gross Profit	834	883	851
Operating Expenses
Selling, general and administrative	461	415	452
Depreciation and intangible amortization	226	203	195

Total operating expenses	687	618	647
Operating Income	147	265	204
Interest expense	234	224	208
Other expense, net	7	3	—

(Loss) Income Before Income Tax (Benefit) Expense	(94)	38	(4)
Income tax (benefit) expense	9	16	17

Net (Loss) Income	$(103)	$22	$(21)

REVIEW OF RESULTS

Key Components of Our Operations

Revenue

Our clients’ demand for our services ultimately drives our revenues. We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our contracts typically have three to five-year terms for ongoing services with mutual renewal options. Substantially all of the Company’s revenue is recognized over time when control of the promised services is transferred and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice. We calculate growth rates for each of our solutions in relation to recurring revenues and revenues from project work. One of the components of our growth in recurring revenues is the increase in net commercial activity which reflects items such as client wins and losses (“Net Commercial Activity”). We define client wins as sales to new clients and sales of new solutions to existing clients. We define client losses as instances where clients do not renew or terminate their arrangements in relation to individual solutions or all of the solutions that we provide.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization includes compensation-related and vendor costs directly attributable to client-related services and costs related to application development and client-related infrastructure.

Depreciation and Amortization

Depreciation and amortization expenses include the depreciation and amortization related to our hardware, software and application development. Depreciation and amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware, software and application development.

Selling, General and Administrative

Selling, general and administrative expenses include compensation-related costs for administrative and management employees, system and facilities expenses, and costs for external professional and consulting services.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expenses consist of charges relating to the depreciation of the property and equipment used in our business and the amortization of acquired customer related and contract based intangible assets and technology related intangible assets. Depreciation and intangible amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware and other equipment as well as amortization expense associated with future acquisitions.

Interest Expense

Interest expense primarily includes interest expense related to our outstanding debt.

Other Expense (income), net

Other expense (income), net includes non-operating expenses and income including realized currency translation.

Non-GAAP Financial Measures

The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by us and our investors and lenders to provide useful supplemental information that enables a better comparison of our performance across periods. Adjusted EBITDA provides visibility to the underlying operating performance by excluding the impact of certain items, including interest expense, income taxes, depreciation of fixed assets, amortization of intangible assets, share-based compensation, expenses related to restructuring and integration plan, expenses related to transformation initiatives, and other adjustments, because management does not believe these expenses are representative of our core earnings. Additionally, Adjusted EBITDA less Capital Expenditures is a non-GAAP measure that is used by us, our investors and our lenders to evaluate our core operating performance.

Adjusted EBITDA has limitations as an analytical tool, and this measure should not be considered either in isolation or as a substitute for net income or other methods of analyzing our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Adjusted EBITDA does not reflect our interest expense or the cash requirements to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•	Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

Reconciliations of Adjusted EBITDA to Net (Loss) Income are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2021	2020	2021	2020
Net Loss	$(4)	$(25)	$(25)	$(46)
Interest expense	61	53	123	111
Income tax benefit	(2)	(5)	(5)	(5)
Depreciation	25	23	49	42
Intangible amortization	50	50	100	100

EBITDA	130	96	242	202
Share-based compensation	3	2	5	4
Non-recurring professional expenses(1)	9	—	18	—
Transformation initiatives(2)	—	8	—	11
Restructuring	2	22	9	47
Other(3)	1	8	4	20

Adjusted EBITDA	$145	$136	$278	$284

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020.

	Year Ended
	December 31,
(in millions)	2020	2019	2018
Net (Loss) Income	$(103)	$22	$(21)
Interest expense	234	224	208
Income tax (benefit) expense	9	16	17
Depreciation	91	68	49
Intangible amortization	200	185	180

EBITDA	431	515	433
Share-based compensation	5	9	14
Separation from Aon expenses(1)	—	—	49
Non-recurring professional expenses(2)	—	14	1
Transformation initiatives(3)	8	22	52
Restructuring	77	14	—
Other(4)	43	22	27

Adjusted EBITDA	$564	$596	$576

(1)

Separation from Aon expenses relate to costs incurred establishing Alight as a stand-alone company following the separation from Aon. These costs primarily include external advisor costs, costs related to certain properties, costs to implement stand-alone tax processes and branding costs.

(2)

Non-recurring professional expenses primarily includes external advisor costs related to the Company’s definitive business combination agreement executed in the first quarter of 2021 and costs incurred during 2019 and 2018 in respect of our postponed initial public offering.

(3)

Transformation initiatives in fiscal years 2020 and 2019 primarily include expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019. Transformation initiatives in fiscal year 2018 includes expenses incurred, primarily subsequent to the Separation, related cost savings activities, the strategic transaction with Wipro, enhancing our data center, severance, restructuring of certain property leases and outsourcing certain IT and print fulfillment functions.
(4)	Other primarily includes long-term incentive expenses and expenses related to acquisitions.

Reconciliations of Adjusted EBITDA less Capital Expenditures to Cash provided by operating activities are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2021	2020	2021	2020
Cash provided by operating activities	$19	$34	$58	$20
Interest expense	61	53	123	111
Income tax benefit	(2)	(5)	(5)	(5)
Capital expenditures	(28)	(22)	(55)	(47)
Financing fee amortization and other non-cash items	(4)	(3)	(10)	(11)
Noncash lease expense	(6)	(8)	(10)	(16)
Non-recurring professional expenses	9	—	18	—
Transformation initiatives	—	8	—	11
Restructuring	2	22	9	47
Other	1	8	4	20
Change in operating assets and liabilities	65	27	91	107

Adjusted EBITDA less Capital Expenditures	$117	$114	$223	$237

	Year Ended
	December 31,
(in millions)	2020	2019	2018
Cash provided by (used for) operating activities	$233	$268	$196
Interest expense	234	224	208
Income tax (benefit) expense	9	16	17
Capital expenditures	(90)	(77)	(77)
Financing fee amortization and other non-cash items	(31)	(23)	(32)
Noncash lease expense	(30)	(12)	—
Separation from Aon expenses	—	—	49
Non-recurring professional expenses	—	14	1
Transformation initiatives	8	22	52
Restructuring	77	14	—
Other	43	22	27
Change in operating assets and liabilities	21	51	58

Adjusted EBITDA less Capital Expenditures	$474	$519	$499

Results of Operations for The Three Months Ended June 30, 2021 Compared to The Three Months Ended June 30, 2020

Revenue

Revenues were $672 million for the three months ended June 30, 2021 as compared to $647 million for the prior year period. The increase of $25 million reflects growth of 5% in our Employer Solutions segment and 3% in our Professional Services segment, partially offset by, a decline of 39% in our Hosted Business segment. During the third quarter of 2020, we began measuring revenue growth as it relates to the cloud-based products and solutions that are central to our Alight Worklife platform and next-generation product suite, Business Process as a Service (“BPaaS”) Solutions. These products capitalize on our robust data combined with artificial intelligence & analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments and for the three months ended June 30, 2021, we recorded BPaaS revenue of $94 million which represents growth of 19% compared to the prior year period. In addition, we also consider bookings, defined as total contract value for customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors. For the three months ended June 30, 2021, total bookings and BPaaS bookings of $435 million and $240 million, respectively, represent growth of 14% and 287%, respectively, compared to the prior year period.

Recurring revenues increased by $25 million, or 5%, from $533 million to $558 million and are related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Project revenues remained flat at $114 million, related to a growth in Employer Solutions, offset by a decline in Professional Services.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization decreased $8 million, or 2%, for the three months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by $6 million of lower costs in the Hosted business as clients transition to cloud-based services and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with the growth in current and future revenues.

Selling, General and Administrative

Selling, general and administrative expenses decreased $7 million, or 6%, for the three months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by non-recurring professional expenses related to costs incurred in relation to the Company’s Business Combination Agreement completed in the third quarter of 2021 and higher costs related to investments in commercial functions.

Interest Expense

Interest expense increased $8 million, or 15%, for the three months ended June 30, 2021 as compared to the prior year period. The increase was primarily due to incremental interest associated with the additional unsecured and secured senior notes issued in the second half of 2020. See Note 8 “Debt” for further information.

Loss before Income Tax Benefit

Loss before income tax benefit was $6 million for the three months ended June 30, 2021, a decrease of $24 million compared to $30 million for the three months ended June 30, 2020, due to the drivers identified above.

Income Tax Benefit

Income tax benefit was $2 million for the three months ended June 30, 2021, as compared to $5 million in the prior year period. The effective tax rate for the three months ended June 30, 2021 was approximately (34)% and was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Results of Operations for The Six Months Ended June 30, 2021 Compared to The Six Months Ended June 30, 2020

Revenue

Revenues were $1,361 million for the six months ended June 30, 2021 as compared to $1,340 million for the prior year period. The increase of $21 million reflects growth of 3% in our Employer Solutions segment and 3% in our Professional Services segment, partially offset by a decline of 50% in our Hosted Business segment. During the third quarter of 2020, we began measuring revenue growth as it relates to the cloud-based products and solutions that are central to our Alight Worklife platform and next-generation product suite, BPaaS Solutions. These products capitalize on our robust data combined with artificial intelligence & analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments and for the six months ended June 30, 2021, we recorded BPaaS revenue of $187 million which represents growth of 17% compared to the prior year period. In addition, we also consider bookings, defined as total contract value for customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors. For the six months ended June 30, 2021, total bookings and BPaaS bookings of $762 million and $280 million, respectively, represent growth of 14% and 268%, respectively, compared to the prior year period.

Recurring revenues increased by $20 million, or 2%, from $1,110 million to $1,130 million and are related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Project revenues increased by $1 million, or less than 1%, from $230 million to $231 million and are related to growth in Employer Solutions, partially offset by a decline in Professional Services.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization decreased $18 million, or 2%, for the six months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by $12 million of lower costs in the Hosted business as clients transition to cloud-based services and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset increases in costs associated with the growth in current and future revenues.

Selling, General and Administrative

Selling, general and administrative expenses decreased $14 million, or 6%, for the six months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by non-recurring professional expenses related to costs incurred in relation to the Company’s Business Combination Agreement completed in the third quarter of 2021 and higher costs related to investments in commercial functions.

Interest Expense

Interest expense increased $12 million, or 11%, for the six months ended June 30, 2021 as compared to the prior year period. The increase was primarily due to incremental interest associated with the additional unsecured and secured senior notes issued in the second half of 2020, partially offset by lower interest expense on our Term Loan due to movement in market rates. See Note 8 “Debt” for further information.

Loss before Income Tax Benefit

Loss before income tax benefit was $30 million for the six months ended June 30, 2021, a decrease of $21 million compared to $51 million for the six months ended June 30, 2020, due to the drivers identified above.

Income Tax Benefit

Income tax benefit was $5 million for the six months ended June 30, 2021, as compared to $5 million in the prior year period. The effective tax rate for the six months ended June 30, 2021 was approximately (17)% and was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Segment Revenue and Adjusted EBITDA

Employer Solutions Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020
Employer Solutions Revenue
Recurring revenue	$516	$489	$1,049	$1,018
Project revenue	53	51	107	101

Total Employer Solutions Revenue	$569	$540	$1,156	$1,119
Employer Solutions Gross Profit	$191	$160	$392	$353
Employer Solutions Gross Profit Margin	34%	30%	34%	32%
Employer Solutions Adjusted EBITDA	$138	$127	$274	$269
Employer Solutions Adjusted EBITDA Margin	24%	24%	24%	24%

Results of Operations for The Year Ended December 31, 2020 Compared to The Year Ended December 31, 2019

Revenue

Revenues were $2,728 million for the year ended December 31, 2020 as compared to $2,552 million for the prior year period. The increase of $176 million reflects growth of 10% and 29% in our Employer Solutions and Professional Services segments, respectively, partially offset by a decline of 61% in our Hosted Business segment. During the third quarter of 2020, we began measuring revenue growth as it relates to Business Process as a Service (“BPaaS”) Engagement Solutions, the technology-driven outcome based products and solutions that are central to our growth strategy moving forward. BPaaS products and services span across both the Employer Solutions and Professional Services segments and for the year ended December 31, 2020 we recorded BPaaS Revenue of $334 million which represents growth of 111%.

Recurring revenues increased by $158 million, or 8%, from $2,073 million to $2,231 million and are related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Project revenues increased by $18 million, or 4%, from $479 million to $497 million and are related to growth in Professional Services, partially offset by a decline in Employer Solutions.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization increased $210 million, or 13%, for the year ended December 31, 2020 as compared to the prior year period. The increase was primarily driven by $245 million of additional costs associated with the growth in revenues, including the impact of increases related to our recent acquisitions and $21 million of costs related to the restructuring and integration plan initiated in 2019, partially offset by $53 million of lower costs in the Hosted business as clients transition to cloud-based services.

Selling, General and Administrative

Selling, general and administrative expenses increased $46 million, or 11%, for the year ended December 31, 2020 as compared to the prior year period. The increase was primarily driven by $56 million of costs related to the restructuring and integration plan initiated in 2019, partially offset by $13 million non-recurring professional expenses related to costs incurred in respect of our postponed initial public offering in 2019.

Depreciation and Intangible Amortization

Depreciation and amortization expenses increased $23 million, or 11%, for the year ended December 31, 2020 as compared to the prior year period. The increase was primarily driven by amortization related to the identifiable intangible assets acquired during the second half of 2019.

Interest Expense

Interest expense increased $10 million, or 4%, for the year ended December 31, 2020 as compared to the prior year period. The increase was primarily due to incremental interest associated with the additional unsecured and secured senior notes issued in 2020, partially offset by lower interest expense on our Term Loan due to movement in market rates. See Note 8 “Debt” for further information.

(Loss) Income before Income Tax (Benefit) Expense

(Loss) income before income tax (benefit) expense was a loss of $94 million for the year ended December 31, 2020, a decrease of $132 million compared to income of $38 million for the year ended December 31, 2019, due to the drivers identified above.

Income Tax (Benefit) Expense

Income tax (benefit) expense decreased $7 million for the year ended December 31, 2020 as compared to the prior year period, from $16 million to $9 million. The effective tax rate for the year ended December 31, 2020 was approximately (10)% and was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Results of Operations for The Year Ended December 31, 2019 Compared to The Year Ended December 31, 2018

Revenue

Revenues were $2,552 million for the year ended December 31, 2019 as compared to $2,378 million for the prior year period. The increase of $174 million reflects growth of 6% and 44% in our Employer Solutions and Professional Services segments, respectively, partially offset by a decline of 12% in our Hosted Business segment. Recurring revenues increased by $112 million, or 6%, from $1,961 million to $2,073 million and are related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Project revenues increased by $62 million, or 15% from $417 million to $479 million and are related to Professional Services.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization increased $126 million, or 8% for the year ended December 31, 2019 as compared to the prior year period. The increase was primarily driven by $192 million of additional costs associated with the growth in revenues, including the impact of increases related to recent acquisitions, partially offset by $21 million of lower costs in the Hosted business as clients transition to cloud-based services.

Selling, General and Administrative

Selling, general and administrative expenses decreased $37 million, or 8%, for the year ended December 31, 2019 as compared to the prior year period, driven by $49 million lower expenses related to the separation from Aon and $30 million lower expenses incurred in relation to a number of transformation initiatives initiated in 2018 including the strategic transaction with Wipro and enhancements to our data center, partially offset by $22 million of additional costs associated with recent acquisitions, $14 million of costs related to the restructuring and integration plan initiated in 2019 and $13 million non-recurring professional expenses related to costs incurred in respect of our postponed initial public offering in 2019.

Depreciation and Intangible Amortization

Depreciation and amortization expenses increased $8 million, or 4%, for the year ended December 31, 2019 as compared to the prior year period. The increase was primarily driven by higher amortization related to the identifiable intangible assets acquired during the second half of 2018 and during 2019.

Interest Expense

Interest expense increased $16 million, or 8% for the year ended December 31, 2019 as compared to the prior year period. The increase was primarily due to the LIBOR interest rates related to the Term Loan being higher in 2019 compared to the prior year period and incremental interest and issuance cost amortization expenses associated with the $280 million of additional senior notes that were issued in July 2019. See Note 8 “Debt” for further information.

(Loss) Income before Income Tax (Benefit) Expense

(Loss) income before income tax (benefit) expense was $38 million for the year ended December 31, 2019, an increase of $42 million compared to loss before income tax expense of $4 million for the year ended December 31, 2018, the movement is due to the drivers identified above.

Income Tax (Benefit) Expense

Income tax (benefit) expense decreased $1 million for the year ended December 31, 2019 as compared to the prior year period, from $17 million to $16 million. The effective tax rate for the period was approximately 44% and was primarily driven by the foreign income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Segment Revenue and Adjusted EBITDA

Employer Solutions Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020
Employer Solutions Revenue
Recurring revenue	$516	$489	$1,049	$1,018
Project revenue	53	51	107	101

Total Employer Solutions Revenue	$569	$540	$1,156	$1,119
Employer Solutions Gross Profit	$191	$160	$392	$353
Employer Solutions Gross Profit Margin	34%	30%	34%	32%
Employer Solutions Adjusted EBITDA	$138	$127	$274	$269
Employer Solutions Adjusted EBITDA Margin	24%	24%	24%	24%

	Year Ended December 31,
($ in millions)	2020	2019	2018
Employer Solutions Revenue
Recurring revenue	$2,051	$1,834	$1,721
Project revenue	237	250	252

Total Employer Solutions Revenue	$2,288	$2,084	$1,973
Employer Solutions Adjusted EBITDA(1)	$533	$554	$530
Employer Solutions Adjusted EBITDA %	23%	27%	27%

(1)

We evaluate the performance of the Company based on segment profit, which is Adjusted EBITDA, as defined above under “—Non-GAAP Financial Measures.” The segment profit for the Employer Solutions segment is referred to as “Employer Solutions Adjusted EBITDA.” See Note 11 “Segment Reporting.”

Employer Solutions Segment Results of Operations for The Three Months Ended June 30, 2021 Compared to The Three Months Ended June 30, 2020

Employer Solutions Revenue

Employer Solutions total revenues were $569 million for the three months ended June 30, 2021 as compared to $540 million for the prior year period. The overall increase of $29 million was due to an increase of recurring revenues of $27 million, or 6%, from $489 million to $516 million as a result of Net Commercial Activity and transitions from our Hosted Business to cloud-based services, and an increase in project revenues of $2 million, or 4%, from $51 million to $53 million.

Employer Solutions Gross Profit

Employer Solutions Gross Profit was $191 million for the three months ended June 30, 2021, as compared to $160 million for the prior year period. The increase of $31 million, or 19%, was primarily due to revenue growth as discussed above and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $138 million for the three months ended June 30, 2021, as compared to $127 million for the prior year period. The increase of $11 million was primarily due to revenue growth offset by increases in costs associated with growth of current and future revenues, including investments in our commercial functions and technology.

Employer Solutions Segment Results of Operations for The Six Months Ended June 30, 2021 Compared to The Six Months Ended June 30, 2020

Employer Solutions Revenue

Employer Solutions total revenues were $1,156 million for the six months ended June 30, 2021 as compared to $1,119 million for the prior year period. The overall increase of $37 million was due to an increase of recurring revenues of $31 million, or 3%, from $1,018 million to $1,049 million as a result of Net Commercial Activity and transitions from our Hosted Business to cloud-based services, and an increase in project revenues of $6 million, or 6%, from $101 million to $107 million.

Employer Solutions Gross Profit

Employer Solutions Gross Profit was $392 million for the six months ended June 30, 2021, as compared to $353 million for the prior year period. The increase of $39 million, or 11%, was primarily due to revenue growth as discussed above and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $274 million for the six months ended June 30, 2021, as compared to $269 million for the prior year period. The increase of $5 million was primarily due to revenue growth offset by increases in costs associated with growth of current and future revenues, including investments in our commercial functions and technology.

Employer Solutions Segment Results of Operations for The Year Ended December 31, 2020 Compared to The Year Ended December 31, 2019

Employer Solutions Revenue

Employer Solutions total revenues were $2,288 million for year ended December 31, 2020 as compared to $2,084 million for the prior year period. We experienced annual revenue retention rates of 96% and 98% in 2020 and 2019. The overall increase of $204 million was due to an increase of recurring revenues of $217 million, or 12%, from $1,834 million to $2,051 million as a result of approximately $210 million of revenue related to material acquisitions, partially offset by a decrease in project revenues of $13 million, or 5%, from $250 million to $237 million primarily related to client project delays as a result of COVID-19.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $533 million for the year ended December 31, 2020, as compared to $554 million for the prior year period. The decrease of $21 million was primarily due to higher costs related to our recent acquisitions, which outpaced revenue growth as discussed above.

Employer Solutions Segment Results of Operations for The Year Ended December 31, 2019 Compared to The Year Ended December 31, 2018

Employer Solutions Revenue

Employer Solutions total revenues were $2,084 million for the year ended December 31, 2019 as compared to $1,973 million for the prior year period. We experienced an annual revenue retention rate of 98% in both 2019 and 2018, respectively. The overall increase of $111 million was due to an increase of recurring revenues of $113 million, or 7%, from $1,721 million to $1,834 million as a result of increases in Net Commercial Activity and approximately $71 million of revenue related to material acquisitions, partially offset by a decrease in project revenues of $2 million, or 1%, from $252 million to $250 million.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $554 million for the year ended December 31, 2019, as compared to $530 million for the prior year period. The increase of $24 million was primarily due to the revenue growth, partially offset by increases in costs associated with growth of revenues as discussed above.

Professional Services Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020
Professional Services Revenue
Recurring revenue	$31	$26	$60	$50
Project revenue	61	63	124	129

Total Professional Services Revenue	$92	$89	$184	$179
Professional Services Gross Profit	$26	$26	$46	$47
Professional Services Gross Profit Margin	28%	29%	25%	26%
Professional Services Adjusted EBITDA	$7	$9	$7	$11
Professional Services Adjusted EBITDA Margin	8%	10%	4%	6%

	Year Ended December 31,
($ in millions)	2020	2019	2018
Professional Services Revenue
Recurring revenue	$108	$56	$33
Project revenue	260	229	165

Total Professional Services Revenue	$368	$285	$198
Professional Services Adjusted EBITDA(1)	$31	$7	$10
Professional Services Adjusted EBITDA %	8%	2%	5%

(1)

We evaluate the performance of the Company based on segment profit, which is Adjusted EBITDA, as defined above under “—Non-GAAP Financial Measures.” The segment profit for the Professional Services segment is referred to as “Professional Services Adjusted EBITDA.” See Note 11 “Segment Reporting.”

Professional Services Segment Results of Operations for The Three Months Ended June 30, 2021 Compared to The Three Months Ended June 30, 2020

Professional Services Revenue

Professional Services total revenues were $92 million for the three months ended June 30, 2021 as compared to $89 million for the prior year period. The overall increase of $3 million was due to an increase of recurring revenues of $5 million, or 19%, from $26 million to $31 million as a result of increases in Net Commercial Activity, partially offset by a decrease in project revenues of $2 million, or 3%, from $63 million to $61 million.

Professional Services Gross Profit

Professional Services Gross Profit was $26 million for both the three months ended June 30, 2021 and the prior year period The revenue growth as discussed above was offset by increases in costs associated with growth of current and future revenues.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $7 million for the three months ended June 30, 2021, as compared to $9 million for the prior year period. The decrease of $2 million was primarily due to increases in costs associated with growth of current and future revenues, including investments in our commercial functions, which outpaced revenue growth as discussed above.

Professional Services Segment Results of Operations for The Six Months Ended June 30, 2021 Compared to The Six Months Ended June 30, 2020

Professional Services Revenue

Professional Services total revenues were $184 million for the six months ended June 30, 2021 as compared to $179 million for the prior year period. The overall increase of $5 million was due to an increase of recurring revenues of $10 million, or 20%, from $50 million to $60 million as a result of increases in Net Commercial Activity, partially offset by a decrease in project revenues of $5 million, or 4%, from $129 million to $124 million.

Professional Services Gross Profit

Professional Services Gross Profit was $46 million for the six months ended June 30, 2021, as compared to $47 million for the prior year period. The decrease of $1 million, or 2%, was primarily due to revenue growth as discussed above, partially offset by increases in costs associated with growth of current and future revenues.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $7 million for the six months ended June 30, 2021, as compared to $11 million for the prior year period. The decrease of $4 million was primarily due to increases in costs associated with growth of current and future revenues, including investments in our commercial functions, which outpaced revenue growth as discussed above.

Professional Services Segment Results of Operations for The Year Ended December 31, 2020 Compared to The Year Ended December 31, 2019

Professional Services Revenue

Professional Services total revenues were $368 million for the year ended December 31, 2020 as compared to $285 million for the prior year period. The overall increase of $83 million was due to an increase of recurring revenues of $52 million, or 93%, from $56 million to $108 million as a result of increases in Net Commercial Activity and approximately $32 million of revenue related to material acquisitions and an increase in project revenues of $31 million, or 14%, from $229 million to $260 million.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $31 million for the year ended December 31, 2020, as compared to $7 million for the prior year period. The increase of $24 million was primarily due to revenue growth, partially offset by increases in costs associated with growth of revenues as discussed above.

Professional Services Segment Results of Operations for The Year Ended December 31, 2019 Compared to The Year Ended December 31, 2018

Professional Services Revenue

Professional Services total revenues were $285 million for the year ended December 31, 2019 as compared to $198 million for the prior year period. The overall increase of $87 million was due to an increase of recurring revenues of $23 million, or 70%, from $33 million to $56 million as a result of increases in Net Commercial Activity and approximately $7 million of revenue related to material acquisitions and an increase in project revenues of $64 million, or 39%, from $165 million to $229 million.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $7 million for the year ended December 31, 2019, as compared to $10 million for the prior year period. The decrease of $3 million was primarily due to higher costs associated with growth of revenues, which outpaced revenue growth as discussed above.

Hosted Business Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020
Hosted Business Revenue
Recurring revenue	$11	$18	$21	$42

Total Hosted Business Revenue	11	18	$21	$42
Hosted Business Gross Profit	$—	$1	$(3)	$5
Hosted Business Gross Profit Margin	0%	6%	-14%	12%
Hosted Business Adjusted EBITDA	$—	$—	$(3)	$4
Hosted Business Adjusted EBITDA Margin	0%	0%	-14%	10%

	Year Ended December 31,
($ in millions)	2020	2019	2018
Hosted Business Revenue
Recurring revenue	$72	$183	$207

Total Hosted Business Revenue	$72	$183	$207
Hosted Business Adjusted EBITDA(1)	$—	$35	$36
Hosted Business Adjusted EBITDA %	0%	19%	17%

(1)

We evaluate the performance of the Company based segment profit, which is Adjusted EBITDA, as defined above under “—Non-GAAP Financial Measures.” The segment profit for the Hosted Business segment is referred to as “Hosted Business Adjusted EBITDA.” See Note 11 “Segment Reporting.”

Hosted Business Segment Results of Operations for the Three Months Ended June 30, 2021 Compared to the Three Months Ended June 30, 2020

Hosted Business Revenue

Hosted Business revenues were $11 million for the three months ended June 30, 2021 as compared to $18 million for the prior year period. The decrease of $7 million was due to transitions from our Hosted Business to cloud-based services.

Hosted Business Gross Profit

Hosted Business Gross Profit was immaterial for the three months ended June 30, 2021, as compared to $1 million for the prior year period. The decrease of $1 million was primarily due to transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was immaterial for both the three months ended June 30, 2021 and the prior year period. This is driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services, offset by a decrease in costs during the period.

Hosted Business Segment Results of Operations for the Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020

Hosted Business Revenue

Hosted Business revenues were $21 million for the six months ended June 30, 2021 as compared to $42 million for the prior year period. The decrease of $21 million was due to transitions from our Hosted Business to cloud-based services.

Hosted Business Gross Profit

Hosted Business Gross Profit was ($3) million for the six months ended June 30, 2021, as compared to $5 million for the prior year period. The decrease of $8 million was primarily due to transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was ($3) million for the six months ended June 30, 2021 as compared to $4 million for the prior year period. The decrease of $7 million was driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services, which outpaced a decrease in costs during the period.

Hosted Business Segment Results of Operations for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Hosted Business Revenue

Hosted Business revenues were $72 million for the year ended December 31, 2020 as compared to $183 million for the prior year period. The decrease of $111 million was due to transitions from our Hosted Business to cloud-based services and client losses.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was immaterial for the year ended December 31, 2020 as compared to $35 million for the prior year period. The decrease of $35 million was driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services and client losses, which outpaced a decrease in costs during the period.

Hosted Business Segment Results of Operations for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Hosted Business Revenue

Hosted Business revenues were $183 million for the year ended December 31, 2019 as compared to $207 million for the prior year period. The decrease of $24 million was due to client losses and transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was $35 million for the year ended December 31, 2019 as compared to $36 million for the prior year period. The decrease of $1 million was driven by lower revenue resulting from continued client loss and transitions from our Hosted Business to cloud-based services which outpaced a decrease in costs during the period.

LIQUIDITY AND FINANCIAL CONDITION

Liquidity

Executive Summary

Our primary sources of liquidity include our existing cash and cash equivalents, cash flows from operations and availability under our revolving credit facility. Our primary uses of liquidity are operating expenses, funding of our debt requirements, and capital expenditures.

We believe that our available cash and cash equivalents, cash flows from operations and availability under our revolving credit facility will be sufficient to meet our liquidity needs, including principal and interest payments on debt obligations, capital expenditures, and anticipated working capital requirements for the foreseeable future. We believe our liquidity position at June 30, 2021 remains strong and as we continue to operate in a period of uncertain economic conditions related to COVID-19 we will continue to closely monitor and proactively manage our liquidity as economic conditions change.

Cash on our balance sheet includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown in Fiduciary assets on the Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020, with a corresponding amount in Fiduciary liabilities. Fiduciary funds are not used for general corporate purposes and are not a source of liquidity for us.

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented.

	Six Months Ended
	June 30,
(in millions)	2021	2020
Cash provided by operating activities	$58	$20
Cash used for investing activities	(55)	(44)
Cash (used for) provided by financing activities	(64)	308
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(3)

Net (decrease) increase in cash, cash equivalents and restricted cash	(61)	281
Cash, cash equivalents, and restricted cash at end of period	$1,475	$1,266

	Year Ended
	December 31,
(in millions)	2020	2019	2018
Cash provided by (used for) operating activities	$233	$268	$196
Cash used for investing activities	(142)	(604)	(130)
Cash provided by (used for) financing activities	463	420	(538)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	1	(6)

Net increase (decrease) in cash, cash equivalents, and restricted cash	551	85	(478)
Cash, cash equivalents, and restricted cash at end of period	$1,536	$985	$900

Operating Activities

Net cash provided by operating activities increased $38 million to $58 million for the six months ended June 30, 2021 from $20 million for the prior year period, driven by decreases in net loss and working capital requirements.

Net cash provided by operating activities for the year ended December 31, 2020 decreased $35 million to $233 million from the prior year period, primarily driven by a net loss in the period compared to net income in the prior period, partially offset by an increase in non-cash items and a decrease in working capital requirements.

Net cash provided by operating activities for the year ended December 31, 2019 increased $72 million to $268 million from the prior year period, primarily driven by net income in the period compared to a net loss in the prior period, an increase in non-cash items and a decrease in working capital requirements.

Investing Activities

Cash used for investing activities for the six months ended June 30, 2021 was $55 million, driven by capital expenditures.

Cash used for investing activities for the six months ended June 30, 2020 was $44 million. The primary driver of the cash flow used for investing activities was $47 million of capital expenditures.

Cash used for investing activities for the year ended December 31, 2020 was $142 million. The primary drivers of the cash flow used for investing activities was $90 million of capital expenditures and $52 million for the acquisition of a business.

Cash used for investing activities for the year ended December 31, 2019 was $604 million. The primary drivers of the cash flow used for investing activities was $527 million for the acquisitions of three businesses and $77 million of capital expenditures.

Cash used for investing activities for the year ended December 31, 2018 was $130 million. The primary drivers of the cash flow used for investing activities was $75 million used to acquire three businesses and $77 million of capital expenditures, partially offset by $25 million of net proceeds from the disposition of assets.

Financing Activities

Cash used for financing activities for the six months ended June 30, 2021 was $64 million. The primary drivers of the cash used for financing activities were loan repayments of $124 million, finance lease payments of $17 million, payments for settlements related to interest rate swaps of $14 million, unit repurchases of $2 million, and payments for contingent consideration of $1 million, partially offset by bank borrowings of $110 million. Net cash flows from financing activities also changed due to a net decrease in the cash flow from client funds obligations of $15 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash provided by financing activities for the six months ended June 30, 2020 was $308 million. The primary drivers of the cash provided by financing activities were bank borrowings of $401 million, offset by loan repayments of $111 million, finance lease payments of $11 million, payments for settlements related to interest rate swaps of $7 million, financing fees related to borrowings $4 million, unit repurchases of $3 million and payments for contingent consideration of $1 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $46 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash provided by financing activities for the year ended December 31, 2020 was $463 million. The primary drivers of the cash provided by financing activities were bank borrowings of $779 million, partially offset by loan repayments of $495 million, finance lease payments of $24 million, financing fees of $23 million, payments for settlements related to interest rate swaps of $21 million, payments for contingent consideration of $9 million, tax related distributions to equity-holders of $3 million and unit repurchases $3 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $263 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash provided by financing activities for the year ended December 31, 2019 was $420 million. The primary drivers of the cash provided by financing activities were bank borrowings of $483 million and settlements received related to interest rate swaps of $4 million, partially offset by loan repayments of $120 million, tax related distributions to equity-holders of $10 million, finance lease payments of $13 million, financing fees related to the borrowings of $5 million and unit repurchases of $4 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $87 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash used for financing activities for the year ended December 31, 2018 was $538 million. The primary drivers of the cash flow used for financing activities was $29 million of loan repayments and $10 million finance lease payments. Net cash flows from financing activities also changed due to a net decrease in the cash flow from client funds obligations of $502 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash, Cash Equivalents and Fiduciary Assets

At June 30, 2021, our cash and cash equivalents were $460 million, a decrease of $46 million from December 31, 2020. Of the total balances of cash and cash equivalents as of June 30, 2021 and December 31, 2020, none of the balances were restricted as to its use.

At December 31, 2020, our cash and cash equivalents were $506 million, an increase of $288 million from December 31, 2019. Of the total balances of cash and cash equivalents as of December 31, 2020 and December 31, 2019, none of the balances were restricted as to its use.

Some of our client agreements require us to hold funds on behalf of clients to pay obligations on their behalf. The levels of Fiduciary assets and liabilities can fluctuate significantly, depending on when we collect the amounts from clients and make payments on their behalf. Such funds are not available to service our debt or for other corporate purposes. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. We are entitled to retain investment income earned on fiduciary funds, when investment strategies are deployed, in accordance with industry custom and practice, which has historically been immaterial. In our Condensed Consolidated Balance Sheets, the amount we report for Fiduciary assets and Fiduciary liabilities are equal. Our Fiduciary assets included cash of $1,015 million and $1,030 million at June 30, 2021 and December 31, 2020, respectively.

Other Liquidity Matters

Our cash flows from operations, borrowing availability and overall liquidity are subject to risks and uncertainties. For further information, see the “Risk Factors” section above.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table reflects a summary of obligations and commitments outstanding as of June 30, 2021:

		Less than	1-3	3-5	More than
(in millions)	Total	1 year(1)	years	years	5 years
Contractual cash obligations:
Debt(2)(3)	$4,137	$24	$52	$2,184	$1,877
Operating Leases	230	23	83	62	62
Finance Leases	77	10	48	19	—
Purchase obligations(4)	106	11	52	36	7
Service obligations(5)	1,173	67	288	316	502

Total	$5,723	$135	$523	$2,617	$2,448

(1)	The amounts presented as of June 30, 2021 for less than 1 year reflect the obligations and commitments outstanding for the remainder of 2021.

(2)

Interest incurred on amounts we borrow is based on relative borrowing levels, fluctuations in the variable interest rates and the spread we pay over those interest rates. As such, we are unable to quantify our future obligations relating to interest and therefore no amounts have been included in the above table.

(3)	Financing fees have been excluded from the debt obligation as these amounts do not represent the future cash obligation for the related debt.
(4)

Purchase obligations consist primarily of purchases of information technology assets and services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(5)

Service obligations include non-cancellable service obligations to our strategic partnership with Wipro. We may terminate our arrangement with Wipro with cause or for our convenience. In the case of a termination for convenience, we would be required to pay a termination fee. If we had terminated the Wipro arrangement on June 30, 2021, we estimate that the termination charges would have been at least $386 million.

The following table reflects a summary of obligations and commitments outstanding as of December 31, 2020:

(in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual cash obligations:
Debt(1)(2)	$4,150	$37	$52	$2,184	$1,877
Operating Leases	235	42	75	57	61
Finance Leases	94	28	48	18	—
Purchase obligations(3)	122	27	52	36	7
Service obligations(4)	1,240	134	288	316	502

Total	$5,841	$268	$515	$2,611	$2,447

(1)

Interest incurred on amounts we borrow is based on relative borrowing levels, fluctuations in the variable interest rates and the spread we pay over those interest rates. As such, we are unable to quantify our future obligations relating to interest and therefore no amounts have been included in the above table.

(2)	Financing fees have been excluded from the debt obligation as these amounts do not represent the future cash obligation for the related debt.
(3)

Purchase obligations consist primarily of purchases of information technology assets and services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(4)

Service obligations include non-cancellable service obligations to our strategic partnership with Wipro. We may terminate our arrangement with Wipro with cause or for our convenience. In the case of a termination for convenience, we would be required to pay a termination fee. If we had terminated the Wipro arrangement on December 31, 2020, we estimate that the termination charges would have been at least $405 million.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES

The preparation of the accompanying Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of reserves and expenses.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Management believes its estimates to be reasonable given the current facts available. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, and foreign currency exchange rate movements increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be predicted with certainty, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment would, if applicable, be reflected in the financial statements in future periods.

Revenue Recognition

Revenues are recognized when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. Substantially all of the Company’s revenue is recognized over time as the customer simultaneously receives and consumes the benefits of our services. On occasion, we may be entitled to a fee based on achieving certain performance criteria or contract milestones. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will constrain this portion of the transaction price and recognize it when or as the uncertainty is resolved. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis.

The Company capitalizes incremental costs to obtain and fulfill contracts with a customer that are expected to be recovered. Assets recognized for the costs to fulfill a contract are amortized on a systematic basis over the expected life of the underlying customer relationships.

For further discussion, see Note 3 “Revenue from Contracts with Customers” within the Consolidated Financial Statements.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in Other assets, Other current liabilities and Other liabilities in the Consolidated Balance Sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, we use our incremental borrowing rate which is based on the information available at the lease commencement date. Our lease terms may include options to extend or not terminate the lease when it is reasonably certain that it will exercise any such options. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized on a straight-line basis over the expected lease term.

Our most significant leases are office facilities. For these leases, we have elected the practical expedient permitted under ASU 2016-02, “Leases (Topic 842)” (“ASC 842”) to combine lease and non-lease components. As a result, non-lease components are accounted for as an element within a single lease. Our remaining operating leases are primarily comprised of equipment leases. We also lease certain IT equipment under finance leases which are reflected on our Consolidated Balance Sheets as computer equipment within Fixed assets, net.

Certain of our operating lease agreements include variable payments that are passed through by the landlord, such as insurance, taxes, common area maintenance, payments based on the usage of the asset, and rental payments adjusted periodically for inflation. These variable payments are not included in the lease liabilities reflected on our Consolidated Balance Sheets.

We do sublease portions of our buildings to third parties. The right of use liability associated with these leases are not offset with expected rental incomes, as we remain primarily obligated for the leases.

Goodwill and Intangible Assets, Net

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized, but rather is tested for impairment on an annual basis during the fourth quarter or when impairment indicators are present.

Our intangible assets consist primarily of assets acquired through business combinations, including customer related, contract based intangibles and technology related intangibles and trademarks. Amortization of the finite-lived intangible assets is computed on a straight-line basis using the estimated useful life of the assets. The estimated useful life of customer related contract based intangibles and technology related intangibles range from 6 to 15 years, and the estimated useful life of finite-lived trade name intangibles range from 1 to 6 years. See Note 6 “Goodwill and Intangible assets, net” for more information. We review intangible assets that are being amortized for impairment whenever events or changes in circumstances indicate that their carrying value amount may not be recoverable. One of the trademark intangible assets is indefinite-lived and is not amortized.

Share-Based Compensation Costs

Share-based payments to employees, including grants of restricted share units (“RSUs”) and performance-based restricted share units (“PRSUs”), are measured based on their estimated grant date fair value. We recognize compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. One-third of the PRSUs issued have time-based vesting conditions and vest ratably over five years from the date of grant, while the remaining two-thirds of the PRSUs have vesting conditions that are contingent upon the occurrence of certain liquidity events and the achievement of defined internal rates of return. The grant date fair value of our RSUs is based on the value of the shares issued to Initial Investors at the time of the Separation. The PRSUs are valued based on a Monte Carlo simulation methodology.

The Monte Carlo simulation methodology requires management to make assumptions and apply judgment in determining the fair value of the PRSUs issued. The most significant assumptions and judgments include estimating the fair value of our underlying equity, expected volatility of the underlying equity, risk-free interest rates, expected term, and the expected dividend yield of our underlying equity. The assumptions used represent management’s best estimates. If factors change and different assumptions are used, our share-based compensation expense could be materially different in the future.

In addition to the above assumptions, a forfeiture rate is estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates. Our forfeiture rate is based on an analysis of our historical forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on our actual forfeiture experience, analysis of employee turnover and other factors.

Fair Value of Underlying Equity

The fair value of our underlying equity has been determined based upon information available at the time of each PRSU grant. Given the absence of a public trading market for our units and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, management has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our underlying equity at each PRSU grant date. These factors include:

1.	our operating and financial performance;

2.	current business conditions and projections;

3.	the likelihood of achieving a liquidity event for the PRSUs, such as an initial public offering or sale of our company, given prevailing market conditions;

4.	the lack of marketability of our units; and

5.	the market performance of comparable publicly traded companies.

We determined the equity value of our business by using a weighted blend of the income and market approaches.

The income approach estimates fair value of a company based on the present value of such company’s future estimated cash flows and the residual value of such company beyond the forecast period. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly-traded companies in our industry or similar lines of business as of each valuation date. This weighted-average cost of capital discount rate, or “WACC,” is adjusted to reflect the risks inherent in the business. The WACC used for these valuations was determined to be reasonable and appropriate given our debt and equity capitalization structure at the time of the valuation. The income approach also assesses the residual value beyond the forecast period and is determined by dividing the projected residual cash flow by the WACC less the long-term growth rate. This amount is then discounted to present value using the WACC.

The market comparable approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market multiple is determined which is applied to our financial metrics to estimate the value of our company. To determine our peer group of companies, we selected those most similar to us based on various factors, including, but not limited to, nature of business, company size, financial risk, profitability, growth characteristics and stage of life cycle.

Income Taxes

The Company is treated as a U.S. partnership and files a U.S. partnership income tax return. Taxable income or losses are reported in separate tax returns. The Company’s operating results, except for the business entities that file separate stand-alone income tax returns or non-U.S. jurisdiction tax returns, were included in the Company’s U.S. federal and state partnership income tax returns or non-U.S. jurisdiction tax returns. Accordingly, no provision has been made for federal income tax for the Company. Included in these consolidated financial statements are business entities that file separate stand-alone U.S. federal income tax returns and are not included in the U.S. federal partnership tax returns for the Company. The required U.S. federal income tax provisions for these entities as well as the various state income taxes, fees and foreign taxes, for which the Company is liable are shown in Note 7 “Income Taxes.”

The Company recognizes the benefits of tax return positions in the financial statements if it is “more-likely-than-not” they will be sustained by a taxing authority. The measurement of a tax position meeting the more-likely-than-not criteria is based on the largest benefit that is more than 50 percent likely to be realized. Only information that is available at the reporting date is considered in the Company’s recognition and measurement analysis and events or changes in facts and circumstances are accounted for in the period in which the event or change in circumstance occurs.

NEW ACCOUNTING PRONOUNCEMENTS

Recently-issued accounting pronouncements that may be relevant to our operations but have not yet been adopted are outlined in Note 2 “Accounting Policies and Practices” within the Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to potential fluctuations in earnings, cash flows, and the fair values of certain of our assets and liabilities due to changes in interest rates. To manage the risk from this exposure, we enter into a variety of hedging arrangements. We do not enter into derivatives or financial instruments for trading or speculative purposes. We are not subject to significant foreign exchange rate risk.

A discussion of our accounting policies for hedging activities is outlined in Note 2 “Accounting Policies and Practices” within the Consolidated Financial Statements.

EXECUTIVE COMPENSATION

Unless stated otherwise or the context otherwise requires, in this section (i) the term “Alight” refers to Tempo Holding Company, LLC, (ii) the terms “we,” “us” and “our” refer to Tempo Holding Company, LLC prior to the Business Combination and Alight, Inc. and its predecessors following the Business Combination, (iii) references to the “Board” or “Board of Directors” refer to the Board of Directors of Tempo Holdings prior to the Business Combination and (iv) references to Class A-1 Units or Class B Units (including Restricted Class A-1 Units and similar variations thereof) refer to units of Tempo Management, LLC prior to the Business Combination (in respect of which Tempo Management, LLC holds corresponding units in Tempo Holdings).

Prior to the consummation of the Business Combination, Alight was a private company. As a result, the compensation awarded to, earned by, or paid to Alight’s directors and named executive officers for 2020 was provided by and determined in accordance with policies and practices developed by the Tempo Holdings Board. Compensation matters with respect to the post-Closing combined company have been and will be reviewed and implemented by the Company Board and/or Compensation Committee of the Company Board, as applicable.

Prior to the consummation of the Business Combination, all directors and members of management of Alight held their equity interests through Tempo Management, LLC (“Tempo Management”) with Tempo Management holding units in Tempo Holdings that correspond to the initial equity that was made to such director or member of management. As a result, references to directors or officers holding Class A-1 Units or Class B Units “of Alight” or “in Alight” refers to such persons holding Class A-1 Units or Class B Units in Tempo Management, in respect of which Tempo Management then holds an equivalent number of Class A-1 Units or Class B Units in Tempo Holdings. The consideration issued in the Business Combination in exchange for any unvested Class A-1 Units or Class B Units of Tempo Holdings as of the effective time of the Business Combination generally remains subject to the same vesting conditions as were applicable to the corresponding Class A-1 Units or Class B Units of Alight immediately prior to the Closing.

Director Compensation

Employee directors and directors affiliated with Blackstone and certain other co-investors in Alight receive no additional compensation for serving on the Board of Directors. However, all directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board of Directors. Accordingly, none of our directors, other than Messrs. Henson, Appel, Moorjani, Fluegel and Murphy and Ms. Hayley, received compensation for the year ended December 31, 2020.

Director Compensation for 2020. The following table provides summary information concerning the compensation of our directors, other than our employee directors, for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Daniel Henson	300,000	—	—	300,000
Andrew Appel	100,000	—	—	100,000
Dinesh Moorjani	180,000	—	—	180,000
Bradley Fluegel	100,000	—	—	100,000
Kathryn Hayley	100,000	—	—	100,000
John Murphy(3)	125,000	—	—	125,000

(1)	No Class B Units of Alight were granted to our non-employee directors in 2020.
(2)

As of December 31, 2020, Messrs. Henson, Appel, Moorjani, Fluegel and Murphy each held 863.2, 20, 16.25, 16.25 and 10.25 unvested Class B Units of Alight, respectively, and Ms. Hayley held 16.25 unvested Class B Units of Alight.

(3)	In connection with his service on the Annual Audit Committee, Mr. Murphy received an additional fee of $25,000.

Description of Director Compensation. With respect to 2020, each of our non-employee directors (other than Mr. Moorjani) was entitled to receive an annual cash retainer of $100,000, payable monthly. In connection with his service as a director, Mr. Moorjani was entitled to receive an annual cash retainer of $180,000, payable monthly, with respect to 2020. In connection with his service as Non-Executive Chairman of our Board of Directors, Mr. Henson was entitled to receive an annual cash retainer of $300,000. In connection with his service on the Annual Audit Committee of our Board of Directors, Mr. Murphy was entitled to receive a fee of $25,000. In addition to the annual retainers and fees described above, Messrs. Henson, Fluegel and Murphy were entitled to reimbursements for travel expenses associated with their services and attendance at meetings of the Board of Directors.

Class B Units and Purchased Class A-1 Units. In connection with Messrs. Appel’s and Henson’s appointment to our Board of Directors in 2017, Messrs. Appel and Henson each received a grant of 25 and 1,079 Class B Units, respectively, consisting of a time-vesting portion (one-third of the Class B Units granted) (the “Time-Vesting Class B Units”), a 2.0x exit-vesting portion (one-third of the Class B Units granted) (the “2.0x Exit-Vesting Class B Units”) and a 2.5x exit-vesting portion (one-third of the Class B Units granted) (the “2.5x Exit-Vesting Class B Units”). In addition, in connection with joining the Board of Directors in 2018, Messrs. Fluegel and Moorjani and Ms. Hayley each received a grant of 18.75 Class B Units, consisting of one-third Time-Vesting Class B Units, one-third 2.0x Exit-Vesting Class B Units and one-third 2.5x Exit-Vesting Class B Units. In connection with his service on the Board of Directors, Mr. Murphy also received a grant of 10.98 Class B Units in 2019, consisting of one-third Time-Vesting Class B Units, one-third 2.0x Exit-Vesting Class B Units and one-third 2.5x Exit-Vesting Class B Units. Fractional units have been rounded to the nearest hundredth of a unit. For a description of the vesting terms of the Class B Units granted to our directors, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Class B Units of Alight.”

Moreover, as a key component of the long-term equity incentive program put in place following our separation from Aon plc (“Aon”), certain directors and key executives were provided with the opportunity to invest in Class A-1 Units of Alight, which encouraged equity ownership and aligned these individuals’ financial interests with those of our equity-owners. As of June 4, 2021, Mr. Henson had invested in 25 Class A-1 Units; Mr. Appel invested in 100 Class A-1 Units; Mr. Fluegel invested in 11.25 Class A-1 Units; Mr. Moorjani invested in 15 Class A-1 Units and Ms. Hayley invested in 75 Class A-1 Units. Fractional units have been rounded to the nearest hundredth of a unit.

As a condition to receiving their Class B Units of Alight, each of the directors was required to enter into a profits interest award agreement with Tempo Management, LLC and Alight and become a party to the amended and restated limited liability company agreement of Tempo Management, LLC. Additionally, as a condition to receiving their Class B Units, the directors agreed to certain restrictive covenants, including confidentiality of information, non-disparagement, non-solicitation and non-competition covenants. The confidentiality covenant has an indefinite term, the non-disparagement covenant has an indefinite term and the non-solicitation and non-competition covenants each have a term effective both during the term of the director’s term of service and for 24 months following a termination of his or her service (and for certain directors, the non-competition covenant has an additional term of 12 months in the event of a termination of services following a change in control).

Consideration to be Received by Directors in the Business Combination. The precise number of Alight Holdings Units and/or shares of Company common stock to be received by our directors pursuant to the Business Combination Agreement in respect of their Class A-1 Units of Alight and Class B Units of Alight was determined in connection with the Closing of the Business Combination. The following table sets forth the assumed number and value of the Alight Holdings Units and shares of Company common stock that each of Messrs. Henson, Appel, Moorjani, Fluegel and Murphy and Ms. Hayley will receive in exchange for their

Class A-1 Units of Alight and vested and unvested Class B Units of Alight, in each case, based on an assumed price of $10 per share.

	Class A Units Received in Exchange for Class A-1 Units of Alight		Class B-1 Units Received in Exchange for Class A-1 Units of Alight		Class B-2 Units Received in Exchange for Class A-1 Units of Alight		Class Z-A Units Received in Exchange for Class A-1 Units of Alight		Class Z-B-1 Units Received in Exchange for Class A-1 Units of Alight		Class Z-B-2 Units Received in Exchange for Class A-1 Units of Alight
Name	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)
Daniel Henson	41,728	417,283	1,346	13,461	1,346	13,461	1,851	18,506	94	939	94	939
Andrew Appel	166,913	1,669,134	5,384	53,843	5,384	53,843	7,402	74,025	376	3,758	376	3,758
Dinesh Moorjani	25,034	250,343	808	8,076	808	8,076	1,110	11,103	56	564	56	564
Bradley Fluegel	18,776	187,757	606	6,057	606	6,057	833	8,327	42	423	42	423
Kathryn Hayley	125,171	1,251,713	4,038	40,378	4,038	40,378	5,552	55,516	282	2,818	282	2,818
John Murphy	—	—	—	—	—	—	—	—	—	—	—	—

	Shares of Company Class A Common Stock Received in Exchange for Vested Class B Units of Alight		Shares of Company Class B-1 Common Stock Received in Exchange for Vested Class B Units of Alight		Shares of Company Class B-2 Common Stock Received in Exchange for Vested Class B Units of Alight		Unvested Shares of Company Class Z-A Common Stock Received in Exchange for Vested Class B Units of Alight		Unvested Shares of Company Class Z-B-1 Common Stock Received in Exchange for Vested Class B Units of Alight		Unvested Shares of Company Class Z-B-2 Common Stock Received in Exchange for Vested Class B Units of Alight
Name	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)
Daniel Henson	600,421	6,004,210	19,383	193,834	19,383	193,834	26,624	266,243	1,352	13,516	1,352	13,516
Andrew Appel	13,912	139,115	449	4,491	449	4,491	617	6,169	31	313	31	313
Dinesh Moorjani	7,343	73,429	337	3,368	337	3,368	463	4,626	23	235	23	235
Bradley Fluegel	7,343	73,429	337	3,368	337	3,368	463	4,626	23	235	23	235
Kathryn Hayley	7,343	73,429	337	3,368	337	3,368	463	4,626	23	235	23	235
John Murphy	974	9,739	197	1,973	197	1,973	271	2,710	14	138	14	138

	Unvested Shares of Company Class A Common Stock Received in Exchange for Unvested Class B Units of Alight		Unvested Shares of Company Class B-1 Common Stock Received in Exchange for Unvested Class B Units of Alight		Unvested Shares of Company Class B-2 Common Stock Received in Exchange for Unvested Class B Units of Alight
Name	(#)	($)	(#)	($)	(#)	($)
Daniel Henson	1,290,230	12,902,300	38,767	387,668	38,767	387,668
Andrew Appel	29,894	298,941	898	8,982	898	8,982
Dinesh Moorjani	14,686	146,857	674	6,736	674	6,736
Bradley Fluegel	14,686	146,857	674	6,736	674	6,736
Kathryn Hayley	14,686	146,857	674	6,736	674	6,736
John Murphy	1,948	19,478	395	3,947	395	3,947

Alight Executive Compensation

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our current Chief Executive Officer (“CEO”), Chief Financial Officer, each of our three other most highly compensated current executive officers who served in such capacities at the end of our fiscal year on December 31, 2020, and our former Chief Executive Officer, collectively referred to in this section as the “Named Executive Officers” based on the policies and practices developed by Alight prior to the Business Combination.

Introduction

Executive compensation is designed to attract and retain top talent and to also motivate and engage executives to contribute to the achievement of our financial goals and ultimately create and grow our equity value. Our Named Executive Officers for 2020 were:

•	Stephan D. Scholl, our Chief Executive Officer;

•	Katie J. Rooney, our Chief Financial Officer;

•	Cesar Jelvez, our Chief Customer Experience Officer;

•	Gregory R. Goff, our Chief Product and Technology Officer;

•	Dinesh V. Tulsiani, our Chief Strategy Officer; and

•	Christopher A. Michalak, our former Chief Executive Officer.

Executive Compensation Objectives and Philosophy

Our primary executive compensation objectives are to:

•	attract, retain and motivate individuals who can advance our financial goals and ultimately, create and maintain our long-term equity value;

•	reward executives in a manner aligned with our financial performance to drive pay for performance; and

•	provide total compensation opportunity that is competitive with our market and the industry within which we seek executive talent.

To achieve our objectives, we have delivered executive compensation through a combination of the following components:

•	base salary;

•	annual cash incentive compensation;

•	long-term incentive compensation;

•	broad-based employee benefits; and

•	severance benefits.

We provide competitive base salaries and other benefits, including severance benefits, to attract and retain executive talent. We have also used annual cash incentive compensation and long-term equity incentives to ensure a performance-based delivery of pay that aligns as closely as possible with the long-term interests of our equity-owners while enhancing executive retention.

Compensation Determination Process

Role of Board and Management. Prior to the Business Combination, executive compensation and related decisions were made by our Board of Directors. In connection with the Business Combination, our Board of Directors has established a compensation committee that will assume responsibility for the strategic oversight of our executive officer compensation and benefit programs. Our CEO participates in discussions and deliberations with our Board of Directors regarding the determinations of annual cash incentive awards and any compensation adjustments for our executives other than for himself. Our Board of Directors considered our CEO’s recommendations and may have exercised discretion in modifying them. Our Board of Directors annually reviewed our prior CEO’s performance and approved any changes to his compensation package based on its review. Our prior CEO did not participate in deliberations regarding his own compensation. Our Board of Directors will review our current CEO’s performance annually and will approve any changes to his compensation package based on its review. Following the Business Combination, the compensation committee of the Company has assumed the Board’s role in reviewing and determining executive officer compensation and we expect that our CEO will continue to provide recommendations to the compensation committee regarding compensation for our executive officers other than for himself.

As our executive compensation program evolves as a public company, it will reflect the belief that the amount earned by our executives must significantly depend on achieving rigorous company and individual performance objectives designed to enhance shareholder value. We have made and intend to continue to make changes to our executive compensation programs with the goal of aligning our programs with our executive compensation philosophy as a public company. Accordingly, the compensation paid to our Named Executive Officers for fiscal year 2020, and the form and way it was paid, is not necessarily indicative of how we will compensate our Named Executive Officers after the Business Combination.

We anticipate that we will continue to review our executive compensation programs in connection with the Business Combination and make such changes as are determined to be necessary or appropriate for our status as a public company. As we gain experience as a public company, we expect that the specific duration, emphasis and components of our executive compensation program will continue to evolve.

Role of the Independent Compensation Consultant. Our Board of Directors did not use compensation consultants in making its compensation determinations in 2020 and has not benchmarked compensation against a peer group. In connection with the Business Combination, in 2021, our Board of Directors engaged Mercer (US) Inc. (the “Consultant”) as an independent compensation consultant to assist in evaluating the competitiveness of the Company’s executive compensation program and reviewing the post-Business Combination annual cash incentive and long-term incentive award programs. In fiscal year 2021, in connection with the Business Combination, the Consultant performed, and continues to perform, a variety of work, including but not limited to: conducting a review of the competitiveness of our executive compensation program, re-evaluating our annual cash incentive plan design and evaluating a post-Business Combination long-term equity incentive award program and strategy. To assist the Board of Directors in its review and evaluation of each of these areas, the Consultant provided the Board with data from a peer group (the “Peer Group”) composed of the following 16 companies:

Peer Group
ASGN Incorporated	EPAM Systems, Inc.	TriNet Group, Inc.
Black Knight, Inc.	ExlService Holdings Inc.	TTEC Holdings, Inc.
Broadridge Financial Solutions	Genpact Limited	WEX Inc.
CACI International, Inc.	HealthEquity, Inc.	WNS (Holdings) Ltd.
Ceridian HCM Holding Inc.	Insperity, Inc.
Citrix Systems, Inc.	Paychex, Inc.

The Peer Group was developed with assistance from the Consultant to incorporate publicly-traded companies that reflect a mix of professional services and technology-focused companies that we compete with for executive talent with industry-specific knowledge and experience. The Peer Group includes companies in the data processing and outsourcing services, application software and human resources and employment services sectors, as well as management and Board recommendations. Additionally, the Peer Group companies were selected to represent professional services and technology-focused companies with median revenues of $2.9 billion and a median market capitalization of $6.91 billion. With respect to executive compensation following the Business Combination (other than as discussed in the paragraph below), our determinations generally align with the mid-range of the programs of our Peer Group.

In connection with the Business Combination, we have worked with the Consultant to review the equity compensation programs of the members of a separate SPAC and IPO peer group (the “SPAC and IPO Peer

Group”) composed of the 19 companies set forth below. We have considered those programs in making determinations with respect to our Omnibus Incentive Plan and initial equity grants, and relative to the SPAC and IPO Peer Group, our determinations generally align with the lower end or mid-range of the programs of our SPAC and IPO Peer Group in terms of aggregate share usage. For additional information on the actions we intend to take in connection with the Business Combination, see “—Actions Taken in Connection with the Business Combination” below.

SPAC and IPO Peer Group
Advantage Solutions Inc.	Grid Dynamics Holdings, Inc	Repay Holdings Corporation
Ceridian HCM Holding Inc.	Jamf Holding Corp.	Rimini Street, Inc.
Corsair Gaming Inc.	McAfee Corp.	Vertiv Holdings Co
Datto Holding Corp	MultiPlan Corporation	Vivint Smart Home, Inc
Duck Creek Technologies	Opendoor Technologies Inc.	ZoomInfo Technologies Inc
Dynatrace, Inc.	Ping Identity Holding Corp
GoodRX Holdings, Inc.	Rackspace Technology, Inc.

Employment Agreements. We have entered into employment agreements with Mr. Scholl and Ms. Rooney. Other than Mr. Scholl and Ms. Rooney, none of our Named Executive Officers have employment agreements relating to their employment with Alight. For a description of these agreements, see “—Actions Taken in Connection with the Business Combination—Employment Agreements.” Each of Messrs. Jelvez and Goff entered into an offer letter with us in connection with his employment. The material terms of their compensation are described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements and Offer Letters.”

Compensation Elements

The following is a discussion and analysis of each component of our executive compensation program.

Base Salary. Base salary compensates executives for performing requirements of their positions and provides executives with a level of cash income predictability and stability with respect to a portion of their total compensation. In October 2020, Mr. Tulsiani’s base salary was increased by $75,000 to $425,000. For 2020, annualized base salary amounts for our Named Executive Officers were as follows: $800,000 for Mr. Scholl, $500,000 for Ms. Rooney, $475,000 for Mr. Jelvez, $450,000 for Mr. Goff, $425,000 for Mr. Tulsiani and $850,000 for Mr. Michalak. During the fiscal year 2020, in light of the COVID-19 pandemic and in lieu of a one-week furlough, each of Messrs. Scholl and Tulsiani and Ms. Rooney took a 23% reduction to his or her base salary for the month of July.

Sign-on and Discretionary Bonuses. From time to time, we may award sign-on bonuses and discretionary bonuses to attract or retain executive talent. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers. In connection with the commencement of his employment in 2020, Mr. Goff was provided with a $100,000 sign-on bonus, which was payable within 30 days of his May 4, 2020 start date. The full amount of the sign-on bonus is subject to repayment if Mr. Goff voluntarily terminates his employment or Alight terminates his employment for cause during the first twelve months of his employment. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements and Offer Letters.”

Annual Incentive Plan.

2020 Annual Cash Incentive Compensation. Annual cash incentive awards are available to eligible employees, including the Named Executive Officers, under our annual incentive program (“AIP”) to motivate our executive officers to achieve short-term performance goals.

The funding of the overall AIP pool is based on the achievement of Adjusted EBITDA (as described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alight”), which is then further adjusted to exclude the impact of certain other items determined by our Board of Directors to arrive at the measure used to determine the annual incentive awards (“Compensation EBITDA”), and revenue.

The Board of Directors approves performance goals for our corporate performance after considering our financial results from the prior year and the annual operating budget for the coming year. It uses such performance goals to establish a target for the Company-wide AIP pool. After the completion of the relevant fiscal year, the Board of Directors evaluates the Company’s financial performance in relation to the revenue and Compensation EBITDA goals and evaluates the extent to which the AIP pool should be funded.

If the performance target approved by the Board of Directors is met, the AIP pool will be set at the target amount reflected in the annual operating budget. If our performance exceeds the target goals of revenue and Compensation EBITDA, the AIP pool is increased to share in 50% of every dollar over the revenue and Compensation EBITDA targets up to a maximum equal to 110% and 115% of the revenue and Compensation EBITDA targets, respectively. If we do not meet the revenue or Compensation EBITDA targets, the AIP pool is reduced by 50% of every dollar below the targets, and the AIP pool is zero if a threshold level of revenue (97%) and Compensation EBITDA performance (92%) is not achieved. However, if the threshold performance levels of revenue and Compensation EBITDA are not achieved, the Board of Directors may exercise its business judgment and decide to fund the AIP pool in its discretion. This mechanism functions to ensure alignment of pay and performance in the event of a decrease in earnings or extreme financial market conditions.

In early 2021, the Board of Directors reviewed our performance with respect to revenue and Compensation EBITDA to determine funding for eligible employees under the AIP for fiscal year 2020 and the revenue and Compensation EBITDA achievement factor. The revenue and Compensation EBITDA target goals for fiscal year 2020 were $2,801.4 million and $710 million, respectively. Based on fiscal year 2020 revenue and Compensation EBITDA results, the threshold and target levels of Company performance were not met and, as a result, the AIP pool would not have been funded. However, after considering the market conditions in light of the COVID-19 pandemic and the Company’s performance during such time, our Board of Directors exercised its business judgment and decided to fund the AIP pool at a Company performance achievement level equal to 75% of target performance.

After determining the funding level of the AIP, the Board of Directors, with input from the CEO and Chief Human Resources Officer for all Named Executive Officers participating in the AIP except for the CEO, determines each Named Executive Officer’s individual performance attainment based on an assessment of the Named Executive Officer’s achievement of previously communicated individual goals. For 2020, the individual goals included:

•	the achievement of performance objectives tied to Alight’s financial performance and overall business plan;

•	strategic positioning of Alight and the extent of accomplishment of strategic goals; and

•	qualitative leadership goals.

We do not use a formula to measure individual performance.

Notwithstanding the establishment of the performance components and the formula for determining the AIP award payment amounts, the Board of Directors can exercise positive or negative discretion and award a greater or lesser amount to our Named Executive Officers than the amount determined by the AIP award formula if, in the exercise of its business judgment, the Board of Directors determines that a greater or lesser amount is warranted under the circumstances.

The Named Executive Officers’ 2020 target incentive opportunities under the AIP are expressed as a target dollar amount or a percentage of base salary as of December 31, 2020. For fiscal year 2020, the Named Executive Officers’ target incentive opportunities were: $1,600,000 for Mr. Scholl, 100% of base salary for Ms. Rooney, 75% of base salary for each of Messrs. Jelvez and Goff, 70% of base salary for Mr. Tulsiani and 100% of base salary for Mr. Michalak. Mr. Scholl’s target incentive opportunity was pro-rated for fiscal year 2020 in consideration of his start date of April 1, 2020, with a guaranteed minimum equal to the product of (x) $1,600,000 and (y) a fraction (the numerator of which is the number of full or partial months during 2020 that Mr. Scholl was employed by us and the denominator of which is 12). Mr. Jelvez’s and Mr. Goff’s target incentive opportunities were also pro-rated for fiscal year 2020 in consideration of their start dates of July 1, 2020 and May 4, 2020, respectively. Due to his termination of employment in 2020, Mr. Michalak was not eligible to receive his annual incentive opportunity.

For the fiscal year 2020, in light of the COVID-19 pandemic, our leadership team, including certain of our Named Executive Officers, voluntarily agreed to take a 25% reduction to the portion of his or her individual awarded annual cash incentive payment based on individual performance. However, as new hires in 2020, Messrs. Scholl, Jelvez and Goff remained eligible to receive their respective target cash incentive opportunities for the 2020 fiscal year without any reduction. Additionally, because Mr. Scholl is entitled to a guaranteed minimum annual incentive payment for fiscal year 2020 under his employment agreement, as discussed above, Mr. Scholl’s annual incentive payment for fiscal year 2020 was not reduced based on Company performance and our Board of Directors’ decision to fund the AIP pool at an achievement level equal to 75% of target Company performance.

Actual amounts paid under the 2020 AIP were calculated by first multiplying the AIP pool funding multiplier of 75% by the Named Executive Officer’s target incentive opportunity as of December 31, 2020. For Named Executive Officers, 50% of the annual cash incentive was fixed by the business performance multiplier with the remaining 50% having an individual performance modifier applied.

Payments under the AIP, if earned, are generally contingent upon the Named Executive Officer remaining in continuous employment through the payment date March 12, 2021. The following table illustrates the calculation of the annual cash incentive awards payable to each of our Named Executive Officers under the 2020 AIP based on the achievement of fiscal year 2020 target financial performance and individual performance metrics and the actual annual cash incentive awards awarded to each of our Named Executive Officers for fiscal year 2020.

Name	Annual Base Salary at 12/31/2020 ($)	Target Bonus (% of Annual Base Salary) (1)	Target Bonus Opportunity ($)	Combined Performance Factor (%) (2)	Payout ($)
Stephan D. Scholl(3)	800,000	150%	1,200,000	100%	1,200,000
Katie J. Rooney	500,000	100%	500,000	63%	314,063
Cesar Jelvez(3)	475,000	38%	179,098	71%	127,608
Gregory R. Goff(3)	450,000	50%	223,156	71%	158,998
Dinesh V. Tulsiani	425,000	70%	297,500	63%	186,867
Christopher A. Michalak	850,000	100%	850,000

(1)

The target amounts reported do not reflect the 25% reduction voluntarily agreed to by any Named Executive Officer in light of the COVID-19 pandemic in respect of the portion of his or her awarded annual cash incentive for fiscal year 2020 that is based on individual performance. In addition, since Messrs. Scholl, Jelvez and Goff commenced employment with us in 2020, the target bonus percentages reported for fiscal year 2020 reflect the pro-rated target percentage of the Named Executive Officer’s annual base salary based on his respective start date. For additional information, see footnote (3) below.

(2)

The final percentage of the Named Executive Officer’s target bonus opportunity. For the Named Executive Officers other than Mr. Scholl, percentages calculated after applying the revenue and Compensation EBITDA achievement factor of 75% of target performance and the individual performance assessment, each as determined by the Board of Directors in its discretion. For Ms. Rooney and Mr. Tulsiani, percentages also reflect the voluntary reduction agreed to by such Named Executive Officers in light of the COVID-19 pandemic. Percentages have been rounded to the nearest whole number.
(3)

Since Messrs. Scholl, Jelvez and Goff commenced employment with us on April 1, 2020, July 1, 2020 and May 4, 2020, respectively, each of their respective annual cash incentive award was calculated based on a target bonus opportunity ($1,600,000, $356,250 and $337,500, respectively), which was pro-rated for the number of days each was employed with us during 2020.

The 2020 AIP incentive awards were paid out in March 2021 and such amounts are set forth in the Summary Compensation Table below.

2021 Annual Cash Incentive Compensation. In connection with the Business Combination and in consultation with the Consultant, we have implemented changes to our annual cash incentive program to align our executive compensation program with similarly situated public companies. See “—Actions Taken in Connection with the Business Combination—2021 AIP.”

Long-Term Equity Incentive Compensation.

Class B Units of Alight. In 2017, following our separation from Aon, certain directors and key executives were granted long-term equity incentive awards designed to promote our interests and incentivize them to remain in our service. These long-term equity incentive awards were granted to our Named Executive Officers in the form of Class B Units in Alight, which were immediately exchanged into corresponding Class B Units of Tempo Management, LLC. Additionally, in connection with the commencement of his employment with us in 2020, each of Messrs. Scholl, Goff and Jelvez were granted Class B Units in Alight, which were immediately exchanged into corresponding Class B Units of Tempo Management, LLC.

The Class B Units of Alight are intended to qualify as “profits interests” under U.S. federal income tax law having economic characteristics similar to stock appreciation rights (i.e., representing the right to share in any increase in the equity value of Alight that exceeds specified thresholds). For Class B Units of Alight granted prior to or in February 2019, the Class B Units are generally divided into Time-Vesting Class B Units (one-third of the Class B Units granted), 2.0x Exit-Vesting Class B Units (one-third of the Class B Units granted) and 2.5x Exit-Vesting Class B Units (one-third of the Class B Units granted). For Class B Units of Alight granted after February 2019, the Class B Units are generally divided into Time-Vesting Class B Units (one-third of the Class B Units granted), 1.5x Exit-Vesting Class B Units (one-third of the Class B Units granted) and 1.75x Exit-Vesting Class B Units (one-third of the Class B Units granted). Unvested Class B Units are not entitled to distributions from Tempo Management, LLC. In September 2017, Messrs. Michalak and Tulsiani and Ms. Rooney were granted the following number of Class B Units of Alight: Mr. Michalak, 2,155 Class B Units; Mr. Tulsiani, 100 Class B Units and Ms. Rooney, 1,050 Class B Units. In recognition of his service to Alight, Mr. Tulsiani was granted 150 Class B Units of Alight in March 2020. In connection with their hiring in 2020, Messrs. Scholl, Jelvez and Goff were granted the following number of Class B Units of Alight: Mr. Scholl, 3,729.03 Class B Units (as described below); Mr. Jelvez, 500 Class B Units and Mr. Goff, 550 Class B Units. The grant date fair values, calculated in accordance with Accounting Standards Update Topic 718 (“Topic 718”), for these awards are reported in the Summary Compensation Table below. In connection with his termination of employment in 2020, a portion of Mr. Michalak’s outstanding and unvested Time-Vesting Class B Units accelerated and vested and his remaining unvested Time-Vesting Class B Units were forfeited. In addition, Mr. Michalak’s unvested 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units were forfeited.

CEO Class B Units of Alight. In connection with his hiring as our CEO, Mr. Scholl was granted 3,729.03 Class B Units in Alight in April 2020, which were immediately exchanged into corresponding Class B Units of Tempo Management, LLC (the “CEO Class B Units”). The CEO Class B Units are divided into Base Units (approximately 60.1% of the Class B Units granted), Liquidity Event Units (approximately 22.8% of the Class B Units granted) and Additional Liquidity Event Units (approximately 17.1% of the Class B Units granted). The grant date fair values, calculated in accordance with Topic 718, for these awards are reported in the Summary Compensation Table below.

The specific sizes of the Class B Unit grants made to our Named Executive Officers were determined in consideration of Blackstone’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibilities with us.

For a discussion of the vesting and other terms of the Class B Units and the CEO Class B Units, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Class B Units of Alight” and “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—CEO Class B Units of Alight,” respectively.

Purchased Units. Another key component of our long-term equity incentive program adopted upon our separation from Aon was that certain directors and key executives were provided with the opportunity to invest in Class A-1 Units of Alight. This investment opportunity further aligns the individual’s financial interests with those of our equity-owners. As of June 4, 2021, Ms. Rooney invested in 3.75 Class A-1 Units; Mr. Tulsiani invested in 20 Class A-1 Units and Mr. Michalak invested in 37.5 Class A-1 Units. Fractional units have been rounded to the nearest hundredth of a unit.

Separation Related Compensation.

Cash Replacement Awards and Restricted Class A-1 Units. In connection with our separation from Aon, employees were awarded cash replacement awards to compensate them for outstanding unvested Aon equity awards that were forfeited upon the closing of the separation. In June 2017, Mr. Michalak and Ms. Rooney were paid cash amounts representing half of the value of the forfeited Aon equity that would have vested in May 2017 and elected to receive the remaining amounts owed under the cash replacement awards in the form of a grant of Restricted Class A-1 Units in Alight, which were immediately exchanged into corresponding Restricted Class A-1 Units of Tempo Management, LLC, which units were granted in September 2017. In September 2017, as a replacement for his forfeited outstanding unvested Aon equity awards, Mr. Tulsiani also received a grant of Restricted Class A-1 Units in Alight, which were immediately exchanged into corresponding Restricted Class A-1 Units of Tempo Management, LLC. In connection with his termination of employment in 2020, a portion of Mr. Michalak’s unvested Restricted Class A-1 Units of Alight accelerated and vested, and the remainder of his unvested Restricted Class A-1 Units of Alight were forfeited and canceled.

The Restricted Class A-1 Units have economic characteristics that are similar to those of restricted common stock in a corporation and are time-vesting. The vesting terms of the Restricted Class A-1 Units of Alight generally mirror the original time-vesting conditions of the executive’s Aon equity awards that were forfeited upon the closing of our separation from Aon. For more information regarding the Restricted Class A-1 Units, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Restricted Class A-1 Units of Alight.”

Executive and Broad-based Employee Benefits. We provide to all our full-time or regular part-time (i.e., employees that work at least twenty hours per week) U.S. employees, including our Named Executive Officers, as well as employees paid on a U.S. payroll on international assignment for at least six months, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security, subject to certain eligibility criteria. Broad-based employee benefits include:

•	a 401(k) savings plan;

•	paid vacation (which is unlimited for executives);

•	medical, dental, vision, life and accident insurance, critical illness and long- and short-term disability coverage; and

•	employee assistance program benefits.

Eligible U.S. employees, including the Named Executive Officers, participate in the Alight Solutions LLC 401(k) Plan (the “401(k) Plan”). Eligible employees may contribute up to 50% of eligible compensation to the 401(k) Plan, subject to limits for contributions imposed by the Code. We match a portion of the funds set aside by the employee under our 401(k) Plan, beginning with 100% of the first 1% of an employee’s eligible contributions and 50% of the next 6% of the employee’s eligible contributions. In addition, we make an annual non-elective contribution for each eligible employee equal to 2.5% of such employee’s eligible compensation, generally subject to employment on the last day of the plan year. However, as a cost saving measure in light of the COVID-19 pandemic, we did not make these non-elective contributions for the period beginning June 1, 2020 and ending December 31, 2020. All contributions by us to the 401(k) Plan become fully vested after two years of service.

We previously offered participation to certain of our highly compensated employees, including Ms. Rooney and Mr. Michalak, in nonqualified deferred compensation plans through the Alight Solutions LLC Legacy Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Alight Solutions LLC Legacy Supplemental Savings Plan (the “Supplemental Savings Plan,” and collectively with the Deferred Compensation Plan, the “Plans”), both of which are legacy plans which were assumed by us in connection with the separation from Aon and are now frozen. For additional details regarding the Deferred Compensation Plan and the Supplemental Savings Plan, see “—Nonqualified Deferred Compensation for 2020.”

Employees meeting a pay threshold, including our Named Executive Officers, are provided with enhanced life insurance benefits for which we pay the full cost of the applicable premiums. We also make available to these executives enhanced long-term disability benefits, the premiums of which are paid by the executive. We provide these additional benefits to further our goal of attracting and retaining management. Mr. Scholl is eligible to participate in a voluntary executive physical program, which is intended to encourage him to receive regular comprehensive physical examinations, as his health and well-being are important to our success. During his employment with us, Mr. Michalak was also eligible to participate in the same voluntary executive physical program.

Severance Arrangements. Our Board of Directors believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our severance arrangements as recruitment and retention devices that help secure the continued employment and dedication of our Named Executive Officers, including when we are considering strategic alternatives.

Pursuant to Mr. Scholl’s and Ms. Rooney’s employment agreements, Mr. Scholl and Ms. Rooney are each entitled to severance benefits if their employment is terminated by us without “cause” (as defined in the employment agreement) or by either Named Executive Officer for “good reason” (as defined in their respective employment agreements). Each of our other Named Executive Officers entered into a severance letter agreement with us under which each of the Named Executive Officers is entitled to severance benefits if he or she is terminated by us without “cause” (as defined in the severance letter agreements) or by him or her for “good reason” (as defined in the severance letter agreements), as applicable. In connection with his separation from us in 2020, Mr. Michalak became entitled to receive severance benefits. See “—Potential Payments Upon Termination or Change-in-Control—Severance Arrangements” below for descriptions of severance payments to and severance arrangements of our Named Executive Officers.

Actions Taken in Connection with the Business Combination.

2021 AIP. In connection with the Business Combination and with the recommendation of the Consultant, we have implemented changes to certain components of our annual cash incentive program for fiscal year 2021. The changes made to the 2021 AIP with respect to the executive officers are as follows: (1) payouts will be based 80% on the achievement of formulaic Company performance metrics and 20% on individual performance; and (2) established a new threshold performance level, below which no funding occurs. This threshold is defined as 85% of target performance for Compensation EBITDA and 90% of target for revenue. We made these changes to more closely align annual cash incentive payouts with the creation of stockholder value and the achievement of business goals.

Employment Agreements. On August 18, 2021, Alight Solutions LLC (“Alight Solutions”), a subsidiary of the Company, entered into (i) an amended and restated employment agreement with Stephan Scholl, the Chief Executive Officer of Alight Solutions and the Company (the “Scholl Agreement”) and (ii) an employment agreement with Katie Rooney, the Chief Financial Officer of Alight Solutions and the Company (the “Rooney Agreement” and, together with the Scholl Agreement, the “Agreements”). The Scholl Agreement is intended to supersede Mr. Scholl’s existing employment agreement, which was entered into on April 8, 2020 and the terms of which are substantially similar to the terms of the Scholl Agreement. The Rooney Agreement is intended to supersede Ms. Rooney’s existing severance letter agreement with Alight Solutions, which was entered into on April 3, 2018.

The Scholl Agreement.

Under the terms of the Scholl Agreement, Mr. Scholl will continue to serve as our Chief Executive Officer. His initial term of employment will be five years from the effective date of the Scholl Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Mr. Scholl will receive a base salary of $800,000 per year, which may be increased (but not decreased) from time to time by our board of directors, and is eligible to receive an annual bonus targeted at 200% of his base salary.

The Scholl Agreement also provides that upon a “change in control” (as defined in the Scholl Agreement) of Alight Solutions, any initial equity-based incentive awards granted to Mr. Scholl in connection with the closing of the Company’s business combination on July 2, 2021 (the “Initial Grant”) will immediately vest in full, subject to Mr. Scholl’s continued employment on the date of such change in control. However, if Mr. Scholl’s employment is terminated by Alight Solutions without “cause” or by Mr. Scholl with “good reason” (as each term is defined in the Scholl Agreement), in either case, in the 6-month period prior to a change in control, Mr. Scholl will be deemed employed as of the date of the change in control for purposes of vesting with respect to the Initial Grant.

Pursuant to the Scholl Agreement, Mr. Scholl is also entitled to (i) reimbursement by Alight Solutions for costs associated with his use of private aviation for business related purposes, in an amount up to an annual average of $6,700 per hour for up to 200 flight hours per year, and (ii) travel first class on any commercial flight for business purposes.

As more specifically described and set forth in the Scholl Agreement, Mr. Scholl is also eligible to receive severance benefits following certain terminations of his employment. Upon a termination of Mr. Scholl’s employment by us without “cause” or by Mr. Scholl for “good reason” (as each term is defined in the Scholl Agreement), Mr. Scholl will be entitled to receive the following payments and benefits, subject to his timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) his annual base salary (at the highest rate in effect in the 6-month period preceding his termination date) and (B) his average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which his termination date occurs (and if he was not employed by us for two full fiscal years immediately preceding the year in which his termination date occurs, the amount will be based on his average annualized bonus received in respect of the fiscal years in which he was actually employed); (ii) a pro-rata portion of his annual bonus for the year in which the termination occurs based on actual results for such year; (iii) continued participation in our group health plan for up to 12 months following his termination date; and (iv) access to outplacement services for the 12-month period following his termination date.

The Rooney Agreement

Under the terms of the Rooney Agreement, Ms. Rooney will continue to serve as our Chief Financial Officer. Her initial term of employment will be three years from the effective date of the Rooney Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Ms. Rooney will receive a base salary of $500,000 per year, which may be increased (but not decreased) from time to time by our board of directors, and is eligible to receive an annual bonus targeted at 100% of her base salary.

As more specifically described and set forth in the Rooney Agreement, Ms. Rooney is also eligible to receive severance benefits following certain terminations of her employment. Upon a termination of Ms. Rooney’s employment by us without “cause” or by Ms. Rooney for “good reason” (as each term is defined in the Rooney Agreement), Ms. Rooney will be entitled to receive the following payments and benefits, subject to her timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) her annual base salary (as in effect immediately prior to her termination date or immediately prior to any reduction if her termination is due to a reduction in base salary) and (B) her average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which her termination date occurs; (ii) continued participation in our group health plan for up to 12 months following her termination date; and (iii) access to outplacement services for the 12-month period following her termination date.

The Agreements also subject Mr. Scholl and Ms. Rooney to certain restrictive covenants, including confidentiality of information, non-competition, non-solicitation and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition and non-solicitation covenants each have terms effective both during the term of Mr. Scholl’s and Ms. Rooney’s employment and for two years following any termination of employment.

This summary of the Agreements does not purport to be complete and is qualified in its entirety by the text of the Agreements, copies of which are filed as Exhibits 10.10 and 10.11 to the registration statement of which this prospectus forms a part.

Amendments to Existing Equity Awards. In connection with the Business Combination, we have amended the provisions of certain outstanding Class B Units of Alight, providing for the following changes to the terms of the Class B Units of Alight: (1) with respect to any 1.5x Exit-Vesting Class B Units and 1.75x Exit-Vesting Class B Units, such Class B Units will be converted to a performance-vesting metric based on the share price of Alight and any unvested 1.5x Exit-Vesting Class B Units and 1.75x Exit-Vesting Class B Units that remain outstanding on the third anniversary of the Business Combination will accelerate and vest as of such date; (2) with respect to the 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units, upon a termination of the employee by the Company without “cause,” certain of the unvested 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units will not be forfeited for no consideration; and (3) revising the post-termination restrictive covenant periods.

Grants of New Equity Awards. After consultation with the Consultant and reviewing the SPAC and IPO Peer Group, and following approval by the FTAC stockholders of the Omnibus Incentive Plan and its effectiveness in connection with the Business Combination, we anticipate making grants of time-vesting and performance-vesting restricted stock units of the Company (collectively, the “2021 Restricted Stock Units”) to certain employees (including our Named Executive Officers) and service providers in fiscal year 2021 following the Business Combination. For additional information and a description of the Omnibus Incentive Plan, see “2021 Omnibus Incentive Plan.” We anticipate that 50% of the 2021 Restricted Stock Units will be subject to time-based vesting conditions (the “Time-Based RSUs”) and 50% will be subject to performance-based vesting conditions (the “Performance-Based RSUs”), though the mix of Time-Based RSUs and Performance-Based RSUs granted to any employee or service provider may vary. The Time-Based RSUs will vest in three equal installments on December 31 of each calendar year during the period from the Closing Date through December 31, 2023 (the “Measurement Period”), subject to the recipient’s continued employment through the applicable vesting dates. The Performance-Based RSUs will vest from 0% to 250% based upon the Company’s achievement of certain BPaaS bookings metrics, as determined by the Board and as measured on a cumulative basis over the Measurement Period. As of the grant date, the Board will determine the minimum, performance-vesting thresholds for the Performance-Based RSUs. No Performance-Based RSUs will vest upon the Company’s failure to achieve the minimum performance-vesting threshold.

While the amounts of the 2021 Restricted Stock Units are subject to the discretion of the compensation committee and may ultimately change prior to the grant date and may be greater or less than the amounts set forth below, we anticipate that the aggregate estimated grant date dollar values (assuming achievement of the performance goals at target for the Performance-Based RSUs) of the 2021 Restricted Stock Units granted to our Named Executive Officers will be as follows: (i) Stephan Scholl: $38,400,000; (ii) Katie Rooney: $7,500,000; (iii) Cesar Jelvez: $5,700,000; (iv) Gregory Goff: $5,400,000; and (v) Dinesh Tulsiani: $3,825,000. We anticipate that the award agreement underlying the 2021 Restricted Stock Units granted to Mr. Scholl will provide that the 2021 Restricted Stock Units will vest in full on an accelerated basis upon a “change in control” of the Company (as defined in the Omnibus Incentive Plan), subject to Mr. Scholl’s continued employment with the Company through the date of such change in control. Additionally, we anticipate that the award agreement will further provide that if Mr. Scholl is terminated by the Company without “cause” or if he resigns for “good reason” (as each term is defined in the New Scholl Agreement) within the six months immediately preceding a change in control of the Company, Mr. Scholl will be deemed to be employed as of the date of the change in control for purposes of the accelerated vesting of the 2021 Restricted Stock Units described above. For additional information on the 2021 Restricted Stock Units to be granted to our employees and/or service providers other than the Named Executive Officers, see “The Omnibus Incentive Plan.”

Consideration to be Received by Named Executive Officers in the Business Combination. The precise number of Class A Units of Alight Holdings and/or shares of Company common stock to be received by our Named Executive Officers pursuant to the Business Combination Agreement in respect of their Class A-1 Units, Restricted Class A-1 Units and Class B Units of Alight has been determined in connection with the Closing of the Business Combination. The following table sets forth the assumed number and value of Alight Holdings Units and shares of Company common stock that each of our Named Executive Officers will receive in exchange for their Class A-1 Units, and vested and unvested Class B Units of Alight, in each case based on an assumed price of $10 per share.

	Class A Units Received in Exchange for Class A-1 Units of Alight		Class B-1 Units Received in Exchange for Class A-1 Units of Alight		Class B-2 Units Received in Exchange for Class A-1 Units of Alight		Class Z-A Units Received in Exchange for Class A-1 Units of Alight		Class Z-B-1 Units Received in Exchange for Class A-1 Units of Alight		Class Z-B-2 Units Received in Exchange for Class A-1 Units of Alight
Name	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)
Stephan D. Scholl	—	—	—	—	—	—	—	—	—	—	—	—
Katie J. Rooney	68,967	689,668	2,225	22,247	2,225	22,247	3,059	30,588	155	1,553	155	1,553
Cesar Jelvez	—	—	—	—	—	—	—	—	—	—	—	—
Gregory R. Goff	—	—	—	—	—	—	—	—	—	—	—	—
Dinesh V. Tulsiani	72,250	722,500	2,331	23,306	2,331	23,306	3,204	32,043	163	1,627	163	1,627
Christopher A. Michalak	177,994	1,779,942	5,742	57,417	5,742	57,417	7,894	78,944	401	4,008	401	4,008

	Shares of Company Class A Common Stock Received in Exchange for Vested Class B Units of Alight		Shares of Company Class B-1 Common Stock Received in Exchange for Vested Class B Units of Alight		Shares of Company Class B-2 Common Stock Received in Exchange for Vested Class B Units of Alight		Unvested Shares of Company Class Z-A Common Stock Received in Exchange for Vested Class B Units of Alight		Unvested Shares of Company Class Z-B-1 Common Stock Received in Exchange for Vested Class B Units of Alight		Unvested Shares of Company Class Z-B-2 Common Stock Received in Exchange for Vested Class B Units of Alight
Name	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)
Stephan D. Scholl	3,556,114	35,561,137	40,235	402,350	40,235	402,350	55,265	552,652	2,805	28,055	2,805	28,055
Katie J. Rooney	584,284	5,842,836	18,862	188,624	18,862	188,624	25,909	259,087	1,315	13,152	1,315	13,152
Cesar Jelvez	33,005	330,052	8,982	89,821	8,982	89,821	12,337	123,375	626	6,263	626	6,263
Gregory R. Goff	36,306	363,057	9,880	98,803	9,880	98,803	13,571	135,712	689	6,889	689	6,889
Dinesh V. Tulsiani	65,552	655,523	4,491	44,911	4,491	44,911	6,169	61,687	313	3,132	313	3,132
Christopher A. Michalak	719,502	7,195,017	23,228	232,277	23,228	232,277	31,905	319,046	1,620	16,196	1,620	16,196

	Unvested Shares of Company Class A Common Stock Received in Exchange for Unvested Class B Units of Alight		Unvested Shares of Company Class B-1 Common Stock Received in Exchange for Unvested Class B Units of Alight		Unvested Shares of Company Class B-2 Common Stock Received in Exchange for Unvested Class B Units of Alight
Name	(#)	($)	(#)	($)	(#)	($)
Stephan D. Scholl	312,227	3,122,274	80,470	804,700	80,470	804,700
Katie J. Rooney	1,255,553	12,555,528	37,725	377,248	37,725	377,248
Cesar Jelvez	66,010	660,104	17,964	179,642	17,964	179,642
Gregory R. Goff	72,611	726,114	19,761	197,606	19,761	197,606
Dinesh V. Tulsiani	139,380	1,393,796	8,982	89,821	8,982	89,821
Christopher A. Michalak	—	—	—	—	—	—

Summary Compensation Table

The following table provides summary information concerning compensation to or on behalf of our Named Executive Officers for 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Stephan D. Scholl, Chief Executive Officer	2020	584,667	1,200,000	17,054,798				846,006	19,685,471
Katie J. Rooney, Chief Financial Officer	2020	490,417	314,063					12,306	816,786
Cesar Jelvez, Chief Customer Experience Officer	2020	351,515	127,608	2,287,133				1,788	2,768,044
Gregory R. Goff, Chief Product and Technology Officer	2020	298,295	258,998	2,515,847				1,854	3,074,994
Dinesh V. Tulsiani, Chief Strategy Officer	2020	362,042	186,867	686,140				12,372	1,247,421
Christopher A. Michalak, Former Chief Executive Officer	2020	238,258						3,499,046	3,737,304

(1)

The amounts reported consist of base salary earned in fiscal 2020. Mr. Tulsiani’s base salary was increased from $350,000 to $425,000 in 2020. The amounts reported for Messrs. Scholl, Jelvez and Goff represent salary earned from his April 1, 2020, July 1, 2020 and May 4, 2020 start date, respectively. In light of the COVID-19 pandemic, each of Messrs. Scholl and Tulsiani and Ms. Rooney took a 23% reduction to his or her base salary for the month of July 2020.

(2)

Because the threshold Company revenue and Compensation EBITDA performance levels were not achieved under the Company’s AIP for fiscal year 2020, such that each Named Executive Officer (other than Mr. Scholl) would have received no annual cash incentive payment under the AIP, the amounts reported in the “Bonus” column for 2020 reflect the annual cast incentive payment to each Named

Executive Officer (other than Mr. Scholl) for fiscal year 2020, as determined by our Board of Directors in its discretion. For Mr. Scholl, amount reported reflects the guaranteed minimum cash incentive payment that he is entitled to, and will receive, for fiscal year 2020 pursuant to his employment agreement. With respect to Mr. Goff, amount reported also reflects the $100,000 sign-on bonus paid in 2020 in connection with his employment with the Company. The sign-on bonus is subject to repayment if Mr. Goff voluntarily terminates his employment or the Company terminates his employment for “cause” during the first twelve months of his employment. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Agreement and Offer Letters.” For more information on the annual cash incentive payments to each Named Executive Officer, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2020 Annual Cash Incentive Compensation” and “—Compensation Elements—Annual Incentive Plan—2020 Annual Cash Incentive Compensation.”
(3)

Amounts included in this column reflect the aggregate grant date fair value of Class B Units of Alight granted during 2020, calculated in accordance with Topic 718, utilizing the assumptions discussed in Note 9 Members’ Equity, to our consolidated financial statements included elsewhere in this prospectus. The Tranche 2 Base Units, Liquidity Event Units, Additional Liquidity Event Units, 1.5x Exit-Vesting Class B Units and the 1.75x Exit-Vesting Class B Units are subject to market conditions and an implied performance condition as defined under applicable accounting standards. The grant date fair values of the Tranche 2 Base Units, Liquidity Event Units, Additional Liquidity Event Units, 1.5x Exit-Vesting Class B Units and the 1.75x Exit-Vesting Class B Units were computed based upon the probable outcome of the performance conditions as of the grant date in accordance with Topic 718.

(4)

With respect to each of our Named Executive Officers (other than Mr. Scholl), because the threshold Company revenue and Compensation EBITDA performance levels were not achieved under the Company’s AIP for fiscal year 2020, the annual cash incentive payment for each Named Executive Officer, as was determined by our Board of Directors in its discretion, is reported in the “Bonus” column for 2020. See footnote (2) above. The terms of the AIP are described more fully above under “—Compensation Elements—Annual Incentive Plan—2020 Annual Cash Incentive Compensation.”

(5)

Amounts reported reflect contributions to our 401(k) Plan on behalf of our Named Executive Officers in the amount of $2,500 for Mr. Scholl, $11,175 for Ms. Rooney, $990 for Mr. Jelvez, $1,125 for Mr. Goff, $11,175 for Mr. Tulsiani and $11,400 for Mr. Michalak. Amounts reported also include life insurance premiums paid by us on behalf of our Named Executive Officers as follows: Mr. Scholl, $1,382; Ms. Rooney, $816; Mr. Jelvez, $798; Mr. Goff, $729; Mr. Tulsiani, $882 and Mr. Michalak, $1,315. Amounts reported for Mr. Scholl also reflect $477,599 paid to Mr. Scholl for relocation benefits (which includes reimbursements for temporary lodging and related miscellaneous household expenses) in connection with his transition and relocation to the Chicago area; a related tax gross-up of $346,031 with respect to the relocation benefits; $9,300 for the reimbursement of legal fees and expenses in connection with the preparation and filing of his visa petition and the negotiation of his employment agreement with Alight; and $9,194 for Alight’s payment of expenses incurred for Mr. Scholl’s voluntary executive physical. Amounts reported also reflect $315 paid to each of Ms. Rooney and Mr. Tulsiani for internet allowance. Amounts reported for Mr. Michalak also reflect accrued cash severance benefits of $3,400,000; $65,205.48 of additional pay in lieu of notice of termination and a lump sum payment of $21,125 for continued health insurance coverage for one year following his termination of employment with Alight.

Grants of Plan-Based Awards

The following table provides supplemental information relating to grants of plan-based awards made to our Named Executive Officers during 2020. Fractional units have been rounded to the nearest hundredth of a unit.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephan D. Scholl
AIP	(1)		1,200,000	1,200,000	1,800,000
Tranche 1 Base Units	(2)	4/21/2020							746.58		3,417,828
Tranche 2 Base Units	(2)	4/21/2020					746.58				3,413,647
Tranche 2 Base Units	(2)	4/21/2020					746.58				3,413,647
Tranche 1 Liquidity Event Units	(2)	4/21/2020					567.35				2,594,166
Tranche 2 Liquidity Event Units	(2)	4/21/2020					283.68				1,297,083
Tranche 1 Additional Liquidity Event Units	(2)	4/21/2020					212.76				972,809
Tranche 2 Additional Liquidity Event Units	(2)	4/21/2020					425.51				1,945,617
Katie J. Rooney
AIP	(1)		125,000	500,000	750,000
Cesar Jelvez
AIP	(1)		44,775	179,098	268,647
Time-Vesting Class B Units	(3)	7/16/2020							166.67		763,000
1.5x Exit-Vesting Class B Units	(3)	7/16/2020					166.67				762,067
1.75x Exit-Vesting Class B Units	(3)	7/16/2020					166.67				762,067
Gregory R. Goff
AIP	(1)		55,789	223,156	334,734
Time-Vesting Class B Units	(3)	5/28/2020							183.33		839,300
1.5x Exit-Vesting Class B Units	(3)	5/28/2020					183.33				838,273
1.75x Exit-Vesting Class B Units	(3)	5/28/2020					183.33				838,273
Dinesh V. Tulsiani
AIP	(1)		74,375	297,500	446,250
Time-Vesting Class B Units	(3)	3/9/2020							50.00		228,900
1.5x Exit-Vesting Class B Units	(3)	3/9/2020					50.00				228,620
1.75x Exit-Vesting Class B Units	(3)	3/9/2020					50.00				228,620
Christopher A. Michalak
AIP	(1)		212,500	850,000	1,275,000

(1)

The amounts reported in the first row for each Named Executive Officer represent the annual cash incentive award opportunity range under the 2020 AIP, the terms of which are summarized under “—Compensation Elements—Annual Incentive Plan—2020 Annual Cash Incentive Compensation” above. Each of Mr. Jelvez’s and Mr. Goff’s target incentive opportunities were pro-rated for fiscal year 2020 in consideration of his start date of July 1, 2020 and May 4, 2020, respectively. Mr. Scholl’s target incentive opportunity was pro-rated for fiscal year 2020 in consideration of his start date of April 1, 2020, with a guaranteed minimum equal to the product of (x) $1,600,000 and (y) a fraction (the numerator of which is the number of full or partial months during 2020 that Mr. Scholl was employed by us and the denominator of which is 12). For purposes of this table, the “Threshold” amount shown (other than for Mr. Scholl) represents an assumption that Alight achieves the threshold level of only one of the revenue or Compensation EBITDA performance goals and individual performance is deemed achieved at 100%, such that the “Threshold” amount equals 25% of each Named Executive Officer’s target incentive opportunity (other than for Mr. Scholl), and the “Maximum” amount shown represents an assumption that Alight achieves the maximum level of revenue and Compensation EBITDA performance and individual performance attainment that equals 150% of each Named Executive Officer’s target incentive opportunity. The calculation uses each Named Executive Officer’s base salary as of December 31, 2020. For purposes of this table, the “Threshold” amount shown for Mr. Scholl represents an assumption that Mr. Scholl would receive a guaranteed minimum cash incentive award for 2020 equal to the product of (x) $1,600,000 and (y) a fraction (the numerator of which is the number of full or partial months during 2020 that Mr. Scholl was employed by us and the denominator of which is 12). While the 2020 AIP incentive awards were intended to be non-equity incentive plan awards when granted, as described above under “—Compensation Elements—Annual Incentive Plan—2020 Annual Cash Incentive Compensation”, the threshold and target levels of Company performance were not met and our Board of Directors exercised its business judgment and decided to fund the AIP pool at a Company performance achievement level equal to 75% of target performance. The actual amount of the 2020 AIP incentive award earned by each Named Executive Officer under the AIP is set forth in the “Bonus” column of the Summary Compensation Table above.

(2)

The amounts reported in the second through eighth rows for Mr. Scholl represent the Tranche 1 Base Units, Tranche 2 Base Units, Tranche 1 Liquidity Event Units, Tranche 2 Liquidity Event Units, Tranche 1 Additional Liquidity Event Units and Tranche 2 Additional Liquidity Event Units granted to Mr. Scholl in 2020. The grant date fair value of the Tranche 2 Base Units, Tranche 1 Liquidity Event Units, Tranche 2 Liquidity Event Units, Tranche 1 Additional Liquidity Event Units and Tranche 2 Additional Liquidity Event Units is based on the probable outcome of the performance conditions. See Footnote (3) to the Summary Compensation Table above.

(3)

The amounts reported in the second through fourth rows for Messrs. Jelvez, Goff and Tulsiani represent the Time-Vesting Class B Units, 1.5x Exit-Vesting Class B Units and 1.75x Exit-Vesting Class B Units granted to these Named Executive Officers in 2020. The grant date fair value of the 1.5x Exit-Vesting Class B Units and 1.75x Exit-Vesting Class B Units is based on the probable outcome of the performance conditions. See Footnote (3) to the Summary Compensation Table above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement

We entered into an employment agreement with Mr. Scholl in April 2020 (the “Initial Scholl Agreement”), which was amended and restated on August 18, 2021, and pursuant to which Mr. Scholl serves as Chief Executive Officer. Under the Initial Scholl Agreement, Mr. Scholl’s initial term of employment with us was for five years, commencing on April 1, 2020, after which his employment with us will automatically continue for successive one-year periods, unless earlier terminated or either of us elect not to continue his employment. The terms of the Initial Scholl Agreement, as reflected in the Summary Compensation Table, are summarized below. For a description of Mr. Scholl’s employment agreement, as amended and restated on August 18, 2021, please see the section above entitled, “—Actions Taken in Connection with the Business Combination-Employment Agreements.”

Compensation Arrangements

•	base salary at the annual rate of $800,000;

•

target annual incentive award of $1,600,000, which award will be pro-rated for the 2020 fiscal year and is guaranteed to be at least equal to $1,600,000 multiplied by a fraction (the numerator of which is the number of full or partial months during 2020 that Mr. Scholl was employed by us and the denominator of which is 12);

•	paid vacation;

•	participation in our employee benefit plans;

•	severance benefits upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change-in-Control—Severance Arrangements”;

•

reimbursement for business related private aviation use up to an annual average of $6,700 per hour for up to 200 flight hours per year, and otherwise first class commercial aviation travel for business purposes;

•	relocation benefits in connection with his relocation to the Chicago area, including visa preparation and filing, which relocation benefits totaled approximately $477,599; and

•	reimbursement of up to $50,000 in legal fees and expenses incurred in connection with the negotiation of his employment agreement and legal advice relating to his immigration status.

In addition, Mr. Scholl also received a tax gross-up payment of $346,031 related to the relocation benefits in fiscal year 2020.

Offer Letters

Cesar Jelvez Offer Letter. We entered into an offer letter, dated June 9, 2020, with Mr. Jelvez pursuant to which Mr. Jelvez serves as our Chief Customer Experience Officer. Mr. Jelvez’s employment with us is on an “at-will” basis. Mr. Jelvez’s offer letter contains the terms summarized below:

Compensation Arrangements

•	base salary at the annual rate of $475,000;

•	target annual incentive award of 75% of base salary;

•	eligibility for equity award grants;

•	paid vacation; and

•	participation in our employee benefit plans.

Gregory R. Goff Offer Letter. We entered into an offer letter, dated April 17, 2020, with Mr. Goff pursuant to which Mr. Goff serves as our Chief Product and Technology Officer. Mr. Goff’s employment with us is on an “at-will” basis. Mr. Goff’s offer letter contains the terms summarized below:

Compensation Arrangements

•	base salary at the annual rate of $450,000;

•	target annual incentive award of 75% of base salary;

•

a sign-on bonus of $100,000, payable within 30 days of his May 4, 2020 start date. The full amount of the sign-on bonus is required to be repaid to Alight if Mr. Goff voluntarily terminates his employment or Alight terminates his employment for cause during the first twelve months of employment;

•	eligibility for equity award grants;

•	paid vacation; and

•	participation in our employee benefit plans.

COVID-19 Reductions

During the fiscal year 2020, as cost saving measures in light of the COVID-19 pandemic, each of Mr. Scholl, Ms. Rooney and Mr. Tulsiani took a 23% reduction to his or her base salary for the month of July, and as discussed above under “—Compensation Elements—Annual Incentive Plan—2020 Annual Cash Incentive Compensation,” our leadership team, including our Named Executive Officers, voluntarily agreed to take a 25% reduction to his or her awarded annual cash incentive, if applicable. However, as new hires, Messrs. Scholl, Jelvez and Goff remained eligible to receive their respective annual target incentive opportunities for the 2020 fiscal year without any reduction. As an additional cost saving measure, during the period beginning on June 1, 2020 and ending on December 31, 2020, we did not make our non-elective contributions to the 401(k) Plan, as discussed above under “—Separation Related Compensation—Executive and Broad-based Employee Benefits.”

2020 Annual Cash Incentive Compensation

As discussed above under “—Compensation Elements—Annual Incentive Plan—2020 Annual Cash Incentive Compensation,” the Company did not meet our threshold performance levels of revenue and Compensation EBITDA for fiscal year 2020. As a result, no annual cash incentive amounts would have been payable under the AIP to our Named Executive Officers. After reviewing Company performance and considering the market conditions in light of the COVID-19 pandemic, our Board of Directors exercised positive discretion to fund the AIP pool at a Company performance achievement level equal to 75% of target performance and determined the annual cash incentive payments to be paid to our Named Executive Officers (other than Mr. Scholl) for fiscal year 2020 based on such achievement level. For Mr. Scholl, as discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreement and Offer Letters,” he is entitled to, and will receive, a guaranteed minimum annual cash incentive payment for fiscal year 2020, pro-rated for the number of months he was employed with us during 2020, pursuant to his employment agreement.

Terms of Equity Awards

As a condition to receiving their Restricted Class A-1 Units and Class B Units of Alight, each of the Named Executive Officers was required to enter into a restricted unit award agreement with respect to the Restricted Class A-1 Units of Alight and a profits interest award agreement with respect to the Class B Units of Alight, in each case with Tempo Management, LLC and Alight, and become a party to the amended and restated limited liability company agreement of Tempo Management, LLC. The Restricted Class A-1 Units and Class B Units of Alight held by Tempo Management, LLC that correspond to the Named Executive Officer’s Restricted Class A-1 Units and Class B Units in Tempo Management, LLC are subject to the amended and restated limited liability company agreement of Alight. These agreements generally govern the executive’s rights with respect to the Restricted Class A-1 Units and Class B Units of Alight.

Restricted Class A-1 Units of Alight. The Restricted Class A-1 Units of Alight granted to Messrs. Michalak and Tulsiani and Ms. Rooney are time-vesting and subject to the executive’s continued employment through the applicable vesting date. The vesting terms of the Restricted Class A-1 Units generally mirror the original time-vesting conditions of the executive’s Aon equity awards that were forfeited in connection with our separation from Aon in 2017. The Restricted Class A-1 Units granted to Mr. Michalak were scheduled to vest on a range of vesting dates from May 2017 to May 2021. The Restricted Class A-1 Units granted to Ms. Rooney were scheduled to vest on a range of vesting dates from May 2017 to May 2020. The Restricted Class A-1 Units granted to Mr. Tulsiani were scheduled to vest on a range of vesting dates from May 2018 to January 2022. In March 2018, the Board of Directors of Alight amended the vesting terms of the Restricted Class A-1 Units to consolidate the vesting dates such that any Restricted Class A-1 Units originally scheduled to vest on a date between January 1 and April 30 of any year will vest on January 1 of the applicable year and any Restricted Class A-1 Units originally scheduled to vest between May 1 and December 31 of any year will vest on May 1 of the applicable year. Ms. Rooney fully vested in her Restricted Class A-1 Units on May 1, 2020. Mr. Tulsiani’s unvested Restricted Class A-1 Units became fully vested on an accelerated basis in connection with the Business Combination, as determined in our Board of Directors’ discretion.

In connection with a termination for “cause” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC), all unvested Restricted Class A-1 Units of Alight will be immediately forfeited. In addition, other than the potential vesting that may occur in connection with certain termination or change in control events as described under “—Potential Payments Upon Termination or Change-in-Control—Equity Awards and CEO Cash Bonus Award,” all unvested Restricted Class A-1 Units will be forfeited upon the Named Executive Officer’s termination of employment.

In connection with his separation from employment with us in 2020, a portion of Mr. Michalak’s unvested Restricted Class A-1 Units accelerated and vested, and his remaining unvested Restricted Class A-1 Units were forfeited and canceled without any consideration. Mr. Michalak’s Restricted Class A-1 Units of Alight that were vested as of their respective separation dates, including any Restricted Class A-1 Units that accelerated in connection with the separation, remain outstanding.

Class B Units of Alight. The Class B Units of Alight granted to Ms. Rooney, Mr. Tulsiani and Mr. Michalak in 2017 are divided into Time-Vesting Class B Units (one-third of the Class B Units granted), 2.0x Exit-Vesting Class B Units (one-third of the Class B Units granted) and 2.5x Exit-Vesting Class B Units (one-third of the Class B Units granted).

•

The Time-Vesting Class B Units generally vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting start date (as specified in the award agreement) and an additional 20% vesting every year thereafter until all of the Time-Vesting Class B Units are fully vested, subject to the executive’s continued employment through each vesting date.

•

The 2.0x Exit-Vesting Class B Units vest when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight equal to (x) a 15% annualized internal return rate on its investment and (y) a 2.0x multiple on its investment, subject to the executive’s continued employment through such vesting date.

•

The 2.5x Exit-Vesting Class B Units vest when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight equal to (x) a 20% annualized internal return rate on its investment and (y) a 2.5x multiple on its investment, subject to the executive’s continued employment through such vesting date.

The Class B Units of Alight granted to Messrs. Goff, Jelvez and Tulsiani in 2020 are divided into Time-Vesting Class B Units (one-third of the Class B Units granted), 1.5x Exit-Vesting Class B Units (one-third of the Class B Units granted) and 1.75x Exit-Vesting Class B Units (one-third of the Class B Units granted).

•

The Time-Vesting Class B Units generally vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting start date (as specified in the award agreement) and an additional 20% vesting every year thereafter until all of the Time-Vesting Class B Units are fully vested, subject to the executive’s continued employment through each vesting date.

•

The 1.5x Exit-Vesting Class B Units vest when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight equal to (x) a 15% annualized internal return rate on its investment and (y) a 1.5x multiple on the fair market value of its investment as of the grant date, subject to the executive’s continued employment through such vesting date.

•

The 1.75x Exit-Vesting Class B Units vest when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight equal to (x) a 20% annualized internal return rate on its investment and (y) a 1.75x multiple on the fair market value of its investment as of the grant date, subject to the executive’s continued employment through such vesting date.

In connection with a termination for cause or in the event of a “restrictive covenant violation” (as defined in each executive’s profits interest award agreements), all Class B Units of Alight, whether vested or unvested, will be immediately forfeited. In addition, other than the potential vesting that may occur in connection with certain termination or change in control events as described under “—Potential Payments Upon Termination or Change-in-Control—Equity Awards and CEO Cash Bonus Award,” all unvested Class B Units of Alight will be forfeited upon the Named Executive Officer’s termination of employment.

CEO Class B Units of Alight. The Class B Units of Alight granted to Mr. Scholl in 2020 are divided into “Base Units” (approximately 60.1% of the Class B Units granted), “Liquidity Event Units” (approximately 22.8% of the Class B Units granted) and “Additional Liquidity Event Units” (approximately 17.1% of the Class B Units granted).

Base Units

•

One-third of the Base Units (the “Tranche 1 Base Units”) vest over 5 years, with 20% vesting on the 12-month anniversary of the grant date and an additional 20% vesting every year thereafter until all of the Tranche 1 Base Units are fully vested, subject to Mr. Scholl’s continued employment through each vesting date.

•

Two-thirds of the Base Units (the “Tranche 2 Base Units”) vest when and if there is a “sale of the company” (as defined in the profits interest award agreement), with one-half of the Tranche 2 Base Units eligible to vest if the “equity value” (as defined in the profits interest award agreement) is at least equal to the target dollar amount specified in the profits interest award agreement, and the remaining one-half of the Tranche 2 Base Units eligible to vest if the “equity value” (as defined in the profits interest award agreement) is at least equal to a separate target dollar amount specified in the profits interest award agreement, subject to Mr. Scholl’s continued employment through such vesting date.

Liquidity Event Units

•

Two-thirds of the Liquidity Event Units (the “Tranche 1 Liquidity Event Units”) provisionally vest over 5 years, with 20% provisionally vesting on the 12-month anniversary of the grant date and an additional 20% provisionally vesting every year thereafter until all of the Tranche 1 Liquidity Event Units are fully provisionally vested, subject to the executive’s continued employment through each provisional vesting date. Any provisionally vested Tranche 1 Liquidity Event Units are eligible to fully vest upon a “sale of the company” (as defined in the profits interest award agreement) if the “equity value” (as defined in the profits interest award agreement) is at least equal to the target dollar amount specified in the profits interest award agreement (a “Qualifying Sale of the Company”), subject to Mr. Scholl’s continued employment through such vesting date.

•	One-third of the Liquidity Event Units (the “Tranche 2 Liquidity Event Units”) vest upon a Qualifying Sale of the Company, subject to Mr. Scholl’s continued employment through such vesting date.

•

Following the time at which Mr. Scholl is entitled to participate in distributions with respect to any vested Liquidity Event Units, Mr. Scholl will be entitled to receive 100% of all such distributions (subject to certain exceptions), until he has received an aggregate amount equal to $20,000,000.

Additional Liquidity Event Units

•

One-third of the Additional Liquidity Event Units (the “Tranche 1 Additional Liquidity Event Units”) provisionally vest over 3 years, with 33.33% provisionally vesting on the 12-month anniversary of the grant date and an additional one-third provisionally vesting every year thereafter until all of the Tranche 1 Additional Liquidity Event Units are fully provisionally vested, subject to Mr. Scholl’s continued employment through each provisional vesting date. Any provisionally vested Tranche 1 Additional Liquidity Event Units are eligible to fully vest upon a Qualifying Sale of the Company that occurs within 3 years following the date of grant, subject to Mr. Scholl’s continued employment through such vesting date.

•

Two-thirds of the Additional Liquidity Event Units (the “Tranche 2 Additional Liquidity Event Units”) vest upon a Qualifying Sale of the Company that occurs within 3 years following the date of grant, subject to Mr. Scholl’s continued employment through such vesting date.

•

Following the time at which Mr. Scholl is entitled to participate in distributions with respect to any vested Additional Liquidity Event Units, Mr. Scholl will be entitled to receive 100% of all such distributions (subject to certain exceptions), until he has received an aggregate amount not to exceed $15,000,000.

In connection with a termination for “cause” (as defined in Mr. Scholl’s employment agreement) or in the event of a “restrictive covenant violation” (as defined in the profits interest award agreements), all CEO Class B Units, whether vested or unvested, will be immediately forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, such CEO Class B Units will be subject to the applicable repurchase rights set forth in the profits interest award agreement). In addition, other than the potential vesting that may occur in connection with certain termination or change in control events as described under “—Potential Payments Upon Termination or Change-in-Control—Equity Awards and CEO Cash Bonus Award,” all unvested CEO Class B Units will be forfeited upon Mr. Scholl’s termination of employment (or, to the extent a forfeiture is not permissible under applicable law for any reason, such CEO Class B Units will be subject to the applicable repurchase rights set forth in the profits interest award agreement).

Restrictive Covenants. As a condition of receiving the Restricted Class A-1 Units and Class B Units of Alight, each of the Named Executive Officers agreed to certain restrictive covenants, including confidentiality of information, noncompetition, non-solicitation and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition and non-solicitation covenants each have terms effective both during the term of the executive’s employment with Alight and for two years following any termination of employment.

Stephan Scholl Liquidity Event Bonus Award

In connection with his commencement of employment as our Chief Executive Officer, Mr. Scholl entered into a cash bonus award agreement, pursuant to which Mr. Scholl would be eligible to receive payments upon a “qualifying liquidity event” (as defined in the bonus award agreement, a “Qualifying Liquidity Event”) in respect of any vested portion of the award, with such payment (if any becomes payable) partially contingent upon the ultimate value of Mr. Scholl’s Class B Units (the “CEO Cash Bonus Award”). Upon a Qualifying Liquidity Event the amount that Mr. Scholl would be entitled to receive under the bonus award agreement is equal to the sum of the amount that he would receive in respect of the Liquidity Event Award (as described below) and the Additional Liquidity Event Award (as described below). Any amounts payable to Mr. Scholl under the bonus award agreement would generally be payable no later than 30 days following the applicable vesting event.

Liquidity Event Award

•

66.67% of the Liquidity Event Award (the “Liquidity Time Award”) provisionally vests over 5 years, with 20% provisionally vesting on the 12-month anniversary of the grant date and an additional 20% provisionally vesting every year thereafter until the Liquidity Event Award is fully provisionally vested, subject to Mr. Scholl’s continued employment through each provisional vesting date. In the event of a “Sale of the Company” (as defined in the bonus award agreement) prior to his termination date, the Liquidity Time Award will fully vest.

•	33.33% of the Liquidity Event Award (the “Liquidity Performance Award”) vests upon a Sale of the Company, subject to Mr. Scholl’s continued employment through such vesting date.

•

Upon a Qualifying Liquidity Event, the amount that Mr. Scholl would be entitled to receive in respect of the Liquidity Event Award is calculated by multiplying the percentage of the award that is vested as of the date of the Qualifying Liquidity Event by a fixed amount determined in accordance with a schedule set forth in the bonus award agreement and based upon Alight’s “Equity Value” (as defined in the bonus award agreement, the) as of the time of the Qualifying Liquidity Event.

•

If the Equity Value is less than $1,664,000,000, the full potential amount of the Liquidity Event Award will be $0.00. For each additional approximately $130,000,000 of Equity Value up to $2,831,000,000, the full potential amount of the Liquidity Event Award increases by $2,000,000, such that if the Equity Value is equal to $2,831,000,000, the full potential amount of the Liquidity Event Award will be $18,000,000. If the Equity Value is equal to $2,955,123,429.01, the full potential amount of the Liquidity Event Award will be $20,000,000. If the Equity Value exceeds $2,955,123,429.01, the full potential amount of the Liquidity Event Award will be an amount (not less than zero) equal to (x) $20,000,000 minus (y) the cash value of Mr. Scholl’s Liquidity Event Units (as defined in the bonus award agreement and described below in “—Terms of Equity Awards—CEO Class B Units of Alight”). For any Equity Value achieved that is between the thresholds specified in the bonus award agreement, the full potential amount of the Liquidity Event Award will be determined by straight-line interpolation.

Additional Liquidity Event Award

•

33.33% of the Additional Liquidity Event Award (the “Additional Liquidity Event Time Award”) provisionally vests over 3 years, with one-third provisionally vesting on the 12-month anniversary of the grant date and an additional one-third provisionally vesting every year thereafter until all of the Additional Liquidity Event Time Award is fully provisionally vested, subject to Mr. Scholl’s continued employment through each provisional vesting date. Any provisionally vested portion of the Additional Liquidity Event Time Award is eligible to fully vest upon a Sale of the Company that occurs within 3 years following the date of grant, subject to Mr. Scholl’s continued employment through such vesting date.

•

66.67% of the Additional Liquidity Event Award (the “Additional Liquidity Event Performance Award”) vests upon a Sale of the Company that occurs within 3 years following the date of grant, subject to Mr. Scholl’s continued employment through such vesting date.

•

Upon a Qualifying Liquidity Event, the amount that Mr. Scholl would be entitled to receive in respect of the Additional Liquidity Event Award is calculated by multiplying the percentage of the award that is vested as of the date of the Qualifying Liquidity Event by the excess of (x) $15,000,000 over (y) the “eligible distributions” (as defined in the bonus award agreement) actually paid or payable in respect of Mr. Scholl’s Additional Liquidity Event Units (as defined in the bonus award agreement and described below in “—Terms of Equity Awards—CEO Class B Units”).

Upon a Qualifying Liquidity Event, the maximum potential amount that Mr. Scholl could receive under the bonus award agreement is $35,000,000.

In connection with a termination for “cause” (as defined in Mr. Scholl’s employment agreement) or in the event of a “restrictive covenant violation” (as defined in the bonus award agreement) all of the Liquidity Event Award and the Additional Liquidity Event Award (whether vested or unvested), will be immediately forfeited. In addition, other than the potential vesting that may occur in connection with certain termination or change in control events as described under “—Potential Payments Upon Termination or Change-in-Control—CEO Cash Bonus Award”, any unvested portion of the Liquidity Event Award and Additional Liquidity Event Award will be forfeited upon Mr. Scholl’s termination of employment.

In connection with the Business Combination, and the anticipated treatment of Mr. Scholl’s Class B Units of Alight, as of the date of the Business Combination, no amount will become payable to Mr. Scholl under the CEO Cash Bonus Award and the CEO Cash Bonus Award will fully terminate for no consideration in accordance with its terms.

Outstanding Equity Awards at 2020 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our Named Executive Officers as of December 31, 2020. Fractional units have been rounded to the nearest hundredth of a unit.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(9)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights have not vested ($)(10)
Stephan D. Scholl
Tranche 1 Base Units	4/21/2020	746.58	(1)	1,891,079
Tranche 2 Base Units	4/21/2020				746.58	(2)	1,891,079
Tranche 2 Base Units	4/21/2020				746.58	(2)	1,891,079
Tranche 1 Liquidity Event Units	4/21/2020				567.35	(3)	1,437,106
Tranche 2 Liquidity Event Units	4/21/2020				283.68	(3)	718,553
Tranche 1 Additional Liquidity Event Units	4/21/2020				212.76	(4)	538,913
Tranche 2 Additional Liquidity Event Units	4/21/2020				425.51	(4)	1,077,825
Katie J. Rooney
Time-Vesting Class B Units	9/8/2017	140.00	(5)	2,688,140
2.0x Exit-Vesting Class B Units	9/8/2017				350.00	(6)	6,720,350
2.5x Exit-Vesting Class B Units	9/8/2017				350.00	(6)	6,720,350
Cesar Jelvez
Time-Vesting Class B Units	7/16/2020	166.67	(5)	443,500
1.5x Exit-Vesting Class B Units	7/16/2020				166.67	(7)	443,500
1.75x Exit-Vesting Class B Units	7/16/2020				166.67	(7)	443,500
Gregory R. Goff
Time-Vesting Class B Units	5/28/2020	183.33	(5)	487,850
1.5x Exit-Vesting Class B Units	5/28/2020				183.33	(7)	487,850
1.75x Exit-Vesting Class B Units	5/28/2020				183.33	(7)	487,850
Dinesh V. Tulsiani
Restricted Class A-1 Units	9/8/2017	5.94	(8)	154,714
Time-Vesting Class B Units	9/8/2017	13.33	(5)	256,013
2.0x Exit-Vesting Class B Units	9/8/2017				33.33	(6)	640,033
2.5x Exit-Vesting Class B Units	9/8/2017				33.33	(6)	640,033
Time-Vesting Class B Units	3/9/2020	50.00	(5)	126,650
1.5x Exit-Vesting Class B Units	3/9/2020				50.00	(7)	126,650
1.75x Exit-Vesting Class B Units	3/9/2020				50.00	(7)	126,650

(1)

Reflects Tranche 1 Base Units that vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting start date (as specified in the award agreement) and additional 20% vesting every year thereafter.

(2)

Reflects Tranche 2 Base Units. The vesting terms of these Tranche 2 Base Units are described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—CEO Class B Units of Alight.”

(3)

Reflects the Liquidity Event Units (of which two-thirds are Tranche 1 Liquidity Event Units and one-third are Tranche 2 Liquidity Event Units). The vesting terms of these Liquidity Event Units are described under

“—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—CEO Class B Units of Alight.”
(4)

Reflects the Additional Liquidity Event Units (of which one-third are Tranche 1 Additional Liquidity Event Units and two-thirds are Tranche 2 Additional Liquidity Event Units). The vesting terms of these Additional Liquidity Event Units are described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—CEO Class B Units of Alight.”

(5)

Reflects Time-Vesting Class B Units that vest over 5 years, with 20% vesting on the 12-month anniversary of the vesting start date (as specified in the award agreement) and an additional 20% vesting every year thereafter.

(6)

Reflects Exit-Vesting Class B Units (of which one-half are 2.0x Exit-Vesting Class B Units and one-half are 2.5x Exit-Vesting Class B Units). The vesting terms of these Exit-Vesting Class B Units are described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Class B Units of Alight.”

(7)

Reflects Exit-Vesting Class B Units (of which one-half are 1.5x Exit-Vesting Class B Units and one-half are 1.75x Exit-Vesting Class B Units). The vesting terms of these Exit-Vesting Class B Units are described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Class B Units of Alight.”

(8)

Reflects Restricted Class A-1 Units which have vesting terms that generally mirror the original time-vesting conditions of the Aon equity awards that were forfeited in connection with our separation from Aon. The vesting terms of these Restricted Class A-1 Units are described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Restricted Class A-1 Units of Alight.” For Mr. Tulsiani’s Restricted Class A-1 Units of Alight that had not vested as of December 31, 2020, the remaining 5.94 Restricted Class A-1 Units accelerated and vested in full in connection with the Business Combination, as determined in our Board of Directors’ discretion.

(9)

For Mr. Scholl’s Tranche 1 Base Units and each other Named Executive Officer’s Time-Vesting Class B Units, amounts reflected are based on the appreciation in the value of our business from and after the date of grant through the date of our most recent valuation prior to December 31, 2020. For Mr. Tulsiani’s Restricted Class A-1 Units, amount reflected is based on the value of our Class A-1 Units as of the date of our most recent valuation prior to December 31, 2020.

(10)

The equity value of Alight had appreciated to a level that would have created value in the Tranche 2 Base Units, Liquidity Event Units, Additional Liquidity Event Units, 1.5x Exit-Vesting Class B Units, 1.75x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units as of the date of our most recent valuation prior to December 31, 2020. Therefore, the market value of the Tranche 2 Base Units, Liquidity Event Units, Additional Liquidity Event Units, 1.5x Exit-Vesting Class B Units, 1.75x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units was based on the appreciation in the value of our business as of the date of our most recent valuation prior to December 31, 2020.

Option Exercises and Stock Vested in 2020

The following table provides information regarding our Named Executive Officers’ Restricted Class A-1 Units of Alight and Time-Vesting Class B Units of Alight that vested during 2020. Fractional units have been rounded to the nearest hundredth of a unit.

	Stock Awards
Name	# of Shares of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephan D. Scholl
Time-Vesting Class B Units
Katie J. Rooney
Restricted Class A-1 Units	3.37	78,872
Time-Vesting Class B Units	70.00	1,157,800
Cesar Jelvez
Time-Vesting Class B Units
Gregory R. Goff
Time-Vesting Class B Units
Dinesh V. Tulsiani
Restricted Class A-1 Units	6.29	146,976
Time-Vesting Class B Units	6.67	110,267
Christopher A. Michalak
Restricted Class A-1 Units	4.43	104,205
Time-Vesting Class B Units	143.67	2,394,636

(1)

Value realized on vesting of Restricted Class A-1 Units is based on the value of our Class A-1 Units on the applicable vesting date. Value realized on vesting of Time-Vesting Class B Units is based on the appreciation in value of our business from and after the date of grant through the date of our most recent valuation prior to the applicable vesting date.

Pension Benefits for 2020

We do not offer pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation for 2020

The table below provides information as of December 31, 2020 for those Named Executive Officers who participated in the Deferred Compensation Plan and the Supplemental Savings Plan.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Stephan D. Scholl(3)
Katie J. Rooney
Supplemental Savings Plan			6,196		45,386
Deferred Compensation Plan			1,108		19,567
Cesar Jelvez(3)
Gregory R. Goff(3)
Dinesh V. Tulsiani(3)
Christopher A. Michalak
Supplemental Savings Plan			20,102		173,099

(1)

Amounts reported represent investment earnings/(losses) during 2020. No portion of any earnings would be considered above-market or preferential and, accordingly, no earnings are reflected under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(2)

No amount of the amounts reported in the “Aggregate Balance at Last FYE” column was reported as compensation in the Summary Compensation Table above for prior years because the prospectus related to the Business Combination was the first time we were required to provide this disclosure under SEC rules.

(3)

None of Messrs. Scholl, Jelvez, Goff and Tulsiani participate in the Deferred Compensation Plan or the Supplemental Savings Plans as these plans are legacy nonqualified deferred compensation plans which were open only to participants who participated in similar plans at Aon prior to our separation from Aon and are now frozen.

Narrative to Nonqualified Deferred Compensation for 2020 Table

Deferred Compensation Plan. Certain of our highly compensated employees, including Ms. Rooney and Mr. Michalak, participate in the Deferred Compensation Plan. The Deferred Compensation Plan was open only to participants who participated in a similar plan at Aon prior to our separation from Aon and is now frozen and no new deferral elections were permitted with respect to any calendar year commencing on or after January 1, 2018. The amounts deferred are notionally invested in accounts selected by the participant that are selected by our investment committee. Participants may make reallocations of amounts among the existing investment alternatives on any business day, except changes may not be made more than once per day.

A participant may choose to receive distributions in either a lump sum or in annual installments upon a separation from service or a specified date elected by the participant (provided that such date is at least three years from the date of the participant’s first deferral). In the event a participant dies when installments are being paid to the participant, unpaid amounts will be paid to his or her beneficiary in accordance with the time period selected by the participant and in the event of a participant’s death before installments have begun being paid, such amounts will be paid to his or her beneficiary beginning in the year after the participant’s death. In the event of a participant’s death who has elected a lump sum, such distribution will be paid to his or her beneficiary in the year after the participant’s death. A participant may also receive a distribution if he or she experiences an unforeseeable emergency, as defined in the Deferred Compensation Plan.

Supplemental Savings Plan. Certain of our highly compensated employees, including Ms. Rooney and Mr. Michalak, participate in the Supplemental Savings Plan, which was designed to provide additional retirement benefits for executives whose benefits under the 401(k) Plan were limited due to limits imposed by the Code. The Supplemental Savings Plan was open only to participants who were eligible to receive an employer supplemental match contribution with respect to calendar year 2017 under the terms of a similar plan at Aon prior to our separation from Aon. Account balances and elections made under the prior Aon plan were transferred to the Supplemental Savings Plan in connection with our separation from Aon. The Supplemental Savings Plan is now frozen and does not provide any individual with an opportunity to receive any contributions with respect to any plan year after the plan year ending on December 31, 2017. Participants are entitled to direct the allocation of balances to one or more investment funds which may be added or terminated from time to time at the option of our investment committee.

A participant’s entire vested balance will commence to be paid on the earlier to occur of (i) the participant’s termination of employment or (ii) the participant’s attainment of age 65. A participant who becomes entitled to distributions upon reaching age 65 or upon a termination of employment at or after reaching age 55 will receive the balance in annual installments over ten years. A participant who has not yet reached age 55 and becomes entitled to distributions will be paid the entire balance in a single payment. If a participant dies before receiving all amounts credited to his or her accounts, any unpaid amounts will be paid to his or her beneficiaries in the same manner and at the same time as distributions would have been made had the participant survived. A participant may also receive a distribution if he or she experiences an unforeseeable emergency, as defined in the Supplemental Savings Plan.

In connection with Mr. Michalak’s termination of employment in 2020, Mr. Michalak became entitled to receive the remainder of his vested balance in the Supplemental Savings Plan in annual installments over ten years.

Potential Payments Upon Termination or Change-in-Control

The following table describes the potential payments and benefits that would have been payable to our Named Executive Officers under existing plans and contractual arrangements assuming (1) a termination of employment and/or (2) a “Sale of the Company” (as defined in the amended and restated limited liability company agreement of Alight and referred to herein as a “change in control”) occurred on December 31, 2020, the last business day of our last completed fiscal year.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Named Executive Officers. These include distributions of previously vested plan balances under our 401(k) Plan, the Deferred Compensation Plan and the Supplemental Savings Plan. Furthermore, the amounts shown in the table do not include amounts that may have been payable to a Named Executive Officer upon the sale or purchase of his or her vested equity pursuant to the exercise of call rights.

	S. Scholl	K. Rooney	C. Jelvez	G. Goff	D. Tulsiani	C. Michalak
Termination by the Company without Cause, or by Executive with Good Reason
Severance Payments(1)	$5,200,000	$1,823,388	$475,000	$450,000	$425,000	$3,400,000
Health Plan Continuation(2)	$20,103	$17,021	$19,003	$17,760	$17,680	$21,125
Outplacement Benefits(3)	$60,000	$60,000	$60,000	$60,000	$60,000	$60,000
Restricted Class A-1 Unit Acceleration(4)	—	—	—	—	$79,974	$104,204
Class B Unit Acceleration(5)	$283,662		$44,350	$64,234	$21,316	$2,394,636

Total	$5,563,765	$1,900,409	$598,353	$591,994	$603,970	$5,979,965

Change in Control without Termination
Severance Payments	—	—	—	—	—	—
Health Plan Continuation	—	—	—	—	—	—
Outplacement Benefits	—	—	—	—	—	—
Restricted Class A-1 Unit Acceleration	—	—	—	—	—	—
Class B Unit Acceleration(6)	$16,767,650	$16,128,840	$443,500	$487,850	$1,662,730	—
CEO Cash Bonus Award(7)	$20,123,429	—	—	—	—	—

Total	$36,891,079	$16,128,840	$443,500	$487,850	$1,662,730	$0

Change in Control with Termination
Severance Payments(1)	$5,200,000	$1,823,388	$831,250	$787,500	$645,380	—
Health Plan Continuation(2)	$20,103	$17,021	$19,003	$17,760	$17,680	—
Outplacement Benefits(3)	$60,000	$60,000	$60,000	$60,000	$60,000	—
Restricted Class A-1 Unit Acceleration(4)	—	—	—	—	$79,974	—
Class B Unit Acceleration(6)	$16,767,650	$16,128,840	$443,500	$487,850	$1,662,730	—
CEO Cash Bonus Award(7)	$20,123,429	—	—	—	—	—

Total	$42,171,182	$18,029,249	$1,353,753	$1,353,110	$2,465,764	$0

Disability or Death
Severance Payments(8)	$1,200,000	$500,000	$179,098	$223,156	$297,500	—
Health Plan Continuation	—	—	—	—	—	—
Outplacement Benefits	—	—	—	—	—	—
Restricted Class A-1 Unit Acceleration(4)	—	—	—	—	$154,714	—
Class B Unit Acceleration(5)	—	$1,344,070	$88,700	$97,570	$153,337	—

Total	$1,200,000	$1,844,070	$267,798	$320,726	$605,551	$0

(1)	Amounts reported reflect a cash severance payment which includes the following:

•

Mr. Scholl—two times the sum of his annual base salary ($800,000) and his target annual cash incentive opportunity for 2020 ($1,200,000) plus a pro-rata portion of his annual cash incentive opportunity for 2020 ($1,200,000);

•	Ms. Rooney—two times the sum of her annual base salary ($500,000) and her average 2018 and 2019 annual cash incentive award ($411,694);

•

Mr. Jelvez—his annual base salary ($475,000) and, in the event of a change in control with a Qualifying Termination, an additional amount equal to his target annual cash incentive opportunity for 2020 ($356,250);

•

Mr. Goff—his annual base salary ($450,000) and, in the event of a change in control with a Qualifying Termination, an additional amount equal to his target annual cash incentive opportunity for 2020 ($337,500);

•

Mr. Tulsiani—his annual base salary ($425,000) and, in the event of a change in control with a Qualifying Termination, an additional amount equal to his average annual 2018 and 2019 annual cash incentive award ($220,380); and

•

Mr. Michalak—two times the sum of his annual base salary ($850,000) and his average target annual cash incentive award for 2018 and 2019 ($850,000). The amount reported for Mr. Michalak reflects the actual amount paid to him in connection with his termination of employment in 2020.

(2)

Amounts reported reflect the cost of providing the executive officer with continued medical, dental and life insurance coverage as enrolled at the time of his or her termination for a period of twelve months assuming 2021 rates.

(3)	Amounts reported reflect the maximum potential costs of outplacement services for each executive assuming 2020 rates.
(4)

Amount reported for Mr. Tulsiani reflects full or partial accelerated vesting of Mr. Tulsiani’s Restricted Class A-1 Units based on the Restricted Class A-1 Units having a value of $26,034 per unit as of the date of our most recent valuation prior to December 31, 2020. Amount reported for Mr. Michalak reflects the vesting of 4.43 Restricted Class A-1 Units on an accelerated basis in connection with his termination of employment in 2020. Amount reported for Mr. Michalak is based on the Restricted Class A-1 Units having a value of $23,501 per unit as of the date of our most recent valuation prior to Mr. Michalak’s termination of employment. For additional details regarding the treatment of the Restricted Class A-1 Units under certain termination or change in control events, see “—Equity Awards and CEO Cash Bonus Award” below.

(5)

Amounts reported for the Named Executive Officers (other than Mr. Michalak) reflect partial accelerated vesting of the Time-Vesting Class B Units and, for Mr. Scholl, the Tranche 1 Base Units in the event of a termination without cause or by the executive for good reason. In addition, amounts reported for all Named Executive Officers (other than Messrs. Scholl and Michalak) reflect partial accelerated vesting of the Time-Vesting Class B Units in the event of a termination due to death or disability. The amounts reported for the Time-Vesting Class B Units and, for Mr. Scholl, the Tranche 1 Base Units, are based upon the appreciation in the value of our business from and after the date of grant through the date of our most recent valuation prior to December 31, 2020. In addition, the amounts reported reflect that the 1.5x Exit-Vesting Class B Units, 1.75x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units, 2.5x Exit-Vesting Class B Units, Tranche 2 Base Units, Liquidity Event Units and Additional Liquidity Event Units would not have vested on the applicable termination date and assume such Exit-Vesting Class B Units, Liquidity Event Units and Additional Liquidity Event Units would not vest within six months after the termination date. For additional details regarding the treatment of the Class B Units of Alight and the CEO Class B Units of Alight under certain termination events, see “—Equity Awards and CEO Cash Bonus Award” below. Amounts reported for Mr. Michalak reflect the vesting of 143.67 Time-Vesting Class B Units on an accelerated basis in connection with his termination of employment in 2020. The amounts reported for Mr. Michalak’s Time-Vesting Class B Units are based upon the appreciation in the value of our business from and after the date of grant through the date of our most recent valuation prior to Mr. Michalak’s termination of employment.

(6)

Amounts reported for the Named Executive Officers reflect full accelerated vesting of the Time-Vesting Class B Units and, for Mr. Scholl, his Tranche 1 Base Units. The amounts reported for the Time-Vesting Class B Units and, for Mr. Scholl, the Tranche 1 Base Units are based upon the appreciation in the value of our business from and after the date of grant through the date of our most recent valuation prior to December 31, 2020. In addition, as of the date of our most recent valuation prior to December 31, 2020, the equity value of Alight had appreciated to a level that would have created value in Ms. Rooney’s and Mr. Tulsiani’s 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units and in Mr. Scholl’s Liquidity Event Units and Additional Liquidity Event Units. Therefore, the amounts reported for Ms. Rooney and Mr. Tulsiani assume a change in control would have resulted in Blackstone receiving cash proceeds in respect of its Class A-1 Units of Alight such that Ms. Rooney’s and Mr. Tulsiani’s 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units would have vested. The amount reported for Mr. Scholl assumes a change in control would have resulted in an equity value of Alight such that Mr. Scholl’s Liquidity Event Units and Additional Liquidity Event Units would have vested. As of the date of our most recent valuation prior to December 31, 2020, the equity value of Alight had not appreciated to a level that would have resulted in the vesting of each of Mr. Jelvez’s, Mr. Goff’s and Mr. Tulsiani’s 1.5x Exit-Vesting Class B Units and 1.75x Exit-Vesting Class B Units. Therefore, the amounts reported for Messrs. Jelvez, Goff and Tulsiani assume that a change in control would not have resulted in Blackstone receiving sufficient cash proceeds in respect of its Class A-1 Units of Alight and that each of Mr. Jelvez’s, Mr. Goff’s and Mr. Tulsiani’s 1.5x Exit-Vesting Class B Units and 1.75x Exit-Vesting Class B Units would not have vested. Additionally, the equity value of Alight had not appreciated to a level that would have resulted in the vesting of Mr. Scholl’s Tranche 2 Base Units. Therefore, amounts reported for Mr. Scholl assume that his Tranche 2 Base Units would not have vested upon a change in control. For additional details regarding the treatment of the Class B Units of Alight and the CEO Class B Units upon a change in control, see “—Equity Awards and CEO Cash Bonus Award” below.
(7)

Amount reported reflects accelerated vesting of the CEO Cash Bonus Award. The equity value of Alight as of the date of our most recent valuation prior to December 31, 2020 was such that value would have been created in Mr. Scholl’s Liquidity Event Award and Additional Liquidity Event Award based on the amount of distributions that Mr. Scholl would have received in respect of his Liquidity Event Units and Additional Liquidity Event Units upon a change in control. The calculation assumes that a change in control would have resulted in the vesting of Mr. Scholl’s Liquidity Event Units and Additional Liquidity Event Units, as described in footnote (6) above. For additional details regarding the treatment of the CEO Cash Bonus Award upon a change in control, see “—Equity Awards and CEO Cash Bonus Award” below.

(8)

Amount reported for Mr. Scholl reflects his target annual incentive opportunity for the 2020 fiscal year ($1,600,000), pro-rated for the number of months that he was employed by us during such year based on his April 1, 2020 start date. Amounts reported for each other Named Executive Officer (other than Mr. Michalak) reflect a full year AIP bonus at target performance in the event of the disability or death of the Named Executive Officer, except for Messrs. Jelvez and Goff, who were employed for only a portion of 2020. For Messrs. Jelvez and Goff, amounts reported reflect the executive’s respective AIP cash incentive award at target performance, pro-rated based on his July 1, 2020 and May 4, 2020 start date, respectively. Additionally, in addition to amounts reported in the table above in the event of death of a Named Executive Officer, each Named Executive Officer will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for two times annual base salary at death (up to $5,000,000). Therefore, if such benefits were triggered for the Named Executive Officers on December 31, 2020 under our life insurance plans, the legally designated beneficiary(ies) of each Named Executive Officer would have received the following amounts: Mr. Scholl, $1,600,000; Ms. Rooney, $1,000,000; Mr. Jelvez, $950,000; Mr. Goff, $900,000 and Mr. Tulsiani, $850,000.

Severance Arrangements

Mr. Scholl. Pursuant to the terms of Mr. Scholl’s employment agreement, if Mr. Scholl’s employment is (1) terminated by Alight without “cause” (as defined in his employment agreement) and not due to his death or disability or (2) terminated for “good reason” (as defined in his employment agreement) by Mr. Scholl, Mr. Scholl will be entitled to receive the following:

•	a severance payment, payable in equal installments in accordance with our normal payroll policies over a period of 24 months following the termination date, and equal to two times the sum of:

•	his annual base salary (at the highest rate in effect in the six-month period preceding the date of termination); and

•

his average annual cash incentive bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which the date of termination occurs (in the event he was not employed by Alight for two full completed fiscal years immediately preceding the fiscal year in which the termination date occurs, the amount will be based on his average annualized cash incentive bonus received in respect of the fiscal years in which he was actually employed, and, if he did not receive an annual cash incentive bonus for a full completed fiscal year at any time prior to his termination date due to being a new hire, the amount will be determined by reference to his annual cash incentive opportunity);

•

a pro-rata portion of his annual cash incentive bonus for the year in which the termination occurs based on actual results for such year (determined by multiplying the amount of the bonus that would be due for the year by a fraction, the numerator of which is the number of full or partial months during the applicable year that he is employed by Alight and the denominator of which is 12), payable no later than March 15th of the calendar year following the calendar year to which the bonus payment relates;

•

continued participation in Alight’s group health plan for up to one year following the termination date, or the date on which he is eligible to participate and receive those benefits under a plan or arrangement from another employer, whichever is earlier; and

•	access to outplacement services for the one-year period following his termination date.

Alight’s obligation to provide the severance payment and benefits set forth above is contingent upon Mr. Scholl’s execution and nonrevocation of Alight’s standard release of claims and continued compliance with any existing non-competition, non-solicitation and confidentiality agreements between Mr. Scholl and Alight.

Ms. Rooney. Pursuant to the terms of Ms. Rooney’s severance letter agreement, which was entered into on April 3, 2018, if Ms. Rooney’s employment is (1) terminated by Alight without “cause” (as defined in the severance letter agreement) and not due to her death or disability or (2) terminated for “good reason” (as defined in the severance letter agreement) by Ms. Rooney (each of (1) and (2), a “Qualifying Termination”), Ms. Rooney will be entitled to receive the following:

•	a severance payment, payable in equal installments in accordance with the our normal payroll policies over a period of 24 months following the termination date, and equal to two times the sum of:

•	her annual base salary in effect immediately prior to the date of termination (the “Base Salary Payment”); and

•	her average annual cash incentive bonus over the two most recent full completed fiscal years ending after May 1, 2017 and immediately preceding the fiscal year in which the termination occurs;

•

continued medical, dental and life insurance coverage for up to one year following the termination date, or the date on which she is eligible to participate and receive such benefits under a plan or arrangement from another employer, whichever is earlier (the “Continued Welfare Benefits”); and

•

access to outplacement services for the one year period following the date she executes a release of claims (the “Outplacement Benefits,” and collectively with the Continued Welfare Benefits, the “Other Severance Benefits”).

Alight’s obligation to provide the Rooney Severance Payment and the Other Severance Benefits is contingent upon Ms. Rooney’s execution and nonrevocation of Alight’s standard release of claims and continued compliance with any existing non-competition, non-solicitation and confidentiality agreements between Ms. Rooney and Alight. On August 18, 2021, we entered into an employment agreement with Ms. Rooney, which supersedes Ms. Rooney’s severance letter agreement. Ms. Rooney’s employment agreement provides for substantially similar severance benefits to those described herein. For a summary of Ms. Rooney’s employment agreement, please see the section above entitled, “—Actions Taken in Connection with the Business Combination-Employment Agreements.”

Messrs. Jelvez, Goff and Tulsiani. Pursuant to the terms of his respective severance letter agreement, if the executive experiences a Qualifying Termination, in each case, prior to a change in control, or more than two years following a change in control, Messrs. Jelvez, Goff and Tulsiani will each be entitled to receive the following:

•

a severance payment equal to one times the executive’s annual base salary in effect immediately prior to the date of termination (or immediately prior to any salary reduction if such Qualifying Termination is a result of a reduction in base salary), payable in equal installments in accordance with Alight’s normal payroll policies over a period of 12 months following the termination date (the “Severance Payment”); and

•	the Other Severance Benefits.

Additionally, if the executive experiences a Qualifying Termination during the two years following a change in control, in addition to the Severance Payment and the Other Severance Benefits, each executive will be entitled to receive the following, payable in equal installments in accordance with Alight’s normal payroll policies over a period of 12 months following the termination date:

•

an amount equal to the executive’s average annual cash incentive bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which the date of termination occurs (however, in the event the executive was not employed by Alight for two full completed fiscal years immediately preceding the fiscal year in which the termination date occurs, the amount will be based on the executive’s average annualized cash incentive bonus received in respect of the fiscal years in which the executive was actually employed, and, if the executive did not receive an annual cash incentive bonus for a full completed fiscal year at any time prior to the executive’s termination date due to being a new hire, the amount will be determined by reference to the executive’s target annual cash incentive opportunity).

Alight’s obligation to provide the severance payments and benefits described above is contingent upon the executive’s execution and nonrevocation of Alight’s standard release of claims and continued compliance with any existing non-competition, non-solicitation and confidentiality agreements between the executive and Alight.

Mr. Michalak. Mr. Michalak’s employment with Alight was terminated on April 10, 2020. Pursuant to the terms of Mr. Michalak’s separation and general release agreement entered into in connection with his termination of employment, Mr. Michalak became entitled to receive the following:

•

an amount equal to $3,400,000, representing two times the sum of (x) Mr. Michalak’s annual base salary in effect immediately prior to the date of termination and (y) the average of his target annual cash incentive bonus for fiscal years 2018 and 2019, payable in substantially equal installments in accordance with Alight’s normal payroll policies for 24 consecutive months following his termination date; and

•	the Other Severance Benefits.

Equity Awards and CEO Cash Bonus Award

Termination without “cause” or by the executive for “good reason”

Restricted Class A-1 Units of Alight. In the event Mr. Tulsiani is terminated without “cause” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC), the portion of unvested Restricted Class A-1 Units of Alight that would vest on the next vesting date following the termination will vest on a pro-rata basis on the date of termination, and any remaining unvested Restricted Class A-1 Units will be forfeited.

Class B Units of Alight. With respect to the Named Executive Officer’s Class B Units of Alight (other than Mr. Scholl’s Class B Units, which are described below), in the event the Named Executive Officer’s employment is terminated by Alight without “cause” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC) or by the Named Executive Officer for “good reason” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC), and more than 50% of the period between vesting dates of the Time-Vesting Class B Units has elapsed at the time of the termination, a pro-rata portion of unvested Time-Vesting Class B Units that would have vested on the next vesting date, based on the number of days the Named Executive Officer was employed during the vesting period, will vest on the next scheduled vesting date. Additionally, unvested 1.5x Exit-Vesting Class B Units, 1.75x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units will remain eligible to vest if the applicable vesting criteria discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Terms of Equity Awards—Class B Units of Alight” is satisfied within six months following the termination date.

CEO Class B Units. In the event Mr. Scholl’s employment is terminated by Alight without “cause” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC) or by Mr. Scholl for “good reason” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC) (each, a “Qualifying Termination”), he will be entitled to receive the following treatment in respect of his Class B Units:

•

Tranche 1 Base Units. If more than 50% of the period between vesting dates of the Tranche 1 Base Units has elapsed at the time of the Qualifying Termination, a pro-rata portion of unvested Tranche 1 Base Units that would have vested on the next vesting date, based on the number of days Mr. Scholl was employed during the vesting period, will vest on the next scheduled vesting date.

•

Tranche 1 Liquidity Event Units. All Tranche 1 Liquidity Event Units will become provisionally vested and will remain eligible to vest if the applicable vesting criteria discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—CEO Class B Units of Alight” is satisfied.

Mr. Michalak’s Separation. Pursuant to the terms of Mr. Michalak’s separation and general release agreement entered into in connection with his termination of employment in April 2020, Mr. Michalak became entitled to the following treatment with respect to his outstanding equity awards:

•

Class B Units of Alight. An additional 84.63 unvested Time-Vesting Class B Units accelerated and vested immediately as of the termination date. An additional 59.04 unvested Time-Vesting Class B Units vested, subject to Mr. Michalak’s timely execution and nonrevocation of the release of claims in favor of Alight. Mr. Michalak’s remaining unvested Time-Vesting Class B Units, unvested 2.0x Exit-Vesting Class B Units and unvested 2.5x Exit-Vesting Class B Units remained outstanding and eligible to vest upon a change in control that occurred within the six months following the termination date (the “Tail Period”); however, no such change in control occurred and all unvested Class B Units that were unvested as of the end of the Tail Period were canceled and terminated for no consideration.

•

Restricted Class A-1 Units of Alight. An additional 4.43 unvested Restricted Class A-1 Units accelerated and vested immediately as of Mr. Michalak’s termination date, and the remaining unvested Restricted Class A-1 Units were forfeited and canceled and forfeited as of the termination date for no consideration.

•

For purposes of any “call event” (as defined under the Tempo Management, LLC limited liability company agreement) with respect to Mr. Michalak’s outstanding equity, his separation of service is to be considered a termination of employment without “cause.” Fractional units described herein have been rounded to the nearest hundredth of a unit.

Change in Control

Restricted Class A-1 Units of Alight. If a change in control occurs prior to Mr. Tulsiani’s termination for any reason, unvested Restricted Class A-1 Units will continue to vest in accordance with the vesting schedule determined by the Board of Directors, consistent with the terms of the applicable Restricted Class A-1 Unit agreement. However, in connection with the Business Combination, Mr. Tulsiani’s unvested Restricted Class A-1 Units became fully vested on an accelerated basis, as determined in our Board of Directors’ discretion.

Class B Units of Alight. With respect to the Named Executive Officers’ (other than Mr. Scholl’s) Class B Units of Alight, if a change in control occurs while the Named Executive Officer is employed, all unvested Time-Vesting Class B Units will become fully vested on an accelerated basis. Furthermore, the 1.5x Exit-Vesting Class B Units, 1.75x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units will vest to the extent that the applicable vesting criteria discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Terms of Equity Awards—Class B Units of Alight” is satisfied in connection with the change in control.

If the Named Executive Officer’s employment is terminated without “cause” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC) or by the Named Executive Officer for “good reason” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC) and a change in control occurs within six months of the termination date, the Named Executive Officer will be treated as if he or she was employed through the date of such change in control. Accordingly, any unvested Time-Vesting Class B Units will become fully vested on an accelerated basis and the unvested 1.5x Exit-Vesting Class B Units, 1.75x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units will vest to the extent that the applicable vesting criteria discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Class B Units of Alight” is satisfied in connection with the change in control.

CEO Class B Units of Alight

•

Change in Control while Employed. If a change in control occurs while Mr. Scholl is employed, all unvested Tranche 1 Base Units will become fully vested on an accelerated basis. If a change in control occurs while Mr. Scholl is employed, unvested Tranche 2 Base Units, Tranche 1 Liquidity Event Units and Tranche 2 Liquidity Event Units will vest to the extent that the applicable vesting criteria discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Terms of Equity Awards—CEO Class B Units of Alight” is satisfied in connection with the change in control. If a change in control occurs while Mr. Scholl is employed and prior to the third anniversary of the grant date, the unvested Tranche 1 Additional Liquidity Event Units and unvested Tranche 2 Additional Liquidity Event Units will vest to the extent that the applicable vesting criteria discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Terms of Equity Awards—CEO Class B Units of Alight” is satisfied in connection with the change in control. Based upon the achievement of the applicable performance metrics set forth in the award agreement and discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Terms of Equity Awards—CEO Class B Units of Alight,” the maximum potential amount that Mr. Scholl could be entitled to receive in respect of his Class B Units of Alight upon a change in control is equal to $35,000,000.

•

Termination of Employment. In the event Mr. Scholl’s employment is terminated by Alight without “cause” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC) or by Mr. Scholl for “good reason” (as defined in the amended and restated limited liability company agreement of Tempo Management, LLC) and a change in control occurs within six months of his termination date (and, with respect to the Tranche 1 Additional Liquidity Event Units, such change in control occurs within 3 years of the grant date), he will be treated as if he was employed through the date of such change in control with respect to his Class B Units of Alight (other than the Tranche 2 Additional Liquidity Event Units) and any unvested Base Units, Liquidity Event Units and Tranche 1 Additional Liquidity Event Units will vest accordingly, as set forth above. In the event of such a termination of employment, all of Mr. Scholl’s unvested Tranche 2 Additional Liquidity Event Units will be forfeited.

CEO Cash Bonus Award. In the event of a change in control, Mr. Scholl is eligible to receive a cash bonus payment pursuant to a cash bonus award agreement entered into in connection with his commencement of employment as our Chief Executive Officer. A summary of the terms of the bonus award agreement is described above under “—Stephan Scholl Liquidity Event Bonus Award.”

•

Change in Control while Employed. If a change in control occurs while Mr. Scholl is employed, any unvested portion of the Liquidity Event Award and any unvested portion of the Additional Liquidity Event Award will become fully vested on an accelerated basis. Based upon the achievement of the applicable performance metrics set forth in the award agreement and discussed above under “—Stephan Scholl Liquidity Event Bonus Award,” the maximum potential amount that Mr. Scholl could be entitled to receive in respect of the CEO Cash Bonus Award upon a change in control is equal to $35,000,000.

•

Termination of Employment. In the event Mr. Scholl’s employment is terminated without “cause” (as defined in his employment agreement) or by Mr. Scholl for “good reason” (as defined in his employment agreement) and a change in control occurs within six months of the termination date (and, with respect to the Additional Liquidity Event Time Award, such change in control occurs within 3 years following the date the bonus award was granted), Mr. Scholl will be treated as if he were employed through the date of such change in control and any unvested portion of the CEO Cash Bonus Award (other than the Additional Liquidity Event Performance Award) will vest accordingly, as described above in “—Stephan Scholl Liquidity Event Bonus Award.”

Death or disability

Restricted Class A-1 Units of Alight. In the event Mr. Tulsiani is terminated due to death or disability, all unvested Restricted Class A-1 Units of Alight will become fully vested on an accelerated basis.

Class B Units of Alight. In the event of death or disability of the Named Executive Officer (other than Mr. Scholl), the portion of unvested Time-Vesting Class B Units that would have vested on the next vesting date following the executive’s death or disability (i.e., an additional 20% of the Time-Vesting Class B Units) will vest as of the termination date. The unvested 1.5x Exit-Vesting Class B Units, 1.75x Exit-Vesting Class B Units, 2.0x Exit-Vesting Class B Units and 2.5x Exit-Vesting Class B Units will remain eligible to vest if the applicable vesting criteria discussed above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Class B Units of Alight” is satisfied within six months following the termination due to death or disability.

MANAGEMENT

Our Executive Officers and Board of Directors

The following sets forth certain information, as of the date of this prospectus, concerning the persons who are the members of our Board and our executive officers.

Name	Age	Position
William P. Foley, II	76	Chairman
Stephan D. Scholl	51	Chief Executive Officer and Director
Daniel Henson	60	Director
David Kestnbaum	39	Director
Richard N. Massey	65	Director
Erika Meinhardt	62	Director
Regina M. Paolillo	63	Director
Peter Wallace	46	Director

William P. Foley, II has served as the Chairman of the Board of Alight since July 2021. Mr. Foley previously served as the Chairman of FTAC from May 2020 until April 2021, and as the Executive Chairman of FTAC from March 2020 until May 2020. In addition, he has served as the Chairman of Cannae Holdings since July 2017, and as the non-executive Chairman since May 2018. Mr. Foley is the Managing Member and has served as a Senior Managing Director of Trasimene Capital, a private company that provides certain management services to Cannae Holdings, since November 2019. Mr. Foley is a founder of FNF, and has served as the Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley also serves as Chairman of Paysafe Ltd since March 2021, and previously served as Chairman of Foley Trasimene Acquisition Corp. II from July 2020 until March 2021. Mr. Foley has also served as Chairman of Black Knight, Inc. and its predecessors since January 2014, and as the Chairman of Dun & Bradstreet, which is a Cannae Holdings portfolio company, since February 2019. Mr. Foley formerly served as the co-Chairman of FGL Holdings, as a director of Ceridian from September 2013 to August 2019 and as Vice Chairman of Fidelity National Information Services (FIS). Mr. Foley also formerly served as a director of AUS, AUZ, TREBIA, but resigned from those boards in April 2021. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington.

Mr. Foley serves on the boards of numerous foundations, including including The Foley Family Charitable Foundation and the Cummer Museum of Art and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley also is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team.

Mr. Foley’s qualifications to serve on the Company’s Board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining stockholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley will provide high-value added services to the Company’s Board and has sufficient time to focus on the Company.

Stephan D. Scholl. See biography below under “Management.”

Daniel Henson has served as a member of the board of directors of Alight since July 2021. He currently serves as the non-executive chairman of Tempo Holdings. He has occupied this role for four years from 2017 to present. Mr. Henson also serves as non-executive chairman of IntraFi Network (formerly Promontory Intrafinancial Network), a leading provider of deposit placement services operating in the Washington D.C. area, and Exeter Finance, a leading auto finance company headquartered in Irving, TX. Prior to serving in these roles, Mr. Henson had served as a Director of Healthcare Trust of America and OnDeck Capital. Mr. Henson worked with the General Electric Company for 29 years and held a variety of senior positions at GE and GE Capital, including Chief Marketing Officer of GE and Six Sigma Quality Leader at GE Capital. He also served as the CEO of a number of GE Capital’s financial services businesses in the U.S. and internationally. Starting in 2008, Mr. Henson was responsible for all GE Capital commercial leasing and lending businesses in North America. From 2009 to 2015, Mr. Henson also oversaw capital markets activities at GE Capital and GE Capital’s industrial loan company bank in Utah. Mr. Henson holds a B.B.A. in Marketing from George Washington University.

David Kestnbaum has served as a member of the board of directors of Alight since July 2021 and of Tempo Holdings since May 2017. Mr. Kestnbaum is a Senior Managing Director in the Private Equity Group at Blackstone. Since joining Blackstone in 2013, Mr. Kestnbaum has been involved in the execution of Blackstone’s investments in PSAV, Packers Sanitation Services Inc., Cloverleaf Cold Storage, Alight, SESAC, Tradesmen, Outerstuff, AlliedBarton Security Services, DJO Global, and AVINTIV, and in evaluating investment opportunities across multiple sectors, including Business Services, Transportation & Logistics, Travel & Leisure, Apparel, and various other industries. Before joining Blackstone, Mr. Kestnbaum was a Vice President of Vestar Capital Partners, where he analyzed and executed private equity investments in multiple different sectors. Prior to Vestar, Mr. Kestnbaum worked in investment banking as a member of JPMorgan’s Financial Sponsor Group, where he executed a variety of private equity-related M&A and financing transactions. He currently serves as a Director of PSAV, Packers Sanitation Services Inc., Cloverleaf Cold Storage, SESAC, Tradesmen, Outerstuff and DJO Global, and was previously a Director of AlliedBarton Security Services. Mr. Kestnbaum holds a B.A. in Political Science from The University of North Carolina at Chapel Hill.

Richard N. Massey has served as a director of Alight since July 2021. He served as Chairman of FTAC from April 2021 to July 2021. He also has served as Chief Executive Officer of FTAC from March 2020 to July 2021 and served as a member of the FTAC Board from May 2020 to July 2021. In addition, he serves as a Senior Managing Director of Trasimene Capital Management LLC and has served as Chief Executive Officer of Cannae Holdings since November 2019. Mr. Massey has also served as the Chief Executive Officer of Austerlitz Acquisition Corp. I and Austerlitz Acquisition Corp. II since January 2021 and as a director of each company since February 2021. Mr. Massey also served as Chief Executive Officer of Foley Trasimene Acquisition Corp. II from July 2020 until March 2021 and as a director of Foley Trasimene Acquisition Corp. II from August 2020 until March 2021. Mr. Massey served as the Chairman and principal shareholder of Bear State Financial, Inc., a publicly traded financial institution from 2011 until April 2018. Mr. Massey has served on the board of directors of Cannae Holdings since June 2018 and of Dun & Bradstreet since February 2019 and previously served on Black Knight Inc.’s board of directors from December 2014 until July 2020 and as a director of FNF from February 2006 until January 2021. Mr. Massey has been a partner in Westrock Capital, LLC, a private investment partnership, since January 2009. Prior to that, Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation and served as a Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also formerly served as a director of Fidelity National Information Services Inc., Bear State Financial, Inc. and of FGL Holdings. Mr. Massey is also a director of the Oxford American Literary Project and the Chairman of the board of directors of the Arkansas Razorback Foundation. Mr. Massey has a long and successful track record in corporate finance and investment banking, a financial, strategic and legal advisor to public and private businesses, and identifying, negotiating and consummating mergers and acquisitions. Mr. Massey’s significant financial expertise and experience on the boards of a number of public companies make him well qualified to serve as a member of the Company Board. The Company believes that Mr. Massey is able to fulfill his roles and devote sufficient time and attention to his duties as a member of the Company Board upon completion of the Business Combination and as a director of the other public company on which he serves.

Erika Meinhardt has served as a member of the board of directors of Alight since July 2021. She has served as a member of the board of directors of Cannae Holdings since July 2018. Since January 2018, Ms. Meinhardt has served as Executive Vice President of FNF. She previously served as President of National Agency Operations for FNF’s Fidelity National Title Group from February 2005 until January 2018. Prior to assuming that role, she served as Division Manager and National Agency Operations Manager for FNF from 2001 to 2005. Ms. Meinhardt has also served as a member of the board of directors of Austerlitz Acquisition Corp. I and Austerlitz Acquisition Corp. II since February 2021. Ms. Meinhardt previously served as a director of Foley Trasimene Acquisition Corp. II from August 2020 to March 2021. Ms. Meinhardt’s qualifications to serve on the board of directors of the Company include her experience as an executive of FNF and in managing and growing complex business organizations as President of FNF’s National Agency Operations.

Regina M. Paolillo has served as a member of the board of directors of Alight since July 2021. She serves as Executive Vice President, Chief Administrative and Financial Officer of TTEC Holdings, Inc. (“TTEC”). Ms. Paolillo joined TTEC in 2011. Between 2009 and 2011, Ms. Paolillo was an executive vice president for enterprise services and chief financial officer at Trizetto Group, Inc., a privately held professional services company serving the healthcare industry. Between 2007 and 2008, Ms. Paolillo served as a senior vice president, operations group for General Atlantic, a leading global growth equity firm. Between 2005 and 2007, Ms. Paolillo served as an executive vice president for revenue cycle and mortgage services at Creditek, a Genpact subsidiary. Prior to Creditek’s acquisition by Genpact, between 2003 and 2005 and during 2002 and 2003, Ms. Paolillo was Creditek’s chief executive officer and chief financial officer, respectively. Ms. Paolillo also served as the chief financial officer and executive vice president for corporate services at Gartner, Inc., an information technology research and advisory company. Ms. Paolillo is a member of the board of directors of Unisys Corporation, and Welltok, Inc., a private consumer health SaaS company. Ms. Paolillo holds a B.S. in accounting from University of New Haven.

Peter Wallace has served as a member of the board of directors of Alight since July 2021. He has served as member of the board of directors of Tempo Holdings since May 2017. Mr. Wallace is a Senior Managing Director and serves as co-head of U.S. Acquisitions for Blackstone’s Private Equity Group. Since joining Blackstone in 1997, Mr. Wallace has led or been involved in Blackstone’s investments in Alight, AlliedBarton Security Services, Allied Waste, American Axle & Manufacturing, Centennial Communications, Centerplate (formerly Volume Services America), CommNet Cellular, GCA Services, LocusPoint Networks, Michaels Stores, New Skies Satellites, Outerstuff, Ltd., Packers Sanitation Services Inc., Pinnacle Foods/Birds Eye Foods, PSAV, SeaWorld Parks & Entertainment (formerly Busch Entertainment Corporation), Service King, Sirius Satellite Radio, Tradesmen International, Universal Orlando, Vivint, Vivint Solar, and The Weather Channel Companies. Mr. Wallace serves on the board of directors of Michaels Stores, Outerstuff, Ltd., Service King, Tradesmen International, Vivint and Vivint Solar. Mr. Wallace received a B.A. from Harvard College, where he graduated magna cum laude.

Executive Officers Following the Business Combination

The following sets forth certain information, as of the date of this prospectus, concerning the persons who will be the executive officers of the Company following the Business Combination, each of whom is currently a member of Alight’s management team:

Name	Age	Position
Stephan D. Scholl	51	Chief Executive Officer
Cathinka E. Wahlstrom	54	President & Chief Commercial Officer
Katie J. Rooney	42	Chief Financial Officer
Colin F. Brennan	47	Chief Product Strategy & Services Officer
Gregory R. Goff	50	Chief Product and Technology Officer
Cesar Jelvez	47	Chief Customer Experience Officer
Dinesh V. Tulsiani	47	Chief Strategy Officer
Ed J. Auriemma	45	Chief Operations Officer
Paulette R. Dodson	57	General Counsel & Corporate Secretary
Michael J. Rogers	39	Chief Human Resources Officer

Stephan D. Scholl has served as Alight’s Chief Executive Officer since April 2020. Mr. Scholl has more than 25 years of experience in the industry. Prior to joining Alight, Mr. Scholl served as President of Infor Global Solutions from April 2012 to July 2018. Prior to that, from 2011 until 2012, Mr. Scholl served as President and Chief Executive Officer of Lawson Software from 2011 until 2012. In addition, Mr. Scholl served in various senior roles at both Oracle and Peoplesoft for more than a decade, including leading Oracle’s North America Consulting Group and leading its Tax and Utilities Global Business unit. Mr. Scholl holds a bachelor’s degree from McGill University in Montreal.

Cathinka E. Wahlstrom has served as Alight’s President and Chief Commercial Officer since January 2021. Ms. Wahlstrom has more than 26 years of experience in the industry. Prior to joining Alight, Ms. Wahlstrom served across various roles within Accenture, most recently serving as the Senior Managing Director of client accounts in North America. Prior to that role, Ms. Wahlstrom served as the Senior Managing Director of Accenture’s Financial Services business in North America, including the North America portion of Accenture’s greater than $8 billion Financial Services practice. Ms. Wahlstrom holds a B.S. in Economics and Journalism from Indiana University of Pennsylvania and an M.B.A. from the University of California, Davis.

Katie J. Rooney has served as Alight’s Chief Financial Officer since May 2017. Ms. Rooney has more than 20 years of experience in the industry. Prior to joining Alight, Ms. Rooney served as the Chief Financial Officer for Aon Hewitt from January 2016 to May 2017. Prior to that, she served across various financial roles within Aon Hewitt and Aon from January 2009 to December 2015, including Chief Financial Officer of the Outsourcing business, the Finance Chief Operating Officer and Assistant Treasurer for Aon. Before joining Aon, Ms. Rooney worked in Investment Banking at Morgan Stanley. Ms. Rooney holds a B.B.A. in Finance from the University of Michigan.

Colin F. Brennan has served as Alight’s Chief Product Strategy & Services Officer since January 2021. Prior to his current role, Mr. Brennan led the Global Solutions and Services business and also previously led Alight’s Payroll & Cloud solutions business. Mr. Brennan has more than 20 years of experience in the industry. He has served in a variety of roles across the business at Hewitt Associates (Alight’s predecessor). Mr. Brennan helped form Hewitt’s first HR BPO business transitioning to Peoplesoft and SAP.

Gregory R. Goff has served as Alight’s Chief Product and Technology Officer since May 2020. Mr. Goff has more than 15 years of experience in the industry. Prior to joining Alight, Mr. Goff served as Chief Product Officer of Uptake since 2015. Mr. Goff served as Chief Technology Officer of Morningstar from 2011 through 2015. Prior to that, Mr. Goff served in a number of technology roles at Nielsen and Accenture.

Cesar Jelvez has served as Alight’s Chief Customer Experience Officer since July 2020. Mr. Jelvez has more than 20 years of experience in the industry. Prior to joining Alight, Mr. Jelvez was a partner at Elixirr.

From 2018 through 2019, Mr. Jelvez was Global Leader of Strategic Programs and Global Delivery Services at Infor. And from 2017 through 2018, Mr. Jelvez was Vice President of Digital Enterprise Application Services at DXC Technology. Prior to that, Mr. Jelvez served in a number of roles at Cognizant Technology Solutions, Infosys, IBM Global Business Services and Accenture.

Dinesh V. Tulsiani has served as Alight’s Chief Strategy Officer since October 2020. He previously served as Alight’s Head of Strategy and Corporate Development. Prior to joining Alight, Mr. Tulsiani led corporate development for Aon’s HR solutions segment and served in various other key strategic roles with Aon, including Senior Vice President, Corporate Strategy and Vice President, Corporate Development and Strategy at Hewitt Associates. Prior to that, he worked at IHS Markit and EY. Mr. Tulsiani holds a B.B.A. in Finance and Economics from Delhi University and an M.B.A. from Wake Forest University. Mr. Tulsiani is also a Chartered Financial Analyst.

Ed J. Auriemma has served as Alight’s Chief Operations Officer since December 2020. Prior to joining Alight, Mr. Auriemma served in various leadership roles with Infor, where he built and created the inside sales and business development functions. Most recently, he served as Executive Vice President and Head of Business Operations at Infor. Prior to that, Mr. Auriemma held numerous management roles in finance and operations at both private and publicly traded companies.

Paulette R. Dodson has served as Alight’s General Counsel and Corporate Secretary since May 2018. Prior to joining Alight, Ms. Dodson served as Senior Vice President, General Counsel and Secretary of PetSmart, Inc. from July 2012 to May 2018. Prior to joining PetSmart, Inc., Ms. Dodson served in various roles at Sara Lee Corporation, including as General Counsel and Corporate Secretary, and Chief Counsel for North America. Prior to that Ms. Dodson spent 14 years at Tribune Company, where she served as Assistant General Counsel. Ms. Dodson holds a B.A. in Urban Legal Studies from City College of New York and a J.D. from Cornell Law School.

Michael J. Rogers has served as Alight’s Chief Human Resources Officer since June 2020. Mr. Rogers has more than 15 years of experience in the industry. Prior to joining Alight, Mr. Rogers served as Chief People Officer of NGA Human Resources. Prior to that, Mr. Rogers held key human resources roles across a variety of companies, including Vistaprint, where he played a key role in driving its rapid growth across Europe, and Travelocity (lastminute.com). Mr. Rogers holds a degree in Business and Economics with first-class honors from the University of Brighton, Brighton, England.

Corporate Governance Guidelines and Code of Conduct and Ethics

The Company Board has adopted Corporate Governance Guidelines that addresses items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the Company Board has adopted a Code of Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Conduct and Ethics are posted on the Corporate Governance portion of the Company’s website. The Company has posted amendments to its Code of Conduct and Ethics or waivers of its Code of Conduct and Ethics for directors and officers on the same website.

Board Composition

The Company’s business and affairs are managed under the direction of the Company Board. The Company Board will consist of eight members, divided into three classes of staggered three-year terms.

Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Pursuant to the Investor Rights Agreement, the Blackstone Investors have the right to designate three directors, the Sponsor Investors have the right to designate three directors and the Blackstone Investors and Cannae (or, if Cannae is no longer a party to the Investor Rights Agreement, the Sponsor Investors) have the right to jointly designate one director to the Company Board for so long as each of them and certain of their respective affiliated transferees beneficially own certain specified percentages of the shares of the Company common stock that are entitled to vote generally in the election of directors. The Company has agreed under the Investor Rights Agreement to include the applicable designees in the slate of nominees recommended by the Company Board at any stockholder meeting.

The Company Board is divided into three classes of directors. Directors designated to Class I as of the Closing will initially serve for a term that expires at the first annual meeting of stockholders of the Company following the Closing Date, directors designated to Class II as of the Closing will initially serve for a term expiring at the second annual meeting of stockholders of the Company following the Closing Date and directors designated to Class III as of the Closing will initially serve for a term expiring at the third annual meeting of stockholders following the Closing Date. At each annual meeting of Company stockholders following the Closing, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The initial class designations as of the Closing are as follows:

•	the Class I directors are Erika Meinhardt and Regina M. Paolillo;

•	the Class II directors are Stephan D. Scholl, Richard N. Massey and Daniel Henson; and

•	the Class III directors are William P. Foley, II, David Kestnbaum and Peter Wallace.

Director Independence

The Company’s Class A common stock is listed on NYSE. Under the rules of NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the members of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

We have undertaken a review of the independence of each director and considered whether each expected director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities following the Closing. As a result of this review, the Company has determined that William P. Foley, II, Daniel Henson, David Kestnbaum, Richard N. Massey, Erika Meinhardt, Regina M. Paolillo and Peter Wallace (representing all of the members of the Company Board other than Mr. Scholl) are considered “independent directors” as defined under the listing requirements and rules of NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

The Company believes that the structure of the Company Board and its committees will provide strong overall management of the Company.

Committees of the Company Board; Committee Appointments

As of the Closing, the Company Board has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Company Board is described below.

The following committee appointments were made as of the Closing: Audit Committee: Regina M. Paolillo (Chair), David Kestnbaum and Erika Meinhardt; Compensation Committee: Richard N. Massey (Chair), Daniel Henson and Peter Wallace; and Nominating and Corporate Governance Committee: Daniel Henson (Chair), William P. Foley, II and Regina M. Paolillo. All of the appointees are “independent” under the listing standards of NYSE. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

Regina M. Paolillo, David Kestnbaum and Erika Meinhardt serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent. Regina M. Paolillo serves as the Chairman of the Audit Committee. Each member of the Audit Committee is independent under the NYSE listing standards and applicable SEC rules, financially literate and Regina M. Paolillo qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s Audit Committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Company Board has adopted a written charter for the Audit Committee which is available on the Company’s website.

Compensation Committee

Daniel Henson, Richard N. Massey and Peter Wallace serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; and each of Daniel Henson, Richard N. Massey and Peter Wallace are independent under such listing standards. Richard N. Massey serves as Chairman of the Compensation Committee. The Company’s Compensation Committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Company Board has adopted a written charter for the Compensation Committee, which is available on its website.

Nominating and Corporate Governance Committee

William P. Foley, II, Regina M. Paolillo and Daniel Henson to serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; and each of William P. Foley, II, Regina M. Paolillo and Daniel Henson are independent. Daniel Henson serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;

•	evaluating the performance of the Company Board and of individual directors;

•	considering, and making recommendations to the Company Board regarding the composition of the Company Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting; and

•	developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

The Company Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on its website.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics, which is posted on the Company’s website. The Company will make any legally required disclosures regarding amendments to, or waivers of, certain provisions of its Code of Conduct and Ethics on its website. The information contained on, or accessible from, the Company’s website is not part of this proxy prospectus solicitation statement, by reference or otherwise.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past year has served, (i) as a member of the compensation committee or of the board of directors of another entity, one or more of whose executive officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Company Board. We are party to certain transactions with the Sponsor Parties and their affiliates as described in “Certain Relationships and Related Party Transactions.”

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) Alight is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Class A common stock then outstanding; or

•	the average weekly reported trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Class A common stock and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on July 12, 2021. Absent registration under the Securities Act, other stockholders will not be permitted to sell their restricted securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.

We are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION

We are registering the issuance of 44,500,000 shares of Class A Common Stock issuable by us upon exercise of the Public Warrants and Forward Purchase Warrants.

We are also registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of (a) up to 466,378,526 shares of our Class A Common Stock and (b) up to 10,000,000 Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock or Warrants. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

In addition, a Selling Holder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s shares of Class A Common Stock or warrants, such Selling Holder may transfer shares of Class A Common Stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Holders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock and warrants are currently listed on NYSE under the symbols “ALIT” and “ALIT.WS,” respectively.

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Holders pursuant to the Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Holders cease to hold any securities eligible for registration under the Registration Rights Agreement.

Company Warrants

The Company Warrants (including the Class A Common Stock issuable upon exercise of the Company Warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See “Description of Securities—Company Warrants.”

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements or otherwise agreed to a six-month lock-up period. See “Certain Relationships and Related Party Transactions—Alight Related Person Transactions—Investor Rights Agreement.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Foley Trasimene Acquisition Corp. as of December 31, 2020, and for the period from March 26, 2020 (inception) through December 31, 2020, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

The consolidated financial statements of Tempo Holding Company, LLC at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement of Alight, Inc. have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On the Closing Date, the Audit Committee of the Alight Board approved the appointment of Ernst & Young LLP (“EY”) as Alight’s independent registered public accounting firm to audit Alight’s consolidated financial statements for the year ended December 31, 2021. EY served as the independent registered public accounting firm of Tempo prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of FTAC, was informed on the Closing Date that it would be replaced by EY as Alight’s independent registered public accounting firm following its completion of FTAC’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, FTAC.

The reports of Withum on FTAC’s balance sheet as of December 31, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 26, 2020 (inception) through December 31, 2020, and the related notes (collectively, the “Financial Statements”) did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between FTAC and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum would have caused it to make reference to the subject matter of the disagreements in its reports on FTAC’s financial statements for such periods.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, FTAC and Alight did not consult with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of FTAC or Alight, and no written report or oral advice was provided that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Alight has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish Alight with a letter addressed to the Commission stating whether it agrees with the statements made by Alight set forth above. A copy of Withum’s letter, dated July 9, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://alight.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Foley Trasimene Acquisition Corp.

Unaudited Condensed Financial Statements (as of June 30, 2021):	Page No.
Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-28
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2021 and for the Period from March 26, 2020 (inception) Through June 30, 2020 (Unaudited)	F-29

Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three Months and Six Months Ended June 30, 2021 and for the Period from March 26, 2020 (inception) Through June 30, 2021 (Unaudited)

F-30
Condensed Consolidated Statements of Cash Flows for Six Months Ended June 30, 2021 and for the Period from March 26, 2020 (inception) Through June 30, 2020 (Unaudited)	F-31
Notes to Unaudited Condensed Consolidated Financial Statements (Unaudited)	F-32

Tempo Holding Company, LLC

Unaudited Condensed Consolidated Financial Statements (as of June 30, 2021):	Page No.
Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-91
Condensed Consolidated Statements of Comprehensive Income (Loss) for the three months ended June 30, 2021 and Six Months Ended June 30, 2021 (Unaudited)	F-92
Condensed Consolidated Statements of Members’ Equity at June 30, 2021 and at December 31, 2020 (Unaudited)	F-93
Condensed Consolidated Statements of Cash Flows (Unaudited) for the six months ended June 30, 2021 and for the six months ended June 30, 2020	F-94
Notes to the Unaudited Condensed Consolidated Financial Statements	F-95

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Foley Trasimene Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Foley Trasimene Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 26, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 26, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants and warrant-related instruments should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants and warrant-related instruments.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

April 28, 2021

FOLEY TRASIMENE ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(Restated)

ASSETS
Current assets:
Cash	$496,471
Prepaid expenses	225,747

Total Current Assets	722,218

Cash and marketable securities held in Trust Account	1,035,849,267

Total Assets	$1,036,571,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$2,980,284
Income taxes payable	147,695

Total Current Liabilities	3,127,979

Warrant liability	127,388,332
FPA liability	54,277,110
Deferred underwriting fee payable	36,225,000

Total Liabilities	221,018,421

Commitments and Contingencies

Class A common stock subject to possible redemption, 81,055,306 shares at $10.00 per share	810,553,063

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 22,444,694 issued and outstanding (excluding 81,055,306 shares subject to possible redemption)	2,244
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 25,875,000 shares issued and outstanding	2,588
Additional paid-in capital	119,427,819
Accumulated deficit	(114,432,650)

Total Stockholders’ Equity	5,000,001

Total Liabilities and Stockholders’ Equity	$1,036,571,485

The accompanying notes are an integral part of the financial statements.

FOLEY TRASIMENE ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MARCH 26, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

Formation and general and administrative expenses	$3,258,112

Loss from operations	(3,258,112)

Other income:
Loss on change in fair value of warrant liability	(57,599,000)
Loss on change in fair value of FPA liability	(54,277,110)
Interest earned on marketable securities held in Trust Account	849,267

Loss before provision for income taxes	(114,284,955)
Provision for income taxes	(147,695)

Net loss	$(114,432,650)

Weighted average shares outstanding of Class A redeemable common stock	103,500,000

Basic and diluted income per share, Class A	$0.01

Weighted average shares outstanding of Class B non-redeemable common stock	25,875,000

Basic and diluted net loss per share, Class B	$(4.44)

The accompanying notes are an integral part of the financial statements.

FOLEY TRASIMENE ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MARCH 26, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 26, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsors	—	—	25,875,000	2,588	22,412	—	25,000

Sale of 103,500,000 Units, net of allocation to warrant liabilities, underwriting discounts and other offering costs	103,500,000	10,350	—	—	928,739,696	—	928,750,04

Excess of cash received over fair value of private placement warrants	—	—	—	—	1,210,668	—	1,210,668

Class A common stock subject to possible redemption	(81,055,306)	(8,106)	—	—	(810,544,957)	—	(810,553,063)

Net loss	—	—	—	—	—	(114,432,650)	(114,432,650)

Balance – December 31, 2020	22,444,694	$2,244	25,875,000	$2,588	$119,427,819	$(114,432,650)	$5,000,001

The accompanying notes are an integral part of the financial statements.

FOLEY TRASIMENE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 26, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

Cash Flows from Operating Activities:
Net loss	$(114,432,650)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on change in fair value of warrant liability	57,599,000
Loss on change in fair value of FPA liability	54,277,110
Interest earned on marketable securities held in Trust Account	(849,267)
Changes in operating assets and liabilities:
Prepaid expenses	(225,747)
Accrued expenses	2,980,284
Income taxes payable	147,695

Net cash used in operating activities	(503,575)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(1,035,000,000)

Net cash used in investing activities	(1,035,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts and other offering costs paid	1,014,300,000
Proceeds from sale of Private Placement Warrants	22,700,000
Proceeds from promissory note—related party	250,000
Repayment of promissory note—related party	(250,000)
Payment of offering costs	(1,024,954)

Net cash provided by financing activities	1,036,000,046

Net Change in Cash	496,471
Cash – Beginning of period	—

Cash – End of period	$496,471

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Initial classification of Class A common stock subject to possible redemption	$924,978,987

Initial classification of warrant liability	$69,789,333

Change in value of Class A common stock subject to possible redemption	$(114,425,924)

Deferred underwriting fee payable	$36,225,000

The accompanying notes are an integral part of the financial statements.

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Foley Trasimene Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on March 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on identifying a prospective target business in financial technology or business process outsourcing, which acts as an essential utility to industries that are core to the economy. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from March 26, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 26, 2020. On May 29, 2020, the Company consummated the Initial Public Offering of 103,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 13,500,000 Units, at $10.00 per Unit, generating gross proceeds of $1,035,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,133,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Trasimene Capital Management FT, LP, an affiliate of Trasimene Capital Management, LLC, and Bilcar FT, LP, an affiliate of Bilcar Limited Partnership (collectively the “Sponsors”), generating gross proceeds of $22,700,000, which is described in Note 4.

Transaction costs amounted to $57,949,954, consisting of $20,700,000 of underwriting fees, $36,225,000 of deferred underwriting fees and $1,024,954 of other offering costs.

Following the closing of the Initial Public Offering on May 29, 2020, an amount of $1,035,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned in the Trust Account) at the time the Company signs a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors have agreed to vote their Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Initial Public transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Second Amended and Restated Articles of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsors have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Second Amended and Restated Articles of Incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination.

The Company will have until May 29, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsors have agreed that they will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern Consideration

As of December 31, 2020, the Company had $496,471 in its operating bank account, and working capital deficit of approximately $2,405,761.

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company’s liquidity needs up to December 31, 2020 were satisfied through a contribution of $25,000 from Sponsors to cover certain expenses in exchange for the issuance of the Founder Shares, the loan of $250,000 from the Sponsors pursuant to a Promissory Note (defined below, see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Promissory Note as of May 29, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Management has determined that the Company has access to funds from the Sponsors, and the Sponsors have the financial wherewithal to fund the Company, that are sufficient to fund the Company’s working capital needs until the consummation of an initial business combination or for a minimum of one year from the date of issuance of the financial statements. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. CORRECTION OF AN ERROR IN PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, we re-evaluated the accounting for Warrants (as defined in Note 4) and FPAs (as defined in Note 7) under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Since the Warrants and FPAs meet the definition of a derivative under ASC 815-40, we have restated the financial statements to classify the Warrants and FPAs as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of operations and comprehensive income (loss) at each reporting date.

The Company’s prior accounting treatment for the Warrants and FPAs was equity classification rather than as derivative liabilities. Accounting for the Warrants and FPAs as liabilities pursuant to ASC 815-40 requires that the Company re-measure the Warrants and FPAs to their fair value each reporting period and record the changes in such value in the statement of operations. Accordingly, the Company has restated the value and classification of the Warrants and FPAs in the Company’s financial statements included herein (“Restatement”).

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein, each prior interim period of the current fiscal year, and as of the date of the Company’s consummation of its IPO.

	As of December 31, 2020
	As Reported	As Restated	Difference
Balance Sheet
Warrant liability	$—	$127,388,332	$127,388,332
FPA liability	—	54,277,110	54,277,110
Total Liabilities	39,352,979	221,018,421	181,665,442
Class A common stock subject to possible redemption	992,218,500	810,553,063	(181,665,437)
Class A common stock, $0.0001 par value	428	2,244	1,816
Additional paid-in capital	7,553,530	119,427,819	111,874,289
Accumulated deficit	(2,556,540)	(114,432,650)	(111,876,110)
Total Stockholder’s Equity	5,000,006	5,000,001	(5)

	For the Period from March 26, 2020 Through December 31, 2020
	As Reported	As Restated	Difference
Statements of Operations
Loss on change in fair value of warrant liability	$—	$(57,599,000)	$(57,599,000)
Loss on change in fair value of FPA liability	—	(54,277,110)	(54,277,210)
Loss before provision for income taxes	(2,408,845)	(114,284,955)	(111,876,110)

Net loss	$(2,556,540)	$(114,432,650)	$(111,876,110)

Per Share Data:
Basic and diluted net loss per share, Class B	$(0.12)	$(4.44)	$(4.32)

	As of September 30, 2020
	As Reported	As Restated	Difference
Balance Sheet
Warrant liability	$—	$112,927,999	$112,927,999
FPA liability	—	35,392,825	35,392,825
Total Liabilities	36,454,065	184,774,889	148,320,824
Class A common stock subject to possible redemption	994,929,100	846,608,276	(148,320,824)
Class A common stock, $0.0001 par value	401	1,884	1,483
Additional paid-in capital	4,842,957	83,372,965	78,530,008
Retained earnings (accumulated deficit)	154,057	(78,377,434)	(78,531,491)

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	Three Months Ended September 30, 2020			For the Period from March 26, 2020 Through September 30, 2020
	As Reported	As Restated	Difference	As Reported	As Restated	Difference
Statements of Operations
Loss on change in fair value of warrant liability	$—	$(31,033,000)	$(31,033,000)	$—	$(43,138,666)	$(43,138,666)
Loss on change in fair value of FPA liability	—	(16,482,904)	(16,482,904)	—	(35,392,825)	(35,392,825)
Income (loss) before provision for income taxes	228,054	(47,287,850)	(47,515,904)	242,106	(78,289,385)	(78,531,491)
Net income (loss)	155,641	(47,360,263)	(47,515,904)	154,057	(78,377,434)	(78,531,491)
Per Share Data:
Basic and diluted net less per share, Class B	—	(1.84)	(1.84)	$(0.01)	$(3.04)	(3.03)

	As of June 30, 2020
	As Reported	As Restated	Difference
Balance Sheet
Warrant liability	$—	$81,894,999	$81,894,999
FPA liability	—	18,909,921	18,909,921
Total Liabilities	36,949,650	137,754,569	100,804,919
Class A common stock subject to possible redemption	994,773,460	893,968,540	(100,804,920)
Class A common stock, $0.0001 par value	402	1,410	1,008
Additional paid-in capital	4,998,596	36,013,175	36,014,579
Accumulated deficit	(1,584)	(31,017,172)	(31,015,588)

	Three Months Ended June 30, 2020			For the Period from March 26, 2020 Through June 30, 2020
	As Reported	As Restated	Difference	As Reported	As Restated	Difference
Statements of Operations
Loss on change in value of warrant liability	$—	$(12,105,667)	$(12,105,667)	$—	$(12,105,667)	$(12,105,667)
Loss on change in fair value of FPA liability	—	(18,909,921)	(18,909,921)	—	(18,909,921)	(18,909,921)
Income (loss) before provision for income taxes	15,011	(31,000,577)	(31,015,588)	14,052	(31,001,536)	(31,015,588)

Net loss	$(625)	$(31,016,213)	$(31,015,588)	$(1,584)	$(31,017,172)	$(31,015,588)

Per Share Data:
Basic and diluted net less per share, Class B	$—	$(1.20)	$(1.20)	$—	$(1.20)	$(1.20)

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	As of May 29, 2020
	As Reported	As Restated	Difference
Balance Sheet
Warrant liability	$—	$69,789,333	$69,789,333
Total Liabilities	36,881,502	106,670,835	69,789,333
Class A common stock subject to possible redemption	994,768,320	924,978,987	(69,789,333)
Class A common stock, $0.0001 par value	402	1,100	698
Additional Paid in Capital	5,003,736	5,003,038	(698)

Total operating, investing and financing cash flows for all periods herein and in all previous interim periods were not impacted by the Restatement.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPAs as either equity-classified or liability-classified instruments based on an assessment of the specific terms the and of the Warrants and FPAs applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model. The fair value of the FPAs has been estimated using an adjusted net assets method. See Note 9 for further discussion of the pertinent terms of the Warrants and Note 11 for further discussion of the methodology used to determine the value of the Warrants and FPAs.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, the 81,055,306 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $57,949,954 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 49,633,333 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations include a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

December 31, 2020
(As restated)
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$849,267
Income and Franchise Tax	(293,653)

Net Earnings	$555,614
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	103,500,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.01
Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(114,432,650)
Redeemable Net Earnings	(555,614)

Non-Redeemable Net Loss	$(114,988,264)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	25,875,000
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	$(4.44)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 103,500,000 Units, at $10.00 per Unit, which includes the full exercise by the underwriters of their option to purchase an additional 13,500,000 Units. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each whole warrant, a

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

“Public Warrant” and collectively with the Private Placement Warrants, the “Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsors purchased an aggregate of 15,133,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $22,700,000. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from March 26, 2020 (inception) through December 31, 2020, the Sponsors purchased 21,562,500 of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On May 18, 2020, Bilcar FT, LP transferred 4,312,500 of its Founder Shares to Trasimene Capital FT, LP at their original purchase price. On May 19, 2020, the Sponsors transferred 25,000 of the Founder Shares to each of the independent director nominees at their original purchase price. On May 26, 2020, the Company effected a stock dividend with respect to its Class B common stock of 4,312,500 shares thereof, resulting in an aggregate of 25,875,000 outstanding shares of Class B common stock. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 3,375,000 Class B common stock subject to forfeiture by the Sponsors to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 3,375,000 Founder Shares are no longer subject to forfeiture.

The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note with Related Parties

On April 7, 2020, the Company issued a promissory note (the “Promissory Note”) to affiliates of the Sponsors, pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. On May 20, 2020, the Promissory Note was amended and restated to increase the aggregate principal amount available for borrowing to $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $250,000 was repaid upon the consummation of the Initial Public Offering on May 29, 2020.

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. No amounts have been borrowed under this arrangement as of December 31, 2020.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on May 26, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsors up to $5,000 per month for office space, and administrative support services. For the period from March 26, 2020 (inception) through December 31, 2020, the Company incurred and paid $40,000, in fees for these services.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights

Pursuant to a registration rights agreement entered into on May 26, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and stockholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $36,225,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

In May 2020, the Company entered into forward purchase agreements with each of Cannae Holdings, Inc. and THL FTAC LLC (the “FPAs”). Pursuant to each agreement, Cannae Holdings, Inc. and THL FTAC LLC have each agreed to purchase shares of the Company’s Class A common stock in an aggregate share amount equal to 15,000,000 shares of the Company’s Class A Common stock (or a total of 30,000,000 shares of the Company’s Class A common stock), plus an aggregate of 5,000,000 redeemable warrants (or a total of 10,000,000

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

redeemable warrants) to purchase one share of the Company’s Class A common stock at $11.50 per share, for an aggregate purchase price of $150,000,000 (or a total of $300,000,000), or $10.00 for one share of the Company’s Class A common stock and one-third of one warrant, in a private placement to occur concurrently with the closing of a Business Combination. The warrants to be sold as part of the FPAs will be identical to the warrants underlying the Units sold in the Initial Public Offering.

In connection with the forward purchase securities sold to Cannae Holdings and THL FTAC, the Company expects that the initial stockholders will receive (by way of an adjustment to the conversion terms of their existing shares of the Company’s Class B common stock) an aggregate number of shares of Class A common stock so that the initial stockholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A common stock at the time of the closing of a Business Combination, after giving effect to the issuances under the forward purchase agreements.

Under the FPAs, the Company will provide a right of first offer to Cannae Holdings, Inc. and THL FTAC LLC, if the Company proposes to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities, other than the units and certain excluded securities. In addition, if the Company seeks stockholder approval of a Business Combination, each of Cannae Holdings, Inc. and THL FTAC LLC has agreed under the forward purchase agreements to vote any shares of Class A common stock owned by each of Cannae Holdings, Inc. and THL FTAC LLC in favor of any proposed initial Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock. The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. The Company’s board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without stockholder approval, authorize the issuance of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock. The Company is authorized to issue 400,000,000 shares of Class A common stock, with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 22,444,694 shares of Class A common stock issued or outstanding excluding 81,055,306 shares of Class A common stock subject to possible redemption.

Class B Common Stock. The Company is authorized to issue 40,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 25,875,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

together as a single class on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The Class B common stock will automatically convert into Class A common stock on the first business day following the completion of a business combination at a ratio such that the number of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, 25% of the sum of (i) the total number of shares of Class A common stock issued and outstanding upon completion of Initial Public Offering, plus (ii) the sum of (a) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued, by the Company in connection with or in relation to the completion of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A common stock or equity-linked securities exercisable for or convertible into Class A common stock issued, or to be issued, to any seller in a Business Combination, and any private placement warrants issued to the Sponsors upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public stockholders in connection with a Business Combination. Any conversion of Class B common stock will take effect as a compulsory redemption of Class B common stock and an issuance of Class A common stock as a matter of Delaware law. In no event will the Class B common stock convert into Class A common stock at a rate of less than one to one.

NOTE 9. WARRANTS

Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined, based on the redemption date and the “fair market value” of the Class A common stock;

•

if, and only if, the Reference Value (as defined in the above under “—Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00” and “Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2020.

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$653,552

Total deferred tax asset	653,552
Valuation allowance	(653,552)

Deferred tax asset, net of allowance	$—

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The income tax provision consists of the following:

December 31, 2020
Federal:
Current	$147,695
Deferred	(653,552)
State:
Current	$—
Deferred	—
Change in valuation allowance	653,552

Income tax provision	$147,695

As of December 31, 2020, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020, the change in the valuation allowance was $653,552.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

December 31, 2020
As Restated
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation of warrant liability	(10.5)%
Change in valuation of FPA liability	(10.0)%
Change in valuation allowance	(0.6)%

Income tax provision	(0.1)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

Cash Held in Trust

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $383 in cash and $1,035,848,884 in U.S. Treasury securities. During the period from March 26, 2020 (inception) through December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 2/25/2021)	1	$1,035,848,884	$22,518	$1,035,871,402

Warrant Liability

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statement of operations each period.

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2020:

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$87,285,000	$—	$—	$87,285,000
Private Placement Warrants	—	—	40,103,332	40,103,332

Total warrant liabilities	$87,285,000	$—	$40,103,332	$127,388,332

FPA liability	—	—	54,277,110	54,277,110

The Public Warrants were valued using the instrument’s publicly listed trading price (NYSE: WPF.WS) as of the balance sheet date.

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes Model uses a Black Scholes Option Pricing Model that is modified to reduce the value of the Private Placement Warrants for a discount for the lack of marketability of the instrument as well as for the probability of consummation of the Business Combination. The primary unobservable inputs utilized in determining the fair value of the Private Placement Warrants is the discount for lack of marketability and the probability of consummation of the Business Combination. The discount for lack of marketability was determined using the Finnerty Model at 11.0%. The probability assigned to the consummation of the Business Combination was 95% which was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and the Sponsors’ track record for consummating similar transactions.

The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement Warrant Liability
Fair value, May 29, 2020	$21,489,333
Loss on change in fair value (1)	18,613,999

Fair value, December 31, 2020	$40,103,332

(1)	Represents the non-cash loss on change in valuation of the Private Placement Warrants and is included in Loss on change in fair value of warrant liability on the statement of operations.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in July 2020, when the Public Warrants were separately listed and traded.

FPA Liability

The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $300 million pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $300 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of December 31, 2020, the probability assigned to the consummation of the Business Combination was 95% which was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and the Sponsors’ track record for consummating similar transactions.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value, May 29, 2020	$—
Loss on change in fair value (1)	54,277,110

Fair value, December 31, 2020	$54,277,110

(1)	Represents the non-cash loss on change in valuation of the FPA liability and is included in Loss on change in fair value of FPA liability on the statement of operations.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 25, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Tempo Holding Company, LLC, a Delaware limited liability company (“Alight”), Acrobat Holdings, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Alight Pubco”), Acrobat SPAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Alight Pubco (“FTAC Merger Sub”), Acrobat Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Tempo Merger Sub”), Acrobat Blocker 1 Corp., a Delaware corporation and a direct, wholly owned subsidiary of Alight Pubco (“Blocker Merger Sub 1”), Acrobat Blocker 2 Corp., a Delaware corporation and a direct, wholly owned subsidiary of Alight Pubco (“Blocker Merger Sub 2”), Acrobat Blocker 3 Corp., a Delaware corporation and a direct, wholly owned subsidiary of Alight Pubco (“Blocker Merger Sub 3”), Acrobat Blocker 4 Corp., a Delaware corporation and a direct, wholly owned subsidiary of Alight Pubco (“Blocker Merger Sub 4” and, together with Blocker Merger Sub 1, Blocker Merger Sub 2 and Blocker Merger Sub 3, the “Blocker Merger Subs”), Tempo Blocker I, LLC, a Delaware limited liability company (“Tempo Blocker 1”), Tempo Blocker II, LLC, a Delaware limited liability company (“Tempo Blocker 2”), Blackstone Tempo Feeder Fund VII, L.P., a Delaware limited partnership (“Tempo Blocker 3”), and New Mountain Partners IV Special (AIV-E), LP, a Delaware limited partnership (“Tempo Blocker 4” and, together with Tempo Blocker 1, Tempo Blocker 2 and Tempo Blocker 3, the “Tempo Blockers”).

The Business Combination Agreement contemplates the consummation of the following transactions (the “Pending Business Combination”): (i) FTAC Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the merger and becoming a subsidiary of Alight Pubco (the “Pubco Merger”) and (ii) Alight Pubco will, through a series of mergers and related transactions, acquire equity interests in Alight and the Tempo Blockers. Following the consummation of the Pending Business Combination, the

FOLEY TRASIMENE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of Alight Pubco will be held by Alight. The combined company’s business will continue to operate through the subsidiaries of Alight.

The consideration to be paid to the pre-Closing equityholders of Alight and the pre-Closing equityholders of the Tempo Blockers (in connection with the merger of the Tempo Merger Sub with and into Alight (the “Tempo Merger”) and the merger of the Tempo Blocker Merger Subs with and into the Tempo Blockers, respectively, and certain other transactions at the closing of the Business Combination (the “Closing”) will be a combination of cash and equity consideration.

The Pending Business Combination is expected to consummated subject to the deliverables and provisions as further described in the Business Combination Agreement, including, among others: (i) approval of the Required FTAC Stockholder Approvals by FTAC’s stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) receipt of other required regulatory approvals, (iv) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination being in force, (v) FTAC having at least $5,000,001 of net tangible assets as of the closing of the Business Combination, (vi) the Registration Statement on Form S-4 to be filed by Alight Pubco in connection with the Business Combination having become effective, (vii) the Alight Pubco Class A Common Stock having been approved for listing on the New York Stock Exchange, and (viii) customary bring down conditions related to the parties’ respective representations, warranties and pre-Closing covenants in the agreement. In addition, the obligation of Alight and the Tempo Blockers to consummate the Business Combination is conditioned upon, among other items, (A) the Available Cash Amount being at least $2,600,000,000 as of the closing of the Business Combination, and (B) each of the covenants of the parties to the Sponsor Agreement (as defined below) required to be performed as of or prior to the closing of the Business Combination having been performed in all material respects. FTAC’s obligation to consummate the Pending Business Combination is also conditioned on the delivery of written consents from the requisite equityholders of Alight and the Tempo Blockers adopting the Business Combination Agreement and approving the Pending Business Combination.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$14,551	$496,471
Prepaid expenses	137,915	225,747

Total Current Assets	152,466	722,218
Investments held in Trust Account	1,036,010,297	1,035,849,267

TOTAL ASSETS	$1,036,162,763	$1,036,571,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$8,901,247	$2,980,284
Income taxes payable	11,060	147,695
Due to sponsor	1,138,058	—

Total Current Liabilities	10,050,365	3,127,979
Warrant liability	105,507,333	127,388,332
Forward purchase liability	15,000,822	54,277,110
Deferred underwriting fee payable	36,225,000	36,225,000

Total Liabilities	166,783,520	221,018,421

Commitments and Contingencies
Class A common stock subject to possible redemption, 86,437,924 and 81,055,306 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	864,379,240	810,553,063

Stockholders’ Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 17,062,076 and 22,444,694 shares issued and outstanding (excluding 86,437,924 and 81,055,306 shares subject to possible redemption as of June 30, 2021 and December 31, 2020, respectively)	1,706	2,244
Class B common stock, $0.00001 par value; 40,000,000 shares authorized; 25,875,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2,588	2,588
Additional paid-in capital	65,602,179	119,427,819
Accumulated deficit	(60,606,470)	(114,432,650)

Total Stockholders’ Equity	5,000,003	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,036,162,763	$1,036,571,485

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the Period from March 26, 2020 (Inception) through June 30, 2020
	2021	2020
Formation and general and administrative expenses	$4,175,988	$109,445	$7,433,772	$110,404

Loss from operations	(4,175,988)	(109,445)	(7,433,772)	(110,404)

Other income (loss):
Interest earned on marketable securities held in Trust Account	24,979	124,456	161,030	124,456
Change in fair value of forward purchase liability	4,970,490	(18,909,921)	39,276,288	(18,909,921)
Change in fair value of warrant liability	(25,034,667)	(12,105,667)	21,880,999	(12,105,666)

Total other income (loss), net	(20,039,198)	(30,891,132)	61,318,317	(30,891,131)
Income (loss) before provision for income taxes	(24,215,186)	(31,000,577)	53,884,545	(31,001,535)
Provision for income taxes	(40,294)	(15,636)	(58,365)	(15,636)

Net income (loss)	$(24,255,480)	$(31,016,213)	$53,826,180	$(31,017,171)

Weighted average shares outstanding, Class A redeemable common stock	103,500,000	103,500,000	103,500,000	103,500,000

Basic and diluted net income per share, Class A	$0.00	$0.00	$0.00	$0.00

Weighted average shares outstanding, Class B non-redeemable common stock	25,875,000	25,875,000	25,875,000	25,875,000

Basic and diluted net income (loss) per share, Class B	$(0.94)	$(1.20)	$2.08	$(1.20)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2021

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Common Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	22,444,694	$2,244	25,875,000	$2,588	$119,427,819	$(114,432,650)	$5,000,001
Change in value of common stock subject to possible redemption	(7,808,166)	(780)	—	—	(78,080,878)	—	(78,081,658)
Net income	—	—	—	—	—	78,081,660	78,081,660

Balance – March 31, 2021(unaudited)	14,636,528	$1,464	25,875,000	$2,588	$41,346,941	$(36,350,990)	$5,000,003
Change in value of common stock subject to possible redemption	2,425,548	242	—	—	24,255,238	—	24,255,480
Net loss	—	—	—	—	—	(24,255,480)	(24,255,480)

Balance – June 30, 2021 (unaudited)	17,062,076	$1,706	25,875,000	$2,588	$65,602,179	$(60,606,470)	$5,000,003

FOR THE PERIOD FROM MARCH 26, 2020 (INCEPTION) THROUGH JUNE 30, 2020

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance – March 26, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(959)	(959)

Balance – March 31, 2020 (unaudited)	—	$—	—	$—	$—	$(959)	$(959)
Issuance of class B common stock to Sponsors	—	—	25,875,000	2,588	22,412	—	25,000
Sale of 103,500,000 Units, net of underwriting discounts and offering expenses	103,500,000	10,350	—	—	977,039,696	—	977,050,046
Sale of 15,133,133 Private Placement Warrants	—	—	—	—	22,700,000	—	22,700,000
Common stock subject to redemption	(89,396,854)	(8,940)	—	—	(893,959,600)	—	(893,968,540)
Initial classification of warrant liability	—	—	—	—	(69,789,333)	—	(69,789,333)
Net loss	—	—	—	—	—	(31,016,212)	(31,016,212)

Balance – June 30, 2020 (unaudited)	14,103,146	$1,410	25,875,000	$2,588	$36,013,175	$(31,017,171)	$5,000,002

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2021	For the Period from March 26, 2020 (Inception) Through June 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$53,826,180	$(31,017,171)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of forward purchase liability	(39,276,288)	18,909,921
Change in fair value of warrant liability	(21,880,999)	12,105,666
Interest earned on marketable securities held in Trust Account	(161,030)	(124,456)
Changes in operating assets and liabilities:
Prepaid expenses	87,832	(313,467)
Accrued expenses	5,920,962	89,014
Income taxes payable	(136,635)	15,636
Due to sponsor	1,138,058	—

Net cash used in operating activities	(481,920)	(334,857)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(1,035,000,000)

Net cash used in investing activities	—	(1,035,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	1,014,300,000
Proceeds from sale of Private Placement Warrants	—	22,700,000
Proceeds from promissory note – related party	—	250,000
Repayment of promissory note – related party	—	(250,000)
Payment of offering cost	—	(404,954)

Net cash provided by financing activities	—	1,036,620,046

Net Change in Cash	(481,920)	1,285,189
Cash – Beginning	496,471	—

Cash – End	$14,551	$1,285,189

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Change in value of Class A common stock subject to possible redemption	$(53,826,178)	$(31,010,447)

Initial classification of Class A common stock subject to possible redemption	$—	$924,978,987

Offering costs included in accrued offering costs	$—	$620,000

Deferred underwriting fee payable	$—	$36,225,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Alight Group, Inc. (f/k/a Foley Trasimene Acquisition Corp.) (the “Company”) was incorporated in Delaware on March 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Alight Business Combination

On July 2, 2021 (the “Closing Date”), FTAC completed the Alight Business Combination contemplated by the Business Combination Agreement. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) FTAC Merger Sub merged with and into FTAC, with FTAC being the surviving corporation in the merger and becoming a subsidiary of Alight (the “FTAC Merger”) and being renamed Alight Group, Inc. (in such capacity, the “FTAC Surviving Corporation”), (ii) Tempo Merger Sub merged with and into Tempo, with Tempo being the surviving company in the merger (the “Tempo Merger”), becoming a subsidiary of Alight and being renamed Alight Holding Company, LLC (in such capacity, “Alight Holdings”) and (iii) each of the Blocker Merger Subs merged with and into the correspondingly numbered Tempo Blocker, with the applicable Tempo Blocker being the surviving entity in such mergers. As a result of the Alight Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Alight Holdings Operating Agreement that went into effect upon the completion of the Alight Business Combination.

Capitalized terms not otherwise defined herein have the meaning set forth in FTAC’s definitive proxy statement and Alight’s final prospectus filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) in connection with the Business Combination on June 4, 2021 (the “Proxy Statement/Prospectus”).

Alight Capital Structure

As a result of the Business Combination and pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Alight Charter”), Alight’s capital stock is now comprised of: (i) Class A common stock, par value $0.0001 per share (the “Alight Class A common stock”), which is traded on the New York Stock Exchange (the “NYSE”), (ii) Class B-1 common stock, par value $0.0001 per share (the “Alight Class B-1 common stock”), (iii) Class B-2 common stock, par value $0.0001 per share (the “Alight Class B-2 common stock”), (iv) Class B-3 common stock, par value $0.0001 per share, no shares of which are issued or outstanding, (v) Class V common stock, par value $0.0001 per share (the “Alight Class V Common Stock”), which are issued to holders of Class A Units of Alight Holdings (“Class A Units”) and provide voting rights in Alight and (vi) and preferred stock, which may be issued in from time to time by the board of directors of Alight (the “Alight Board”). The rights, powers, preferences and privileges of Alight’s capital stock are described in more detail in the Proxy Statement/Prospectus under the sections titled “Description of the Company’s Securities” and “Comparison of Stockholders’ Rights”.

Consideration

Pursuant to the terms of the Business Combination Agreement, at the effective time of the FTAC Merger (the “FTAC Effective Time”), the 119,298,699 shares of FTAC’s Class A common stock, par value $0.0001 per

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

share, issued and outstanding (after giving effect to redemptions and the closing of the transactions contemplated by FTAC’s forward purchase agreements) and 23,287,500 shares of FTAC’s Class B common stock, par value $0.0001 per share, issued and outstanding (after giving effect to certain forfeitures thereof) were automatically converted into shares of Alight Class A common stock on a one-for-one basis (or an aggregate of 142,586,199 shares of Alight Class A common stock). In addition, at the FTAC Effective Time, each FTAC warrant that was outstanding immediately prior to the FTAC Effective Time, each of which entitled the holder thereof to purchase one share of FTAC Class A Common Stock at a price of $11.50 per share (each, an “FTAC Warrant”) was, pursuant to the Business Combination Agreement and in accordance with the Warrant Agreement and the Warrant Assumption Agreement (each as defined below), automatically and irrevocably modified and exchanged for a warrant to purchase the same number of share(s) of Alight Class A common stock on the same terms and otherwise pursuant to the Warrant Agreement.

Alight was appointed and admitted as the managing member of Alight Holdings upon the effective time of the Tempo Merger (the “Tempo Effective Time”). Alight, as the managing member of Alight Holdings, has the sole authority to manage Alight Holdings in accordance with the Alight Holdings Operating Agreement and applicable law. No other member of Alight Holdings has the right to participate in or have any control over the business of Alight Holdings, and except for certain limited consent rights set forth in the Alight Holdings Operating Agreement, no member other than Alight (in its capacity as the managing member) has any right to vote on any matter involving Alight Holdings. The managing member solely manages the business, property and affairs of Alight Holdings, and the managing member cannot be removed or replaced except by the incumbent managing member.

The aggregate consideration paid at the Closing to Tempo and Tempo Blocker securityholders was approximately $1.016 billion in cash, (ii) a number of shares of Alight Class A Common Stock and Class A Units of Alight Holdings (together with an equal number of shares of Alight Class V common stock) in the aggregate equal to 226,663,750, (iii) a number of shares of Alight Class B-1 common stock and Class B-1 Units of Alight Holdings (“Class B-1 Units”) in the aggregate equal to 7,500,000 and (iv) a number of shares of Alight Class B-2 common stock and Class B-2 Units of Alight Holdings (“Class B-2 Units”) in the aggregate equal to 7,500,000, which consideration was allocated among such holders pursuant to the allocation schedule provided by Tempo pursuant to the Business Combination Agreement.

The description of the Business Combination Agreement, the Alight Business Combination and related transactions in this report does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Business Combination Agreement and other exhibits which are attached as exhibits to the Form 8-K filed by the Company on July 12, 2021.

Business Prior to the Business Combination

All activity for the period from March 26, 2020 (inception) through June 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for an initial business combination and consummating the Alight Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on May 26, 2020. On May 29, 2020, the Company consummated the Initial Public Offering of 103,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares” and with respect to the warrants included in the Units sold, the “Public Warrants”), which includes the full exercise by the underwriters

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

of the over-allotment option to purchase an additional 13,500,000 Units, at $10.00 per Unit, generating gross proceeds of $1,035,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,133,333 warrants (the “Private Placement Warrants” and, collectively with the Public Warrants, the “Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Trasimene Capital Management FT, LP, an affiliate of Trasimene Capital Management, LLC, and Bilcar FT, LP, an affiliate of Bilcar Limited Partnership (collectively the “Sponsors”), generating gross proceeds of $22,700,000, which is described in Note 4.

Following the closing of the Initial Public Offering on May 29, 2020, an amount of $1,035,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on 10-K/A, as amended, as filed with the SEC on April 29, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant forward purchase liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 or December 31, 2020.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $57,949,954 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 Distinguishing Liabilities from Equity. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, the 86,437,924 and 81,055,306 shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets, respectively.

Warrant and Forward Purchase Liabilities

The Company accounts for the Warrants and FPAs (as defined in Note 6) as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPAs and the applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified instruments such as warrants and forward purchases of equity that meet all of the criteria for equity classification, such instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, such instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified instruments are recognized as a non-cash gain or loss on the unaudited condensed consolidated statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The liabilities for the Warrants and FPAs are included in Warrant liability and Forward purchase liability, respectively, on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020. See Note 8 for further discussion of the pertinent terms of the Warrants and Note 9 for further discussion of the methodology used to determine the fair value of the Company’s liabilities for the Warrants and FPAs.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $2,192,000 and $654,000, respectively, which had a full valuation allowance recorded against it of approximately $2,192,000 and $654,000, respectively.

The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2021, the Company recorded income tax expense of approximately $40,000 and $58,000, respectively, primarily related to taxes on interest income earned on the Trust Account. The Company’s effective tax rate for the six months ended June 30, 2021 was approximately 0.02%, which differs from the expected income tax rate primarily due to the gains recorded on the change in fair value of the Company’s warrant and FPA liabilities. The provision for income taxes was deemed to be immaterial for the period from March 26, 2020 (inception) through June 30, 2020.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement Warrants to purchase 49,633,333 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income (loss) per common share is the same as basic income (loss) per common share for the periods presented.

The Company’s unaudited condensed consolidated statements of operations include a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share for the period, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of shares of Class A redeemable common stock outstanding during the period. Net income (loss) per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the Period From March 26, 2020 (inception) through June 30, 2020
	2021	2020
Redeemable Class A Common Stock
Numerator: Income allocable to Redeemable Class A Common Stock
Interest Income	$24,979	$124,456	$161,030	$124,456
Income and Franchise Tax	(24,979)	(66,000)	(161,030)	(66,000)

Net Income	$—	$58,456	$—	$58,456
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	103,500,000	103,500,000	103,500,000	103,500,000
Earnings per Share/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.00	$0.00	$0.00

Non-Redeemable B Common Stock
Numerator: Net loss minus Redeemable Net Income
Net income (loss)	$(24,255,480)	$(31,017,171)	$53,826,180	$(31,017,171)
Less: Redeemable Net Income	—	(58,456)	—	(58,456)

Non-Redeemable Net Income	$(24,255,480)	$(30,958,715)	$53,826,180	$(30,958,715)
Denominator: Weighted Average Non-Redeemable B Common Stock
Non-Redeemable B Common Stock, Basic and Diluted	25,875,000	25,875,000	25,875,000	25,875,000
Earnings (loss) per Share/Basic and Diluted Non-Redeemable B Common Stock	$(0.94)	$(1.20)	$2.08	$(1.20)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s current assets and liabilities and deferred underwriting fees payable, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature. See Note 9 for further discussion of the fair values of the investments held in trust, warrant liability and FPA liability.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted. The Company has not adopted ASU 2020-06 and is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 103,500,000 Units, at $10.00 per Unit, which includes the full exercise by the underwriters of their option to purchase an additional 13,500,000 Units. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsors purchased an aggregate of 15,133,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $22,700,000. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In April 2020, the Sponsors purchased 21,562,500 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On May 18, 2020, Bilcar FT, LP transferred 4,312,500 of its Founder Shares to Trasimene Capital FT, LP at their original purchase price. On May 19, 2020, the Sponsors transferred 25,000 of the Founder Shares to each of the independent director nominees at their original purchase price. On May 26, 2020, the Company effected a stock dividend with respect to its Class B common stock of 4,312,500 shares thereof, resulting in an aggregate of 25,875,000 outstanding shares of Class B common stock. All share and per-share amounts have been retroactively restated to reflect the stock dividend.

On July 2, 2021, he Founder Shares automatically converted into Class A common stock upon the consummation of the Alight Business Combination on a one-for-one basis, as described in Note 1 and 7.

The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

(B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note with Related Parties

On April 7, 2020, the Company issued a promissory note (the “Promissory Note”) to affiliates of the Sponsors, pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. On May 20, 2020, the Promissory Note was amended and restated to increase the aggregate principal amount available for borrowing to $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $250,000 was repaid upon the consummation of the Initial Public Offering on May 29, 2020.

Due to Sponsor

The Sponsors funded $1,138,058 of Formation and general and administrative costs on behalf of the Company in the six months ended June 30, 2021. Such amount was due on demand, is included in Due to Sponsor on our condensed consolidated balance sheet as of June 30, 2021 and was repaid upon closing of the Alight Business Combination on July 2, 2021.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on May 26, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsors up to $5,000 per month for office space, and administrative support services. For the three months and six months ended June 30, 2021, the Company incurred and paid $15,000 and $30,000, respectively, in fees for these services. $15,000 of such fees were paid and $15,000 are included in accrued expenses in the accompanying condensed consolidated balance sheet at June 30, 2021. For the period from March 26, 2020 (inception) through June 30, 2020, the Company incurred $10,000 in fees for these services. This agreement was terminated upon the consummation of the Alight Business Combination.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on May 26, 2020, the holders of the Founder Shares and Private Placement Warrants (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and stockholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $36,225,000 in the aggregate (the “Deferred Underwriting Fee”). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

In May 2020, the Company entered into forward purchase agreements (the “FPAs”) with each of Cannae Holdings, Inc. and THL FTAC LLC. Pursuant to each agreement, Cannae Holdings, Inc. and THL FTAC LLC have each agreed to purchase shares of the Company’s Class A common stock in an aggregate share amount equal to 15,000,000 shares of the Company’s Class A Common stock (or a total of 30,000,000 shares of the Company’s Class A common stock), plus an aggregate of 5,000,000 redeemable warrants (or a total of 10,000,000 redeemable warrants) to purchase one share of the Company’s Class A common stock at $11.50 per share, for an aggregate purchase price of $150,000,000 (or a total of $300,000,000), or $10.00 for one share of the Company’s Class A common stock and one-third of one warrant, in a private placement to occur concurrently with the closing of a Business Combination. The warrants sold as part of the FPAs are identical to the warrants underlying the Units sold in the Initial Public Offering.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position or results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. STOCKHOLDERS’ EQUITY

Prior to the consummation of the Alight Business Combination, the Company’s equity consisted of the following.

Preferred Stock.    The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001. The Company’s board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock.    The Company is authorized to issue 400,000,000 shares of Class A common stock, with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 17,062,076 and 22,444,694 shares of Class A common stock issued or outstanding excluding 86,437,924 and 81,055,306 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock.    The Company is authorized to issue 40,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

share. As of June 30, 2021 and December 31, 2021, there were 25,875,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The Class B common stock will automatically convert into Class A common stock on the first business day following the completion of a business combination at a ratio such that the number of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, 25% of the sum of (i) the total number of shares of Class A common stock issued and outstanding upon completion of Initial Public Offering, plus (ii) the sum of (a) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued, by the Company in connection with or in relation to the completion of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A common stock or equity-linked securities exercisable for or convertible into Class A common stock issued, or to be issued, to any seller in a Business Combination, and any private placement warrants issued to the Sponsors upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public stockholders in connection with a Business Combination. Any conversion of Class B common stock will take effect as a compulsory redemption of Class B common stock and an issuance of Class A common stock as a matter of Delaware law. In no event will the Class B common stock convert into Class A common stock at a rate of less than one to one.

NOTE 8. WARRANTS

As of June 30, 2021 and December 31, 2020, there were 34,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company has agreed not to redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined, based on the redemption date and the “fair market value” of the Class A common stock;

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

•

if, and only if, the Reference Value (as defined in the above under “Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants.

As of June 30, 2021 and December 31, 2020, there were 15,133,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers into or out of Level 3 fair value measurements in the six months ended June 30, 2021.

Investments Held in Trust

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

As of June 30, 2021 and December 31, 2020, assets held in the Trust Account were comprised of $1,036,010,297 and $383 in cash and zero and $1,035,848,884 in U.S. Treasury securities, respectively. During the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. As of June 30, 2021, all investments held in trust were held in cash and are therefore excluded from the table below. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31,2020	U.S. Treasury Securities (Matured on 2/25/2021)	1	$1,035,848,884	$22,518	$1,035,871,402

Warrant and Forward Purchase Liabilities

The Warrants and FPAs are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the warrant and FPA liabilities are recorded in the statement of operations each period.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The following table presents the fair value hierarchy for liabilities measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020:

As of June 30, 2021
	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$71,760,000	$—	$—	$71,760,000
Private Placement Warrants	—	—	33,747,333	33,747,333

Total warrant liabilities	$71,760,000	$—	$33,747,333	$105,507,333

Forward Purchase liability	$—	$—	$15,000,822	$15,000,822

As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$87,285,000	$—	$—	$87,285,000
Private Placement Warrants	—	—	40,103,332	40,103,332

Total warrant liabilities	$87,285,000	$—	$40,103,332	$127,388,332

Forward Purchase liability	$—	$—	$54,277,110	$54,277,110

The Public Warrants were valued using the instrument’s publicly listed trading price (NYSE: WPF.WS) as of June 30, 2021 and December 31, 2020.

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes Model uses a Black Scholes Option Pricing Model that is modified to reduce the value of the Private Placement Warrants for a discount for the lack of marketability of the instrument as well as for the probability of consummation of the Business Combination. The model utilizes key inputs including the probability of consummation of a Business Combination, a discount for the lack of marketability, implied volatility of the underlying securities indirectly derived based on comparable public company trading data, risk free interest rates based on US treasury rates, the expected time to consummation of a Business Combination based on the probability of consummation and expiration date of the warrants based on the contractual warrant terms. The primary unobservable inputs utilized in determining the fair value of the Private Placement Warrants is the discount for lack of marketability and the probability of consummation of the Business Combination. The discount for lack of marketability was determined using the Finnerty Model at 6.0%. The probability assigned to the consummation of the Business Combination was 100% which was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and the Sponsors’ track record for consummating similar transactions.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement Warrant Liability
Fair value, December 31, 2020	$40,103,332
Gain on change in fair value (1)	(14,830,666)

Fair value, March 31, 2021	25,272,666
Loss on change in fair value (1)	8,474,667

Fair value, June 30, 2021	$33,747,333

Fair value, May 29, 2020	$21,489,333
Loss on change in fair value (1)	3,480,666

Fair value, June 30, 2020	$24,969,999

(1)

Represents the non-cash (gain) loss on the change in valuation of the Private Placement Warrants and is included in Change in fair value of warrant liability on the unaudited condensed statement of operations.

The liability for the FPAs was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $300,000,000 pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $300 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The method uses key inputs including probability of consummation of a business combination, the contractual fixed purchase commitment of $300 million, the publicly listed trading prices of the underlying securities to be purchased pursuant to the FPAs, risk free interest rates based on US treasury rates and the expected time to consummation of a Business Combination based on the probability of consummation. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of December 31, 2020, the probability assigned to the consummation of the Business Combination was 100% which was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and the Sponsors’ track record for consummating similar transactions.

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

Forward Purchase Liability
Fair value, December 31, 2020	$54,277,110
Gain on change in fair value (1)	(34,305,798)

Fair value, March 31, 2021	19,971,312
Gain on change in fair value (1)	(4,970,490)

Fair value, June 30, 2021	$15,000,822
Fair value, May 29, 2020	$—
Loss on change in fair value (1)	18,909,921

Fair value June 30, 2020	$18,909,921

(1)

Represents the non-cash (gain) loss on the change in valuation of the liability for the FPAs and is included in Change in fair value of forward purchase liability on the unaudited condensed consolidated statement of operations.

NOTE 10. SUBSEQUENT EVENTS

On July 2, 2021, the Company consummated the Alight Business Combination. See further discussion in Note 1. In conjunction with the consummation of the Alight Business Combination, the Company disbursed all investments held in the Trust Account which funded, in part, the Alight Business Combination and paid the Deferred Underwriting Fee.

Immediately prior to the Alight Business Combination, pursuant to the FPAs, Cannae purchased from FTAC, and FTAC issued to Cannae, 15,000,000 shares of FTAC Class A Common Stock and 5,000,000 FTAC Warrants for an aggregate purchase price of $150,000,000 and THL purchased from FTAC, and FTAC issued to THL, 15,000,000 shares of FTAC Class A Common Stock and 5,000,000 FTAC Warrants for an aggregate purchase price of $150,000,000. Such proceeds formed a portion of the consideration used for the completion of the Alight Business Combination.

Registration Rights Agreement

On the Closing Date, in connection with the closing of the Alight Business Combination, Alight entered into the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 2, 2021, with the Sponsor Investors, the Blackstone Investors and the other Existing Investors (collectively, the “RRA Parties”).

Pursuant to the Registration Rights Agreement, Alight is required, as soon as practicable, but in any event within 30 days after the Closing Date, to file a registration statement to permit the public resale of all “Registrable Securities” (as defined in the Registration Rights Agreement) held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act. In addition, upon the demand of any such RRA Party, Alight will be required to facilitate a non-shelf registered offering of shares of Class A common stock requested by such RRA Party to be included in such offering. Any demanded non-shelf registered offering may, at Alight’s option, include shares of Class A common stock to be sold by Alight for its own account and will also include registrable

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

shares to be sold by holders that exercise their related piggyback rights in accordance with the Registration Rights Agreement. Within 90 days after receipt of a demand for such registration, Alight will be required to use its reasonable best efforts to file a registration statement relating to such demand. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering.

In addition, the Registration Rights Agreement will entitle the RRA Parties to demand and be included in a shelf registration when Alight is eligible to sell its shares of Class A common stock in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act.

The Registration Rights Agreement also provides that Alight will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Warrant Assumption Agreement

In connection with the completion of the Alight Business Combination, FTAC entered into a Warrant Assumption Agreement, dated as of July 2, 2021, by and among FTAC, Alight and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”, and such agreement, the “Warrant Assumption Agreement”). Pursuant to the Warrant Assumption Agreement, at the effective time of the FTAC Merger (the “FTAC Effective Time”), FTAC assigned to Alight, and Alight assumed, all of FTAC’s rights and obligations under the Warrant Agreement, dated as of May 29, 2020, by and between FTAC and Continental, as warrant agent (the “Warrant Agreement”), including the obligation to issue shares of Alight Class A Common Stock upon the exercise of the Warrants.

Tax Receivable Agreement

On the Closing Date, in connection with the completion of the Alight Business Combination, Alight entered into a tax receivable agreement (the “Tax Receivable Agreement”), with FTAC, Tempo and certain of the former direct and indirect equityholders of Tempo, including the former equityholders of the Tempo Blockers (such equityholders, together, the “TRA Parties”) and Blackstone Capital Partners VII NQ L.P., as the representative of the TRA Parties (the “TRA Party Representative”).

The Tax Receivable Agreement provides for the payment by Alight to such TRA Parties of 85% of the benefits, if any, that Alight is deemed to realize (calculated using certain assumptions) as a result of (i) Alight’s direct and indirect allocable share of existing tax basis acquired in the Alight Business Combination, (ii) increases in Alight’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of the Business Combination and as a result of sales or exchanges of Alight Holdings Units for shares of Alight Class A common stock after the Business Combination and (iii) Alight’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers allocable share of existing tax basis), and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that Alight would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by Alight may differ from tax

ALIGHT GROUP, INC.

(F/K/A FOLEY TRASIMENE ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of Alight and not of Alight Holdings. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Alight Holdings Units for shares of Alight Class A common stock, the applicable tax rate, the price of shares of Alight Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of Alight’s income, Alight expects that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Alight Holdings and Alight’s possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that Alight may make under the Tax Receivable Agreement may be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Alight Holdings Units or other TRA Parties continuing to hold ownership interests in Alight Holdings or Alight. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within 10 business days after the tax benefit schedule (which sets forth Alight’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. Alight is required to deliver such a tax benefit schedule to the TRA Parties’ representative, for its review, within 90 calendar days after the due date (including extensions) of Alight’s federal corporate income tax return for the relevant taxable year.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Tempo Holding Company, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tempo Holding Company, LLC (the Company) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income (loss), members’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosures to which it relates.

Revenue recognition – Health solution services

Description of the Matter	As described in Note 3 to the consolidated financial statements, the Company’s health solution services revenue is recognized over time where each benefits cycle and enrollment period represents a time increment under the series guidance as a single performance obligation. The Company recognizes revenue for this performance obligation over time and measures progress to completion based on labor costs incurred as a percentage of total labor costs to complete the performance obligation. Accordingly, the revenue recognized for these arrangements is dependent upon estimates of the remaining labor hours that will be incurred in fulfilling the

Company’s performance obligation in the contract. In addition, the Company frequently enters into change orders or other contract modifications to add or modify services provided to the customer. The Company evaluates whether these modifications should be accounted for as separate contracts or a modification to an existing contract.

Auditing these revenues was especially challenging because of the significant estimation required by management to determine the total expected labor hours for contracts related to health solution services revenue. Making this estimate required judgment because the Company’s calculation involves management assumptions based on historical evidence regarding the level of effort to be expended in both the enrollment phase and the ongoing administrative phase, which is measured as labor cost. In addition, determining whether the change order represents a separate performance obligation or is part of the ongoing health solution services performance obligation involves judgment based on the nature of the underlying promises in the contract and the time period in which the service is performed.

How We Addressed the Matter in Our Audit

Our audit procedures included, among others, evaluating the significant assumptions and the accuracy and completeness of the underlying data used in management’s calculation. This included testing management’s estimate of the labor costs expected to be incurred for the remaining performance obligation through evaluating whether the historical costs incurred are representative of the upcoming benefits cycle, whether projected changes in circumstances are appropriately considered in the Company’s analysis, and mathematically recomputed certain of the Company’s calculations of revenue recognized. We also performed a retrospective review of actual hours incurred compared to previously estimated hours to evaluate the Company’s historical accuracy. In addition, we performed sensitivity analyses to evaluate changes in the amount of revenue that would result from changes in the Company’s significant assumptions.

To test the Company’s conclusions related to the nature of the contract modification, our audit procedures included, among others, testing the completeness and accuracy of the population of contract modifications and testing a sample of modifications to evaluate whether the modification was appropriately accounted for as a separate contract or combined with existing performance obligations and that the amount of deferred revenue recorded was appropriate.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

Chicago, Illinois

March 25, 2021

FINANCIAL STATEMENTS

Tempo Holding Company, LLC

Consolidated Balance Sheets

	December 31,
(in millions)	2020	2019
Assets
Current Assets
Cash and cash equivalents	$506	$218
Receivables, net	532	665
Other current assets	163	125

Total Current Assets Before Fiduciary Assets	1,201	1,008
Fiduciary assets	1,030	767

Total Current Assets	2,231	1,775
Goodwill	2,245	2,214
Intangible assets, net	1,733	1,932
Fixed assets, net	334	283
Deferred tax assets, net	5	24
Other assets	408	358

Total Assets	$6,956	$6,586

Liabilities and Members’ Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$394	$405
Current portion of long term debt	37	30
Other current liabilities	324	343

Total Current Liabilities Before Fiduciary Liabilities	755	778
Fiduciary liabilities	1,030	767

Total Current Liabilities	1,785	1,545
Deferred tax liabilities	—	12
Long term debt	4,041	3,770
Other liabilities	447	454

Total Liabilities	$6,273	$5,781

Commitments and Contingencies (Note 17)
Members’ Equity
Members’ equity (123,700 and 123,700 A units, 1,800 and 1,683 A-1 units and 1,736 and 1,107 B units issued and outstanding, in each case, as of December 31, 2020 and 2019, respectively)	$852	$854
Retained deficit	(127)	(24)
Accumulated other comprehensive loss	(42)	(25)

Total Members’ Equity	$683	$805

Total Liabilities and Members’ Equity	$6,956	$6,586

See accompanying Notes to the Consolidated Financial Statements

Tempo Holding Company, LLC

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
(in millions, except per unit amounts)	2020	2019	2018
Revenue	$2,728	$2,552	$2,378
Cost of services, exclusive of depreciation and amortization	1,829	1,619	1,493
Depreciation and amortization	65	50	34

Gross Profit	834	883	851

Operating Expenses
Selling, general and administrative	461	415	452
Depreciation and intangible amortization	226	203	195

Total operating expenses	687	618	647

Operating Income	147	265	204
Interest expense	234	224	208
Other expense, net	7	3	—

(Loss) Income Before Income Tax Expense	(94)	38	(4)
Income tax expense	9	16	17

Net (Loss) Income	$(103)	$22	$(21)

Net (Loss) Income Per Unit:
Basic	$(820.87)	$179.27	$(168.52)

Diluted	$(820.87)	$178.91	$(168.52)

Net (Loss) Income	$(103)	$22	$(21)
Other comprehensive loss, net of tax:
Change in fair value of derivatives	(25)	(34)	(3)
Foreign currency translation adjustments	8	6	(9)

Total other comprehensive loss, net of tax:	(17)	(28)	(12)

Comprehensive Loss	$(120)	$(6)	$(33)

See accompanying Notes to the Consolidated Financial Statements

Tempo Holding Company, LLC

Consolidated Statements of Members’ Equity

	Members’ Equity						Accumulated Other Comprehensive Income (Loss)	Total
	Class A Units		Class A-1 Units		Class B Units
(in millions, except unit amounts)	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2017	123,700	$864	645	$7	—	$1	$15	$887
Cumulative-effect adjustment resulting from the adoption of ASU 2014-09	—	(49)	—	—	—	—	—	(49)
Comprehensive loss, net of tax	—	(21)	—	—	—	—	(12)	(33)
Issuance of members’ equity	—	—	188	3	—	—	—	3
Distribution of members’ equity	—	(2)	—	—	—	—	—	(2)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	553	(2)	590	—	—	(2)
Unit repurchase	—	—	(6)	—	—	—	—	—
Share-based compensation expense	—	—	—	8	—	6	—	14

Balance at December 31, 2018	123,700	$792	1,380	$16	590	$7	$3	$818

Comprehensive income (loss), net of tax	—	22	—	—	—	—	(28)	(6)
Distribution of members’ equity	—	(10)	—	—	—	—	—	(10)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	410	(2)	615	—	—	(2)
Unit repurchases	—	—	(107)	(2)	(98)	(2)	—	(4)
Share-based compensation expense	—	—	—	3	—	6	—	9

Balance at December 31, 2019	123,700	$804	1,683	$15	1,107	$11	$(25)	$805

Comprehensive loss, net of tax	—	(102)	—	(1)	—	—	(17)	(120)
Distribution of members’ equity	—	(3)	—	—	—	—	—	(3)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	172	(1)	717	—	—	(1)
Unit repurchases	—	—	(55)	(2)	(88)	(1)	—	(3)
Share-based compensation expense	—	—	—	1	—	4	—	5

Balance at December 31, 2020	123,700	$699	1,800	$12	1,736	$14	$(42)	$683

See accompanying Notes to the Consolidated Financial Statements

Tempo Holding Company, LLC

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions)	2020	2019	2018
Cash flows from operating activities
Net (loss) income	$(103)	$22	$(21)
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation	91	68	49
Intangible amortization expense	200	185	180
Noncash lease expense	30	12	—
Financing fee and premium amortization	20	18	21
Share-based compensation expense	5	9	14
Other	11	5	11
Change in assets and liabilities:
Receivables	133	(39)	57
Accounts payable and accrued liabilities	(11)	(61)	39
Other assets and liabilities	(143)	49	(154)

Cash provided by operating activities	$233	$268	$196

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(52)	(527)	(75)
Capital expenditures	(90)	(77)	(77)
Net proceeds from the disposition of assets	—	—	25
Acquisition of intangible assets	—	—	(3)

Cash used for investing activities	$(142)	$(604)	$(130)

Cash flows from financing activities
Net increase (decrease) in fiduciary liabilities	263	87	(502)
Issuance of members’ equity	—	—	3
Members’ equity unit repurchase	(3)	(4)	—
Distributions of members’ equity	(3)	(10)	(2)
Borrowings from banks	779	483	—
Financing fees	(23)	(5)	—
Repayments to banks	(495)	(120)	(29)
Principal payments on finance lease obligations	(24)	(13)	(10)
Settlements of interest rate swaps	(21)	4	4
Tax payment for units withheld in lieu of taxes	—	(2)	(2)
Other financing activities	(10)	—	—

Cash provided by (used for) financing activities	$463	$420	$(538)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	1	(6)
Net increase (decrease) in cash, cash equivalents and restricted cash	551	85	(478)
Cash, cash equivalents and restricted cash at beginning of period	985	900	1,378
Cash, cash equivalents and restricted cash at end of period	$1,536	$985	$900

Reconciliation of cash, cash equivalents, and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$506	$218	$220
Restricted cash included in fiduciary assets	1,030	767	680

Total cash, cash equivalents and restricted cash	$1,536	$985	$900

Supplemental disclosures:
Interest paid	$210	$204	$192
Income taxes paid	19	9	21
Supplemental disclosure of non-cash financing activities:
Fixed asset additions acquired through finance leases	$62	$24	$35
Right of use asset additions acquired through operating leases	26	58	—
Non-cash fixed asset additions	26	—	29

See accompanying Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements

1. Basis of Presentation and Nature of Business

Tempo Holding Company, LLC (“Holdco,” the “Company,” “Alight,” or “we”) was formed under the laws of the State of Delaware on March 7, 2017. Holdco is owned by Tempo Management, LLC and certain investment funds affiliated with The Blackstone Group L.P. (“Blackstone”) and other co-investors (collectively, the “Initial Investors”). Holdco is a holding company which conducts substantially all of its business operations through a 100% owned subsidiary, Tempo Acquisition, LLC.

Tempo Acquisition, LLC was formed under the laws of the State of Delaware on February 6, 2017. On February 9, 2017, Tempo Acquisition, LLC, entered into a purchase agreement (“the Purchase Agreement”) with Aon plc (“Aon”) whereby the Company agreed to purchase all of the outstanding equity interest in certain technology-enabled human resources solutions of Aon (which may be referred to as “Tempo”), plus certain related assets, for a purchase price of $4.3 billion in cash payable at closing, subject to customary adjustments set forth in the Purchase Agreement plus the assumption of certain liabilities (together the “Separation”). The Separation was completed on May 1, 2017.

In the third quarter of 2020, the Company realigned and renamed certain of its reportable segments due to a reorganization as a result of leadership and strategy changes. All prior period information has been recast to reflect this change in reportable segments. See Note 11 “Segment Reporting” for more details.

Nature of Business

Alight is a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. Leveraging artificial intelligence (“AI”) and data analytics, we provide an integrated, personalized experience for employees using technology-driven solutions that unlock value for employers. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. Our solutions include:

•

Employer Solutions: driven by our digital, software and AI-led capabilities and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the consumer experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated portal and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

•

Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

2. Accounting Policies and Practices

Use of Estimates

The preparation of the accompanying Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of reserves and expenses.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Management believes its estimates to be reasonable given the current facts available. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, and foreign currency exchange rate movements increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be predicted with certainty, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment would, if applicable, be reflected in the financial statements in future periods.

Concentration of Risk

The Company has no significant off-balance sheet risks related to foreign exchange contracts or other foreign hedging arrangements. Management believes that its account receivable credit risk exposure is limited, and the Company has not experienced significant write-downs in its accounts receivable balances. Additionally, there was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash balances. At December 31, 2020 and December 31, 2019, Cash and cash equivalents totaled $506 million and $218 million, respectively, and none of the balances were restricted as to its use.

Fiduciary Assets and Liabilities

Some of the Company’s agreements require it to hold funds to pay certain obligations on behalf of its clients. Funds held on behalf of clients are segregated from Company funds, and their use is restricted to the payment of obligations on behalf of clients. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. These funds are recorded as Fiduciary assets with the related obligation recorded as Fiduciary liabilities in the Consolidated Balance Sheets.

Commissions Receivable

Commissions receivable, which are recorded in Other current assets and Other assets in the Consolidated Balance Sheets, are contract assets that represent estimated variable consideration for commissions to be received from insurance carriers for performance obligations that have been satisfied. The current portion of commissions receivable are expected to be received within one year, while the non-current portion of commissions receivable are expected to be received beyond one year.

Allowance for Expected Credit Losses

The Company’s allowance for expected credit losses with respect to trade receivables and contract assets is based on a combination of factors, including evaluation of historical write-offs, current conditions and reasonable economic forecasts that affect collectability and other qualitative and quantitative analysis. Receivables, net included an allowance for expected credit losses of $15 million and $13 million at December 31, 2020 and December 31, 2019, respectively.

Fixed Assets, Net

The Company records fixed assets at cost. We compute depreciation and amortization using the straight-line method on the estimated useful lives of the assets, which are generally as follows:

Asset Description	Asset Life
Capitalized software	Lesser of the life of an associated license, or 4 to 7 years
Leasehold improvements	Lesser of estimated useful life or lease term, not to exceed 10 years
Furniture, fixtures and equipment	4 to 10 years
Computer equipment	4 to 6 years

Goodwill and Intangible Assets, Net

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized, but rather is tested for impairment on an annual basis during the fourth quarter or when impairment indicators are present.

Our intangible assets consist primarily of assets acquired through business combinations, including customer related contract based intangibles and technology related intangibles, and trademarks. Amortization of the finite-lived intangible assets is computed on a straight-line basis using the estimated useful life of the assets. The estimated useful life of customer related contract based intangibles and technology related intangibles range from 6 to 15 years, and the estimated useful life of finite-lived trade name intangibles range from 1 to 6 years. See Note 6 “Goodwill and Intangible assets, net” for more information. The Company reviews intangible assets that are being amortized for impairment whenever events or changes in circumstances indicate that their carrying value amount may not be recoverable. One of the trademark intangible assets is indefinite-lived and is not amortized.

Derivatives

The Company uses derivative financial instruments, such as interest rate swaps. Interest rate swaps are used to manage interest risk exposures and have been designated as cash flow hedges. The changes in the fair value of derivatives that qualify for hedge accounting as cash flow hedges are recorded in Accumulated other comprehensive loss. Amounts are reclassified from Accumulated other comprehensive loss into earnings when the hedge exposure affects earnings.

The Company discontinues hedge accounting prospectively when: (1) the derivative expires or is sold, terminated, or exercised, (2) the qualifying criteria are no longer met, or (3) management removes the designation of the hedging relationship.

Foreign Currency

Certain of the Company’s non-U.S. operations use their respective local currency as their functional currency. The operations that do not have the U.S. dollar as their functional currency translate their financial statements at the current exchange rates in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included in net foreign currency translation adjustments within the Consolidated Statements of Members’ Equity. Gains and losses from the remeasurement of monetary assets and liabilities that are denominated in a non-functional currency are included in Other expense, net within the Consolidated Statements of Comprehensive Income (Loss). The impact of the foreign exchange gains and losses for the years ended December 31, 2020, 2019 and 2018 were a gain of $2 million, a loss of $2 million, and a gain of $3 million, respectively.

Share-Based Compensation Costs

Share-based payments to employees, including grants of restricted share units (“RSUs”) and performance-based restricted share units (“PRSUs”), are measured based on their estimated grant date fair value. The Company recognizes compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Income Taxes

The Company is treated as a U.S. partnership and files a U.S. partnership income tax return. Taxable income or losses are reported in separate tax returns. The Company’s operating results, except for the business entities that file separate stand-alone income tax returns or non-U.S. jurisdiction tax returns, were included in the Company’s U.S. federal and state partnership income tax returns or non-U.S. jurisdiction tax returns. Accordingly, no provision, has been made for federal income taxes for the Company. Included in the Company’s Consolidated Financial Statements are business entities that file separate stand-alone U.S. federal income tax returns and are not included in the U.S. federal partnership tax returns for the Company. The Company is liable for the required U.S. federal income tax provisions for these entities as well as the various state income taxes, fees and foreign taxes which are shown in Note 7 “Income Taxes”.

The Company recognizes the benefits of tax return positions in the financial statements if it is “more-likely-than-not” they will be sustained by a taxing authority. The measurement of a tax position meeting the more-likely-than-not criteria is based on the largest benefit that is more than 50 percent likely to be realized. Only information that is available at the reporting date is considered in the Company’s recognition and measurement analysis and events or changes in facts and circumstances are accounted for in the period in which the event or change in circumstance occurs.

New Accounting Pronouncements: Recently Adopted

Fair Value

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This update amends existing guidance on disclosure requirements for fair value measurements. The update eliminates the requirement to disclose the transfer between Level 1 and Level 2 of the fair value hierarchy, and the valuation process for Level 3 fair value measurements. The update also adds new disclosure requirements regarding gains and losses from recurring Level 3 fair value measurements and the significant unobservable inputs used to develop Level 3 fair value measurements. This standard requires prospective application on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. The effects of other amendments must be applied retrospectively to all periods presented. Early adoption is permitted. The Company adopted this standard on January 1, 2020. The adoption of this guidance had no impact upon our Consolidated Financial Statements.

Accounting for Cloud Computing Arrangements

In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software (Topic 350): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The new accounting guidance is intended to better align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). An entity may elect to apply the new guidance either retrospectively or prospectively to all implementation costs incurred after the adoption date. The Company adopted this standard on January 1, 2020. The adoption of this guidance had no impact upon our Consolidated Financial Statements.

Reference Rate Reform

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This guidance provides optional expedients and exceptions for certain contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The guidance permits entities not to apply modification accounting or remeasure lease payments in lease contracts if the changes to the contract are related to the discontinuation of the reference rate. If certain criteria are met, the amendments also allow exceptions to the dedesignation criteria of the hedging relationship and the assessment of hedge effectiveness during the transition period. For held-to-maturity debt securities, one-time sale and/or transfer to available-for-sale or trading may be made for held-to-maturity debt securities that both reference an eligible reference rate and were classified as held-to-maturity before January 1, 2020. An entity will apply this guidance on a prospective basis. The new guidance is effective as of March 12, 2020, and will not apply to any contract modifications made, sales and transfers of held-to-maturity debt securities, and hedging relationships entered into or evaluated after December 31, 2022. At the time of adoption, there was no impact to our Consolidated Financial Statements. The Company will continue to assess the impact as the reference rate transition occurs over the next two years.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” (“ASC 326”) The new accounting guidance revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The new guidance affects trade receivables, contract assets, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are also required. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” This update clarifies that receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments.” This update clarifies that the contractual term used to estimate the loss allowance for net investments in leases should be the lease term as defined in Leases (Topic 842), and that with regard to ASC 326 and the transfers of financial assets, when an entity regains control of financial assets that have been sold, an allowance for credit losses should be recorded under ASC 326. An entity will apply this guidance through a modified retrospective method.

The Company adopted this standard on January 1, 2020. The adoption of this guidance had no impact on our Consolidated Financial Statements. The Company used the loss-rate method in developing an allowance for expected credit losses with respect to trade receivables and contract assets, which involved identifying pools of assets with similar risk characteristics, reviewing historical losses within recent years and consideration of reasonable supportable forecasts of economic indicators. The Company monitors the credit quality of our trade receivables and contract assets by client interaction, following economic and industry trends and reviewing specific customer data. Changes in estimates, developing trends or other new information could have material effects on future evaluations. See discussion of Allowance for Expected Credit Losses above for more information.

New Accounting Pronouncements: Issued but Not Yet Adopted

Callable Debt Securities

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20 – Receivables – Nonrefundable Fees and Other Costs.” The new accounting guidance clarifies that a reporting entity should assess whether a callable debt security purchased at a premium is within the scope of ASC 310-20-35-33 each reporting period, which impacts the amortization period for nonrefundable fees and other costs. The guidance must be applied on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. The new guidance is effective for the Company for the fiscal year 2021 and respective interim periods. The Company is currently assessing the potential impact of the adoption of this guidance on our Consolidated Financial Statements.

3. Revenue from Contracts with Customers

Substantially all of the Company’s revenue is highly recurring and is derived from contracts with customers to provide integrated, cloud-based human capital solutions that empower clients and their employees to manage their health, wealth and HR needs. The Company’s revenues are disaggregated by recurring and project revenues within each reportable segment. Recurring revenues are typically longer term in nature and more predictable on an annual basis, while project revenues consist of project work of a shorter duration. See Note 11 “Segment Reporting” for quantitative disclosures of recurring project revenues by reportable segment. The Company’s reportable segments are Employer Solutions, Professional Services and Hosted business. Employer Solutions are driven by our digital, software and AI-led capabilities and spanning total employee wellbeing and engagement, including integrated employee wellness, benefits administration, healthcare navigation and financial health. Professional Services includes our cloud deployment, advisory and application management services. The Company believes these revenue categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.

Revenues are recognized when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. Substantially all of the Company’s revenue is recognized over time as the customer simultaneously receives and consumes the benefits of our services. On occasion, we may be entitled to a fee based on achieving certain performance criteria or contract milestones. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will constrain this portion of the transaction price and recognize it when or as the uncertainty is resolved. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis. All of the Company’s revenues are described in more detail below.

Outsourced Administrative Services

We provide benefits, human resource and payroll outsourcing services across all of our solutions, which are highly recurring. The Company’s outsourcing contracts may include administration services across one or multiple solutions and typically have three to five-year terms.

These contracts typically consist of an implementation phase and an ongoing administration phase:

Implementation phase – In connection with the Company’s long-term outsourcing agreements, highly customized implementation efforts are often necessary to set up clients and their human resource, payroll or benefit programs on the Company’s systems and operating processes. Work performed during the implementation phase is considered a set-up activity because it does not transfer a service to the customer. Therefore it is not a separate performance obligation. As these agreements are longer term in nature, our contracts generally provide that if the client terminates a contract, we are entitled to an additional payment for services performed through the termination date designed to recover our up-front costs of implementation. Any fees received from the customer as part of the implementation are in effect, an advance payment for the future ongoing administration services to be provided.

Ongoing administration services phase – For all solutions, the ongoing administration phase includes a variety of plan and payroll administration services and system support services. More specifically, these services include data management, calculations, reporting, fulfillment/communications, compliance services, call center support, and in our Health solutions agreements, annual on-boarding and enrollment support. While there are a variety of activities performed across all solutions, the overall nature of the obligation is to provide integrated outsourcing solutions to the customer. The agreement represents a stand-

ready obligation to perform these activities across all solutions on an as-needed basis. The customer obtains value from each period of service, and each time increment (i.e., each month, or each benefit cycle in the case of our Health solutions arrangements) is distinct and substantially the same. Accordingly, the ongoing administration services for each solution represents a series and each series (i.e., each month, or each benefit cycle including the enrollment period in the case of our Health solutions arrangements) of distinct services are deemed to be a single performance obligation. In agreements that include multiple performance obligations, we allocate the transaction price to each performance obligation based on a relative stand-alone selling price basis. We establish the stand-alone selling price using observable market prices that the Company charges separately for similar solutions to similar customers.

Our contracts with our clients specify the terms and conditions upon which the services are based. Fees for these outsourced services are primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). These contracts may also include fixed components, including lump-sum implementation fees. Our fees are not typically payable until the commencement of the ongoing administration phase. Once fees become payable, payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

For outsourced Health solution services, each benefits cycle inclusive of the enrollment period represents a time increment under the series guidance and is a single performance obligation. Although ongoing fees are typically not payable until the commencement of the ongoing administrative phase, we begin transferring services to our customers approximately four months prior to payments being due as part of our annual enrollment services. Although our per-participant fees are considered variable, they are typically predictable in nature, and therefore we do not generally constrain any portion of our transaction price estimates. We use an input method based on the labor costs incurred relative to total labor costs as the measure of progress in satisfying our Health solution performance obligation commencing when the customer’s annual enrollment services begin. Given that the Health solution enrollment and administrative services are stand-ready in nature, it can be difficult to estimate the total expected efforts or hours we will incur for a particular benefits cycle. Therefore, the input measure is based on the historical effort expended each month, which is measured as labor cost.

For all other outsourced benefits, human resources and payroll services where each month represents a distinct time increment under the series guidance, we allocate the transaction price to the month we are performing our services. Therefore, the amount recognized each month is the variable consideration related to that month plus any fixed monthly or annual fee, which is recognized on a straight-line basis. Revenue for these types of arrangements are therefore more consistent throughout the year.

In the normal course of business, we enter into change orders or other contract modifications to add or modify services provided to the customer. We evaluate whether these modifications should be accounted for as separate contracts or a modification to an existing contract. To the extent that the modification changes a promise that forms part of the underlying series, the modification is not accounted for as a separate contract.

Other Contracts

In addition to the ongoing outsourced administration services, the Company also has services across all solutions that represent separate performance obligations and that are often shorter in duration, such as our cloud deployment services, cloud advisory services, participant financial advisory services, and annual enrollment services not bundled with ongoing administration services.

Fee arrangements can be in the form of fixed-fee, time-and-materials, or fees based on assets under management. Payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

Services may represent stand-ready obligations that meet the series provision, in which case all variable consideration is allocated to each distinct time increment.

Other services are recognized over-time based on a method that faithfully depicts the transfer of value to the customer, which may be based on the value of labor hours worked or time elapsed, depending on the facts and circumstances.

A portion of the fees for annual enrollment services not bundled with ongoing administration services are in the form of commissions received from carriers and are variable in nature. These annual enrollment services are typically completed over a short period. However, the Company may continue to receive commissions from carriers until the respective policy lapses or is cancelled. The Company bases the estimates of total transaction price on supportable evidence from an analysis of past transactions, and only includes amounts that are probable of being received or not refunded. This is an area requiring significant judgement and as a result, the estimated total transaction price may be lower than the ultimate amount of commissions we may collect. Consequently, the estimate of total transaction price is adjusted over time as the Company receives confirmation of cash received, or as other information becomes available.

The Company has elected to apply practical expedients to not disclose the revenue related to unsatisfied performance obligations if (1) the contract has an original duration of 1 year or less, or (2) the variable consideration is allocated entirely to an unsatisfied performance obligation which is recognized as a series of distinct goods and services that form a single performance obligation.

Contract Costs

Costs to obtain a Contract

The Company capitalizes incremental costs to obtain a contract with a customer that are expected to be recovered. Assets recognized for the costs to obtain a contract, which primarily includes sales commissions paid in relation to the initial contract, are amortized over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions. Commissions paid in relation to contract renewals were immaterial for all periods. The expected life of the underlying customer relationships considers the initial contract terms, which range from 3-5 years as well as expected renewals. For situations where the duration of the contract is 1 year or less, the Company has applied a practical expedient and recognized the costs of obtaining a contract as an expense when incurred. These costs are recorded in Cost of services, exclusive of depreciation and amortization in the Consolidated Statements of Comprehensive Income (Loss).

Costs to fulfill a Contract

The Company capitalizes costs to fulfill contracts which includes highly customized implementation efforts to set up clients and their human resource, payroll or benefit programs. Assets recognized for the costs to fulfill a contract are amortized on a systematic basis over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions.

Amortization for all contracts costs are recorded in Cost of services, exclusive of depreciation and amortization in the Consolidated Statements of Comprehensive Income (Loss) (see Note 5 “Other Financial Data”).

4. Acquisitions

2020 Acquisition

The Company completed one acquisition during the year ended December 31, 2020. The acquisition was not material to the Company’s results of operations, financial position, or cash flows and therefore, the pro forma impact of the acquisition has not been presented. The Company accounted for the acquisition as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The allocation of the purchase price to identifiable assets acquired and liabilities assumed is preliminary and will be finalized in the measurement period. The goodwill identified by this acquisition is primarily attributed to the synergies that are expected to be realized as well as intangible assets that do not qualify for separate recognition, such as workforce. Goodwill is not amortized and is deductible for tax purposes. Upon completion of this acquisition, the business is now wholly-owned by the Company.

2019 Acquisitions

Hodges-Mace

Purchase Price Allocation

On August 1, 2019, the Company completed the acquisition of the Hodges-Mace group (“Hodges”), a provider of employee benefits technology, communications and custom enrollment services, for a purchase price of $297 million in cash payable at closing, subject to customary adjustments set forth in the purchase agreement plus the assumption of certain liabilities. The Company accounted for the acquisition as a business combination under ASC 805. The acquisition of Hodges has been accounted for using the acquisition method of accounting which requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The final allocation of the purchase price based on the fair values of the assets acquired and liabilities assumed, consisted of the following (in millions):

Cash and cash equivalents	$5
Receivables	23
Other current assets	1
Fixed assets	4
Deferred tax assets	1
Other assets	10
Accounts payable and accrued liabilities	(8)
Other current liabilities	(2)
Deferred tax liabilities	(1)
Other liabilities	(39)
Intangible assets	110

Fair value of net assets acquired and liabilities assumed	104
Goodwill	193

Total consideration	$297

Goodwill is calculated as the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is primarily attributed to synergies that are expected to be realized as well as intangible assets that do not qualify for separate recognition, such as workforce. Goodwill is not amortized and is deductible for tax purposes.

Identifiable Intangible Assets

The fair value of the intangible assets acquired consisted of $103 million customer related and contract based intangibles, $5 million of technology related intangibles and $2 million of trade name based intangibles, with estimated useful lives of 12 years, 6 years and 1 year, respectively.

Acquisition Costs

During the year ended December 31, 2019, the Company incurred approximately $3 million of costs related to this acquisition, including legal fees, due diligence fees, and other external costs.

The Company also incurred $4 million of financing fees for additional Senior Notes issued in July 2019 to finance the acquisition. These financing fees are recorded as an offset to the aggregate debt balances and are being amortized on a straight-line basis over the respective loan term (see Note 8 “Debt”).

NGA Human Resources

Purchase Price Allocation

On November 1, 2019, the Company completed the acquisition of NGA Human Resources (“NGA HR”), a leading provider of global HR and payroll services for a purchase price of $141 million. Total consideration was a combination of cash payable at closing plus the assumption of certain liabilities. The Company accounted for the acquisition as a business combination under ASC 805. The acquisition of NGA HR has been accounted for using the acquisition method of accounting which requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The final allocation of the purchase price based on the fair values of the assets acquired and liabilities assumed, consisted of the following (in millions):

Cash and cash equivalents	$11
Receivables	88
Other current assets	42
Fixed assets	15
Deferred tax assets	1
Other non-current assets	78
Accounts payable and accrued liabilities	(109)
Other current liabilities	(57)
Other liabilities	(86)
Intangible assets	78

Fair value of net assets acquired and liabilities assumed	61
Goodwill	80

Total consideration	$141

Goodwill is calculated as the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is primarily attributed to synergies that are expected to be realized as well as intangible assets that do not qualify for separate recognition, such as workforce. Goodwill is not amortized and is deductible for tax purposes.

Other current assets and other non-current assets include deferred project costs of $19 million and $49 million, respectively. Other current liabilities and other liabilities include deferred revenue of $16 million and $40 million, respectively.

Identifiable Intangible Assets

The fair value of the intangible assets acquired consisted of $55 million customer related and contract based intangibles, $21 million of technology related intangibles and $2 million of trade name based intangibles, with estimated useful lives of 8 years, 6 years and 1 year, respectively.

Acquisition Costs

During the year ended December 31, 2019, the Company incurred approximately $6 million of acquisition costs, including legal fees, due diligence fees, and other external costs.

The Company incurred $1 million of financing fees for additional Term Loan entered into in November 2019 to finance the acquisition. These financing fees are recorded as an offset to the aggregate debt balances and are being amortized on a straight-line basis over the respective loan term (see Note 8 “Debt”).

Other Acquisitions

The Company also completed one small acquisition during the year ended December 31, 2019. The acquisition was not material to the Company’s results of operations, financial position, or cash flows and therefore, the pro forma impact of the acquisition has not been presented. The Company accounted for the acquisition as a business combination under ASC 805. The goodwill recorded in relation to this acquisition is primarily attributed to the synergies that are expected to be realized as well as intangible assets that do not qualify for separate recognition, such as the acquired entity’s workforce. Goodwill is not amortized and is deductible for tax purposes. Upon completion of this acquisition, the business is now wholly-owned by the Company.

2018 Acquisitions

The Company completed three acquisitions during the year ended December 31, 2018. The acquisitions were not material to the Company’s results of operations, financial position, or cash flows and, therefore the pro forma impact of the acquisitions has not been presented. The Company accounted for these acquisitions as business combinations under ASC 805. The goodwill recorded in relation to these acquisitions was primarily attributed to the expected synergies as well as intangible assets that did not qualify for separate recognition, such as the acquired entities’ workforces. Goodwill is not amortized and is deductible for tax purposes. Upon completion of these acquisitions, each of these businesses is now wholly-owned by the Company.

Acquisition Costs

During the year ended December 31, 2018, the Company incurred approximately $1 million of acquisition costs, including legal fees, due diligence and other external costs. These costs are recorded in Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss).

5. Other Financial Data

Consolidated Balance Sheets Information

Receivables, net

The components of Receivables, net are as follows (in millions):

	December 31,
	2020	2019
Billed and unbilled receivables	$547	$678
Allowance for expected credit losses	(15)	(13)

Balance at end of period	$532	$665

The Company has not experienced significant write-downs in its receivable balances.

Other current assets

The components of Other current assets are as follows (in millions):

	December 31,
	2020	2019
Deferred project costs	$53	$53
Prepaid expenses	57	58
Commissions receivable	32	—
Other	21	14

Total	$163	$125

Other assets

The components of Other assets are as follows (in millions):

	December 31,
	2020	2019
Deferred project costs	$228	$201
Operating lease right of use asset	129	135
Commissions receivable	25	—
Other	26	22

Total	$408	$358

The current and non-current portions of deferred project costs relate to costs to obtain and fulfill contracts (see Note 3 “Revenue from Contracts with Customers”). During the years ended December 31, 2020, 2019 and 2018, total amortization expense of $74 million, $66 million and $73 million was recorded in Cost of services, exclusive of depreciation and amortization in the Consolidated Statements of Comprehensive Income (Loss), respectively.

The current and non-current portions of the commissions receivable balance as of December 31, 2020 primarily relate to an acquisition completed during the third quarter.

See Note 16 “Lease Obligations” for further information regarding the Operating lease right of use assets recorded as of December 31, 2020 and 2019.

Fixed assets, net

The components of Fixed assets, net are as follows (in millions):

	December 31,
	2020	2019
Capitalized software	$242	$169
Leasehold improvements	63	37
Computer equipment	192	154
Furniture, fixtures and equipment	21	16
Construction in progress	28	39

Total Fixed assets, gross	546	415
Less: Accumulated depreciation	212	132

Fixed assets, net	$334	$283

Included in Computer equipment are assets under finance leases. The balances as of December 31, 2020 and December 31, 2019, net of accumulated depreciation related to these assets were $83 million and $66 million, respectively.

Other current liabilities

The components of Other current liabilities are as follows (in millions):

	December 31,
	2020	2019
Deferred revenue	$148	$218
Operating lease liabilities	41	32
Finance lease liabilities	28	23
Other	107	70

Total	$324	$343

Other liabilities

The components of Other liabilities are as follows (in millions):

	December 31,
	2020	2019
Deferred revenue	$60	$78
Operating lease liabilities	155	157
Finance lease liabilities	59	47
Unrecognized tax positions	48	63
Other	125	109

Total	$447	$454

The current and non-current portions of deferred revenue relates to consideration received in advance of performance under client contracts. During the years ended December 31, 2020, 2019 and 2018, revenue of approximately $175 million, $155 million and $181 million was recognized that was recorded as deferred revenue at the beginning of each period, respectively.

As of December 31, 2020 the current and non-current portions of operating lease liabilities represent the Company’s obligation to make lease payments arising from a lease (see Note 16 “Lease Obligations” for further information). Operating leases for the Company’s office facilities expire at various dates through 2030.

Other current liabilities and Other liabilities include the fair value of outstanding derivative instruments related to interest rate swaps. The balance in Other current liabilities as of December 31, 2020 was $28 million. The balances in Other liabilities as of December 31, 2020 and December 31, 2019 were $19 million and $21 million, respectively (see Note 12 “Derivative Financial Instruments” for further information).

6. Goodwill and Intangible assets, net

The changes in the net carrying amount of goodwill for the years ended December 31, 2020 and December 31, 2019 are as follows (in millions):

	Employer Solutions	Professional Services	Total
Balance as of December 31, 2018	$1,650	$198	$1,848
Acquisitions	304	58	362
Foreign currency translation	3	1	4

Balance as of December 31, 2019	$1,957	$257	$2,214
Acquisitions	17	—	17
Other	5	2	7
Foreign currency translation	6	1	7

Balance as of December 31, 2020	$1,985	$260	$2,245

Intangible assets by asset class are as follows (in millions):

	December 31, 2020			December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer related and contract based intangibles	$2,078	$486	$1,592	$2,086	$342	$1,744
Technology related intangibles	316	180	136	301	127	174
Trade name (finite life)	8	6	2	14	3	11
Trade name (indefinite life)	3	—	3	3	—	3

Total	$2,405	$672	$1,733	$2,404	$472	$1,932

The change in gross carrying amounts for customer related and contract based intangibles, technology related intangibles and finite life trade name intangibles primarily relate to adjustments made as a result of the finalization of the purchase price allocation for the acquisition of NGA HR and the unfavorable impact of foreign currency translation adjustments.

Amortization expense from finite-lived intangible assets was $200 million, $185 million and $180 million for the years ended December 31, 2020, 2019 and 2018, respectively, which was recorded in Depreciation and intangible amortization in the Consolidated Statements of Comprehensive Income (Loss).

Subsequent to December 31, 2020, the annual amortization expense is expected to be as follows (in millions):

	Customer Related and Contract Based Intangibles	Technology Related Intangibles
2021	$146	$53
2022	146	53
2023	146	22
2024	146	5
2025	146	3
Thereafter	862	—

Total amortization expense	$1,592	$136

The estimated annual amortization expense for finite life trade name intangible assets is expected to be $1 million annually for 2021 through January of 2024.

7. Income Taxes

(Loss) income before income tax expense consists of the following (in millions):

	Year Ended
	December 31,
	2020	2019	2018
(Loss) income before income tax expense
U.S. Partnership	$(77)	$28	$(33)
U.S. Corporations	(11)	(2)	—
Entities outside the U.S.	(6)	12	29

Total	$(94)	$38	$(4)

(Loss) income before income tax expense shown above is based on the location of the business unit to which such earnings are attributable for tax purposes. In addition, because the earnings shown above may in some cases be subject to taxation in more than one country, the income tax provision shown below as federal, state or foreign may not correspond to the geographic attribution of the earnings.

The provision for income tax consists of the following (in millions):

	Year Ended
	December 31,
	2020	2019	2018
Income tax expense:
Current:
Federal	$—	$—	$—
State	—	1	(1)
Foreign	9	13	18

Total current tax expense	$9	$14	$17

Deferred tax expense:
Federal	$(1)	$—	$—
State	1	—	1
Foreign	—	2	(1)

Total deferred tax expense	$—	$2	$—

Total income tax expense	$9	$16	$17

The reconciliation of the effective tax rate for all periods presented is as follows (in millions):

	Year Ended
	December 31,
	2020		2019		2018
	Amount	%	Amount	%	Amount	%
(Loss) income before income tax expense	$(94)		$38		$(4)

Provision for income taxes at the statutory rate	$—	—	$—	—	$—	—
State income taxes, net of federal benefit	1	—%	1	3%	—	8%
Foreign taxes	9	(11)%	15	41%	17	(473)%
Other	(1)	1%	—	—%	—	—

Income tax expense	$9	(10)%	$16	44%	$17	(465)%

For the years ended December 31, 2020, 2019 and 2018, the Company’s effective tax rates were (10)%, 44% and (465)%, respectively. The Company and certain of its subsidiaries operate in the U.S. as partnerships for income tax purposes (partnerships generally are not subject to federal income taxes) and generally as corporate entities in non-U.S. jurisdictions. The Company’s effective tax rate for the years ended December 31, 2020, 2019 and 2018 was substantially due to the fact that certain subsidiaries are subject to federal, state, local and foreign income taxes.

The components of the Company’s deferred tax assets and liabilities are as follows (in millions):

	December 31,
	2020	2019
Deferred tax assets:
Employee benefit plans	$1	$1
Other accrued expenses	4	1
Fixed assets	7	7
Deferred revenue	—	1
Intangible assets	1	3
Net operating losses	154	22
Other	3	3

Total	170	38
Valuation allowance on deferred tax assets	(155)	(3)

Total	$15	$35

Deferred tax liabilities:
Intangibles assets	$(3)	$(14)
Other accrued expenses	—	(1)
Other	(7)	(8)

Total	$(10)	$(23)

Net deferred tax asset	$5	$12

During the third and fourth quarters of 2019, the Company recorded deferred income taxes related to the acquisitions of Hodges and NGA HR. The acquisitions resulted in material increases in deferred tax assets and deferred tax liabilities from the prior year. During 2020, as part of our analysis of the final purchase price allocation for NGA HR, we finalized the calculation of the available net operating losses and corresponding valuation allowances and have presented them on a gross basis at December 31, 2020. In the prior year, we did not have the necessary information to present the deferred income taxes on a gross basis.

Deferred income taxes, reflecting assets and liabilities netted by jurisdiction, have been classified on the Consolidated Balance Sheets as follows (in millions):

	December 31,	December 31,
	2020	2019
Deferred tax assets - non-current	$5	$24
Deferred tax liabilities - non-current	—	(12)

Net deferred tax asset	$5	$12

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. Considerations with respect to the realizability of deferred tax assets include the period of expiration of the deferred tax asset, historical earnings and projected future taxable income by jurisdiction and tax liabilities for the tax jurisdiction to which the tax asset relates. Significant management judgment is required in determining the assumptions and estimates related to the amount and timing of future taxable income. Valuation allowances have been maintained and assessed with regard to the tax benefits of certain net operating losses.

The following is a reconciliation of the Company’s beginning and ending amount of uncertain tax positions (in millions):

	2020	2019
Balance at January 1,	$56	$—
Additions for tax positions of prior years	—	56
Reductions for tax positions of prior years	(19)	—
Lapse of statute of limitations	(3)	—

Balance at December 31,	$34	$56

During the third quarter and fourth quarters of 2019, the Company recorded additional income tax reserves for uncertain tax positions related to the acquisition of Hodges and NGA HR, respectively. The Company’s liability for uncertain tax positions as of December 31, 2020 and 2019 includes $30 million and $56 million, respectively, related to amounts that would impact the effective tax rate if recorded.

The Company records interest and penalties related to uncertain tax positions in its provision for income taxes. The Company accrued potential interest and penalties of $18 million and $7 million as of December 31, 2020 and 2019, respectively.

During 2020, as part of our analysis of the final purchase price allocation for NGA HR, we finalized the calculation of uncertain tax positions and related interest and penalties. In the prior year, we did not have the necessary information to separate interest and penalties from the total uncertain tax position.

The Company and its subsidiaries file income tax returns in their respective jurisdictions. All tax periods from the Separation are open for U.S. federal income tax matters, U.S. state and local income tax matters and non-U.S. matters. Prior to the Separation there are no material open tax periods in U.S. federal, state, or local tax jurisdictions. Related to the acquisitions in the third and fourth quarters of 2019, the Company has substantially concluded all U.S. federal and U.S. state and local income tax matters for years through 2014 and all primary non-U.S. jurisdictions through 2011.

8. Debt

Debt outstanding consisted of the following (in millions):

	Maturity Date	December 31, 2020	December 31, 2019
Term Loan	May 1, 2024	$634	$2,908
Term Loan, Amended	October 31, 2026	1,976	—
Secured Senior Notes	June 1, 2025	300	—
Unsecured Senior Notes	June 1, 2025	1,230	960
$24m Revolving Credit Facility	May 1, 2022	—	—
$226m Revolving Credit Facility, Amended	October 31, 2024	—	—
Other	June 30, 2021	10	3

Total		4,150	3,871
Less: term loan and senior note financing fees and premium, net		(72)	(71)

Total debt, net		4,078	3,800
Less: current portion of long term debt, net		(37)	(30)

Total long term debt, net		$4,041	$3,770

Term Loan

In connection with the Separation, in May 2017, the Company entered into a 7-year Initial Term Loan. During November 2017 and November 2019, the Company entered into Incremental Term Loans under identical terms as the Initial Term Loan. In August 2020, the Company refinanced the Term Loan by paying down $270 million of principal using the proceeds from the August 2020 Unsecured Senior Notes issuance, extending the maturity date on $1,986 million of the balance to October 31, 2026, and adding an interest rate floor of 50 bps. Interest rates on the Term Loan borrowings are based on the London Interbank Offered Rate (“LIBOR”) plus 275 or 300 bps, based on defined ratios, and LIBOR plus 325 or 350 bps, based on defined ratios for the amended portion. The Company used the 1-month LIBOR rate for all periods presented. The Company is required to make principal payments at the end of each fiscal quarter based on defined terms in the agreement with the remaining principal balances due on the maturity dates. During the year ended December 31, 2020, the Company made total principal payments of $298 million. The Company utilized swap agreements to fix a portion of the floating interest rates to May 2024 (see Note 12 “Derivative Financial Instruments”).

Secured Senior Notes

During May 2020, the Company issued $300 million of Secured Senior Notes. These Secured Senior Notes have a maturity date of June 1, 2025 and accrue interest at a fixed rate of 5.75% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2020.

Unsecured Senior Notes

In connection with the Separation, in May 2017, the Company issued $500 million of Initial Unsecured Senior Notes. During November 2017, July 2019, and August 2020, the Company issued additional Unsecured Senior Notes under identical terms as the Initial Unsecured Senior Notes for $180 million, $280 million, and $270 million, respectively (collectively “Unsecured Senior Notes”). The Unsecured Senior Notes have a maturity date of June 1, 2025 and accrue interest at a fixed rate of 6.750% per annum, payable semi-annually on June 1 and December 1 of each year.

Revolving Credit Facility

In connection with the Separation, in May 2017, the Company entered into a 5-year $250 million Revolver with a multi-bank syndicate with a maturity date of May 1, 2022. During August 2020, the Company extended the maturity date for $226 million of the Revolver to October 31, 2024. At December 31, 2020, $12 million of unused letters of credit related to various insurance policies and real estate leases were issued under the Revolver and there were no additional borrowings. The Company is required to make periodic payments for commitment fees and interest related to the Revolver and outstanding letters of credit. During the year ended December 31, 2020 the Company made payments of $1 million related to these fees.

As part of the acquisition of NGA HR during the year ended December 31, 2019, the Company acquired a revolving credit facility of approximately $20 million secured on the accounts receivable balance of NGA HR. As of December 31, 2020, the outstanding borrowings under this facility were $10 million, which are reflected in Other in the table above. The facility matures on June 30, 2021, at which time any outstanding borrowings are repayable in full, with interest payable monthly. Interest is calculated as LIBOR plus 3.5% per annum.

Financing Fees, Premiums and Interest Expense

The Company capitalized financing fees and premiums related to the Term Loan, Revolver, Unsecured Senior Notes and Secured Senior Notes issued. These financing fees and premiums are recorded as an offset to the aggregate debt balances and are being amortized over the respective loan terms. All of the incremental issuances referenced were accounted for as debt modifications. The total fees capitalized for each issuance are as follows (in millions):

Capitalized Financing Fees and Premiums	Amount
Initial Term Loan and Unsecured Senior Notes - May 2017	$101
Revolver - May 2017	7
Incremental Term Loan and Unsecured Senior Notes - November 2017	9
Incremental Unsecured Senior Notes - July 2019	1
Incremental Term Loan - November 2019	1
Incremental Secured Senior Notes - May 2020	4
Incremental Unsecured Senior Notes - August 2020	(3)
Term Loan Refinancing - August 2020	15

Total capitalized fees and premiums	$135

For the years ended December 31, 2020, 2019 and 2018, $15 million, $15 million and $17 million was amortized and recorded in Interest expense in the Consolidated Statements of Comprehensive Income (Loss), respectively.

As the Revolver has no outstanding balance as of December 31, 2020, the related $7 million of financing fees are recorded in Other assets and are being amortized on a straight-line basis over the term of the Revolver. The straight-line amortization is approximately $1 million for each year. Amortization for all periods was recorded in Interest expense in the Consolidated Statements of Comprehensive Income (Loss). As of December 31, 2020, $1 million and $1 million of unamortized financing fees related to the Revolver are recorded in Other current assets and Other assets, respectively, on the Consolidated Balance Sheets. As of December 31, 2019, $1 million and $3 million of unamortized financing fees related to the Revolver are recorded in Other current assets and Other assets, respectively, on the Consolidated Balance Sheets.

Total interest expense related to the debt instruments for the year ended December 31, 2020, 2019 and 2018 was $204 million, $223 million and $209 million, respectively, which included amortization of financing fees of $17 million for each annual period. Interest expense is recorded in Interest expense in the Consolidated Statements of Comprehensive Income (Loss).

Principal Payments

Aggregate contractual principal payments as of December 31, 2020 are as follows (in millions):

2021	$37
2022	26
2023	26
2024	634
2025	1,550
Thereafter	1,877

Total payments	$4,150

9. Members’ Equity

Class A Common Units

In connection with the Separation, the Initial Investors contributed $1,233 million for 123,300 Class A common units. In July 2017, an additional investor contributed $4 million for 400 Class A common units. There were no grants of Class A common units during the years ended December 31, 2020, 2019 and 2018. Each holder of Class A common units is entitled to one vote per unit.

Class A-1 Common Units

In September 2017, the Company issued 637 Purchased Class A-1 common units in exchange for $6 million in capital contributions, and also granted 1,661 Restricted Class A-1 common units (“RSUs”) (“Class A-1 common units”). During the year ended December 31, 2018, the Company issued an additional 188 purchased Class A-1 common units in exchange for $3 million in capital contributions. There were no issuances of Class A-1 common units or grants of RSUs during the years ended December 31, 2020 and 2019. Holders of Class A-1 common units are not entitled to voting rights.

Class B Common Units

In September 2017, the Company granted 9,540 Class B common units (“PRSUs”). During the years ended December 31, 2020, 2019 and 2018, the Company granted 7,459, 2,587 and 1,118 PRSUs, respectively. Holders of Class B common units are not entitled to voting rights.

Distributions

The Company’s Board of Directors may declare distributions to the holders of the Company’s common units listed above based on the following order of priorities: (1) first to the holders of Class A and Class A-1 Common units, pro rata based on the amount of the Class A and Class A-1 unreturned capital value, defined as the excess of the value of the common units upon issuance minus the aggregate amount of all distributions made by the Company to the date of the distribution and (2) second to the holders of Class A, Class A-1 and Class B common units, pro rata based on the number of units held.

Share-Based Compensation Expense

The RSUs vest ratably over periods of one to five years. Generally, one-third of the PRSUs issued have time-based vesting conditions and vest ratably over five years from the date of grant (“Time-based PRSUs”), while the majority of the remaining two-thirds of the PRSUs have vesting conditions that are contingent upon the occurrence of certain liquidity events and the achievement of defined internal rates of return and multiples on invested capital (“Performance-based PRSUs”).

The grant date fair values of the RSUs is equal to the value of the shares acquired by Initial Investors at the time of the Separation. The grant date fair values of the PRSUs are based on a Monte Carlo simulation methodology which requires management to make certain assumptions and apply judgement.

Management determined the expected volatility based on the average implied asset volatilities of comparable companies as we do not have sufficient trading history for our units. The expected term represents the period PRSUs that are expected to be outstanding. Because of the lack of sufficient historical data necessary to calculate the expected term, we used the contractual vesting period of five years to estimate the expected term.

	December 31,
	2020	2019
Expected dividends	—	—
Expected volatility	45%	45%
Risk-free interest rate	1%	1%
Expected term (in years)	2	3

The Company recognizes share-based compensation expense for the RSUs and Time-based PRSUs over their requisite service periods which range from one to five years. The Company recognizes share-based compensation expense for Performance-based PRSUs based on the vesting conditions discussed above. The Company recorded share-based compensation expense of $5 million, $9 million and $14 million for the years ended December 31, 2020, 2019 and 2018, respectively, related to the Company’s RSUs, Time-based PRSUs, and Performance-based PRSUs.

The following table summarizes the unit activity during the year ended December 31, 2020:

			PRSUs Outstanding and Unvested
	RSUs Outstanding and Unvested	Weighted Average Grant Date Fair Value Per Unit	Time based PRSUs	Weighted Average Grant Date Fair Value Per Unit	Performance based PRSUs	Weighted Average Grant Date Fair Value Per Unit
Balance as of December 31, 2017	1,653	$10,000	3,180	$3,320	6,360	$2,626
Granted	—	—	373	7,203	745	5,675
Vested	(688)	10,000	(590)	3,320	—	—
Forfeited	(96)	10,000	(307)	3,647	(613)	2,872

Balance as of December 31, 2018	869	$10,000	2,656	$3,827	6,492	$2,952
Granted	—	—	862	4,578	1,725	4,572
Vested	(508)	10,000	(615)	3,758	—	—
Forfeited	(30)	10,000	(327)	3,320	(654)	2,626

Balance as of December 31, 2019	331	$10,000	2,576	$4,159	7,563	$3,350
Granted	—	—	1,990	4,578	5,469	4,572
Vested	(227)	10,000	(717)	3,911	—	—
Forfeited	(22)	10,000	(932)	4,370	(3,809)	3,513

Balance as of December 31, 2020	82	$10,000	2,917	$4,410	9,223	$4,015

The fair value of the Time-based PRSUs that vested during the years ended December 31, 2020, 2019, and 2018 was $3 million, $2 million and $2 million, respectively. The fair value of the RSUs that vested during the years ended December 31, 2020, 2019 and 2018 were $2 million, $5 million and $7 million, respectively.

As of December 31, 2020, total future compensation expense related to unvested RSUs and the Time-based PRSUs was $11 million which will be recognized over a remaining weighted-average amortization period of approximately 3.8 years. As of December 31, 2020, total future compensation expense related to the Performance-based PRSUs was $29 million which will be recognized over approximately the next 4.0 years.

Accumulated Other Comprehensive Loss

As of December 31, 2020, the Accumulated other comprehensive loss balance included unrealized losses for interest rate swaps and foreign currency translation adjustments related to our foreign subsidiaries that do not have the U.S. dollar as their functional currency.

Changes in Accumulated other comprehensive income (loss) by component, are as follows (in millions):

	Foreign Currency Translation Adjustments	Foreign Currency Hedge(1)	Interest Rate Swaps(2)	Total
Balance at December 31, 2017	$—	$6	$9	$15
Other comprehensive (loss) income before reclassifications	(9)	(6)	8	(7)
Tax expense	—	—	—	—

Other comprehensive (loss) income before reclassifications, net	(9)	(6)	8	(7)
Amounts reclassified from accumulated other comprehensive loss, net	—	—	(5)	(5)
Tax expense	—	—	—	—

Amounts reclassified from accumulated other comprehensive loss, net	—	—	(5)	(5)

Net current period other comprehensive (loss) income	(9)	(6)	3	(12)

Balance at December 31, 2018	$(9)	$—	$12	$3

Other comprehensive (loss) income before reclassifications	6	—	(30)	(24)
Tax expense	—	—	—	—

Other comprehensive (loss) income before reclassifications, net	6	—	(30)	(24)
Amounts reclassified from accumulated other comprehensive income (loss), net	—	—	(4)	(4)
Tax expense	—	—	—	—

Amounts reclassified from accumulated other comprehensive income (loss), net	—	—	(4)	(4)

Net current period other comprehensive (loss) income	6	—	(34)	(28)

Balance at December 31, 2019	$(3)	$—	$(22)	$(25)

Other comprehensive (loss) income before reclassifications	8	—	(47)	(39)
Tax expense	—	—	—	—

Other comprehensive (loss) income before reclassifications, net	8	—	(47)	(39)
Amounts reclassified from accumulated other comprehensive income (loss), net	—	—	22	22
Tax expense	—	—	—	—

Amounts reclassified from accumulated other comprehensive income (loss), net	—	—	22	22

Net current period other comprehensive (loss) income	8	—	(25)	(17)

Balance at December 31, 2020	$5	$—	$(47)	$(42)

(1)	Reclassifications from this category are recorded in Cost of services, exclusive of depreciation and amortization.
(2)	Reclassifications from this category are recorded in Interest expense. See Note 12 “Derivative Financial Instruments” for additional information.

10. Earnings Per Unit

The Company calculates basic and diluted earnings per unit for the Class A, Class A-1 and Class B common units according to their participation rights in the distributions of undistributed earnings. The earnings available to each class of unit are divided by the weighted average number of units for the period in each class. Diluted earnings per unit assume the issuance of units for all potentially dilutive unit equivalents outstanding; however, none of the Performance-based Class B common units were included as the conditions related to the achievement of the defined internal rates of return and multiples on invested capital were not met as of December 31, 2020.

Distributions

The Company’s Board of Directors may declare distributions to the holders of the Company’s common units listed above based on the following order of priorities: 1) first to the holders of Class A and Class A-1 Common units, pro rata based on the amount of the Class A and Class A-1 unreturned capital value, defined as the excess of the value of the common units upon issuance minus the aggregate amount of all distributions made by the Company to the date of the distribution and 2) second to the holders of Class A, Class A-1 and Class B common units, pro rata based on the number of units held and vested. For the year ended December 31, 2020, only the Class A and Class A-1 unit holders were entitled to distributions of undistributed earnings. The Time-based PRSUs were not entitled to any distributions as the first condition in the order of priorities above had not been satisfied.

During the year ended December 31, 2020 the Company made tax related distributions of $3 million of behalf of the Class A and Class A-1 unit holders. During the year ended December 31, 2019 the Company made tax related distributions of $10 million on behalf of the Class A, Class A-1 and Class B common unit holders. During the year ended December 31, 2018, the Company made tax related distributions of $2 million on behalf of the Class A and Class A-1 common unit holders.

Basic and diluted earnings per unit are as follows (in millions, except for unit and per unit amounts):

	Year Ended
	December 31,
	2020	2019	2018
Net (loss) income available to unit holders	$(103)	$22	$(21)

Basic weighted average units outstanding	125,453	125,332	124,601
Dilutive effect	281	252	217

Diluted weighted average units outstanding	125,734	125,584	124,818

Basic income (loss) per unit	$(820.87)	$179.27	$(168.52)
Dilutive effect	—	0.36	—

Diluted income (loss) per unit	$(820.87)	$178.91	$(168.52)

For the years ended December 31, 2020 and December 31, 2018, 281 units and 217 units, respectively, were not included in the computation of diluted loss per unit because their inclusion would be anti-dilutive. Furthermore, for the years ended December 31, 2020 and December 31, 2018, the pro forma effect of the number of shares whose proceeds were used to pay for tax related distributions were not included in the computation of diluted loss per unit because their inclusion would be anti-dilutive.

11. Segment Reporting

The Company’s reportable segments have been determined using a management approach, which is consistent with the basis and manner in which the Company’s chief operating decision maker (“CODM”) uses financial information for the purposes of allocating resources and evaluating performance. The Company’s

CODM is its Chief Executive Officer. The CODM evaluates the performance of the Company based on its total revenue and segment profit, which is Adjusted EBITDA, and which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance.

The CODM also uses revenue and segment profit to manage and evaluate our business, make planning decisions, and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

During the third quarter of 2020, the Company realigned and renamed certain reportable segments due to a reorganization of the Company’s strategic alignment. As a result of the reorganization, the Company transitioned from a two segment structure to a three segment structure in which new reportable segments, Employer Solutions and Professional Services, replace the legacy Solutions segment. The Hosted Business segment remains unchanged. Employer Solutions are driven by our digital, software and AI-led capabilities and spanning total employee wellbeing and engagement, including integrated employee wellness, benefits administration, healthcare navigation and financial health. Professional Services includes our cloud deployment, advisory and application management services. The Hosted Business continues to offer human capital management services on hosted enterprise resource planning platforms, including Oracle.

The accounting policies of the segments are the same as those described in Note 2 “Accounting Policies and Practices.” The Company does not report assets by reportable segments as this information is not reviewed by the CODM on a regular basis.

Information regarding the Company’s current reportable segments is as follows (in millions):

	Revenue
	Year Ended
	December 31,
	2020	2019	2018
Employer Solutions
Recurring	$2,051	$1,834	$1,721
Project	237	250	252

Total Employer Solutions	2,288	2,084	1,973
Professional Services
Recurring	108	56	33
Project	260	229	165

Total Professional Services	368	285	198
Hosted Business	72	183	207

Total	$2,728	$2,552	$2,378

	Segment Profit
	Year Ended
	December 31,
	2020	2019	2018
Employer Solutions	$533	$554	$530
Professional Services	31	7	10
Hosted Business	—	35	36

Total of all reportable segments	564	596	576
Share-based compensation	5	9	14
Separation from Aon expenses(1)	—	—	49
Non-recurring professional expenses(2)	—	14	1
Transformation initiatives(3)	8	22	52
Restructuring	77	14	—
Other(4)	36	19	27
Depreciation	91	68	49
Intangible amortization	200	185	180

Operating Income	147	265	204
Interest expense	234	224	208
Other expense, net	7	3	—

(Loss) Income Before Income Tax Expense	$(94)	$38	$(4)

(1)

Separation from Aon expenses relate to costs incurred establishing Alight as a stand-alone company following the separation from Aon. These costs primarily include external advisor costs, costs related to certain properties, costs to implement stand-alone tax processes and branding costs.

(2)	Non-recurring professional expenses relate to costs incurred in respect of our postponed initial public offering.
(3)

Transformation initiatives in fiscal years 2020 and 2019 primarily include expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019. Transformation initiatives in fiscal year 2018 includes expenses incurred, primarily subsequent to the Separation, related cost savings activities, the strategic transaction with Wipro, enhancing our data center, severance, restructuring of certain property leases and outsourcing certain IT and print fulfillment functions.

(4)	Other primarily includes long-term incentive expenses and expenses related to acquisitions, offset by Other expense, net.

There was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Revenue by geographic location is as follows (in millions):

	Year Ended
	December 31,
	2020	2019	2018
United States	$2,353	$2,361	$2,226
Rest of world	375	191	152

Total	$2,728	$2,552	$2,378

Long-lived assets, representing Fixed assets, net and Operating lease right of use assets, by geographic location is as follows (in millions):

	December 31,
	2020	2019
United States	$415	$358
Rest of world	48	60

Total	$463	$418

12. Derivative Financial Instruments

The Company is exposed to market risks, including changes in interest rates. To manage the risk related to these exposures, the Company has entered into various derivative instruments that reduce these risks by creating offsetting exposures.

Interest Rate Swaps

The Company has utilized swap agreements that will fix the floating interest rates associated with its Term Loan as shown in the following table:

Designation Date	Effective Date	Initial Notional Amount	Notional Amount Outstanding as of December 31, 2020	Fixed Rate	Expiration Date
May 2017	May 2019	$427,500,000	$427,500,000	2.0850%	May 2022
May 2017	May 2019	100,000,000	100,000,000	2.0850%	May 2022
August 2020	August 2020	557,500,000	557,500,000	2.5070%	May 2022
August 2020	July 2020	110,136,580	106,850,380	2.6250%	February 2023
August 2020	August 2020	89,863,420	93,149,620	3.0854%	February 2023
August 2020	August 2020	181,205,050	175,985,150	0.7775%	May 2024
August 2020	August 2020	388,877,200	382,911,600	0.7430%	May 2024
August 2020	May 2022	220,130,318	n/a	0.2640%	May 2024
August 2020	May 2022	306,004,562	n/a	0.2450%	May 2024

The swap agreements entered into in May 2020 and amended in August 2020 will maintain a constant fixed debt ratio by stepping up as existing swaps mature and also amortize to maturity as the required minimum principal payments are made on the Term Loan. The August 2020 swap agreement modification was executed in conjunction with the refinancing of the Term Loan, which incorporated an interest rate floor of 50 bps on a portion of the swaps related to the extended Term Loan. All interest rate swaps have been designated as cash flow hedges. As a result of the amendment, the fair value of the instruments at the time of re-designation are being amortized into interest expense over the remaining life of the instruments.

Financial Instrument Presentation

The fair values and location of outstanding derivative instruments recorded in the Consolidated Balance Sheets are as follows (in millions):

	December 31,	December 31,
	2020	2019
Liabilities
Other current liabilities	$28	$—
Other liabilities	19	21

Total	$47	$21

The Company estimates that approximately $28 million of derivative losses included in Accumulated other comprehensive loss as of December 31, 2020 will be reclassified into earnings over the next twelve months.

13. Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards related to fair value measurements include a hierarchy for information and valuations used in measuring fair value that is broken down into three levels based on reliability, as follows:

•	Level 1 – observable inputs such as quoted prices in active markets for identical assets and liabilities;

•	Level 2 – inputs other than quoted prices for identical assets in active markets that are observable either directly or indirectly; and

•	Level 3 – unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The Company’s financial assets measured at fair value on a recurring basis are as follows (in millions):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swaps	$—	$47	$—	$47
Contingent consideration liability	—	—	26	26

Total liabilities recorded at fair value	$—	$47	$26	$73

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swaps	$—	$21	$—	$21
Contingent consideration liability	—	—	22	22

Total liabilities recorded at fair value	$—	$21	$22	$43

The valuations of the derivatives intended to mitigate our interest rate risk are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each instrument. This analysis utilizes observable market-based inputs, including interest rate curves, interest rate volatility, or spot and forward exchange rates, and reflects the contractual terms of these instruments, including the period to maturity. In addition, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential non-performance risk.

The contingent consideration liabilities relate to acquisitions completed during the years ended December 31, 2020, December 31, 2019 and December 31, 2018, and are included in Other current liabilities and Other liabilities on the Consolidated Balance Sheets. The fair value of these liabilities is determined using a discounted cash flow analysis. Changes in the fair value of the liabilities are included in Other expense, net in the Consolidated Statements of Comprehensive Income (Loss). Significant unobservable inputs are used in the assessment of fair value, including assumptions regarding discount rates and probability assessments based on the likelihood of reaching the various targets set out in the acquisition agreements. The following table summarizes the changes in deferred contingent consideration liabilities (in millions):

	Year Ended
	December 31,
	2020	2019
Beginning balance	$22	$17
Acquisitions	3	5
Remeasurement of acquisition-related contingent consideration	8	—
Payments	(7)	—

Ending Balance	$26	$22

The Company’s financial liabilities not measured at fair value on a recurring basis are as follows (in millions):

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
Current portion of long term debt, net	$37	$37	$30	$30
Long term debt, net	4,041	4,090	3,770	3,829

Total	$4,078	$4,127	$3,800	$3,859

The carrying value of the Term Loan and Senior notes include the outstanding principal balances, less any unamortized discount or premium. The carrying value of the Term Loan approximates fair value as it bears interest at variable rates and we believe our credit risk is consistent with when the debt originated. The outstanding balances under the Senior Notes have fixed interest rates and the fair value is classified as Level 2 within the fair value hierarchy and corroborated by observable market data (see Note 8 “Debt”).

The carrying amounts of Cash and cash equivalents, Receivables, net and Accounts payable and accrued liabilities approximate their fair values due to the short-term maturities of these instruments.

During the year ended December 31, 2020 there were no transfers in or out of the Level 1, Level 2 or Level 3 classifications.

14. Restructuring and Integration

During the third quarter of 2019, management initiated a restructuring and integration plan (“the Plan”) following the completion of the Hodges acquisition and in anticipation of the NGA HR acquisition, which was completed on November 1, 2019. The Plan is intended to integrate and streamline operations across the Company and is expected to generate cost reductions related to position eliminations and facility and system rationalizations. The Company expects to incur costs related to severance, contract and lease exits and other related costs. The Company expects these restructuring and integration activities and related expenses to affect continuing operations through the first quarter of 2022.

The Plan is expected to result in cumulative costs of approximately $135 million through the end of the plan, consisting of approximately $80 million in severance and related benefits, and approximately $55 million in other costs, including technology realization, lease consolidation costs, advisory and consulting fees. The Plan is expected to generate annual cost savings of approximately $196 million by 2022.

From the inception of the Plan through December 31, 2020, the Company has incurred total expenses of $91 million. These charges are recorded in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss).

The following table summarizes restructuring costs by type that have been incurred through December 31, 2020 and are estimated to be incurred through the end of the Plan. Estimated costs by type may be revised in future periods as these assumptions are updated:

	Year Ended December 31, 2020	Inception to Date	Estimated Remaining Costs	Estimated Total Cost(1)
Employer Solutions
Severance and Related Benefits	$33	$39	$28	$67
Other Restructuring Costs(2)	34	40	8	48

Total Employer Solutions	$67	$79	$36	$115
Professional Services
Severance and Related Benefits	$6	$7	$6	$13
Other Restructuring Costs(2)	4	5	2	7

Total Professional Services	$10	$12	$8	$20

Total Restructuring Costs	$77	$91	$44	$135

(1)

Actual costs, when incurred, may vary due to changes in the assumptions built into the Plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives.

(2)	Other costs associated with the Plan primarily include consulting and legal fees and lease consolidation.

As of December 31, 2020, approximately $15 million of the restructuring liability is unpaid and is recorded in Accounts payable and accrued liabilities on the Consolidated Balance Sheets.

	Severance and Related Benefits	Other Restructuring Costs	Total
Accrued restructuring liability as of December 31, 2019	$4	$—	$4
Restructuring charges	39	38	77
Cash payments	(31)	(28)	(59)
Non-cash charges(1)	—	(7)	(7)

Accrued restructuring liability as of December 31, 2020	$12	$3	$15

(1)	Non-cash charges primarily include acceleration of prepaid expenses.

15. Employee Benefits

Defined Contribution Savings Plans

Certain of the Company’s employees participate in a defined contribution savings plan sponsored by the Company. For the years ended December 31, 2020, 2019 and 2018, expenses were $46 million, $49 million and $44 million, respectively. Expenses were recognized in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss).

16. Lease Obligations

The Company determines if an arrangement is a lease at inception. Operating leases are included in Other assets, Other current liabilities and Other liabilities in the Consolidated Balance Sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, the Company uses its incremental borrowing rate which is based on the information available at the lease commencement date. The Company’s lease terms may include options to extend or not terminate the lease when it is reasonably certain that it will exercise any such options. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized on a straight-line basis over the expected lease term.

The Company’s most significant leases are office facilities. For these leases, the Company has elected the practical expedient permitted under ASU 2016-02, “Leases (Topic 842)” (“ASC 842”) to combine lease and non-lease components. As a result, non-lease components are accounted for as an element within a single lease. The Company’s remaining operating leases are primarily comprised of equipment leases. The Company also leases certain IT equipment under finance leases which are reflected on the Company’s Consolidated Balance Sheets as computer equipment within Fixed assets, net.

Certain of the Company’s operating lease agreements include variable payments that are passed through by the landlord, such as insurance, taxes, common area maintenance, payments based on the usage of the asset, and rental payments adjusted periodically for inflation. These variable payments are not included in the lease liabilities reflected on the Company’s Consolidated Balance Sheets.

The Company does sublease portions of our buildings to third parties. The right of use liability associated with these leases are not offset with expected rental incomes, as we remain primarily obligated for the leases.

The Company’s lease agreements do not contain material residual value guarantees, restrictions, or covenants.

The components of lease expense were as follows (in millions):

	Year Ended
	December 31,
	2020	2019
Operating lease cost	$40	$27
Finance lease cost:
Amortization of leased assets	21	15
Interest of lease liabilities	4	4
Variable and short-term lease cost	6	8
Sublease income	(6)	(8)

Total lease cost	$65	$46

Supplemental balance sheet information related to leases was as follows (in millions, except lease term and discount rate):

	December 31,
	2020	2019
Operating Leases
Operating lease right-of-use assets	$129	$135

Current operating lease liabilities	41	32
Noncurrent operating lease liabilities	155	157

Total operating lease liabilities	$196	$189

Finance Leases
Fixed assets, net	$83	$66

Current finance lease liabilities	28	23
Noncurrent finance lease liabilities	59	47

Total finance lease liabilities	$87	$70

Weighted Average Remaining Lease Term (in years)
Operating leases	6.6	5.3
Finance leases	3.5	3.4
Weighted Average Discount Rate
Operating leases	5.6%	5.6%
Finance leases	4.4%	4.9%

Supplemental cash flow and other information related to leases was as follows (in millions):

	December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$42	$36
Operating cash flows from finance leases	4	4
Financing cash flows from finance leases	24	13
Right-of use assets obtained in exchange for lease obligations
Operating leases	$26	$58
Finance leases	62	24

Future lease payments for lease obligations with initial terms in excess of one year as of December 31, 2020 are as follows (in millions):

	Finance Leases	Operating Leases
2021	$28	$36
2022	26	33
2023	22	30
2024	15	30
2025	3	20
Thereafter	—	61

Total lease payments	94	210
Less: amount representing interest	(7)	(39)

Total lease obligations, net	87	171
Less: current portion of lease obligations, net	(28)	(35)

Total long term portion of lease obligations, net	$59	$136

The operating lease future lease payments include sublease rental income of $6 million for each of the years 2021 through 2023, $5 million and $2 million for 2024 and 2025, respectively.

Comparative Period Disclosure under ASC 840:

Total rental expenses for operating leases, including amounts applicable to taxes, insurance and maintenance for operating leases are as follows (in millions):

Year Ended
December 31,
2018
Rental expenses	$32
Less: Sub lease rental income	(10)

Net rental expense	$22

Total interest expense related to the capital leases for the year ended December 31, 2018 was $2 million.

17. Commitments and Contingencies

Legal

The Company is subject to various claims, tax assessments, lawsuits, and proceedings that arise in the ordinary course of business relating to the delivery of our services and the effectiveness of our technologies. The damages claimed in these matters are or may be substantial. Accruals for any exposures, and related insurance or other receivables, when applicable, are included on the Consolidated Balance Sheets and have been recognized in Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss) to the extent that losses are deemed probable and are reasonably estimable. These amounts are adjusted from time to time as developments warrant. Management believes that the reserves established are appropriate based on the facts currently known. The reserves recorded at December 31, 2020 and 2019 were not significant.

Guarantees and Indemnifications

The Company provides a variety of service performance guarantees and indemnifications to its clients. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These notional amounts may bear no relationship to the future payments that may be made, if any, for these guarantees and indemnifications.

To date the Company has not been required to make any payment under any client arrangement as described above. The Company has assessed the current status of performance risk related to the client arrangements with performance guarantees and believes that any potential payments would be immaterial to the Consolidated Financial Statements.

Purchase Obligations

The Company’s expected cash outflow for non-cancellable purchase obligations related to purchases of information technology assets and services is $27 million, $26 million, $26 million, $27 million, $9 million and $7 million for the years ended 2021, 2022, 2023, 2024, 2025 and thereafter, respectively.

Service Obligations

On September 1, 2018, the Company executed an agreement to form a strategic partnership with Wipro, a leading global information technology, consulting and business process services company.

The Company’s expected cash outflow for non-cancellable service obligations related to our strategic partnership with Wipro is $134 million, $141 million, $147 million, $154 million, $162 million and $502 million for the years ended 2021, 2022, 2023, 2024, 2025 and thereafter, respectively.

The Company may terminate its arrangement with Wipro for cause or for the Company’s convenience. In the case of a termination for convenience, the Company would be required to pay a termination fee, including certain of Wipro’s unamortized costs, plus 25% of any remaining portion of the minimum level of services the Company agreed to purchase from Wipro over the course of 10 years.

18. Subsequent Events

On January 20, 2021, the Company announced that Cathinka Wahlstrom was appointed as our new Chief Commercial Officer.

On January 25, 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Foley Trasimene Acquisition Corp (“Foley Trasimene”), its wholly owned subsidiary Alight, Inc. (f/k/a Acrobat Holdings, Inc., “New Pubco”), and certain other parties thereto. Foley Trasimene is a special purpose acquisition company that was formed for the purpose of effecting a business combination with one or more operating businesses. New Pubco and Foley Trasimene have obtained commitments from certain investors for a private placement of equity of New Pubco in connection with the completion of the transactions contemplated by the Business Combination Agreement pursuant to the terms of a number of subscription agreements. Under the terms of the proposed transaction, among other things, Foley Trasimene and the Company will each merge with wholly owned subsidiaries of New Pubco. As a result of the business combination, Foley Trasimene and the Company will each become subsidiaries of New Pubco, which will become a publicly traded entity under the name “Alight, Inc.” with its Class A common stock traded on the New York Stock Exchange under the symbol “ALIT”. The transaction reflects an implied pro-forma enterprise value at closing of approximately $7.3 billion. Existing Company equity holder Blackstone will remain a significant investor in the combined company.

Completion of the transaction is subject to approval by Foley Trasimene shareholders, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission in connection with the transaction, and other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the second quarter of 2021.

Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the Consolidated Financial Statements.

FINANCIAL STATEMENTS

Tempo Holding Company, LLC

For the quarterly and year to date periods ended

June 30, 2021

FINANCIAL STATEMENTS

Tempo Holding Company, LLC

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions)	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$460	$506
Receivables, net	486	532
Other current assets	165	163

Total Current Assets Before Fiduciary Assets	1,111	1,201
Fiduciary assets	1,015	1,030

Total Current Assets	2,126	2,231
Goodwill	2,250	2,245
Intangible assets, net	1,634	1,733
Fixed assets, net	338	334
Deferred tax assets, net	5	5
Other assets	445	408

Total Assets	$6,798	$6,956

Liabilities and Members’ Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$336	$394
Current portion of long term debt	37	37
Other current liabilities	304	324

Total Current Liabilities Before Fiduciary Liabilities	677	755
Fiduciary liabilities	1,015	1,030

Total Current Liabilities	1,692	1,785
Long term debt	4,035	4,041
Other liabilities	380	447

Total Liabilities	$6,107	$6,273

Commitments and Contingencies (Note 16)
Members’ Equity
Members’ equity (123,700 and 123,700 A units, 1,817 and 1,800 A-1 units and 2,088 and 1,736 B units issued and outstanding, in each case, as of June 30, 2021 and December 31, 2020, respectively)	$854	$852
Retained deficit	(152)	(127)
Accumulated other comprehensive loss	(11)	(42)

Total Members’ Equity	$691	$683

Total Liabilities and Members’ Equity	$6,798	$6,956

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Tempo Holding Company, LLC

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per unit amounts)	2021	2020	2021	2020
Revenue	$672	$647	$1,361	$1,340
Cost of services, exclusive of depreciation and amortization	436	444	888	906
Depreciation and amortization	19	16	38	29

Gross Profit	217	187	435	405
Operating Expenses
Selling, general and administrative	105	112	222	236
Depreciation and intangible amortization	56	57	111	113

Total operating expenses	161	169	333	349

Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	(6)	(30)	(30)	(51)
Income tax benefit	(2)	(5)	(5)	(5)

Net Loss	$(4)	$(25)	$(25)	$(46)

Net Loss Per Unit:
Basic	$(33.65)	$(196.81)	$(201.31)	$(368.90)

Diluted	$(33.65)	$(196.81)	$(201.31)	$(368.90)

Net Loss	$(4)	$(25)	$(25)	$(46)
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives	6	(1)	23	(36)
Foreign currency translation adjustments	4	(5)	8	(21)

Total other comprehensive income (loss), net of tax:	10	(6)	31	(57)

Comprehensive Income (Loss)	$6	$(31)	$6	$(103)

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Tempo Holding Company, LLC

Condensed Consolidated Statements of Members’ Equity

(Unaudited)

	Members’ Equity						Accumulated Other Comprehensive (Loss) Income	Total
	Class A Units		Class A-1 Units		Class B Units
(in millions, except unit amounts)	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2020	123,700	$699	1,800	$12	1,736	$14	$(42)	$683

Comprehensive (loss) income, net of tax	—	(21)	—	—	—	—	21	—
Restricted share units vested, net of units withheld in lieu of taxes	—	—	1	—	50	—	—	—
Unit repurchases	—	—	(75)	(1)	(89)	(1)	—	(2)
Share-based compensation expense	—	—	—	—	—	2	—	2

Balance at March 31, 2021	123,700	$678	1,726	$11	1,697	$15	$(21)	$683

Comprehensive (loss) income, net of tax	—	(4)	—	—	—	—	10	6
Restricted share units vested, net of units withheld in lieu of taxes	—	—	91	(1)	391	—	—	(1)
Share-based compensation expense	—	—	—	1	—	2	—	3

Balance at June 30, 2021	123,700	$674	1,817	$11	2,088	$17	$(11)	$691

	Members’ Equity						Accumulated Other Comprehensive Loss	Total
	Class A Units		Class A-1 Units		Class B Units
(in millions, except unit amounts)	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2019	123,700	$804	1,683	$15	1,107	$11	$(25)	$805

Comprehensive loss, net of tax	—	(21)	—	—	—	—	(51)	(72)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	11	—	15	—	—	—
Share-based compensation expense	—	—	—	—	—	2	—	2

Balance at March 31, 2020	123,700	$783	1,694	$15	1,122	$13	$(76)	$735

Comprehensive loss, net of tax	—	(25)	—	—	—	—	(6)	(31)
Distribution of members’ equity	—	(1)	—	—	—	—	—	(1)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	157	(1)	209	—	—	(1)
Unit repurchases	—	—	(55)	(2)	(88)	(1)	—	(3)
Share-based compensation expense	—	—	—	1	—	1	—	2

Balance at June 30, 2020	123,700	$757	1,796	$13	1,243	$13	$(82)	$701

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Tempo Holding Company, LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in millions)	2021	2020
Cash flows from operating activities
Net loss	$(25)	$(46)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation	49	42
Intangible amortization expense	100	100
Noncash lease expense	10	16
Financing fee and premium amortization	9	10
Share-based compensation expense	5	4
Other	1	1
Change in assets and liabilities:
Receivables	51	38
Accounts payable and accrued liabilities	(45)	(34)
Other assets and liabilities	(97)	(111)

Cash provided by operating activities	$58	$20

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	3
Capital expenditures	(55)	(47)

Cash used for investing activities	$(55)	$(44)

Cash flows from financing activities
Net (decrease) increase in fiduciary liabilities	(15)	46
Members’ equity unit repurchase	(2)	(3)
Distributions of members’ equity	—	(1)
Borrowings from banks	110	401
Financing fees	—	(4)
Repayments to banks	(124)	(111)
Principal payments on finance lease obligations	(17)	(11)
Settlements of interest rate swaps	(14)	(7)
Tax payment for units withheld in lieu of taxes	(1)	(1)
Contingent consideration payments	(1)	(1)

Cash (used for) provided by financing activities	$(64)	$308

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(3)
Net (decrease) increase in cash, cash equivalents and restricted cash	(61)	281
Cash, cash equivalents and restricted cash at beginning of period	1,536	985

Cash, cash equivalents and restricted cash at end of period	$1,475	$1,266

Reconciliation of cash, cash equivalents, and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$460	$453
Restricted cash included in fiduciary assets	1,015	813

Total cash, cash equivalents and restricted cash	$1,475	$1,266

Supplemental disclosures:
Interest paid	$112	$99
Income taxes paid	5	13
Supplemental disclosure of non-cash financing activities:
Fixed asset additions acquired through finance leases	$2	$51
Right of use asset additions acquired through operating leases	10	25
Non-cash fixed asset additions	—	26

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Notes to the Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation and Nature of Business

Tempo Holding Company, LLC (“Holdco,” the “Company” or “we”) was formed under the laws of the State of Delaware on March 7, 2017. Holdco is owned by Tempo Management, LLC and certain investment funds affiliated with The Blackstone Group L.P. (“Blackstone”) and other co-investors (collectively, the “Initial Investors”). Holdco is a holding company which conducts substantially all of its business operations through a 100% owned subsidiary, Tempo Acquisition, LLC.

Tempo Acquisition, LLC was formed under the laws of the State of Delaware on February 6, 2017. On February 9, 2017, Tempo Acquisition, LLC, entered into a purchase agreement (“the Purchase Agreement”) with Aon plc (“Aon”) whereby the Company agreed to purchase all of the outstanding equity interest in certain technology-enabled human resources solutions of Aon, plus certain related assets, for a purchase price of $4.3 billion in cash payable at closing, subject to customary adjustments set forth in the Purchase Agreement plus the assumption of certain liabilities (together the “Separation”). The Separation was completed on May 1, 2017.

On July 2, 2021 (the “Closing Date”), the Company completed its previously announced business combination transaction (as amended and restated as of April 29, 2021) (the “Business Combination Agreement”) with Foley Trasimene Acquisition Corp, its wholly owned subsidiary Alight, Inc. (“Alight”), and certain other parties thereto. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) Foley Trasimene became a subsidiary of Alight, (ii) the combined company is now organized in an “Up-C” structure. (see Note 17 – “Subsequent Events”)

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, and should be read in conjunction with the Consolidated Financial Statements contained in the Company’s December 31, 2020 annual financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated upon consolidation. The results of operations for interim periods are not necessarily indicative of the results to be expected for future quarters or for the full fiscal year ending December 31, 2021.

In the third quarter of 2020, the Company realigned and renamed certain of its reportable segments due to a reorganization as a result of leadership and strategy changes. All prior period information has been recast to reflect this change in reportable segments. See Note 11 “Segment Reporting” for more details.

Nature of Business

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. Leveraging artificial intelligence (“AI”) and data analytics, we provide an integrated, personalized experience for employees using technology-driven solutions that unlock value for employers. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. Our solutions include:

•

Employer Solutions: driven by our digital, software and AI-led capabilities and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the consumer experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated portal and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

•

Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

2. Accounting Policies and Practices

Use of Estimates

The preparation of the accompanying Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of reserves and expenses.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Management believes its estimates to be reasonable given the current facts available. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, and foreign currency exchange rate movements increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be predicted with certainty, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment would, if applicable, be reflected in the financial statements in future periods.

Concentration of Risk

The Company has no significant off-balance sheet risks related to foreign exchange contracts or other foreign hedging arrangements. Management believes that its account receivable credit risk exposure is limited, and the Company has not experienced significant write-downs in its accounts receivable balances. Additionally, there was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash balances. At June 30, 2021 and December 31, 2020, Cash and cash equivalents totaled $460 million and $506 million, respectively, and none of the balances were restricted as to its use.

Fiduciary Assets and Liabilities

Some of the Company’s agreements require it to hold funds to pay certain obligations on behalf of its clients. Funds held on behalf of clients are segregated from Company funds, and their use is restricted to the payment of obligations on behalf of clients. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. These funds are recorded as Fiduciary assets with the related obligation recorded as Fiduciary liabilities in the Condensed Consolidated Balance Sheets.

Commissions Receivable

Commissions receivable, which are recorded in Other current assets and Other assets in the Condensed Consolidated Balance Sheets, are contract assets that represent estimated variable consideration for commissions to be received from insurance carriers for performance obligations that have been satisfied. The current portion of commissions receivable are expected to be received within one year, while the non-current portion of commissions receivable are expected to be received beyond one year.

Allowance for Expected Credit Losses

The Company’s allowance for expected credit losses with respect to trade receivables and contract assets is based on a combination of factors, including evaluation of historical write-offs, current conditions and reasonable economic forecasts that affect collectability and other qualitative and quantitative analysis. Receivables, net included an allowance for expected credit losses of $16 million and $15 million at June 30, 2021 and December 31, 2020, respectively.

Fixed Assets, Net

The Company records fixed assets at cost. We compute depreciation and amortization using the straight-line method on the estimated useful lives of the assets, which are generally as follows:

Asset Description	Asset Life
Capitalized software	Lesser of the life of an associated license, or 4 to 7 years
Leasehold improvements	Lesser of estimated useful life or lease term, not to exceed 10 years
Furniture, fixtures and equipment	4 to 10 years
Computer equipment	4 to 6 years

Goodwill and Intangible Assets, Net

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized, but rather is tested for impairment on an annual basis during the fourth quarter or when impairment indicators are present.

Our intangible assets consist primarily of assets acquired through business combinations, including customer related contract based intangibles and technology related intangibles, and trademarks. Amortization of the finite-lived intangible assets is computed on a straight-line basis using the estimated useful life of the assets. The estimated useful life of customer related contract based intangibles and technology related intangibles range from 6 to 15 years, and the estimated useful life of finite-lived trade name intangibles range from 1 to 6 years. See Note 6 “Goodwill and Intangible assets, net” for more information. The Company reviews intangible assets that are being amortized for impairment whenever events or changes in circumstances indicate that their carrying value amount may not be recoverable. One of the trademark intangible assets is indefinite-lived and is not amortized.

Derivatives

The Company uses derivative financial instruments, such as interest rate swaps. Interest rate swaps are used to manage interest risk exposures and have been designated as cash flow hedges. The changes in the fair value of derivatives that qualify for hedge accounting as cash flow hedges are recorded in Accumulated other comprehensive loss. Amounts are reclassified from Accumulated other comprehensive loss into earnings when the hedge exposure affects earnings.

The Company discontinues hedge accounting prospectively when: (1) the derivative expires or is sold, terminated, or exercised, (2) the qualifying criteria are no longer met, or (3) management removes the designation of the hedging relationship.

Foreign Currency

Certain of the Company’s non-U.S. operations use their respective local currency as their functional currency. The operations that do not have the U.S. dollar as their functional currency translate their financial statements at the current exchange rates in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included in net foreign currency translation adjustments within the Condensed Consolidated Statements of Members’ Equity. Gains and losses from the remeasurement of monetary assets and liabilities that are denominated in a non-functional currency are included in Other expense (income), net within the Condensed Consolidated Statements of Comprehensive Income (Loss). The impact of the foreign exchange gains and losses for the three and six months ended June 30, 2021 and 2020 were losses of $1 million and $9 million, and gains of $6 million and $5 million, respectively.

Share-Based Compensation Costs

Share-based payments to employees, including grants of restricted share units and performance-based restricted share units, are measured based on their estimated grant date fair value. The Company recognizes compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Income Taxes

The Company is treated as a U.S. partnership and files a U.S. partnership income tax return. Taxable income or losses are reported in separate tax returns. The Company’s operating results, except for the business entities that file separate stand-alone income tax returns or non-U.S. jurisdiction tax returns, were included in the Company’s U.S. federal and state partnership income tax returns or non-U.S. jurisdiction tax returns. Accordingly, no provision, has been made for federal income taxes for the Company. Included in the Company’s Condensed Consolidated Financial Statements are business entities that file separate stand-alone U.S. federal income tax returns and are not included in the U.S. federal partnership tax returns for the Company. The Company is liable for the required U.S. federal income tax provisions for these entities as well as the various state income taxes, fees and foreign taxes which are shown in Note 7 “Income Taxes”.

The Company recognizes the benefits of tax return positions in the financial statements if it is “more-likely-than-not” they will be sustained by a taxing authority. The measurement of a tax position meeting the more-likely-than-not criteria is based on the largest benefit that is more than 50 percent likely to be realized. Only information that is available at the reporting date is considered in the Company’s recognition and measurement analysis and events or changes in facts and circumstances are accounted for in the period in which the event or change in circumstance occurs.

New Accounting Pronouncements: Recently Adopted

Reference Rate Reform

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This guidance provides optional expedients and exceptions for certain contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The guidance permits entities not to apply modification accounting or remeasure lease payments in lease contracts if the changes to the contract are related to the discontinuation of the reference rate. If certain criteria are met, the amendments also allow exceptions to the dedesignation criteria of the hedging relationship and the assessment of hedge effectiveness during the transition period. For held-to-maturity debt securities, one-time sale and/or transfer to available-for-sale or trading may be made for held-to-maturity debt securities that both reference an eligible reference rate and were classified as held-to-maturity before January 1, 2020. In January 2021, the FASB issued ASU 2021-01, which provides optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets. An entity will apply this guidance on a prospective basis. The new guidance is effective as of March 12, 2020, and will not apply to any contract modifications made, sales and transfers of held-to-maturity debt securities, and hedging relationships entered into or evaluated after December 31, 2022. At the time of adoption, there was no impact to our Condensed Consolidated Financial Statements. The Company will continue to assess the impact as the reference rate transition occurs over the next two years.

Callable Debt Securities

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20 – Receivables – Nonrefundable Fees and Other Costs.” The new accounting guidance clarifies that a reporting entity should assess whether a callable debt security purchased at a premium is within the scope of ASC 310-20-35-33 each reporting period, which impacts the amortization period for nonrefundable fees and other costs. The guidance must be applied on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. The new guidance is effective for the Company for the fiscal year 2021 and respective interim periods. The Company adopted this standard on January 1, 2021. The adoption of this guidance had no material impact upon our Condensed Consolidated Financial Statements.

3. Revenue from Contracts with Customers

Substantially all of the Company’s revenue is highly recurring and is derived from contracts with customers to provide integrated, cloud-based human capital solutions that empower clients and their employees to manage their health, wealth and HR needs. The Company’s revenues are disaggregated by recurring and project revenues within each reportable segment. Recurring revenues are typically longer term in nature and more predictable on an annual basis, while project revenues consist of project work of a shorter duration. See Note 11 “Segment Reporting” for quantitative disclosures of recurring and project revenues by reportable segment. The Company’s reportable segments are Employer Solutions, Professional Services and Hosted business. Employer Solutions are driven by our digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated employee wellness, benefits administration, healthcare navigation and financial health. Professional Services includes our cloud deployment, advisory and application management services. The Company believes these revenue categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.

Revenues are recognized when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. Substantially all of the Company’s revenue is recognized over time as the customer simultaneously receives and consumes the benefits of our services. On occasion, we may be entitled to a fee based on achieving certain performance criteria or contract milestones. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will constrain this portion of the transaction price and recognize it when or as the uncertainty is resolved. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis. All of the Company’s revenues are described in more detail below.

Administrative Services

We provide benefits, human resource and payroll administration services across all of our solutions, which are highly recurring. The Company’s contracts may include administration services across one or multiple solutions and typically have three to five-year terms with mutual renewal options.

These contracts typically consist of an implementation phase and an ongoing administration phase:

Implementation phase – In connection with the Company’s long-term agreements, highly customized implementation efforts are often necessary to set up clients and their human resource, payroll or benefit programs on the Company’s systems and operating processes. Work performed during the implementation phase is considered a set-up activity because it does not transfer a service to the customer. Therefore it is not a separate performance obligation. As these agreements are longer term in nature, our contracts generally provide that if the client terminates a contract, we are entitled to an additional payment for services performed through the termination date designed to recover our up-front costs of implementation. Any fees received from the customer as part of the implementation are in effect, an advance payment for the future ongoing administration services to be provided.

Ongoing administration services phase – For all solutions, the ongoing administration phase includes a variety of plan and payroll administration services and system support services. More specifically, these services include data management, calculations, reporting, fulfillment/communications, compliance services, call center support, and in our Health solutions agreements, annual on-boarding and enrollment support. While there are a variety of activities performed across all solutions, the overall nature of the obligation is to provide integrated administration solutions to the customer. The agreement represents a stand-ready obligation to perform these activities across all solutions on an as-needed basis. The customer obtains value from each period of service, and each time increment (i.e., each month, or each benefit cycle in the case of our Health solutions arrangements) is distinct and substantially the same. Accordingly, the ongoing administration services for each solution represents a series and each series (i.e., each month, or each benefit cycle including the enrollment period in the case of our Health solutions arrangements) of distinct services are deemed to be a single performance obligation. In agreements that include multiple performance obligations, the transaction price related to each performance obligation is based on a relative stand-alone selling price basis. We establish the stand-alone selling price using observable market prices that the Company charges separately for similar solutions to similar customers.

Our contracts with our clients specify the terms and conditions upon which the services are based. Fees for these services are primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). These contracts may also include fixed components, including lump-sum implementation fees. Our fees are not typically payable until the commencement of the ongoing administration phase. Once fees become payable, payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

For Health solution administration services, each benefits cycle inclusive of the enrollment period represents a time increment under the series guidance and is a single performance obligation. Although ongoing fees are typically not payable until the commencement of the ongoing administrative phase, we begin transferring services to our customers approximately four months prior to payments being due as part of our annual enrollment services. Although our per-participant fees are considered variable, they are typically predictable in nature, and therefore we do not generally constrain any portion of our transaction price estimates. We use an input method based on the labor costs incurred relative to total labor costs as the measure of progress in satisfying our Health solution performance obligation commencing when the customer’s annual enrollment services begin. Given that the Health solution enrollment and administrative services are stand-ready in nature, it can be difficult to estimate the total expected efforts or hours we will incur for a particular benefits cycle. Therefore, the input measure is based on the historical effort expended each month, which is measured as labor cost.

For all other benefits administration, human resources and payroll services where each month represents a distinct time increment under the series guidance, we allocate the transaction price to the month we are performing our services. Therefore, the amount recognized each month is the variable consideration related to that month plus any fixed monthly or annual fee, which is recognized on a straight-line basis. Revenue for these types of arrangements are therefore more consistent throughout the year.

In the normal course of business, we enter into change orders or other contract modifications to add or modify services provided to the customer. We evaluate whether these modifications should be accounted for as separate contracts or a modification to an existing contract. To the extent that the modification changes a promise that forms part of the underlying series, the modification is not accounted for as a separate contract.

Other Contracts

In addition to the ongoing administration services, the Company also has services across all solutions that represent separate performance obligations and that are often shorter in duration, such as our cloud deployment services, cloud advisory services, participant financial advisory services, and enrollment services not bundled with ongoing administration services.

Fee arrangements can be in the form of fixed-fee, time-and-materials, or fees based on assets under management. Payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

Services may represent stand-ready obligations that meet the series provision, in which case all variable consideration is allocated to each distinct time increment.

Other services are recognized over-time based on a method that faithfully depicts the transfer of value to the customer, which may be based on the value of labor hours worked or time elapsed, depending on the facts and circumstances.

A portion of the fees for enrollment services not bundled with ongoing administration services are in the form of commissions received from carriers and are variable in nature. These annual enrollment services are typically completed over a short period. However, the Company may continue to receive commissions from carriers until the respective policy lapses or is cancelled. The Company bases the estimates of total transaction price on supportable evidence from an analysis of past transactions, and only includes amounts that are probable of being received or not refunded. This is an area requiring significant judgement and as a result, the estimated total transaction price may be lower than the ultimate amount of commissions we may collect. Consequently, the estimate of total transaction price is adjusted over time as the Company receives confirmation of cash received, or as other information becomes available.

The Company has elected to apply practical expedients to not disclose the revenue related to unsatisfied performance obligations if (1) the contract has an original duration of 1 year or less, or (2) the variable consideration is allocated entirely to an unsatisfied performance obligation which is recognized as a series of distinct goods and services that form a single performance obligation.

Contract Costs

Costs to obtain a Contract

The Company capitalizes incremental costs to obtain a contract with a customer that are expected to be recovered. Assets recognized for the costs to obtain a contract, which primarily includes sales commissions paid in relation to the initial contract, are amortized over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions. Commissions paid in relation to contract renewals were immaterial for all periods. The expected life of the underlying customer relationships considers the initial contract terms, which range from 3-5 years as well as expected renewals. For situations where the duration of the contract is 1 year or less, the Company has applied a practical expedient and recognized the costs of obtaining a contract as an expense when incurred. These costs are recorded in Cost of services, exclusive of depreciation and amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss).

Costs to fulfill a Contract

The Company capitalizes costs to fulfill contracts which includes highly customized implementation efforts to set up clients and their human resource, payroll or benefit programs. Assets recognized for the costs to fulfill a contract are amortized on a systematic basis over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions.

Amortization for all contracts costs are recorded in Cost of services, exclusive of depreciation and amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss) (see Note 5 “Other Financial Data”).

4. Acquisitions

2020 Acquisition

The Company completed one acquisition during the year ended December 31, 2020. The acquisition was not material to the Company’s results of operations, financial position, or cash flows. The Company accounted for the acquisition as a business combination under Accounting Standards Codification Topic 805, Business Combinations. The goodwill identified by this acquisition is primarily attributed to the synergies that are expected to be realized as well as intangible assets that do not qualify for separate recognition, such as workforce. Goodwill is not amortized and is deductible for tax purposes. Upon completion of this acquisition, the business is now wholly-owned by the Company.

5. Other Financial Data

Condensed Consolidated Balance Sheets Information

Receivables, net

The components of Receivables, net are as follows (in millions):

	June 30, 2021	December 31, 2020
Billed and unbilled receivables	$502	$547
Allowance for expected credit losses	(16)	(15)

Balance at end of period	$486	$532

The Company has not experienced significant write-downs in its receivable balances.

Other current assets

The components of Other current assets are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred project costs	$47	$53
Prepaid expenses	55	57
Commissions receivable	32	32
Other	31	21

Total	$165	$163

Other assets

The components of Other assets are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred project costs	$257	$228
Operating lease right of use asset	129	129
Commissions receivable	28	25
Other	31	26

Total	$445	$408

The current and non-current portions of deferred project costs relate to costs to obtain and fulfill contracts (see Note 3 “Revenue from Contracts with Customers”). During the three and six months ended June 30, 2021 and 2020, total amortization expense of $17 million, $33 million, $16 million and $32 million, respectively, was recorded in Cost of services, exclusive of depreciation and amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss).

Other assets include the fair value of outstanding derivative instruments related to interest rate swaps. The balance in Other assets as of June 30, 2021 was $6 million (see Note 12 “Derivative Financial Instruments” for further information).

Fixed assets, net

The components of Fixed assets, net are as follows (in millions):

	June 30, 2021	December 31, 2020
Capitalized software	$268	$242
Leasehold improvements	63	63
Computer equipment	197	192
Furniture, fixtures and equipment	21	21
Construction in progress	49	28

Total Fixed assets, gross	598	546
Less: Accumulated depreciation	260	212

Fixed assets, net	$338	$334

Included in Computer equipment are assets under finance leases. The balances as of June 30, 2021 and December 31, 2020, net of accumulated depreciation related to these assets were $72 million and $83 million, respectively.

Other current liabilities

The components of Other current liabilities are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred revenue	$119	$148
Operating lease liabilities	54	41
Finance lease liabilities	28	28
Other	103	107

Total	$304	$324

Other liabilities

The components of Other liabilities are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred revenue	$57	$60
Operating lease liabilities	140	155
Finance lease liabilities	44	59
Unrecognized tax positions	49	48
Other	90	125

Total	$380	$447

The current and non-current portions of deferred revenue relates to consideration received in advance of performance under client contracts. During the six months ended June 30, 2021 and 2020, revenue of approximately $101 million and $133 million was recognized that was recorded as deferred revenue at the beginning of each period, respectively.

Other current liabilities and Other liabilities include the fair value of outstanding derivative instruments related to interest rate swaps. The balance in Other current liabilities as of June 30, 2021 and December 31, 2020 was $27 million and $28 million, respectively. The balances in Other liabilities as of June 30, 2021 and December 31, 2020 were $3 million and $19 million, respectively (see Note 12 “Derivative Financial Instruments” for further information).

6. Goodwill and Intangible assets, net

The changes in the net carrying amount of goodwill for the six months ended June 30, 2021 are as follows (in millions):

	Employer Solutions	Professional Services	Total
Balance as of December 31, 2020	$1,985	$260	$2,245

Measurement period adjustments	2	—	2
Foreign currency translation	2	1	3

Balance as of June 30, 2021	$1,989	$261	$2,250

Intangible assets by asset class are as follows (in millions):

	June 30, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer related and contract based intangibles	$2,079	$560	$1,519	$2,078	$486	$1,592
Technology related intangibles	316	206	110	316	180	136
Trade name (finite life)	8	6	2	8	6	2
Trade name (indefinite life)	3	—	3	3	—	3

Total	$2,406	$772	$1,634	$2,405	$672	$1,733

The change in gross carrying amounts for customer related and contract-based intangibles relates to the favorable impact of foreign currency translation adjustments.

Amortization expense from finite-lived intangible assets was $50 million, $100 million, $50 million and $100 million for the three and six months ended June 30, 2021 and 2020, respectively, which was recorded in Depreciation and intangible amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss).

Subsequent to June 30, 2021, the annual amortization expense is expected to be as follows (in millions):

	Customer Related and Contract Based Intangibles	Technology Related Intangibles
Remainder of 2021 (July - December)	$72	$27
2022	146	53
2023	146	22
2024	146	5
2025	146	3
Thereafter	863	—

Total amortization expense	$1,519	$110

The estimated annual amortization expense for finite life trade name intangible assets is expected to be $1 million annually for 2021 through January of 2024.

The amortization expense from finite-lived intangible assets subsequent to June 30, 2021 will change from the amounts reflected above as a result of the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).

7. Income Taxes

For the three and six months ended June 30, 2021 and 2020, the Company’s effective tax rates were (34)%, (17)%, (17)% and (9)%, respectively.

The Company and certain of its subsidiaries operate in the U.S. as partnerships for income tax purposes (partnerships generally are not subject to federal income taxes) and generally as corporate entities in non-U.S. jurisdictions. The Company’s effective tax rate for the three and six months ended June 31, 2021 and 2020 was substantially due to the fact that certain subsidiaries are subject to federal, state, local and foreign income taxes (as applicable).

Deferred income taxes, reflecting assets and liabilities netted by jurisdiction, have been classified on the Condensed Consolidated Balance Sheets as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred tax assets - non-current	$5	$5
Deferred tax liabilities - non-current	—	—

Net deferred tax asset	$5	$5

8. Debt

Debt outstanding consisted of the following (in millions):

	Maturity Date	June 30, 2021	December 31, 2020
Term Loan	May 1, 2024	$631	$634
Term Loan, Amended	October 31, 2026	1,966	1,976
Secured Senior Notes	June 1, 2025	300	300
Unsecured Senior Notes	June 1, 2025	1,230	1,230
$24m Revolving Credit Facility	May 1, 2022	—	—
$226m Revolving Credit Facility, Amended	October 31, 2024	—	—
Other	December 31, 2021	10	10

Total		4,137	4,150
Less: term loan and senior note financing fees and premium, net		(65)	(72)

Total debt, net		4,072	4,078
Less: current portion of long term debt, net		(37)	(37)

Total long term debt, net		$4,035	$4,041

Term Loan

In connection with the Separation, in May 2017, the Company entered into a 7-year Initial Term Loan. During November 2017 and November 2019, the Company entered into Incremental Term Loans under identical terms as the Initial Term Loan. In August 2020, the Company refinanced the Term Loan by paying down $270 million of principal using the proceeds from the August 2020 Unsecured Senior Notes issuance, extending the maturity date on $1,986 million of the balance to October 31, 2026, and adding an interest rate floor of 50 bps. Interest rates on the Term Loan borrowings are based on the London Interbank Offered Rate (“LIBOR”) plus 275 or 300 bps, based on defined ratios, and LIBOR plus 325 or 350 bps, based on defined ratios for the amended portion. The Company used the 1-month LIBOR rate for all periods presented. The Company is required to make principal payments at the end of each fiscal quarter based on defined terms in the agreement with the remaining principal balances due on the maturity dates. During the six months ended June 30, 2021, the Company made total principal payments of $13 million. The Company utilized swap agreements to fix a portion of the floating interest rates to May 2024 (see Note 12 “Derivative Financial Instruments”).

In July 2021, the Company paid $556 million of principal on the Term Loan using proceeds from the completed Business Combination Agreement (see Note 17 – “Subsequent Events”). The portion of the unamortized financing fees associated with the principal that has been paid was also written off concurrently with the principal payment. In addition, the Company modified its related interest rate derivatives, which we do not expect to have a material impact on the Consolidated Financial Statements.

Secured Senior Notes

During May 2020, the Company issued $300 million of Secured Senior Notes. These Secured Senior Notes have a maturity date of June 1, 2025 and accrue interest at a fixed rate of 5.75% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2020.

Unsecured Senior Notes

In connection with the Separation, in May 2017, the Company issued $500 million of Initial Unsecured Senior Notes. During November 2017, July 2019, and August 2020, the Company issued additional Unsecured Senior Notes under identical terms as the Initial Unsecured Senior Notes for $180 million, $280 million, and

$270 million, respectively (collectively “Unsecured Senior Notes”). The Unsecured Senior Notes have a maturity date of June 1, 2025 and accrue interest at a fixed rate of 6.750% per annum, payable semi-annually on June 1 and December 1 of each year.

In July 2021, the Company redeemed the Unsecured Senior Notes for approximately $1.3 billion using proceeds from the complete Business Combination Agreement (see Note 17 – “Subsequent Events”). The pro rata interest of approximately $7 million due on the Unsecured Senior Notes was also paid at that time.

Revolving Credit Facility

In connection with the Separation, in May 2017, the Company entered into a 5-year $250 million Revolver with a multi-bank syndicate with a maturity date of May 1, 2022. During August 2020, the Company extended the maturity date for $226 million of the Revolver to October 31, 2024. At June 30, 2021, $11 million of unused letters of credit related to various insurance policies and real estate leases were issued under the Revolver and there were no additional borrowings. The Company is required to make periodic payments for commitment fees and interest related to the Revolver and outstanding letters of credit. During the three and six months ended June 30, 2021 and 2020 the Company made immaterial payments related to these fees.

As part of the acquisition of NGA HR during the year ended December 31, 2019, the Company acquired a revolving credit facility of approximately $21 million secured on the accounts receivable balance of NGA HR. As of June 30, 2021, the outstanding borrowings under this facility were $10 million, which are reflected in Other in the table above. The facility matures on December 31, 2021, at which time any outstanding borrowings are repayable in full, with interest payable monthly. Interest is calculated as LIBOR plus 3.5% per annum.

Financing Fees, Premiums and Interest Expense

The Company capitalized financing fees and premiums related to the Term Loan, Revolver, Unsecured Senior Notes and Secured Senior Notes issued.

The financing fees and premiums related to the Term Loan, Unsecured Senior Notes and Secured Senior Notes are recorded as an offset to the aggregate debt balances and are being amortized over the respective loan terms. For the three and six months ended June 30, 2021 and 2020, $3 million, $7 million, $4 million and $8 million, respectively, was amortized and recorded in Interest expense in the Condensed Consolidated Statements of Comprehensive Income (Loss).

As the Revolver has no outstanding balance as of June 30, 2021, the related $7 million of financing fees are recorded in Other assets and are being amortized on a straight-line basis over the term of the Revolver. The straight-line amortization is approximately $1 million for each year. Amortization for all periods was recorded in Interest expense in the Condensed Consolidated Statements of Comprehensive Income (Loss). As of June 30, 2021, $1 million of unamortized financing fees related to the Revolver are recorded in Other current assets, on the Condensed Consolidated Balance Sheets. As of December 31, 2020, $1 million and $1 million of unamortized financing fees related to the Revolver are recorded in Other current assets and Other assets, respectively, on the Condensed Consolidated Balance Sheets.

Total interest expense related to the debt instruments for the three and six months ended June 30, 2021 and 2020 was $52 million, $105 million, $47 million and $100 million, respectively, which included amortization of financing fees of $4 million, $8 million, $5 million and $9 million for the three and six months ended June 30, 2021 and 2020, respectively. Interest expense is recorded in Interest expense in the Condensed Consolidated Statements of Comprehensive Income (Loss).

9. Members’ Equity

Class A Common Units

There were no grants of Class A common units during the six months ended June 30, 2021 and June 30, 2020. Each holder of Class A common units is entitled to one vote per unit.

Class A-1 Common Units

During the six months ended June 30, 2021, the Company granted 643 Restricted Class A-1 common units (“Class A-1 common units”) and during the six months ended June 30, 2020 there were no grants of Class A-1 common units. Holders of Class A-1 common units are not entitled to voting rights.

Class B Common Units

During the six months ended June 30, 2021 there were no grants of Class B common units, and during the six months ended June 30, 2020 the Company granted 5,309 units. Holders of Class B common units are not entitled to voting rights.

Distributions

The Company’s Board of Directors may declare distributions to the holders of the Company’s common units listed above based on the following order of priorities: (1) first to the holders of Class A and Class A-1 common units, pro rata based on the amount of the Class A and Class A-1 unreturned capital value, defined as the excess of the value of the common units upon issuance minus the aggregate amount of all distributions made by the Company to the date of the distribution and (2) second to the holders of Class A, Class A-1 and Class B common units, pro rata based on the number of units held. For the six months ended June 30, 2021, only the Class A and Class A-1 unit holders were entitled to distributions of undistributed earnings. The Class B unit holders were not entitled to any distributions as the first condition in the order of priorities above had not been satisfied.

During both the six months ended June 30, 2021 and 2020, the Company made tax related distributions on behalf of the Class A and Class A-1 unit holders that were immaterial and $1 million, respectively.

Share-Based Compensation Expense

Share-based payments to employees include grants of restricted share units (“RSUs”) and performance-based restricted share units (“PRSUs”), which consist of both Class A-1 and Class B common units in each type, are measured based on their estimated grant date fair value. The Company recognizes compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. The RSUs vest ratably over periods of one to five years. The majority of the PRSUs have vesting conditions that are contingent upon the achievement of defined internal rates of return and multiples on invested capital occurrence and of certain liquidity events. The Company recorded share-based compensation expense of $3 million, $5 million, $2 million and $4 million for the three and six months ended June 30, 2021 and 2020, respectively.

The following table summarizes the unit activity during the six months ended June 30, 2021:

	RSUs	Weighted Average Grant Date Fair Value Per Unit	PRSUs	Weighted Average Grant Date Fair Value Per Unit
Balance as of December 31, 2020	2,999	$4,563	9,223	$4,015

Granted	254	28,875	389	24,420
Vested	(517)	5,459	—	—
Forfeited	(121)	4,527	(567)	2,626

Balance as of June 30, 2021	2,614	$6,741	9,045	$4,888

As of June 30, 2021, total future compensation expense related to unvested RSUs was $15 million which will be recognized over a remaining weighted-average amortization period of approximately 3.5 years. As of June 30, 2021, total future compensation expense related to PRSUs was $35 million which will be recognized over approximately the next 3.1 years.

Accumulated Other Comprehensive Loss

As of June 30, 2021, the Accumulated other comprehensive loss balance included unrealized losses for interest rate swaps and foreign currency translation adjustments related to our foreign subsidiaries that do not have the U.S. dollar as their functional currency.

Changes in Accumulated other comprehensive income (loss) by component, are as follows (in millions):

	Foreign Currency Translation Adjustments	Interest Rate Swaps(1)	Total
Balance at December 31, 2020	$5	$(47)	$(42)

Other comprehensive income before reclassifications	4	10	14
Tax expense	—	—	—

Other comprehensive income before reclassifications, net	4	10	14
Amounts reclassified from accumulated other comprehensive loss, net	—	7	7
Tax expense	—	—	—

Amounts reclassified from accumulated other comprehensive loss, net	—	7	7

Net current period other comprehensive income	4	17	21

Balance at March 31, 2021	$9	$(30)	$(21)

Other comprehensive income (loss) before reclassifications	4	(1)	3
Tax expense	—	—	—

Other comprehensive income (loss) before reclassifications, net	4	(1)	3
Amounts reclassified from accumulated other comprehensive loss, net	—	7	7
Tax expense	—	—	—

Amounts reclassified from accumulated other comprehensive loss, net	—	7	7

Net current period other comprehensive income	4	6	10
Balance at June 30, 2021	$13	$(24)	$(11)

(1)	Reclassifications from this category are recorded in Interest expense. See Note 12 “Derivative Financial Instruments” for additional information.

10. Earnings Per Unit

The Company calculates basic and diluted earnings per unit for the Class A, Class A-1 and Class B common units according to their participation rights in the distributions of undistributed earnings. The earnings available to each class of unit are divided by the weighted average number of units for the period in each class. Diluted earnings per unit assume the issuance of units for all potentially dilutive unit equivalents outstanding; however, none of the Performance-based Class B common units were included as the conditions related to the achievement of the defined internal rates of return and multiples on invested capital were not met as of June 30, 2021.

Basic and diluted earnings per unit are as follows (in millions, except for unit and per unit amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss available to unit holders	$(4)	$(25)	$(25)	$(46)

Basic weighted average units outstanding	125,464	125,428	125,457	125,408
Dilutive effect	—	—	—	—

Diluted weighted average units outstanding	125,464	125,428	125,457	125,408

Basic loss per unit	$(33.65)	$(196.81)	$(201.31)	$(368.90)
Dilutive effect	—	—	—	—

Diluted loss per unit	$(33.65)	$(196.81)	$(201.31)	$(368.90)

For the three and six months ended June 30, 2021 and June 30, 2020, 290 units, 298 units, 630 units and 268 units, respectively, were not included in the computation of diluted loss per unit because their inclusion would be anti-dilutive. Furthermore, for the three and six months ended June 30, 2021 and June 30, 2020, the pro forma effect of the number of shares whose proceeds were used to pay for tax related distributions were not included in the computation of diluted loss per unit because their inclusion would be anti-dilutive.

11. Segment Reporting

The Company’s reportable segments have been determined using a management approach, which is consistent with the basis and manner in which the Company’s chief operating decision maker (“CODM”) uses financial information for the purposes of allocating resources and evaluating performance. The Company’s CODM is its Chief Executive Officer. The CODM evaluates the performance of the Company based on its total revenue and segment profit.

The CODM also uses revenue and segment profit to manage and evaluate our business, make planning decisions, and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

The accounting policies of the segments are the same as those described in Note 2 “Accounting Policies and Practices.” The Company does not report assets by reportable segments as this information is not reviewed by the CODM on a regular basis.

Information regarding the Company’s current reportable segments is as follows (in millions):

	Revenue
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Employer Solutions
Recurring	$516	$489	$1,049	$1,018
Project	53	51	107	101

Total Employer Solutions	569	540	1,156	1,119
Professional Services
Recurring	31	26	60	50
Project	61	63	124	129

Total Professional Services	92	89	184	179
Hosted Business	11	18	21	42

Total	$672	$647	$1,361	$1,340

	Segment Profit
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Employer Solutions	$138	$127	$274	$269
Professional Services	7	9	7	11
Hosted Business	—	—	(3)	4

Total of all reportable segments	145	136	278	284
Share-based compensation	3	2	5	4
Non-recurring professional expenses(1)	9	—	18	—
Transformation initiatives(2)	—	8	—	11
Restructuring	2	22	9	47
Other(3)	—	13	(5)	24
Depreciation	25	23	49	42
Intangible amortization	50	50	100	100

Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	$(6)	$(30)	$(30)	$(51)

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020, offset by Other expense (income), net.

There was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

12. Derivative Financial Instruments

The Company is exposed to market risks, including changes in interest rates. To manage the risk related to these exposures, the Company has entered into various derivative instruments that reduce these risks by creating offsetting exposures.

Interest Rate Swaps

The Company has utilized swap agreements that will fix the floating interest rates associated with its Term Loan as shown in the following table:

Designation Date	Effective Date	Initial Notional Amount	Notional Amount Outstanding as of June 30, 2021	Fixed Rate	Expiration Date
May 2017	May 2019	$427,500,000	$427,500,000	2.0850%	May 2022
May 2017	May 2019	100,000,000	100,000,000	2.0850%	May 2022
August 2020	August 2020	557,500,000	557,500,000	2.5070%	May 2022
August 2020	July 2020	110,136,580	103,564,180	2.6250%	February 2023
August 2020	August 2020	89,863,420	96,435,820	3.0854%	February 2023
August 2020	August 2020	181,205,050	170,765,250	0.7775%	May 2024
August 2020	August 2020	388,877,200	376,946,000	0.7430%	May 2024
August 2020	May 2022	220,130,318	n/a	0.2640%	May 2024
August 2020	May 2022	306,004,562	n/a	0.2450%	May 2024

The swap agreements entered into in May 2020 and amended in August 2020 will maintain a constant fixed debt ratio by stepping up as existing swaps mature and also amortize to maturity as the required minimum principal payments are made on the Term Loan. The August 2020 swap agreement modification was executed in conjunction with the refinancing of the Term Loan, which incorporated an interest rate floor of 50 bps on a portion of the swaps related to the extended Term Loan. All interest rate swaps have been designated as cash flow hedges. As a result of the amendment, the fair value of the instruments at the time of re-designation are being amortized into interest expense over the remaining life of the instruments.

In July 2021, the Company modified the interest rate derivatives in conjunction with the principal payment on the Term Loan using proceeds from the completed Business Combination Agreement (see Note 17 – “Subsequent Events”). The Company does not expect these modifications to have a material impact on the Consolidated Financial Statements.

Financial Instrument Presentation

The fair values and location of outstanding derivative instruments recorded in the Condensed Consolidated Balance Sheets are as follows (in millions):

	June 30,	December 31,
	2021	2020
Assets
Other assets	$6	$—

Total	$6	$—

Liabilities
Other current liabilities	$27	$28
Other liabilities	3	19

Total	$30	$47

The Company estimates that approximately $27 million of derivative losses included in Accumulated other comprehensive loss as of June 30, 2021 will be reclassified into earnings over the next twelve months. This estimated amount will change as a result of the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).

13. Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards related to fair value measurements include a hierarchy for information and valuations used in measuring fair value that is broken down into three levels based on reliability, as follows:

•	Level 1 – observable inputs such as quoted prices in active markets for identical assets and liabilities;

•	Level 2 – inputs other than quoted prices for identical assets in active markets that are observable either directly or indirectly; and

•	Level 3 – unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The Company’s financial assets measured at fair value on a recurring basis are as follows (in millions):

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$6	$—	$6

Total assets recorded at fair value	$—	$6	$—	$6

Liabilities
Interest rate swaps	$—	$30	$—	$30
Contingent consideration liability	—	—	29	29

Total liabilities recorded at fair value	$—	$30	$29	$59

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swaps	$—	$47	$—	$47
Contingent consideration liability	—	—	26	26

Total liabilities recorded at fair value	$—	$47	$26	$73

The valuations of the derivatives intended to mitigate our interest rate risk are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each instrument. This analysis utilizes observable market-based inputs, including interest rate curves, interest rate volatility, or spot and forward exchange rates, and reflects the contractual terms of these instruments, including the period to maturity. In addition, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential non-performance risk.

The contingent consideration liabilities relate to acquisitions completed during the years ended December 31, 2020 and 2018, and are included in Other current liabilities and Other liabilities on the Condensed Consolidated Balance Sheets. The fair value of these liabilities is determined using a discounted cash flow analysis. Changes in the fair value of the liabilities are included in Other expense (income), net in the Condensed Consolidated Statements of Comprehensive Income (Loss). Significant unobservable inputs are used in the assessment of fair value, including assumptions regarding discount rates and probability assessments based on the likelihood of reaching the various targets set out in the acquisition agreements. The following table summarizes the changes in deferred contingent consideration liabilities (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Beginning balance	$28	$22	$26	$22
Acquisitions	—	—	2	—
Accretion of contingent consideration	1	—	1	—

Ending Balance	$29	$22	$29	$22

The Company’s financial liabilities not measured at fair value on a recurring basis are as follows (in millions):

	June 30, 2021		December 31, 2020
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
Current portion of long term debt, net	$37	$37	$37	$37
Long term debt, net	4,035	4,070	4,041	4,090

Total	$4,072	$4,107	$4,078	$4,127

The carrying value of the Term Loan and Senior notes include the outstanding principal balances, less any unamortized discount or premium. The carrying value of the Term Loan approximates fair value as it bears interest at variable rates and we believe our credit risk is consistent with when the debt originated. The outstanding balances under the Senior Notes have fixed interest rates and the fair value is classified as Level 2 within the fair value hierarchy and corroborated by observable market data (see Note 8 “Debt”).

The carrying amounts of Cash and cash equivalents, Receivables, net and Accounts payable and accrued liabilities approximate their fair values due to the short-term maturities of these instruments.

During the six months ended June 30, 2021 there were no transfers in or out of the Level 1, Level 2 or Level 3 classifications.

14. Restructuring and Integration

During the third quarter of 2019, management initiated a restructuring and integration plan (“the Plan”) following the completion of the Hodges acquisition and in anticipation of the NGA HR acquisition, which was completed on November 1, 2019. The Plan is intended to integrate and streamline operations across the Company and is expected to generate cost reductions related to position eliminations and facility and system rationalizations. The Company expects to incur costs related to severance, contract and lease exits and other related costs. The Company expects these restructuring and integration activities and related expenses to affect continuing operations through the first quarter of 2022.

The Plan is expected to result in cumulative costs of approximately $135 million through the end of the plan, consisting of approximately $80 million in severance and related benefits, and approximately $55 million in other costs, including technology realization, lease consolidation costs, advisory and consulting fees. The Plan is expected to generate annual cost savings of approximately $196 million by 2022.

From the inception of the Plan through June 30, 2021, the Company has incurred total expenses of $100 million. These charges are recorded in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Condensed Consolidated Statements of Comprehensive Income (Loss).

The following table summarizes restructuring costs by type that have been incurred through June 30, 2021 and are estimated to be incurred through the end of the Plan. Estimated costs by type may be revised in future periods as these assumptions are updated:

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	Inception to Date	Estimated Remaining Costs	Estimated Total Cost(1)
Employer Solutions
Severance and Related Benefits	$1	$6	$45	$22	$67
Other Restructuring Costs(2)	1	2	42	6	48

Total Employer Solutions	$2	$8	$87	$28	$115
Professional Services
Severance and Related Benefits	$—	$1	$8	$5	$13
Other Restructuring Costs(2)	—	—	5	2	7

Total Professional Services	$—	$1	$13	$7	$20

Total Restructuring Costs	$2	$9	$100	$35	$135

(1)

Actual costs, when incurred, may vary due to changes in the assumptions built into the Plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives.

(2)	Other costs associated with the Plan primarily include consulting and legal fees and lease consolidation.

As of June 30, 2021, approximately $6 million of the restructuring liability is unpaid and is recorded in Accounts payable and accrued liabilities on the Condensed Consolidated Balance Sheets.

	Severance and Related Benefits	Other Restructuring Costs	Total
Accrued restructuring liability as of December 31, 2020	$12	$3	$15
Restructuring charges	7	2	9
Cash payments	(13)	(5)	(18)

Accrued restructuring liability as of June 30, 2021	$6	$—	$6

15. Employee Benefits

Defined Contribution Savings Plans

Certain of the Company’s employees participate in a defined contribution savings plan sponsored by the Company. For the three and six months ended June 30, 2021 and 2020, expenses were $15 million, $31 million, $12 million and $29 million, respectively. Expenses were recognized in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Condensed Consolidated Statements of Comprehensive Income (Loss).

16. Commitments and Contingencies

Legal

The Company is subject to various claims, tax assessments, lawsuits, and proceedings that arise in the ordinary course of business relating to the delivery of our services and the effectiveness of our technologies. The damages claimed in these matters are or may be substantial. Accruals for any exposures, and related insurance or other receivables, when applicable, are included on the Condensed Consolidated Balance Sheets and have been recognized in Selling, general and administrative expenses in the Condensed Consolidated Statements of Comprehensive Income (Loss) to the extent that losses are deemed probable and are reasonably estimable. These amounts are adjusted from time to time as developments warrant. Management believes that the reserves established are appropriate based on the facts currently known. The reserves recorded at June 30, 2021 and December 31, 2020 were not significant.

Guarantees and Indemnifications

The Company provides a variety of service performance guarantees and indemnifications to its clients. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These notional amounts may bear no relationship to the future payments that may be made, if any, for these guarantees and indemnifications.

To date the Company has not been required to make any payment under any client arrangement as described above. The Company has assessed the current status of performance risk related to the client arrangements with performance guarantees and believes that any potential payments would be immaterial to the Condensed Consolidated Financial Statements.

Purchase Obligations

The Company’s expected cash outflow for non-cancellable purchase obligations related to purchases of information technology assets and services is $11 million, $26 million, $26 million, $27 million, $9 million, and $7 million, for the remainder of 2021 and the years ended 2022, 2023, 2024, 2025, and thereafter, respectively.

Service Obligations

On September 1, 2018, the Company executed an agreement to form a strategic partnership with Wipro, a leading global information technology, consulting and business process services company.

The Company’s expected cash outflow for non-cancellable service obligations related to our strategic partnership with Wipro is $67 million, $141 million, $147 million, $154 million, $162 million and $502 million for the remainder of 2021 and the years ended 2022, 2023, 2024, 2025 and thereafter, respectively.

The Company may terminate its arrangement with Wipro for cause or for the Company’s convenience. In the case of a termination for convenience, the Company would be required to pay a termination fee, including certain of Wipro’s unamortized costs, plus 25% of any remaining portion of the minimum level of services the Company agreed to purchase from Wipro over the course of 10 years.

17. Subsequent Events

Business Combination

On July 2, 2021 (the “Closing Date”), the Company completed its previously announced business combination transaction (as amended and restated as of April 29, 2021) (the “Business Combination

Agreement”) with Foley Trasimene Acquisition Corp (“FTAC”), its wholly owned subsidiary Alight, Inc. (“Alight”), and certain other parties thereto. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) Foley Trasimene became a subsidiary of Alight, (ii) the combined company is now organized in an “Up-C” structure.

Pursuant to the terms of the Business Combination Agreement, the shares of FTAC’s outstanding Class A common stock and Class B common stock were automatically converted into shares of Alight Class A common stock on a one-for-one basis for an aggregate of 142,586,199 shares of Alight Class A common stock. Additionally, each FTAC warrant that was outstanding, each of which entitled the holder thereof to purchase one share of FTAC Class A Common Stock at a price of $11.50 per share was automatically and irrevocably modified and exchanged for a warrant to purchase the same number of share(s) of Alight Class A common stock on the same terms.

The aggregate consideration payable in the Business Combination to the holders of units of Tempo Holding Company, LLC (n/k/a Alight Holding Company, LLC or “Alight Holdings”) was: (i) approximately $1.0 billion in cash, (ii) a number of shares of Alight Class A Common Stock and Class A Units of Alight Holdings (together with an equal number of shares of Class V common stock) in the aggregate equal to 226,663,750, (iii) a number of shares of Alight Class B-1 common stock and Class B-1 Units of Alight Holdings (“Class B-1 Units”) in the aggregate equal to 7,500,000 (iv) a number of shares of Alight Class B-2 common stock and Class B-2 Units of Alight Holdings (“Class B-2 Units”) in the aggregate equal to 7,500,000 and (v) repayment of non-extended Term Loan and Senior Unsecured Notes of approximately $1.8 billion.

Based on a total purchase price of $5.7 billion, the preliminary allocation of the fair value of the business combination will record approximately $4.0 billion each for both goodwill and identifiable intangible assets. In addition, we do not expect material changes from the working capital amounts presented in the Company’s Condensed Consolidated Balance Sheets as of June 30, 2021. We expect to reflect the preliminary purchase price accounting in our third quarter Consolidated Financial Statements and will finalize over the measurement period of up to one year.

On July 29, 2021, the Company entered into a definitive agreement to acquire the Aon Retiree Health Exchange business from Aon plc. The business combination is expected to be completed during the fourth quarter of 2021 and remains subject to regulatory approvals and other customary closing conditions.

Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the Condensed Consolidated Financial Statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A Common Stock and warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

Amount Paid or to be Paid
SEC Registration Fee	$523,182
Printing	125,000
Legal fees and expenses	150,000
Accounting fees and expenses	175,000
Miscellaneous expenses	10,000

Total:	$983,182

Item 14. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company Bylaws contain provisions that require it to indemnify each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan (including the heirs, executors, administrators or estate of such person) to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the Company Charter and Company Bylaws contain provisions requiring the Company to indemnify and advance expenses to any person who is made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or any predecessor of the Company, or, while serving as a director or officer of the Company, serves or served at any other enterprise as a director or officer at the request of the

Company or any predecessor to the Company FTAC has entered into indemnification agreements with each of its officers and directors, which includes each of the directors and officers of the Company. Under these agreements, FTAC is required to indemnify and hold harmless each of the Company’s directors and officers to the fullest extent permitted under Delaware law against any liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company intends to enter into indemnification agreements with each of its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company Charter and Company Bylaws and to provide additional procedural protections.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation and the Company Charter contain provisions eliminating the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

The Company expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors of Company, and (b) to the Company with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

Subscription Agreements

In connection with the initial execution of the Business Combination Agreement on January 25, 2021, FTAC and Alight entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to which Alight agreed to issue and sell to the PIPE Investors, and the PIPE Investors agreed to purchase, in the aggregate, 155,000,000 shares of Alight Class A common stock at a purchase price of $10.00 per share, for an aggregate purchase price of $1.55 billion (the “PIPE Investment”).

In connection with the closing of the Business Combination, on the Closing Date, Alight consummated the PIPE Investment pursuant to the Subscription Agreements and issued 155,000,000 shares of Alight Class A common stock to the PIPE Investors for aggregate gross proceeds of $1.55 billion. The proceeds of the PIPE Investment were used to fund a portion of the cash consideration necessary to consummate the Business Combination as well as for the repayment of certain of Alight Holdings’ and its subsidiaries’ indebtedness, expenses and other uses. The issuances were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D under the Securities Act.

The foregoing summary of the Subscription Agreements is qualified by reference to the complete text of the form of the Subscription Agreement, a copy of which is attached as an exhibit this registration statement and is incorporated herein by reference.

Business Combination Consideration

Upon the closing of the Business Combination and pursuant to the Business Combination Agreement, Alight issued, in the aggregate, 77,459,691 shares of Alight Class V common stock, 4,990,453 shares of Alight Class B-1 common stock and 4,990,453 shares of Alight Class B-2 common stock to the holders of Tempo units and equityholders of the Tempo Blockers. The issuances were made in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That for purposes of determining any liability under the Securities Act:

(i) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Item 16. Exhibits

Exhibit No.	Description
2.1	Amended and Restated Business Combination Agreement, dated as of April 29, 2021, by and among Foley Trasimene Acquisition Corp., Alight, Inc., Tempo Holding Company, LLC and certain other parties thereto (incorporated by reference to Exhibit 2.1 of FTAC’s Current Report on Form 8-K, filed with the Commission on April 30, 2021).

3.1	Amended and Restated Certificate of Incorporation of Alight, Inc. (incorporated by reference to Exhibit 3.1 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

3.2	Amended and Restated Bylaws of Alight, Inc. (incorporated by reference to Exhibit 3.2 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.1	Indenture, dated as of May 1, 2017 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar, and paying agent (incorporated by reference to Exhibit 4.1 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.2	Form of 6.750% Senior Notes due 2025 (included in Exhibit 4.1)

4.3	First Supplemental Indenture, dated as of November 27, 2017 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar and paying agent (incorporated by reference to Exhibit 4.3 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.4	Second Supplemental Indenture, dated as of August 14, 2018 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar and paying agent (incorporated by reference to Exhibit 4.4 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.5	Third Supplemental Indenture, dated as of February 13, 2019 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar and paying agent (incorporated by reference to Exhibit 4.5 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.6	Fourth Supplemental Indenture, dated as of July 29, 2019 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar and paying agent (incorporated by reference to Exhibit 4.6 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.7	Fifth Supplemental Indenture, dated as of September 9, 2019 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar and paying agent (incorporated by reference to Exhibit 4.7 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.8	Sixth Supplemental Indenture, dated as of August 7, 2020 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar and paying agent (incorporated by reference to Exhibit 4.8 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

Exhibit No.	Description

4.9	Indenture, dated as of May 7, 2020 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto from time to time, and Wilmington Trust National Association, as the trustee, transfer agent, registrar, paying agent and notes collateral agent (incorporated by reference to Exhibit 4.9 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.10	Form of 5.750% Senior Secured Notes due 2025 (included in Exhibit 4.9).

4.11	First Supplemental Indenture, dated as of June 23, 2021 between Tempo Acquisition, LLC, as issuer, Tempo Acquisition Finance Corp., as co-issuer, the guarantors party thereto, and Wilmington Trust, National Association, as the trustee, transfer agent, registrar, paying agent and notes collateral agent (incorporated by reference to Exhibit 4.11 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

4.12	Warrant Agreement, dated May 29, 2020, between Continental Stock Transfer & Trust Company and FTAC (incorporated by reference to Exhibit 4.1 to FTAC’s Current Report on Form 8-K, filed with the Commission on June 1, 2020).

4.13	Warrant Assumption Agreement, dated as of July 2, 2021, by and among Foley Trasimene Acquisition Corp., Alight, Inc., and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to FTAC’s Current Report on Form 8-K, filed with the SEC on July 9, 2021).

5.1**	Opinion of Kirkland & Ellis LLP.

10.1	Second Amended and Restated Limited Liability Company Agreement of Alight Holding Company, LLC, dated as of July 2, 2021, by and among Alight Holding Company, LLC, Alight, Inc., certain subsidiaries of Alight, Inc. and the other members of Alight Holding Company, LLC (incorporated by reference to Exhibit 10.1 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

10.2	Tax Receivable Agreement, dated July 2, 2021, by and among Alight, Inc., Foley Trasimene Acquisition Corp., Tempo Holding Company, LLC, the TRA Parties, the TRA Party Representative and each of the other persons that become a party to the Tax Receivable Agreement from time to time (incorporated by reference to Exhibit 10.2 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

10.3	Investor Rights Agreement, dated as of July 2, 2021, by and among Alight, Inc., the Existing Investors and the Sponsor Investors as of the date thereof, and each of the other persons that from time to time become party thereto (incorporated by reference to Exhibit 10.3 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

10.4	Registration Rights Agreement, dated as of July 2, 2021, by and among Alight, Inc., the Existing Investors and the Sponsor Investors as of the date thereof, and each of the other persons that from time to time become party thereto (incorporated by reference to Exhibit 10.4 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

10.5	Amended and Restated Sponsor Agreement, dated as of January 25, 2021, by and among Foley Trasimene Acquisition Corp., Acrobat Holdings, Inc. (n/k/a Alight, Inc.), Tempo Holding Company, LLC (n/k/a Alight Holding Company, LLC) and certain other parties thereto (incorporated by reference to Exhibit 2.1 of FTAC’s Current Report on Form 8-K, filed with the Commission on January 27, 2021).

10.6	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of FTAC’s Current Report on Form 8-K, filed with the Commission on January 27, 2021).

10.7+	Alight, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

Exhibit No.	Description

10.8+	Alight, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

10.9	Amendment No. 5 to Credit Agreement, dated as of August 7, 2020 among Tempo Intermediate Holding Company II, LLC, Tempo Acquisition, LLC, each of the guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent for the Lenders and the Extending Revolving Credit Lenders party thereto (incorporated by reference to Exhibit 10.9 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

10.10+	Amended and Restated Employment Agreement, dated as of August 18, 2021, by and between Alight Solutions LLC and Stephan Scholl (incorporated by reference to Exhibit 10.1 to Alight’s Current Report on Form 8-K, filed with the Commission on August 18, 2021).

10.11+	Employment Agreement, dated as of August 18, 2021, by and between Alight Solutions LLC and Katie Rooney (incorporated by reference to Exhibit 10.2 to Alight’s Current Report on Form 8-K, filed with the Commission on August 18, 2021).

16.1	Letter of WithumSmith+Brown, PC, dated July 9, 2021 (incorporated by reference to Exhibit 16.1 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

21.1	List of Subsidiaries of Alight, Inc. (incorporated by reference to Exhibit 21.1 to Alight’s Current Report on Form 8-K, filed with the Commission on July 12, 2020).

23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for FTAC.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for Tempo Holdings.

23.3**	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1**	Power of Attorney.

*	Filed herewith
**	Previously filed
+	Indicates a management or compensatory plan.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on August 23, 2021.

Alight, Inc.

By:	/s/ Stephan D. Scholl
	Name:	Stephan D. Scholl
	Title:	Chief Executive Officer and Director

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Stephan D. Scholl Stephan D. Scholl	Chief Executive Officer and Director (principal executive officer)	August 23, 2021

/s/ Katie J. Rooney Katie J. Rooney	Chief Financial Officer (principal financial officer and principal accounting officer)	August 23, 2021

* William P. Foley, II	Chairman of the Board of Directors	August 23, 2021

* Daniel Henson	Director	August 23, 2021

* David Kestnbaum	Director	August 23, 2021

* Richard N. Massey	Director	August 23, 2021

* Erika Meinhardt	Director	August 23, 2021

* Regina M. Paolillo	Director	August 23, 2021

* Peter Wallace	Director	August 23, 2021

*	/s/ Katie J. Rooney
Katie J. Rooney
Attorney-in-Fact